1933 Act File No. 333-49112

United States Securities and Exchange Commission
Washington, D.C. 20549
Form S-1
Registration Statement
Under
The Securities Act of 1933
Post-Effective Amendment No. 18
Nationwide Life Insurance Company
(Exact name of registrant as specified in its charter)
OHIO	6311	31-4156830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
One Nationwide Plaza, Columbus, Ohio 43215
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Robert W. Horner, III
Vice President – Corporate Governance and Secretary
One Nationwide Plaza
Columbus, Ohio 43215
Telephone: (614) 249-7111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: May 1, 2013
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☑
If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box.□
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.□
Large accelerated filer□
Accelerated filer□
Non-accelerated filer (Do not check if a smaller reporting company)☑
Smaller reporting Company□

Flexible Purchase Payment
Modified Guaranteed Annuity Contracts
Supporting Guaranteed Periods
Issued by
NATIONWIDE LIFE INSURANCE COMPANY

The date of this prospectus is May 1, 2013.

Read this prospectus carefully and keep it for future reference.
This prospectus describes Flexible Purchase Payment Modified Guaranteed Annuity Contracts supporting investment options referred to as Guaranteed Period Options, offered by Nationwide Life Insurance Company ("Nationwide").
Guaranteed Period Options provide for guaranteed interest rates to be credited over specified durations ("Guaranteed Periods"). Three (3), four (4), five (5), six (6), seven (7), eight (8), nine (9), and ten (10) year Guaranteed Period Options are available. The minimum amount that may be allocated to a Guaranteed Period Option is $1,000. An interest rate determined by Nationwide ("Specified Interest Rate") is guaranteed to be credited for the duration of the Guaranteed Period on a daily basis, resulting in a guaranteed annual effective yield. Different interest rates apply to each Guaranteed Period Option and are determined and guaranteed by Nationwide in its sole discretion.
Guaranteed Period Options will produce a guaranteed annual effective yield at the Specified Interest Rate so long as amounts invested are neither withdrawn nor transferred prior to the end of the Guaranteed Period. Withdrawals for any reason prior to the expiration of the Guaranteed Period, except for payment of the death benefit, are subject to a Market Value Adjustment and may be subject to a Contingent Deferred Sales Charge. Transfers between Guaranteed Period Options prior to the expiration of a Guaranteed Period are subject to a Market Value Adjustment, but are not subject to a Contingent Deferred Sales Charge. However, any amount transferred to a new Guaranteed Period prior to maturity will be subject to a new Contingent Deferred Sales Charge schedule.
Nationwide established the Nationwide Multiple Maturity Separate Account-2, pursuant to Ohio law, to aid in reserving and accounting for Guaranteed Period Option obligations. However, all of the general assets of Nationwide are available for the purpose of meeting the guarantees of the Guaranteed Period Options. Amounts allocated to the Guaranteed Period Options are generally invested in fixed income investments purchased by Nationwide. Contract owners allocating amounts either to a Guaranteed Period Option or the Transition Account have no claim against any assets of Nationwide, including assets held in the Nationwide Multiple Maturity Separate Account-2.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The Guaranteed Period Options described in this prospectus may not be available in all state jurisdictions and, accordingly, representations made in this prospectus do not constitute an offering in such jurisdictions.
For information on how to contact Nationwide, see Contacting the Service Center.
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Available Information
Information about Nationwide and the product may also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C., or may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090. The SEC also maintains a website (www.sec.gov) that contains the prospectus and other information.
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Glossary
Annuitization Date – The date the annuity payments begin.
Annuity Commencement Date – The date on which annuity payments are scheduled to begin. This date may be changed by the contract owner with Nationwide's consent.
Contract Value – The sum of all amounts allocated to any of the Guaranteed Period Options plus any amount allocated to the Transition Account.
Contract Year – Each year the Contract remains in force beginning with the date the Contract is issued.
Guaranteed Period – The period corresponding to a 3, 4, 5, 6, 7, 8, 9, or 10 year Guaranteed Period Option. Amounts allocated to a Guaranteed Period Option will be credited with a Specified Interest Rate over the corresponding guaranteed period, so long as such amounts are not withdrawn or transferred from the Guaranteed Period Option prior to the Maturity Date. The Guaranteed Period may last for up to 3 months beyond the 3, 4, 5, 6, 7, 8, 9, or 10 year anniversary of the allocation to the Guaranteed Period Option due to every Guaranteed Period ending on the final day of a calendar quarter.
Guaranteed Period Option Year – Each 12 month period beginning with the date a new allocation is made to a Guaranteed Period Option. New allocations include transfers from one Guaranteed Period Option to another, or new Purchase Payments allocated to a Guaranteed Period Option.
Individual Retirement Annuity ("IRA") – An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.
Interest Rate Swaps – Interest rate quotations for 1, 2, 3, 4, 5, 7 and 10 years published by the Federal Reserve Board on a regular basis. Nationwide uses Interest Rate Swaps in its Market Value Adjustment formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets.
Investment Period – The period of time beginning with a declaration by the Company of new Guaranteed Period Option interest rates (the different Specified Interest Rates for each of the Guaranteed Period Options) and ending with the subsequent declaration of new Specified Interest Rates.
Investment-Only Contract – A contract purchased by a Qualified Pension, Profit-Sharing or Stock Bonus Plan as defined by Section 401(a) of the Internal Revenue Code.
Market Value Adjustment ("MVA") – The upward or downward adjustment in value of amounts allocated to a Guaranteed Period Option which are withdrawn from the Guaranteed Period Option for any reason, other than payment of the death benefit, prior to the Maturity Date.
Maturity Date – The date on which a particular Guaranteed Period Option matures. Such date will be the last day of a calendar quarter in which the third, fourth, fifth, sixth, seventh, eighth, ninth or tenth anniversary of the date on which amounts are allocated to a 3, 4, 5, 6, 7, 8, 9 or 10 year Guaranteed Period Option, respectively.
Nationwide – Nationwide Life Insurance Company.
Non-Qualified Contract – A contract which does not qualify for favorable tax treatment as a Qualified Plan, Individual Retirement Annuity, Roth IRA, SEP IRA, Simple IRA, or Tax Sheltered Annuity.
Qualified Plan – Retirement plans that receive favorable tax treatment under the provision of Section 401(a) of the Internal Revenue Code, including Investment-Only Contracts. In this prospectus, all provisions applicable to Qualified Plans also apply to Investment-Only Contracts unless specifically stated otherwise.
Roth IRA – An individual retirement annuity which qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.
Service Center – The department of Nationwide responsible for receiving all service and transaction requests relating to the contract. For service and transaction requests submitted other than by telephone (including fax requests), the Service Center is Nationwide's mail and document processing facility. For service and transaction requests communicated by telephone, the Service Center is Nationwide's operations processing facility. Information on how to contact the Service Center is in the "Contacting the Service Center" provision.

Simplified Employee Pensions ("SEP") IRA – An annuity contract which qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.
Simple IRA – An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.
Specified Interest Rate – The interest rate guaranteed to be credited to amounts allocated under a selected Guaranteed Period Option so long as such allocations are not distributed for any reason from the Guaranteed Period Option prior to the Guaranteed Period Option Maturity Date.
Specified Value – The amount allocated to a Guaranteed Period Option minus withdrawals and transfers out of the Guaranteed Period Option, plus interest accrued at the Specified Interest Rate. The Specified Value is subject to a Market Value Adjustment, except for payment of the death benefit, at all times prior to the Maturity Date.
Tax Sheltered Annuity – An annuity which qualifies for favorable tax treatment under Section 403(b) of the Internal Revenue Code.
Transition Account – An account with interest rates that are set monthly by Nationwide.

Synopsis of the Contracts
Introduction
The contracts described in this prospectus are flexible purchase payment contracts. The contracts may be issued as either individual or group contracts. In those states where contracts are issued as group contracts, references throughout this prospectus to "contract(s)" will also mean "certificate(s)" and "contract owner" will mean "participant."
The contracts can be categorized as:
•	Individual Retirement Annuities (IRAs) (with contributions rolled over or transferred from certain tax-qualified plans);
•	Investment-Only Contracts (Qualified Plans);
•	Non-Qualified;
•	Roth IRAs;
•	SEP IRAs;
•	Simple IRAs; and
•	Tax Sheltered Annuities (with contributions rolled over or transferred from other Tax Sheltered Annuity plans).
For more detailed information with regard to the differences in contract types, see Types of Contracts.
Minimum Initial and Subsequent Purchase Payments
Contract Type	Minimum Initial Purchase Payment	Minimum Subsequent Payments
IRA	$ 2,000	$1,000
Investment-Only Contracts (Qualified Plans)	$10,000	$1,000
Non-Qualified	$10,000	$1,000
Roth IRA	$ 2,000	$1,000
SEP IRA	$ 2,000	$1,000
Simple IRA	$ 2,000	$1,000
Tax Sheltered Annuity	$10,000	$1,000
Each purchase payment may be allocated to any combination of Guarantee Period Options or the Transition Account. However, a minimum of $1,000 must be deposited into each Guarantee Period Option elected.
Charges and Expenses
Nationwide does not deduct a sales charge from purchase payments upon deposit into the contract. However, if any amount of a Guaranteed Period Option is withdrawn prior to the Maturity Date for a particular Guarantee Period Option, the amount withdrawn is subject to a Market Value Adjustment in addition to any applicable contingent deferred sales charges ("CDSC").
This CDSC reimburses Nationwide for sales expenses. The amount of the CDSC will not exceed 5% of the amount withdrawn.

The CDSC for the 10-year Guaranteed Period Option applies as follows:
Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	3%
6	2%
7	2%
8	1%
9	1%
10	0%
For Guarantee Period Options less than 10 years, the CDSC is not assessed once the Guarantee Period Option reaches the Maturity Date. For instance, if the 5-year Guarantee Period Option is elected, the CDSC schedule is as follows:
Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	0%
Each Contract Year, the contract owner may withdraw without a CDSC the greater of:
•	10% of the Contract Value; or
•	any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.
A Market Value Adjustment will apply to any free amounts withdrawn prior to the Maturity Date (see Market Value Adjustment). The free withdrawal privilege is non-cumulative. Free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year (see Contingent Deferred Sales Charge).
The Internal Revenue Code may impose restrictions on withdrawals for contracts issued as Tax Sheltered Annuities or contracts issued to Qualified Plans.
Annuity Payments
Annuity payments begin on the Annuitization Date. Annuity payments will be based on the annuity payment option chosen prior to annuitization (see Fixed Payment Annuity Payment Options).
Taxation
How a contract is taxed depends on the type of contract issued and the purpose for which the contract is purchased. Nationwide will charge against the contract any premium taxes levied by any governmental authority (see Federal Tax Considerations and Premium Taxes).
Ten Day Free Look
Contract owners may return the contract for any reason within ten days of receipt and Nationwide will refund the Contract Value, including any applicable Market Value Adjustment or other amounts required by law (see Right to Revoke).
Types of Contracts
The contracts described in this prospectus are classified according to the tax treatment they are subject to under the Internal Revenue Code. The following is a general description of the various types of contracts. Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on the type of contract.

Individual Retirement Annuities
Individual Retirement Annuities ("IRAs") are contracts that satisfy the provisions of Section 408(b) of the Internal Revenue Code, including the following requirements:
•	the contract is not transferable by the owner;
•	the premiums are not fixed;
•	the annual premium cannot exceed $5,000 (although rollovers of greater amounts from qualified plans, tax-sheltered annuities and other IRAs can be received);
•	certain minimum distribution requirements must be satisfied after the owner attains the age of 70½;
•	the entire interest of the owner in the contract is nonforfeitable; and
•	after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.
Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.
Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.
IRAs may receive rollover contributions from Individual Retirement Accounts, other Individual Retirement Annuities, Tax Sheltered Annuities, certain 457 governmental plans and qualified retirement plans (including 401(k) plans).
For further details regarding IRAs, please refer to the disclosure statement provided when the IRA was established.
Investment-Only Contracts (Qualified Plans)
Contracts that are owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan. The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.
Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a Qualified Plan.
Non-Qualified Contracts
A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Internal Revenue Code, and which is not an IRA, a Roth IRA, a SEP IRA, a Simple IRA, or a Tax Sheltered Annuity.
Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required statutory period.
Non-Qualified Contracts that are owned by natural persons allow for the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed.
Roth IRAs
Roth IRA contracts are contracts that satisfy the requirements of Section 408A of the Internal Revenue Code, including the following requirements:
•	the contract is not transferable by the owner;
•	the premiums are not fixed;
•	the annual premium cannot exceed $5,000 (although rollovers of greater amounts from other Roth IRAs and IRAs can be received);
•	the entire interest of the owner in the contract is nonforfeitable; and
•	after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.
A Roth IRA can receive a rollover from an IRA; however, the amount rolled over from the IRA to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.

There are income limitations on eligibility to participate in a Roth IRA and additional income limitations for eligibility to roll over amounts from an IRA to a Roth IRA. For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established.
Simplified Employee Pensions ("SEP") IRAs
A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.
An employee may make deductible contributions to a SEP IRA in the same way, and with the same restrictions and limitations, as for an IRA. In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Internal Revenue Code and the written plan.
A SEP IRA plan must satisfy:
•	minimum participation rules;
•	top-heavy contribution rules;
•	nondiscriminatory allocation rules; and
•	requirements regarding a written allocation formula.
In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.
Simple IRAs
A Simple IRA is an IRA that satisfies the following requirements:
•	vesting requirements;
•	participation requirements; and
•	administrative requirements.
The funds contributed to a Simple IRA cannot be commingled with funds in IRAs or SEP IRAs. A Simple IRA cannot receive rollover distributions except from another Simple IRA.
Tax Sheltered Annuities
Certain tax-exempt organizations (described in section 501(c)(3) of the Internal Revenue Code) and public school systems may establish a plan under which annuity contracts can be purchased for their employees. These annuity contracts are often referred to as Tax Sheltered Annuities.
Purchase payments made to Tax Sheltered Annuities are excludible from the income of the employee, up to statutory maximum amounts. These amounts should be set forth in the plan adopted by the employer.
Tax Sheltered Annuities may receive rollover contributions from Individual Retirement Accounts, IRAs, other Tax Sheltered Annuities, certain 457 governmental plans and qualified retirement plans (including 401(k) plans).
The owner's interest in the contract is nonforfeitable (except for failure to pay premiums) and cannot be transferred. Certain minimum distribution requirements must be satisfied after the owner attains the age of 70½, and after the death of the owner. Additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the required period of time.
Investing in the Contract
There are eight different Guaranteed Period Options available: a 3-year Guaranteed Period Option; a 4-year Guaranteed Period Option; a 5-year Guaranteed Period Option; a 6-year Guaranteed Period Option; a 7-year Guaranteed Period Option; an 8-year Guaranteed Period Option; a 9-year Guaranteed Period Option; and a 10-year Guaranteed Period Option. Contract owners may elect to have Purchase Payments allocated among the Guaranteed Period Options and the Transition Account. The minimum amount of any allocation to a Guaranteed Period Option is $1,000. If a contract owner does not specify how the Purchase Payment is to be allocated, the entire Purchase Payment will be allocated to the Transition Account.

The guarantees associated with the Guaranteed Period Options are the exclusive obligation of Nationwide. A separate account, authorized and created in accordance with Ohio law, was established for the sole purpose of reserving and accounting for assets associated with the Guaranteed Period Options. The assets of the separate account are owned by Nationwide. Contract owners have no claim against the assets of the separate account, maintain no interest in the separate account and do not participate in the investment experience of the separate account.
The cumulative total of all purchase payments under contracts issued by Nationwide on the life of any one annuitant or owned by any one contract owner cannot exceed $1,500,000 without Nationwide's prior consent.
Guaranteed Period Options
Guaranteed Period Options provide for a guaranteed interest rate ("Specified Interest Rate"), to be credited as long as any amount allocated to the Guaranteed Period Option is not distributed for any reason, prior to the Maturity Date of the Guaranteed Period Option. Each Guaranteed Period Option has a Guarantee Period. Generally, a 3-year Guaranteed Period Option offers guaranteed interest at a Specified Interest Rate over 3 years, a 4-year Guaranteed Period Option offers guaranteed interest at a Specified Interest Rate over 4 years, and so on. Because every Guaranteed Period Option will mature on the last day of a calendar quarter, the Guaranteed Period of a Guaranteed Period Option may extend for up to 3 months beyond the 3, 4, 5, 6, 7, 8, 9, or 10-year anniversary of allocations made to 3, 4, 5, 6, 7, 8, 9, or 10-year Guaranteed Period Option, respectively.
Amounts allocated to a Guaranteed Period Option will be credited at the Specified Interest Rate for the duration of the Guaranteed Period associated with the Guaranteed Period Option. Specified Interest Rates for each Guaranteed Period Option are declared periodically at the sole discretion of Nationwide. The Investment Period is the period of time during which declared Specified Interest Rates will be effective for new allocations. Investment Periods will typically last for one week, but may be longer or shorter depending on interest rate fluctuations in financial markets. During any particular Investment Period, any transfer allocation or new purchase payment allocation to a Guaranteed Period Option will earn the Specified Interest Rate effective for that Investment Period for the duration of the Guaranteed Period of the Guaranteed Period Option (see Specified Interest Rates and Guaranteed Periods).
The Specified Interest Rate will be credited daily to amounts allocated to a Guaranteed Period Option, providing an annual effective yield. The Specified Interest Rate will continue to be credited as long as allocations receiving that rate remain in the Guaranteed Period Option until the Maturity Date. However, any surrenders, transfers or withdrawals for any reason, except to pay the death benefit, prior to the Maturity Date will be subject to a Market Value Adjustment (see Market Value Adjustment).
The Specified Interest Rate
The Specified Interest Rate is the rate of interest guaranteed by Nationwide to be credited to allocations made to the Guaranteed Period Options for the corresponding Guaranteed Period, so long as no portion of the allocation is distributed for any reason prior to the Maturity Date. Different Specified Interest Rates may be established for the eight different Guaranteed Period Options.
Generally, Nationwide will declare new Specified Interest Rates weekly; however, depending on interest rate fluctuations, declarations of new Specified Interest Rates may occur more or less frequently. Nationwide observes no specific method in establishing the Specified Interest Rates. However, Nationwide will attempt to declare Specified Interest Rates which are related to interest rates associated with fixed-income investments available at the time and having durations and cash flow attributes compatible with the Guaranteed Periods of the Guaranteed Period Options. In addition, the establishment of Specified Interest Rates may be influenced by other factors, including competitive considerations, administrative costs and general economic trends. Nationwide has no way of predicting what Specified Interest Rates may be declared in the future and there is no minimum Specified Interest Rate for any of the Guaranteed Period Options.
The Investment Period
The Investment Period is the period of time during which a particular Specified Interest Rate is in effect for new allocations to the various Guaranteed Period Options. All allocations made to a Guaranteed Period Option during an Investment Period are credited with the Specified Interest Rate in effect at the time of allocation. An Investment Period ends when a new Specified Interest Rate relative to the applicable Guaranteed Period Option is declared. Subsequent declarations of new Specified Interest Rates have no effect on allocations made to Guaranteed Period Options during prior Investment Periods. Prior allocations to the Guaranteed Period Option will be credited with the Specified Interest Rate in effect when the allocation was made.

The Specified Interest Rate is credited to allocations made to Guaranteed Period Options on a daily basis, resulting in an annual effective yield, guaranteed by Nationwide, unless amounts are withdrawn or transferred from the Guaranteed Period Option for any reason prior to the Maturity Date. The Specified Interest Rate will be credited for the entire Guaranteed Period associated with the Guaranteed Period Option. If amounts are withdrawn or transferred from the Guaranteed Period Option for any reason, except payment of the death benefit, prior to the Maturity Date, a Market Value Adjustment will be applied to the amount withdrawn or transferred.
Information concerning the Specified Interest Rates in effect for the various Guaranteed Period Options can be obtained by contacting the Service Center.
Guaranteed Periods
The Guaranteed Period is the period of time corresponding with the selected Guaranteed Period Option for which the Specified Interest Rate is guaranteed to be in effect, so long as the amounts allocated remain in the Guaranteed Period Option until the Maturity Date. A Guaranteed Period always expires on a Maturity Date which will be the last day of a calendar quarter, which may last up to three months past the anniversary date of the allocation to the Guaranteed Period Option.
For example, if an allocation is made to a 10 year Guaranteed Period Option on February 1, 2004, the Specified Interest Rate for that Guaranteed Period Option will be credited until March 31, 2014; the Guaranteed Period will begin on February 1, 2004 and end on March 31, 2014.
Guaranteed Periods will be exactly 3, 4, 5, 6, 7, 8, 9, or 10 years only when an allocation to a Guaranteed Period Option occurs on the last day of a calendar quarter.
Guaranteed Period Options at Maturity
Nationwide will send notice to contract owners of impending Maturity Dates (always the last day of a calendar quarter) at least 90 days prior to the end of a Guaranteed Period. The notice will include the projected value of the Guaranteed Period Option on the Maturity Date.
Once the Guaranteed Period Option matures, contract owners may:
(1)	surrender the Guaranteed Period Option, in part or in whole, without a Market Value Adjustment and/or a CDSC;
(2)	wholly transfer the Guaranteed Period Option to another Guaranteed Period Option of the same or different duration without a Market Value Adjustment and/or a CDSC. A confirmation of any such transfer will be sent immediately after the transfer is processed;
(3)	partially transfer amounts of the Guaranteed Period Option to various Guaranteed Period Options of different durations without a Market Value Adjustment or a CDSC. A confirmation of any such transfer will be sent immediately after the transfer is processed; or
(4)	elect not to transfer or surrender all or a portion of the Guaranteed Period Option, in which case, the remaining portion of the Guaranteed Period Option will be automatically transferred to the Transition Account following the Maturity Date. A confirmation will be sent immediately after the automatic transfer is executed.
If no direction is received by Nationwide prior to the Maturity Date of a Guaranteed Period Option all amounts in that Guaranteed Period Option will automatically be transferred to the Transition Account.
Transition Account
Amounts not allocated to a Guaranteed Period Option are held in the Transition Account. The Transition Account is a short-term liquid investment account. The Transition Account is not designed for long term investing.
Nationwide will declare a new interest rate each month which will apply to all funds in the Transition Account.
Transfers or surrenders from the Transition Account may be made at any time without application of a Market Value Adjustment or a CDSC.

Contingent Deferred Sales Charges
No sales charge deduction is made from the purchase payments when amounts are deposited into the contracts. However, if any amount is withdrawn from a Guaranteed Period Option prior to its Maturity Date, Nationwide will deduct a CDSC.
The CDSC will not exceed 5% of the amount withdrawn. The CDSC is calculated by multiplying the applicable CDSC percentage (noted below) by the amount surrendered.
For purposes of calculating the CDSC surrenders are considered to come first from the Transition Account until it is exhausted and then from each Guaranteed Period Option in proportion to the total remaining Contract Value, unless the contract owner specifies otherwise. (For tax purposes, a surrender is usually treated as a withdrawal of earnings first.)
The CDSC for the 10-year Guaranteed Period Option applies as follows:
Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	3%
6	2%
7	2%
8	1%
9	1%
10	0%
For Guaranteed Period Options less than 10 years, the CDSC is not assessed once the Guaranteed Period Option reaches the Maturity Date. For instance, if the 5-year Guaranteed Period Option is elected, the CDSC schedule is as follows:
Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	0%
The CDSC is used to cover sales expenses, including commissions (maximum of 5% of each allocation to a Guaranteed Period), production of sales material, and other promotional expenses. If expenses are greater than the CDSC, the shortfall will be made up from Nationwide's general assets.
All or a portion of any withdrawal may be subject to federal income taxes. Contract owners taking withdrawals before age 59½ may be subject to a 10% penalty tax.
Waiver of Contingent Deferred Sales Charge
Each Contract Year, the contract owner may withdraw without a CDSC the greater of:
•	10% of the Contract Value; or
•	any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.
A Market Value Adjustment will apply to any free amounts withdrawn prior to the Maturity Date. The CDSC-free privilege is non-cumulative. Free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year.
In addition, no CDSC will be deducted:
(1)	upon the annuitization of contracts which have been in force for at least two years;

(2)	for amounts withdrawn from the Transition Account or transferred from the Transition Account to any Guaranteed Period Option;
(3)	for amounts transferred prior to maturity from a Guaranteed Period Option to a new Guaranteed Period Option within the contract;
(4)	upon payment of the death benefit payment prior to the Annuitization Date; or
(5)	from any values which have been held under a Guarantee Period Option for the applicable Guaranteed Period.
Further, a CDSC will not apply if the contract owner is confined to a long term care facility or hospital for a continuous 180 day period commencing while the Contract is in-force. In the case of joint ownership, the waiver will apply if either joint owner is confined. Request for waiver must be received by Nationwide during the period of confinement or no later than 90 days after the confinement period ends. If the withdrawal request is received later than 90 days after the confinement period ends, the surrender charge, if applicable, will be assessed. Written notice and proof of confinement must be received in a form satisfactory to Nationwide and be recorded at the Service Center prior to the waiver of surrender charges.
The CDSC will not be eliminated if to do so would be unfairly discriminatory or prohibited by state law.
Market Value Adjustment
General Information Regarding the Market Value Adjustment
Guaranteed Period Options which are surrendered, transferred or distributed for any reason, except to pay the death benefit, prior to the Maturity Date for the Guaranteed Period Option will be subject to a Market Value Adjustment. The Market Value Adjustment is determined by the multiplication of a Market Value Adjustment factor (arrived at by calculation of the Market Value Adjustment formula) by the Specified Value, or the portion of the Specified Value being withdrawn.
Specified Value is the amount of the allocation to the Guaranteed Period Option, plus interest accrued at the specified interest rate minus prior distributions. The Market Value Adjustment may either increase or decrease the amount of the distribution.
The Market Value Adjustment is intended to approximate, without duplicating, Nationwide's experience when it liquidates assets in order to satisfy contractual obligations. Such obligations arise when contract owners make withdrawals or transfers, or when the operation of the Contract requires a distribution, such as a death benefit. When liquidating assets, Nationwide may realize either a gain or a loss.
If prevailing interest rates are higher than the specified interest rate in effect at the time of the Guaranteed Period Option allocation, Nationwide is likely to realize a loss when it liquidates assets in order to process a surrender or transfer; and therefore, application of the Market Value Adjustment under such circumstances will decrease the amount of the distribution.
Conversely, if prevailing interest rates are lower than the specified interest rate in effect at the time of the Guaranteed Period Option allocation, Nationwide is likely to realize a gain when it liquidates assets in order to process a surrender or transfer; therefore, application of the Market Value Adjustment under such circumstances will likely increase the amount of the distribution.
Nationwide measures the relationship between prevailing interest rates and the Specified Interest Rates it declares through the Market Value Adjustment formula, and relies on the interest rate swap yields to represent both prevailing interest rates and Specified Interest Rates. The Market Value Adjustment formula and the Interest Rate Swap are described more fully below.
Interest Rate Swap
The Market Value Adjustment formula for deriving the Market Value Adjustment factor is based on Interest Rate Swaps which are published by the Federal Reserve Board on a regular basis. Nationwide utilizes Interest Rate Swaps in its Market Value Adjustment formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets, which can be relied upon to reflect the relationship between Specified Interest Rates declared by Nationwide and the prospective interest rate fluctuations.

Interest Rate Swap quotations for 1, 2, 3, 4, 5, 7 and 10-years are published by the Federal Reserve Board on a regular basis. To the extent that the Market Value Adjustment formula shown below requires a rate associated with a maturity not published (such as a 6, 8 or 9-year maturity), Nationwide will calculate such rates based on the relationship of the published rates. For example, if the published 5-year rate is 6% and the published 7-year rate is 6.50%, the 6-year rate will be calculated as 6.25%.
The Market Value Adjustment Formula
The Market Value Adjustment formula is utilized when a distribution is made from a Guaranteed Period Option during the Guaranteed Period. The Market Value Adjustment is a calculation expressing the relationship between three factors:
(1)	the Interest Rate Swap yield for the period of time coinciding with the Guaranteed Period of the Guaranteed Period Option;
(2)	the Interest Rate Swap yield for a period coinciding with the time remaining in the Guaranteed Period of a Guaranteed Period Option when a distribution giving rise to a Market Value Adjustment occurs; and
(3)	the number of days remaining in the Guaranteed Period of the Guaranteed Period Option.
The formula for determining the Market Value Adjustment factor is:
[		]	t
(1 + a)
(1 + b + .0025)

Where:
a	=	the Interest Rate Swap for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option;
b	=	the Interest Rate Swap at the time of distribution for a period of time equivalent to the time remaining in the Guaranteed Period. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Period; and
t	=	the number of days until the Maturity Date, divided by 365.25.
In the case of "a" above, the Interest Rate Swap utilized will be the rate published by the Federal Reserve Board for the date two days prior to the date of an allocation to the Guaranteed Period Option was made. If no rate is published for a given date, then the most recent published rate available will be utilized.
In the case of "b" above, the Interest Rate Swap utilized will be the rate published by the Federal Reserve Board for the two days prior to the date of withdrawal, transfer or distribution. If no rate is published for a given date, then the most recent published rate available will be utilized.
The Market Value Adjustment factor will be equal to one during the Investment Period.
The Market Value Adjustment formula shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of .0025 in the Market Value Adjustment formula.
The result of the Market Value Adjustment formula shown above is the Market Value Adjustment factor. The Market Value Adjustment factor is multiplied by the Specified Value, or that portion of the Specified Value being distributed from a Guaranteed Period Option in order to effect a Market Value Adjustment. The Market Value Adjustment factor will either be greater, less than or equal to one and will be multiplied by the Specified Value or that portion of the Specified Value being withdrawn, from the Guaranteed Period Option for any reason except payment of the death benefit. If the result is greater than one, a gain will be realized by the contract owner; if less than one, a loss will be realized. If the Market Value Adjustment factor is exactly one, no gain or loss will be realized.
If the Federal Reserve Board halts publication of Interest Rate Swaps, or if, for any other reason, Interest Rate Swaps are not available, Nationwide will use appropriate rates based on U.S. Treasury Bond yields.
Examples of how to calculate Market Value Adjustments are provided in Appendix A.

Contract Ownership
The contract owner has all rights under the contract. Purchasers who name someone other than themselves as the contract owner will have no rights under the contract.
Contract owners of Non-Qualified Contracts may name a new contract owner at any time before the Annuitization Date. Any change of contract owner automatically revokes any prior contract owner designation. Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.
A change in contract ownership must be submitted in writing and recorded at the Service Center. Once recorded, the change will be effective as of the date signed. However, the change will not affect any payments made or actions taken by Nationwide before the change was recorded.
The contract owner may also request a change in the annuitant, contingent annuitant, contingent owner, beneficiary, or contingent beneficiary before the Annuitization Date. These changes must be:
•	on a Nationwide form;
•	signed by the contract owner; and
•	received at the Service Center before the Annuitization Date.
Nationwide must review and approve any change requests. For Non-Qualified Contracts, if any contract owner is not a natural person, the change of the annuitant will be treated as the death of the contract owner and will result in a distribution, regardless of whether a contingent annuitant is also named. Such distribution will be made as if the contract owner died at the date of such change.
On the Annuitization Date, the annuitant will become the contract owner.
Joint Ownership
Joint owners each own an undivided interest in the contract.
Contract owners can name a joint owner at any time before annuitization subject to the following conditions:
•	joint owners can only be named for Non-Qualified Contracts;
•	joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners;
•	the exercise of any ownership right in the contract will generally require a written request signed by both joint owners;
•	an election in writing signed by both contract owners must be made to authorize Nationwide to allow the exercise of ownership rights independently by either joint owner; and
•	Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner.
Contingent Ownership
The contingent owner is entitled to certain benefits under the contract if a contract owner who is not the annuitant dies before the Annuitization Date, and there is no surviving joint owner. The contract owner may name or change a contingent owner at any time before the Annuitization Date. To change the contingent owner, a written request must be submitted to Nationwide. Once Nationwide has recorded the change, it will be effective as of the date it was signed, whether or not the contract owner was living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.
Annuitant
The annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends. This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an annuitant of greater age. The annuitant may be changed before the Annuitization Date with Nationwide's consent.

Contingent Annuitant
If the annuitant dies before the Annuitization Date, the contingent annuitant becomes the annuitant. The contingent annuitant must be age 85 or younger at the time of contract issuance unless Nationwide has approved a request for a contingent annuitant of greater age. All provisions of the contract which are based on the death of the annuitant prior to the Annuitization Date will be based on the death of the last survivor of the annuitant and contingent annuitant.
A contingent annuitant may be selected only for a contract issued as a Non-Qualified Contract.
Beneficiary and Contingent Beneficiary
The beneficiary is the person who is entitled to the death benefit if the annuitant dies before the Annuitization Date and there is no joint owner or contingent annuitant. The contract owner can name more than one beneficiary. Multiple beneficiaries will share the death benefit equally, unless otherwise specified.
The contract owner may change the beneficiary or contingent beneficiary during the annuitant's lifetime by submitting a written request to Nationwide. Once recorded by Nationwide, the change will be effective as of the date it was signed, whether or not the annuitant was living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.
Premium Taxes
Nationwide will charge against the Contract Value any premium taxes levied by a state or other government entity. Premium tax rates currently range from 0% to 5.0%. This range is subject to change.
The method used to assess premium tax will be determined by Nationwide at its sole discretion in compliance with state law. If applicable, Nationwide will deduct premium taxes from the contract:
(1)	at the time the contract is surrendered;
(2)	at annuitization; or
(3)	at such earlier date as Nationwide becomes subject to premium taxes.
Premium taxes may be deducted from death benefit proceeds.
Right to Revoke
Contract owners have a ten day "free look" to examine the contract. The contract may be returned to the Service Center for any reason within ten days of receipt and Nationwide will refund the Contract Value or another amount required by law. The refunded Contract Value will reflect the deduction of any contract charges, including any applicable Market Value Adjustment, unless otherwise required by law. All IRA, SEP IRA, Simple IRA and Roth IRA refunds will be a return of purchase payments. State and/or federal law may provide additional free look privileges.
Transfers
Transfers among the Guaranteed Period Options and the Transition Account must be made prior to the Annuitization Date.
Transfers from a Guaranteed Period Option to another Guaranteed Period Option prior to its Maturity Date are subject to a Market Value Adjustment. Transfers from a Guaranteed Period Option to the Transition Account are not permitted prior to its Maturity Date. Transfers from the Transition Account may be made at anytime without the assessment of a CDSC or a Market Value Adjustment.
The minimum amount that may be transferred either from or to any Guaranteed Period Option is $1,000.
Surrenders (Redemptions)
Contract owners may surrender some or all of their Contract Value before the earlier of the Annuitization Date or the annuitant's death. Surrender requests must be in writing and Nationwide may require additional information. When taking a full surrender, the contract must accompany the written request. Nationwide may require a signature guarantee.

Nationwide will surrender any amount from any Guaranteed Period Option(s) and any amount from the Transition Account needed to equal: (a) the dollar amount requested; less (b) any CDSC, premium taxes and Market Value Adjustment that may apply.
If a partial surrender is requested, amounts will first be surrendered from the Transition Account (if any), unless otherwise instructed by the contract owner. Amounts surrendered in excess of amounts in the Transition Account will be surrendered from each of the Guaranteed Period Options. The amounts surrendered from each Guaranteed Period Option will be in the same proportion that the contract owner's interest in each Guaranteed Period Option bears to the total remaining Contract Value.
Payment from the Guaranteed Period Options will be made within seven days of receipt of both proper written application and proof of interest satisfactory to Nationwide. However, Nationwide may be required, pursuant to state law, to reserve the right to postpone any payments up to 6 months.
A CDSC may apply. The contract owner may take the CDSC from either:
•	the amount requested; or
•	the Contract Value remaining after the contract owner has received the amount requested.
If the contract owner does not make a specific election, any applicable CDSC will be taken from the Contract Value remaining after the contract owner has received the amount requested.
The CDSC deducted is a percentage of the amount requested by the contract owner. Amounts deducted for CDSC are not subject to subsequent CDSC.
Surrenders Under a Tax Sheltered Annuity
Contract owners of a Tax Sheltered Annuity may surrender part or all of their Contract Value before the earlier of the Annuitization Date or the annuitant's death, except as provided below:
(A)	Contract Value attributable to contributions made under a qualified cash or deferred arrangement (within the meaning of Internal Revenue Code Section 402(g)(3)(A)), a salary reduction agreement (within the meaning of Internal Revenue Code Section 402(g)(3)(C)), or transfers from a Custodial Account (described in Section 403(b)(7) of the Internal Revenue Code), may be surrendered only:
(1)	when the contract owner reaches age 59½, separates from service, dies, or becomes disabled (within the meaning of Internal Revenue Code Section 72(m)(7)); or
(2)	in the case of hardship (as defined for purposes of Internal Revenue Code Section 401(k)), provided that any such hardship surrender may not include any income earned on salary reduction contributions.
(B)	The surrender limitations described in Section A also apply to:
(1)	salary reduction contributions to Tax Sheltered Annuities made for plan years beginning after December 31, 1988;
(2)	earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and
(3)	all amounts transferred from 403(b)(7) Custodial Accounts (except that earnings and employer contributions as of December 31, 1988 in such Custodial Accounts may be withdrawn in the case of hardship).
(C)	Any distribution other than the above, including a ten day free look cancellation of the contract (when available) may result in taxes, penalties, and/or retroactive disqualification of a Tax Sheltered Annuity.
In order to prevent disqualification of a Tax Sheltered Annuity after a ten day free look cancellation, Nationwide will transfer the proceeds to another Tax Sheltered Annuity upon proper direction by the contract owner.
These provisions explain Nationwide's understanding of current withdrawal restrictions. These restrictions may change.
Distributions pursuant to Qualified Domestic Relations Orders will not violate the restrictions stated above.
Surrenders Under a Texas Optional Retirement Program or a Louisiana Optional Retirement Plan
Redemption restrictions apply to contracts issued under the Texas Optional Retirement Program or the Louisiana Optional Retirement Plan.

The Texas Attorney General has ruled that participants in contracts issued under the Texas Optional Retirement Program may only take withdrawals if:
•	the participant dies;
•	the participant retires;
•	the participant terminates employment due to total disability; or
•	the participant that works in a Texas public institution of higher education terminates employment.
A participant under a contract issued under the Louisiana Optional Retirement Plan may only take distributions from the contract upon retirement or termination of employment. All retirement benefits under this type of plan must be paid as lifetime income; lump sum cash payments are not permitted, except for death benefits.
Due to the restrictions described above, a participant under either of these plans will not be able to withdraw cash values from the contract unless one of the applicable conditions is met. However, Contract Value may be transferred to other carriers, subject to any CDSC.
Nationwide issues this contract to participants in the Texas Optional Retirement Program in reliance upon and in compliance with Rule 6c-7 of the Investment Company Act of 1940. Nationwide issues this contract to participants in the Louisiana Optional Retirement Plan in reliance upon and in compliance with an exemptive order that Nationwide received from the SEC on August 22, 1990.
Assignment
Contract rights are personal to the contract owner(s) and may not be assigned without Nationwide's consent.
Investment-Only Contracts, IRAs, Roth IRAs, SEP IRAs, Simple IRAs, and Tax Sheltered Annuities may not be assigned, pledged or otherwise transferred except where allowed by law.
A Non-Qualified Contract owner may assign some or all rights under the contract. An assignment must occur before annuitization while the annuitant is alive. The assignment will become effective once it is recorded at the Service Center. The assignment will not be recorded until Nationwide has received sufficient direction from the contract owner and assignee as to the proper allocation of contract rights under the assignment.
Nationwide is not responsible for the validity or tax consequences of any assignment. Nationwide is not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until Nationwide receives sufficient direction from the contract owner and the assignee regarding the proper allocation of contract rights.
Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the cash value exceeds the investment in the contract for the taxable year in which it was pledged or assigned. Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.
Assignment of the entire Contract Value may cause the portion of the Contract Value exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.
Annuitizing the Contract
Annuitization
Annuitization is the period during which annuity payments are received. It is irrevocable once payments have begun. Amounts allocated to a Guaranteed Period Option that are annuitized prior to the Maturity Date are subject to a Market Value Adjustment. Upon arrival of the Annuitization Date, the annuitant must choose one of the fixed payment annuity options available.
Nationwide guarantees that each payment under the fixed payment annuity will be the same throughout annuitization.
Annuitization Date
The Annuitization Date is the date that annuity payments begin. Annuitization will be the first day of a calendar month unless otherwise agreed, and must be at least two years after the contract is issued. If the contract is issued to fund a Tax Sheltered Annuity, annuitization may occur during the first two years subject to Nationwide's approval.

Annuity Commencement Date
The Annuity Commencement Date is the date on which annuity payments are scheduled to begin. If a contract owner does not choose an Annuity Commencement Date, a date will be established for the contract by Nationwide. For Qualified Plans, Individual Retirement Annuities and Tax Sheltered Annuities, if the contract owner does not choose the Annuity Commencement Date then the Annuity Commencement Date established on the date of contract issuance will be the date on which the contract owner reaches 70½. For Non-Qualified contracts, if the contract owner does not choose the Annuity Commencement Date then the Annuity Commencement Date established on the date of contract issuance will be the date on which the contract owner reaches 90. The contract owner may change the Annuity Commencement Date before annuitization. This change must be submitted in writing to the Service Center and approved by Nationwide.
Fixed Payment Annuity
A fixed payment annuity is an annuity where the amount of the annuity payments remains level.
The first payment under a fixed payment annuity is determined on the Annuitization Date based on the annuitant's age (in accordance with the contract) by:
(1)	deducting applicable premium taxes from the total Contract Value; then
(2)	applying the Contract Value amount specified by the contract owner to the fixed payment annuity table for the annuity payment option elected.
Subsequent payments will remain level unless the annuity payment option elected provides otherwise. Nationwide does not credit discretionary interest during annuitization.
Frequency and Amount of Annuity Payments
Payments are made based on the annuity payment option selected, unless:
•	the amount to be distributed is less than $5,000, in which case Nationwide may make one lump sum payment of the Contract Value; or
•	an annuity payment would be less than $50, in which case Nationwide can change the frequency of payments to intervals that will result in payments of at least $50. Payments will be made at least annually.
Fixed Payment Annuity Options
Contract owners must elect an annuity payment option before the Annuitization Date. The annuity payment options are:
(1)	Life Annuity - An annuity payable periodically, but at least annually, for the lifetime of the annuitant. Payments will end upon the annuitant's death. For example, if the annuitant dies before the second annuity payment date, the annuitant will receive only one annuity payment. The annuitant will only receive two annuity payments if he or she dies before the third annuity payment date, and so on.
(2)	Joint and Survivor Annuity - An annuity payable periodically, but at least annually, during the joint lifetimes of the annuitant and a designated second individual. If one of these parties dies, payments will continue for the lifetime of the survivor. As is the case under option 1, there is no guaranteed number of payments. Payments end upon the death of the last surviving party, regardless of the number of payments received.
(3)	Life Annuity with 120 or 240 Monthly Payments Guaranteed - An annuity payable monthly during the lifetime of the annuitant. If the annuitant dies before all of the guaranteed payments have been made, payments will continue to the end of the guaranteed period and will be paid to a designee chosen by the annuitant at the time the annuity payment option was elected. The designee may elect to receive the present value of the remaining guaranteed payments in a lump sum. The present value will be computed as of the date Nationwide receives the notice of the annuitant's death.
Not all of the annuity payment options may be available in all states. Contract owners may request other options before the Annuitization Date. These options are subject to Nationwide's approval.
If an annuity payment option is not elected by the contract owner prior to the Annuity Commencement Date then a fixed payment life annuity with a Guaranteed Period of 240 months will be the automatic form of payment. Contracts issued under Qualified Plans, IRAs and Tax Sheltered Annuities are subject to the "minimum distribution" requirements set forth in the plan, contract, and the Internal Revenue Code.

Death Benefits
Death of Contract Owner - Non-Qualified Contracts
If the contract owner who is not the annuitant dies before the Annuitization Date, the joint owner becomes the contract owner. If no joint owner is named, the contingent owner becomes the contract owner. If no contingent owner is named, the last surviving contract owner's estate becomes the contract owner.
If the contract owner and annuitant are the same, and the contract owner/annuitant dies before the Annuitization Date, the contingent owner will not have any rights in the contract unless the contingent owner is also the beneficiary and there is no joint owner.
Distributions under Non-Qualified Contracts will be made pursuant to the Required Distributions for Non-Qualified Contracts provision.
Death of Annuitant - Non-Qualified Contracts
If the annuitant who is not a contract owner dies before the Annuitization Date, a death benefit is payable to the beneficiary unless a contingent annuitant is named. If a contingent annuitant is named, the contingent annuitant becomes the annuitant and no death benefit is payable.
If no beneficiary survives the annuitant, the contingent beneficiary receives the death benefit. Contingent beneficiaries will share the death benefit equally, unless otherwise specified.
If no beneficiaries or contingent beneficiaries survive the annuitant, the contract owner or the last surviving contract owner's estate will receive the death benefit.
If the annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.
Death of Contract Owner/Annuitant
If a contract owner who is also the annuitant dies before the Annuitization Date, a death benefit is payable according to the Death of the Annuitant - Non-Qualified Contracts provision.
A joint owner will receive a death benefit if a contract owner/annuitant dies before the Annuitization Date.
If the contract owner/annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.
Death Benefit Payment
The death benefit is equal to the Contract Value but is not subject to a Market Value Adjustment or a CDSC. The value of the death benefit will be determined as of the date Nationwide receives in writing at the Service Center the following three items:
(1)	proper proof of the annuitant's death;
(2)	an election specifying distribution method; and
(3)	any applicable state required form(s).
Proof of death is either:
(1)	a copy of a certified death certificate;
(2)	a copy of a certified decree of a court of competent jurisdiction as to the finding of death;
(3)	a written statement by a medical doctor who attended the deceased; or
(4)	any other proof satisfactory to Nationwide.
The beneficiary must elect a method of distribution which complies with the Distribution Provisions of this contract. The beneficiary may elect to receive such death benefits in the form of:
(1)	a lump sum distribution;

(2)	an annuity payout; or
(3)	any distribution that is permitted under state and federal regulations and is acceptable by Nationwide.
If such election is not received by the Nationwide within 60 days of the annuitant's death, the beneficiary will be deemed to have elected a cash payment as of the last day of the 60 day period.
Payment of the death benefit will be made or will commence within 30 days after receipt of proof of death and notification of the election.
Required Distributions
Any distribution paid that is not due to payment of the death benefit may be subject to a CDSC.
The Internal Revenue Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus. Following is an overview of the required distribution rules applicable to each type of contract. Please consult a qualified tax or financial advisor for more specific required distribution information.
Required Distributions - General Information
In general, a beneficiary is an individual or other entity that the contract owner designates to receive death proceeds upon the contract owner's death. The distribution rules in the Internal Revenue Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from IRAs, SEP IRAs, Simple IRAs, Roth IRAs, and Tax Sheltered Annuities after the death of the annuitant, or that are made from Non-Qualified Contracts after the death of the contract owner. A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract. Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.
Life expectancies and joint life expectancies will be determined in accordance with the relevant guidance provided by the Internal Revenue Service and the Treasury Department, including but not limited to Treasury Regulation 1.72-9 and Treasury Regulation 1.401(a)(9)-9.
Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner. How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries. For Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the contract owner's death. For contracts other than Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until September 30th of the year following the contract owner's death. If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period. Any beneficiary that is not a designated beneficiary has a life expectancy of zero.
Required Distributions for Non-Qualified Contracts
Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies. The following distributions will be made in accordance with the following requirements:
(1)	If any contract owner dies on or after the Annuitization Date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.
(2)	If any contract owner dies before the Annuitization Date, then the entire interest in the contract (consisting of either the death benefit or the Contract Value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the contract owner's death, provided however:
(a)	any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary. Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and
(b)	if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit. Any distributions required under these distribution rules will be made upon that spouse's death.

In the event that the contract owner is not a natural person (e.g., a trust or corporation), for purposes of these distribution provisions:
(a)	the death of the annuitant will be treated as the death of a contract owner;
(b)	any change of annuitant will be treated as the death of a contract owner; and
(c)	in either case, the appropriate distribution will be made upon the death or change, as the case may be.
These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.
Required Distributions for Tax Sheltered Annuities, IRAs, SEP IRAs, Simple IRAs, and Roth IRAs
Distributions from a Tax Sheltered Annuity, IRA, SEP IRA or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½. Distributions may be paid in a lump sum or in substantially equal payments over:
(a)	the life of the contract owner or the joint lives of the contract owner and the contract owner's designated beneficiary; or
(b)	a period not longer than the period determined under the table in Treasury Regulation 1.401(a)(9)-9, which is the deemed joint life expectancy of the contract owner and a person 10 years younger than the contract owner. If the designated beneficiary is the spouse of the contract owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the contract owner and the contract owner's spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Treasury Regulation 1.401(a)(9)-9.
For Tax Sheltered Annuities, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Tax Sheltered Annuity of the contract owner.
For IRAs, SEP IRAs, and Simple IRAs, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another IRA, SEP IRA, or Simple IRA of the contract owner.
If the contract owner's entire interest in a Tax Sheltered Annuity, IRA, SEP IRA, or Simple IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date. The required beginning date is April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½. The rules for Roth IRAs do not require distributions to begin during the contract owner's lifetime, therefore, the required beginning date is not applicable to Roth IRAs.
Due to recent changes in Treasury Regulations, the amount used to compute the minimum distribution requirement may exceed the Contract Value.
If the contract owner dies before the required beginning date (in the case of a Tax Sheltered Annuity, IRA, SEP IRA, or Simple IRA) or before the entire Contract Value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:
(a)	if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;
(b)	if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and
(c)	if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the contract owner's death.

If the contract owner dies on or after the required beginning date, the interest in the Tax Sheltered Annuity, IRA, SEP IRA, or Simple IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:
(a)	if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the greater of (1) the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter; or (2) the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;
(b)	if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the greater of (1) the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter; or (2) the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and
(c)	if there is no designated beneficiary, the applicable distribution period is the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter.
If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.
For IRAs, SEP IRAs, and Simple IRAs, all or a portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates. The portion of a distribution that is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution. The owner of an IRA, SEP IRA, or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all IRAs, SEP IRAs, or Simple IRAs.
Federal Tax Considerations
The tax consequences of purchasing a contract described in this prospectus will depend on:
•	the type of contract purchased;
•	the purposes for which the contract is purchased; and
•	the personal circumstances of individual investors having interests in the contracts.
See Synopsis of the Contracts for a brief description of the various types of contracts and the different purposes for which the contracts may be purchased.
Pursuant to the federal Defense of Marriage Act, same-sex marriages, domestic partnerships, and other similar relationships are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are NOT available under this contract to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. Same sex spouses remain entitled to receive all other rights and benefits available to any annuity holder's spouse under state law.
Existing tax rules are subject to change, and may affect individuals differently depending on their situation. Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.
If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans, IRAs, and custodial accounts as described in Sections 401, 408(a), and 403(b)(7) of the Internal Revenue Code), the tax advantages enjoyed by the contract owner and/or annuitant may relate to participation in the plan rather than ownership of the annuity contract. Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.

The following is a brief summary of some of the federal income tax considerations related to the contracts. In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes. The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Nothing in this prospectus should be considered to be tax advice. Contract owners and prospective contract owners should consult a financial consultant, tax advisor or legal counsel to discuss the taxation and use of the contracts.
The Internal Revenue Code sets forth different income tax rules for the following types of annuity contracts:
•	IRAs;
•	SEP IRAs;
•	Simple IRAs;
•	Roth IRAs;
•	Tax Sheltered Annuities; and
•	Non-Qualified Contracts.
IRAs, SEP IRAs and Simple IRAs
Distributions from IRAs, SEP IRAs and Simple IRAs are generally taxed when received. If any of the amount contributed to the IRA was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.
If distributions of income from an IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10% is generally applicable. (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the two year period beginning on the date that the individual first participated in the Simple IRA.) The 10% penalty tax can be avoided if the distribution is:
•	made to a beneficiary on or after the death of the owner;
•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);
•	part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies); or of the owner and his or her designated beneficiary;

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.

Roth IRAs
Distributions of earnings from Roth IRAs are taxable or non-taxable depending upon whether they are "qualified distributions" or "nonqualified distributions." A "qualified distribution" is one that satisfies the five-year rule and meets one of the following requirements:
•	it is made on or after the date on which the contract owner attains age 59½;
•	it is made to a beneficiary (or the contract owner's estate) on or after the death of the contract owner;
•	it is attributable to the contract owner's disability; or
•	it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.
The five year rule generally is satisfied if the distribution is not made within the five taxable year period beginning with the first taxable year in which a contribution is made to any Roth IRA established for the owner.
A qualified distribution is not included in gross income for federal income tax purposes.
A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA. Any non-qualified distribution in excess of the total contributions is includable in the contract owner's gross income in the year that is distributed to the contract owner.
Special rules apply for Roth IRAs that have proceeds received from an IRA prior to January 1, 1999 if the owner elected the special four-year income averaging provisions that were in effect for 1998.

If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:
•	made to a beneficiary on or after the death of the owner;
•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);
•	part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;
•	for qualified higher education expenses; or
•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.
If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.
Tax Sheltered Annuities

Distributions from Tax Sheltered Annuities are generally taxed when received. If nondeductible contributions are made, then a portion of each distribution is excludable from income based on a formula established pursuant to the Internal Revenue Code. The formula excludes from income the amount invested in the contract divided by the number of anticipated payments until the full investment in the contract is recovered. Thereafter all distributions are fully taxable.

If a distribution of income is made from a Tax Sheltered Annuity prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:
•	made to a beneficiary on or after the death of the owner;
•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);
•	part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary; or
•	made to the owner after separation from service with his or her employer after age 55.

A loan from a Tax Sheltered Annuity generally is not considered to be a distribution, and is therefore generally not taxable. However, if the loan is not repaid in accordance with the repayment schedule, the entire balance of the loan would be treated as being in default, and the defaulted amount would be treated as being distributed to the participant as a taxable distribution.
If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes

Non-Qualified Contracts - Natural Persons as Contract Owners
Generally, the income earned inside a Non-Qualified Annuity Contract that is owned by a natural person is not taxable until it is distributed from the contract.
Distributions before the Annuitization Date are taxable to the contract owner to the extent that the cash value of the contract exceeds the contract owner's investment at the time of the distribution. In general, the investment in the contract is equal to the purchase payments made with after-tax dollars, reduced by any nontaxable distributions. Distributions, for this purpose, include partial surrenders, any portion of the contract that is assigned or pledged; or any portion of the contract that is transferred by gift. For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.
With respect to annuity distributions on or after the Annuitization Date, a portion of each annuity payment is excludable from taxable income. The amount excludable is based on the ratio between the contract owner's investment in the contract and the expected return on the contract. Once the entire investment in the contract is recovered, all distributions are fully includable in income. The maximum amount excludable from income is the investment in the contract. If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.

Commencing after December 31, 2010, the Internal Revenue Code provides that if only a portion of a nonqualified annuity contract is annuitized for either (a) a period of 10 years or greater, or (b) for the life or lives of one or more persons, then the portion of the contract that has been annuitized would be treated as if it were a separate annuity contract. This means that an Annuitization Date can be established for a portion of the annuity contract (rather than requiring the entire contract to be annuitized at once) and the above description of the taxation of annuity distributions after the Annuitization Date would apply to the portion of the contract that has been annuitized. The investment in the contract is required to be allocated pro rata between the portion of the contract that is annuitized and the portion that is not. All other benefits under the contract (e.g., death benefit) would also be reduced pro rata. For example, if 1/3 of the cash value of the contract were to be annuitized, the death benefit would also be reduced by 1/3.
In determining the taxable amount of a distribution that is made prior to the annuitization date, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.
A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982. For those contracts, distributions that are made prior to the Annuitization Date are treated first as the nontaxable recovery of the investment in the contract as of that date. A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income.
The Internal Revenue Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59½. The amount of the penalty is 10% of the portion of any distribution that is includable in gross income. The penalty tax does not apply if the distribution is:
•	the result of a contract owner's death;
•	the result of a contract owner's disability (as defined in the Internal Revenue Code);
•	one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner; or
•	is allocable to an investment in the contract before August 14, 1982.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.

Non-Qualified Contracts - Non-Natural Persons as Contract Owners
The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals. Different rules (the so-called "non-natural persons" rules) apply if the contract owner is not a natural person.
Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code. Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned. Taxation is not deferred, even if the income is not distributed out of the contract. The income is taxable as ordinary income, not capital gain.
The non-natural persons rules do not apply to all entity-owned contracts. For purposes of the rule that annuity contracts that are owned by non-natural persons are not treated as annuity contracts for tax purposes, a contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual. This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral. However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.
The non-natural persons rules also do not apply to contracts that are:
•	acquired by the estate of a decedent by reason of the death of the decedent;
•	issued in connection with certain qualified retirement plans and individual retirement plans;
•	purchased by an employer upon the termination of certain qualified retirement plans; or
•	immediate annuities within the meaning of Section 72(u) of the Internal Revenue Code.

If the annuitant dies before the contract is completely distributed, the balance may be included in the annuitant's gross estate for tax purposes, depending on the obligations that the non-natural owner may have owed to the annuitant.

Exchanges

As a general rule, federal income tax law treats exchanges of property in the same manner as a sale of the property. However, pursuant to Section 1035 of the Internal Revenue Code, an annuity contract may be exchanged tax-free for another annuity, provided that the obligee (the person to whom the annuity obligation is owed) is the same for both contracts. If the exchange includes the receipt of property in addition to another annuity contract, such as cash, special rules may cause a portion of the transaction to be taxable to the textent of the value of the property, other than the annuity contract received in the exchange.

In June, 2011 the IRS issued Rev. Proc. 2011-38, which addresses the income tax consequences of the direct transfer of a portion of the cash value of an annuity contract in exchange for the issuance of a second annuity contract. Rev. Proc. 2011-38 modified and superseded prior guidance that was contained in Rev. Proc. 2008-24. A direct transfer that satisfies the revenue procedure will be treated as a tax-free exchange under Section 1035 of the Code if, for a period of at least 180 from the date of the direct transfer, there are no distributions or surrenders from either annuity contract involved in the exchange. In addition, The 180 day period will be deemed to have been satisfied with respect to amounts received as an annuity for a period of 10 years or more, or as an annuity for the life of one or more persons. The taxation of distributions (other than distributions described in the immediately preceding sentence) received within the 180 day period will be determined using general tax principles to determine the substance of those payments. For example, they could be treated as taxable "boot" in an otherwise tax-free exchange, or as a distribution from the new contract. Rev. Proc. 2011-38 also removed numerous exceptions to the 180 waiting period that Rev. Proc. 2008-11 provided for its 12 month waiting period. Please discuss any tax consequences concerning any contemplated or completed transactions with a professional tax advisor. See, also, Non-Qualified Contracts - Natural Persons as Contract Owners, above.
Additional Medicare Tax

Effective January 1, 2013, Section 1411 of the Internal Revenue Code imposes a surtax of 3.8% on certain net investment income received by individuals and certain trusts and estates. The surtax is imposed on the lesser of (a) net investment income or (b) the excess of the modified adjusted gross income over a threshold amount. For individuals, the threshold amount is $250,000 (married filing jointly, or qualifying widow(er) with dependent child); $125,000 (married filing separately); or $200,000 (single, or head of household (with qualifying person)). The threshold for an estate or trust that is subject to the surtax is generally equal to the dollar amount at which the highest tax bracket under Internal Revenue Code Section 1(e) begins for the taxable year. For 2013, that amount is $11,950.
Modified adjusted gross income is equal to gross income with several modifications. Consult with a qualified tax advisor regarding how to determine modified adjusted gross income for purposes of determining the applicability of the surtax.
Net investment income includes, but is not limited to, interest, dividends, capital gains, rent and royalty income, and income from nonqualified annuities. It may include taxable distributions from, and gain from the sale or surrenders of, life insurance contracts. Net investment income does not include, among other things, distributions from certain qualified plans (such as IRAs, Roth IRAs, and plans described in Internal Revenue Code Sections 401(a), 401(k), 403(a), 403(b) or 457(b)); however, such distributions, to the extent that they are includible in income for federal income tax purposes, are includible in modified adjusted gross income.
Same-Sex Marriages, Domestic Partnership and Other Similar Relationships
Pursuant to Section 3 of the federal Defense of Marriage Act ("DOMA"), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Code Sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder's spouse.

Withholding
Pre-death distributions from the contracts are subject to federal income tax. Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise. If the distribution is from a Tax Sheltered Annuity, it will be subject to mandatory 20% withholding that cannot be waived, unless:

•	the distribution is made directly to another Tax Sheltered Annuity, IRA, qualified pension or profit-sharing plan described in Internal Revenue Code Section 401(a), or eligible deferred compensation plan described in Internal Revenue Code Section 457(b) which is maintained by an eligible employer described in Internal Revenue Code Section 457(e)(1)(A); or

•	the distribution satisfies the minimum distribution requirements imposed by the Internal Revenue Code.
In addition, under some circumstances, the Internal Revenue Code will not permit contract owners to waive withholding. Such circumstances include:
•	if the payee does not provide Nationwide with a taxpayer identification number; or
•	if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.

If a contract owner is prohibited from waiving withholding, as described above, the distribution will be subject withholding rates established by Section 3405 of the Internal Revenue Code and is applied against the amount of income that is distributed.

Non-Resident Aliens
Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed. Nationwide is required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:
(1)	provide Nationwide with proof of residency and citizenship (in accordance with Internal Revenue Service requirements); and
(2)	provide Nationwide with an individual taxpayer identification number.
If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.
Another way to avoid the 30% withholding is for the non-resident alien to provide Nationwide with sufficient evidence that:
(1)	the distribution is connected to the non-resident alien's conduct of business in the United States;
(2)	the distribution is includable in the non-resident alien's gross income for United States federal income tax purposes; and
(3)	provide Nationwide with a properly completed withholding certificate claiming the exemption.

Note that for the preceding exemption, the distributions would be subject to the same withholding rules that are applicable to payments to United States persons.

Federal Estate, Gift, and Generation Skipping Transfer Taxes
The following transfers may be considered a gift for federal gift tax purposes:
•	a transfer of the contract from one contract owner to another; or
•	a distribution to someone other than a contract owner.
Upon the contract owner's death, the value of the contract may subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.
Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:
(a)	an individual who is two or more generations younger than the contract owner; or
(b)	certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not two or more generations younger than the contract owner).
If the contract owner is not an individual, then for this purpose only, "contract owner" refers to any person:
•	who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or

•	who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.
If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.
Charge for Tax
Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts. If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.
Tax Changes
The foregoing tax information is based on Nationwide's understanding of federal tax laws. It is NOT intended as tax advice. All information is subject to change without notice. You should consult with your personal tax and/or financial advisor for more information.
In 2001, the Economic Growth and Tax Relief Reconciliation Act ("EGTRRA") was enacted. EGTRRA made numerous changes to the Internal Revenue Code, including the following:
•	generally lowering federal income tax rates;
•	increasing the amounts that may be contributed to various retirement plans, such as IRAs, Tax Sheltered Annuities and Qualified Plans;
•	increasing the portability of various retirement plans by permitting IRAs, Tax Sheltered Annuities, Qualified Plans and certain governmental 457 plans to "roll" money from one plan to another;
•	eliminating and/or reducing the highest federal estate tax rates;
•	increasing the estate tax credit; and
•	for persons dying after 2009, repealing the estate tax.

In 2006, the Pension Protection Act of 2006 made permanent the EGTRRA provisions noted above that increase the amounts that may be contributed to various retirement plans and that increase the portability of various retirement plans. However, all of the other changes resulting from EGTRRA were scheduled to "sunset," or become ineffective, after December 31, 2010 unless they are extended by additional legislation. .The American Taxpayer Relief Act (ATRA) was enacted on January 1, 2013 and made permanent the lower federal income tax rates established under EGTRRA, except for individuals with taxable income above $400,000 ($450,000 for married couples) whose tax rate will revert to the pre-EGTRRA tax rate of 39.6%. ATRA also permanently provides for a maximum federal estate tax rate of 40% with an annually inflation-adjusted $5 million exclusion for estates of persons dying after December 31, 2012. Consult a qualified tax or financial advisor for further information relating to these and other tax issues.

State Taxation
The tax rules across the various states and localities are not uniform and therefore are not discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Contract owners and prospective contract owners should consult a financial consultant, tax advisor or legal counsel to discuss the taxation and use of the contracts.
Statements
Nationwide will mail contract owners statements and reports. Therefore, contract owners should promptly notify the Service Center of any address change.
These mailings will contain:
•	statements showing the contract's quarterly activity; and
•	confirmation statements showing transactions that affect the contract's value. Confirmation statements will not be sent for recurring transactions. Instead, confirmation of recurring transactions will appear in the contract's quarterly statements.

Contract owners can receive information from Nationwide faster and reduce the amount of mail they receive by signing up for Nationwide's eDelivery program. Nationwide will notify contract owners by email when important documents (statements, prospectuses and other documents) are ready for a contract owner to view, print, or download from Nationwide's secure server. To choose this option, go to nationwide.com/login.
Contract owners should review statements and confirmations carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.
Investments
Nationwide intends to invest Guaranteed Period Option allocations received in fixed interest investments (bonds, mortgages, and collateralized mortgage obligations) in the same manner as Nationwide invests its general account assets. Nationwide takes into account the various maturity durations of the Guaranteed Period Options (3, 4, 5, 6, 7, 8, 9, and 10 years) and anticipated cash-flow requirements when making investments. Nationwide is not obligated to invest Guaranteed Period Option allocations in accordance with any particular investment objective, but will generally adhere to the overall investing philosophy of Nationwide. The Specified Interest Rates declared by Nationwide for the various Guaranteed Period Options will not necessarily correspond to the performance of the nonunitized separate account.
Contacts and the Distribution (Marketing)
of the Guaranteed Period Options
Nationwide Investment Services Corporation ("NISC"), acts as the national distributor of the contracts sold through this prospectus. NISC is registered as a broker-dealer under the Securities Exchange Act of 1934 ("1934 Act"), and is a member of the Financial Industry Regulatory Authority ("FINRA"). NISC's address is One Nationwide Plaza, Columbus, Ohio 43215. In Michigan only, NISC refers to Nationwide Investment Svcs. Corporation. NISC is a wholly owned subsidiary of Nationwide.
Contracts sold through this prospectus can be purchased through registered representatives, appointed by Nationwide, of FINRA broker-dealer firms. Nationwide pays broker-dealers compensation for promoting, marketing and selling the variable life and variable annuity contracts it sponsors. In turn, the broker-dealers pay a portion of the compensation to their registered representatives, under their own arrangements. Nationwide does not expect the compensation paid to such broker-dealers (including NISC) to exceed 5.0% of premium payments (on a present value basis) for sales of the contracts described in this prospectus. For limited periods of time, Nationwide may pay additional compensation to broker-dealers as part of special sales promotions. Nationwide offers these contracts on a continuous basis, however no broker dealer is obligated to sell any particular amount of contracts.
Legal Opinion
Legal matters in connection with federal laws and regulations affecting the issue and sale of the contracts described in this prospectus and the organization of Nationwide, its authority to issue the contracts under Ohio law, and the validity of the contracts under Ohio law have been passed on by Nationwide's Office of General Counsel.
About Nationwide
Nationwide is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products. It is admitted to do business in all states, the District of Columbia and Puerto Rico.
Nationwide is a member of the Nationwide group of companies. Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the "Companies") are the ultimate controlling persons of the Nationwide group of companies. The Companies were organized under Ohio law in December of 1925 and 1933 respectively. The Companies engage in a general insurance and reinsurance business, except life insurance.
Nationwide is relying on the exemption provided by Rule 12h-7 under the 1934 Act. In reliance on that exemption, Nationwide does not file periodic reports that would be otherwise required under the 1934 Act.
To request additional information, contact the Service Center.

Contacting the Service Center
All inquiries, paperwork, information requests, service requests, and transaction requests should be made to the Service Center:
•	by telephone at 1-800-848-6331 (TDD 1-800-238-3035)
•	by mail to P.O. Box 182021, Columbus, Ohio 43218-2021.
Nationwide may be required to provide information about your contract to government regulators. If mandated under applicable law, Nationwide may be required to reject a purchase payment and to refuse to process transaction requests for transfers, withdrawals, loans, and/or death benefits until instructed otherwise by the appropriate regulator.
Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine. Nationwide may record telephone requests. Telephone and computer systems may not always be available. Any telephone system or computer can experience outages or slowdowns for a variety of reasons. The outages or slowdowns could prevent or delay processing. Although Nationwide has taken precautions to support heavy use, it is still possible to incur an outage or delay. To avoid technical difficulties, submit transaction requests by mail.
Experts

The consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

Disclosure of Commission Position on Indemnification
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of Nationwide pursuant to the foregoing provisions, or otherwise, Nationwide has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nationwide will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Legal Proceedings
Nationwide Life Insurance Company
Nationwide Financial Services, Inc. (NFS, or collectively with its subsidiaries, "the Company") was formed in November 1996. NFS is the holding company for Nationwide Life Insurance Company (NLIC), Nationwide Life and Annuity Insurance Company (NLAIC) and other companies that comprise the life insurance and retirement savings operations of the Nationwide group of companies (Nationwide). This group includes Nationwide Financial Network (NFN), an affiliated distribution network that markets directly to its customer base. NFS is incorporated in Delaware and maintains its principal executive offices in Columbus, Ohio.
The Company is subject to legal and regulatory proceedings in the ordinary course of its business. The Company's legal and regulatory matters include proceedings specific to the Company and other proceedings generally applicable to business practices in the industries in which the Company operates. The Company's litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcomes cannot be predicted. Regulatory proceedings also could affect the outcome of one or more of the Company's litigation matters. Furthermore, it is often not possible to determine the ultimate outcomes of the pending regulatory investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty. Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs' claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory matters is not likely to have a material adverse effect on the Company's consolidated financial position. Nonetheless, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that such outcomes could materially affect the Company's consolidated financial position or results of operations in a particular quarter or annual period.
The financial services industry has been the subject of increasing scrutiny on a broad range of issues by regulators and legislators. The Company and/or its affiliates have been contacted by, self reported or received subpoenas from state and federal regulatory agencies, including the Securities and Exchange Commission, and other governmental bodies, state securities law regulators and state attorneys general for information relating to, among other things, sales compensation, the allocation of compensation, unsuitable sales or replacement practices, and claims handling and escheatment practices. The Company is cooperating with and responding to regulators in connection with these inquiries and will cooperate with Nationwide Mutual Insurance Company (NMIC) in responding to these inquiries to the extent that any inquiries encompass NMIC's operations.
In October 2012, NLIC and NLAIC entered into a Regulatory Settlement Agreement with the Florida Office of Insurance Regulation and 21 other state Departments of Insurance to resolve a multi-state market conduct exam regarding claim settlement practices. The Regulatory Settlement Agreement applies prospectively and requires NLIC and NLAIC to adopt and implement additional procedures relating to the use of to the Social Security Death Master File and identifying and locating beneficiaries once deaths are identified. In October 2012, NLIC and NLAIC also entered into a Global Resolution Agreement to resolve the related unclaimed property audit.
On November 20, 2007, Nationwide Retirement Solutions, Inc. (NRS) and NLIC were named in a lawsuit filed in the Circuit Court of Jefferson County, Alabama entitled Ruth A. Gwin and Sandra H. Turner, and a class of similarly situated individuals v. Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc. and Fictitious Defendants A to Z. On March 12, 2010, NRS and NLIC were named in a Second Amended Class Action Complaint filed in the Circuit Court of Jefferson County, Alabama entitled Steven E. Coker, Sandra H. Turner, David N. Lichtenstein and a class of similarly situated individuals v. Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, Inc., PEBCO, Inc. and Fictitious Defendants A to Z claiming to represent a class of all participants in the Alabama State Employees Association, Inc. (ASEA) Plan, excluding members of the Deferred Compensation Committee, ASEA's directors, officers and board members, and PEBCO's directors, officers and board members. On October 22, 2010, the parties to this action executed a stipulation of settlement that agreed to certify a class for settlement purposes only, that provided for payments to the settlement class, and that provided for releases, certain bar orders, and dismissal of the case. The settlement fund has been paid out. On December 6, 2011 the Court entered an Order that NRS owes indemnification to ASEA and PEBCO for the Coker (Gwin) class action, and dismissed NLIC. The Company has resolved the indemnification claims of ASEA. On February 13, 2013, the Court issued its Order determining the amount of fees due to PEBCO on its indemnification claim. The Company has until March 29, 2013 to file a notice of appeal. NRS continues to defend this case vigorously.
On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. On November 18, 2009, the plaintiffs filed a sixth amended complaint amending the list of named plaintiffs and claiming to represent a class of qualified retirement plan trustees under the Employee Retirement Income Security Act of 1974 (ERISA) that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks disgorgement of some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys' fees. On November 6, 2009, the Court granted the plaintiff's motion for class certification and certified a class of "All trustees of all employee pension benefit plans covered by ERISA which had variable annuity contracts with NFS and NLIC or whose participants had individual variable annuity contracts with NFS and NLIC at any time from January 1, 1996, or the first date NFS and NLIC began receiving payments from mutual funds based on a percentage of assets invested in the funds by NFS and NLIC, whichever came first, to the date of November 6, 2009." On October 21, 2010, the District Court dismissed NFS from the lawsuit. On February 6, 2012, the

Second Circuit Court of Appeals vacated the November 6, 2009, order granting class certification and remanded the class back to the District Court for further consideration. The plaintiffs have renewed their motion for class certification. On December 18, 2012, the District Court heard oral argument on the motion for class certification. NLIC continues to defend this lawsuit vigorously.
On June 8, 2011, NMIC and NLIC were named in a lawsuit filed in Court of Common Pleas, Cuyahoga County, Ohio entitled Stanley Andrews and Donald Clark, on their behalf and on behalf of the class defined herein v. Nationwide Mutual Insurance Company and Nationwide Life Insurance Company. The lower court granted Nationwide's motion to dismiss. Plaintiffs appealed. The Court of Appeals affirmed the dismissal on October 24, 2012. Plaintiffs filed a petition for rehearing en banc on November 5, 2012. The Court of Appeals denied the petition on December 14, 2012. Plaintiff filed a notice of appeal to the Ohio Supreme Court on January 24, 2013. Nationwide has 30 days to file an opposition memorandum. Nationwide filed its memorandum in opposition to plaintiffs' petition for jurisdiction to the Ohio Supreme Court on February 27, 2013.
Lehman Brothers Holdings, Inc. (Debtors) and Giddens, James v NLIC and NMIC, et al.In 2012 the Plaintiff, Debtor in Possession Lehman Brothers Special Financing, Inc., filed a class action in the United States Bankruptcy Court for the Southern District of New York seeking the recovery of nearly $3 billion in assets from all the named defendants including NLIC and NMIC. This litigation arises from two collateralized debt obligation transactions, 801 Grand and Alta, which resulted in payments to NLIC and NMIC. In 2008, the Plaintiff and its parent company, Lehman Brothers Holding, Inc. filed for bankruptcy which triggered an early termination of the above transactions. The Plaintiff seeks to have sums returned to the bankruptcy estate in addition to prejudgment interest and costs. The case is currently stayed and on February 13,2013, the Court extended the stay. Responsive pleadings are now due September 5, 2013. Lehman recently sent correspondence out to all defendants inviting settlement discussions which is under review.

Appendix A
Example A
Assume that a contract owner made a $10,000 allocation on the last day of a calendar quarter into a 5-year Guaranteed Period Option. The Specified Interest Rate at the time is 8.5% and the 5-year interest rate swap in effect is 8%. The contract owner decides to surrender the Guaranteed Period Option 985 days from maturity. The Specified Value of the Guaranteed Period Option is $12,067.96. At this time, the 3-year interest rate swap is 7%. (985/365.25 is 2.69, which rounds up to 3.)
		[		]	d
			1 + a		365.25
MVA Factor	=		1 + b + 0.0025

		[		]	985
			1 + 0.08		365.25
MVA Factor	=		1 + 0.07 + 0.0025

MVA Factor	=		1.01897
Surrender Value	=	Specified Value	x	MVA Factor
Surrender Value	=	$12,067.96	x	1.01897
*Surrender Value	=		$12,296.89
*	Assumes no contingent deferred sales charges are applicable.
Specified Value (for purposes of the Example) = the amount of the Guaranteed Period Option allocation ($10,000), plus interest accrued at the Specified Interest Rate (8.5%).
a	=	the Interest Rate Swap for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option;
b	=	the Interest Rate Swap at the time of distribution for a period of time equivalent to the time remaining in the Guaranteed Period. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Period; and
c	=	the number of days remaining in the Guaranteed Period.

Example B
Assume that a contract owner made a $10,000 allocation on the last day of a calendar quarter into a 5-year Guaranteed Period Option. The Specified Interest Rate at the time is 8.5% and the 5-year interest rate swap in effect is 8%. The contract owner decides to surrender his money 985 days from maturity. The Specified Value of the Guaranteed Period Option is $12,067.96. At this time, the 3-year interest rate swap is 9%. (985/365.25 is 2.69, which rounds up to 3.)
		[		]	d
			1 + a		365.25
MVA Factor	=		1 + b + 0.0025

		[		]	985
			1 + 0.08		365.25
MVA Factor	=		1 + 0.09 + 0.0025

MVA Factor	=		0.96944
Surrender Value	=	Specified Value	x	MVA Factor
Surrender Value	=	$12,067.96	x	0.96944
*Surrender Value	=		$11,699.17
*	Assumes no contingent deferred sales charges are applicable.
Specified Value (for purposes of the Example) = the amount of the Guaranteed Period Option allocation ($10,000), plus interest accrued at the Specified Interest Rate (8.5%).
a	=	the Interest Rate Swap for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option;
b	=	the Interest Rate Swap at the time of distribution for a period of time equivalent to the time remaining in the Guaranteed Period. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Period; and
d	=	the number of days remaining in the Guaranteed Period.

The table set forth below illustrates the impact of a Market Value Adjustment applied upon a full surrender of a 10-year Guaranteed Period Option allocation, at various stages of the corresponding Guaranteed Period. These figures are based on Interest Rate Swap of 8% (a in the Market Value Adjustment formula) and varying current yield Interest Rate Swap shown in the first column (b in the Market Value Adjustment formula).
Current Yield	Time Remaining to the End of the Guaranteed Period	Specified Value	Market Value Adjustment	Market Value
12%	9	$10,850	-29.35%	$ 7,665
	7	$12,776	-23.68%	$ 9,751
	5	$15,040	-17.56%	$12,399
	2	$19,215	-7.43%	$17,786
	180	$21,733	-1.88%	$21,323
10%	9	$10,850	-16.94%	$ 9,012
	7	$12,776	-13.44%	$11,059
	5	$15,040	-9.80%	$13,566
	2	$19,215	-4.04%	$18,438
	180	$21,733	-1.01%	$21,513
9%	9	$10,850	-9.84%	$ 9,782
	7	$12,776	-7.74%	$11,787
	5	$15,040	-5.59%	$14,199
	2	$19,215	-2.28%	$18,777
	180	$21,733	-0.57%	$21,610
8%	9	$10,850	-2.06%	$10,627
	7	$12,776	-1.61%	$12,571
	5	$15,040	-1.15%	$14,867
	2	$19,215	-0.46%	$19,126
	180	$21,733	-0.11%	$21,708
7%	9	$10,850	6.47%	$11,552
	7	$12,776	5.00%	$13,414
	5	$15,040	3.55%	$15,573
	2	$19,215	1.40%	$19,484
	180	$21,733	0.34%	$21,808
6%	9	$10,850	15.84%	$12,569
	7	$12,776	12.11%	$14,324
	5	$15,040	8.51%	$16,321
	2	$19,215	3.32%	$19,853
	180	$21,733	0.81%	$21,909
4%	9	$10,850	37.45%	$14,914
	7	$12,776	28.07%	$16,362
	5	$15,040	19.33%	$17,948
	2	$19,215	7.32%	$20,623
	180	$21,733	1.76%	$22,115

Appendix B
NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

2012 Form S-1 MD&A and Consolidated Financial Statements

BUSINESS
Overview

Nationwide Life Insurance Company ("NLIC", or collectively with its subsidiaries, "the Company") was incorporated in 1929 and is an Ohio domiciled stock life insurance company. The Company is a member of the Nationwide group of companies ("Nationwide"), which is comprised of Nationwide Mutual Insurance Company ("NMIC") and all of its subsidiaries and affiliates.
All of the outstanding shares of NLIC's common stock are owned by Nationwide Financial Services, Inc. ("NFS"), a holding company formed by Nationwide Corporation ("Nationwide Corp."), a majority-owned subsidiary of NMIC.
Wholly-owned subsidiaries of NLIC as of December 31, 2012 include Nationwide Life and Annuity Insurance Company ("NLAIC") and Nationwide Investment Services Corporation ("NISC"). NLAIC primarily offers individual annuity contracts, universal life insurance, variable universal life insurance, term life insurance and corporate-owned life insurance ("COLI") on a non-participating basis. NISC is a registered broker-dealer.
The Company is a leading provider of long-term savings and retirement products in the United States of America ("U.S."). The Company develops and sells a diverse range of products including individual annuities, private and public sector group retirement plans, investment products sold to institutions, life insurance and investment advisory services.

Business Segments

Management views the Company's business primarily based on its underlying products and uses this basis to define its four reportable segments: Individual Products & Solutions – Annuity (formerly named Individual Investments), Retirement Plans, Individual Products & Solutions – Life and Nationwide Business Solutions Group ("NBSG") (formerly named Individual Protection), and Corporate and Other.
The primary segment profitability measure that management uses is a non-GAAP financial measure called pre-tax operating earnings (loss), which is calculated by adjusting income before federal income taxes to exclude: (1) net realized investment gains and losses, except for operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on guaranteed minimum death benefit ("GMDB") contracts); (2) other-than-temporary impairment losses; (3) the adjustment to amortization of deferred policy acquisition costs ("DAC") and value of business acquired ("VOBA") related to net realized investment gains and losses; and (4) net losses attributable to noncontrolling interest.
The following table summarizes pre-tax operating earnings (loss) by segment for the years ended:

(in millions)	December 31, 2012	December 31, 2011[1]	December 31, 2010[1]
Individual Products & Solutions - Annuity	$220	$284	$161
Retirement Plans	$196	$193	$191
Individual Products & Solutions - Life and NBSG	$241	$283	$263
Corporate and Other	$ (82)	$ (55)	$ (36)
[1]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
Individual Products & Solutions - Annuity
The Individual Products & Solutions - Annuity segment consists of individual annuity products marketed under the Nationwide DestinationSM and other Nationwide-specific or private label brands. Deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, deferred variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features, while deferred fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods. Immediate annuities differ from deferred annuities in that the initial premium is exchanged for a stream of income for a certain period and/or for the owner's lifetime without future access to the original investment. The majority of assets and recent sales for the Individual Products & Solutions - Annuity segment consist of deferred variable annuities.

The following table summarizes selected financial data for the Company's Individual Products & Solutions - Annuity segment for the years ended:

(in millions)	December 31, 2012	December 31, 2011	December 31, 2010
Total revenues	$ 1,660	$ 1,483	$ 1,342
Account values as of year end	$56,786	$52,733	$49,211
Retirement Plans
The Retirement Plans segment is comprised of the Company's private and public sector retirement plans business. The private sector primarily includes Internal Revenue Code ("IRC") Section 401 fixed and variable group annuity business, and the public sector primarily includes IRC Section 457 and Section 401(a) business, both in the form of full-service arrangements that provide plan administration and fixed and variable group annuities as well as administration-only business.
The following table summarizes selected financial data for the Company's Retirement Plans segment for the years ended:

(in millions)	December 31, 2012	December 31, 2011	December 31, 2010
Total revenues	$ 830	$ 811	$ 789
Account values as of year end	$26,644	$24,871	$25,208
Individual Products & Solutions – Life and NBSG
The Individual Products & Solutions - Life and NBSG segment consists of life insurance products, including individual variable universal life, COLI and bank-owned life insurance ("BOLI") products, traditional life insurance products and fixed universal life insurance products. Life insurance products provide a death benefit and generally allow the customer to build cash value on a tax-advantaged basis.
The following table summarizes selected financial data for the Company's Individual Products & Solutions - Life and NBSG segment for the years ended:

(in millions)	December 31, 2012	December 31, 2011	December 31, 2010
Total revenues	$ 1,514	$ 1,459	$ 1,437
Life insurance policy reserves as of year end	$ 22,427	$ 20,928	$ 20,628
Life insurance in force as of year end	$155,699	$148,930	$144,175
Corporate and Other
The Corporate and Other segment includes non-operating realized gains and losses and related amortization, including mark-to-market adjustments on embedded derivatives, net of economic hedges, related to products with living benefits included in the Individual Products & Solutions - Annuity segment; other-than-temporary impairment losses; and other revenues and expenses not allocated to other segments. Additionally, this segment includes the medium-term note ("MTN") program which concluded in the fourth quarter of 2012.
The following table summarizes selected financial data for the Company's Corporate and Other segment for the years ended:

(in millions)	December 31, 2012	December 31, 2011	December 31, 2010
Operating revenues	$24	$ 68	$ 80
Funding agreements backing MTNs	$ -	$292	$799
Additional information related to the Company's business segments is included in Note 18 to the audited consolidated financial statements included in the F pages of this report.

Marketing and Distribution

The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company's products to their own customer bases include independent broker-dealers, financial institutions, wirehouse and regional firms, pension plan administrators, and life insurance specialists. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. ("NRS"), and Nationwide Financial Network ("NFN") producers, which includes the agency distribution force of the Company's ultimate parent company, NMIC. The Company believes its broad range of competitive products, strong distributor relationships and diverse distribution network position it to compete effectively in the rapidly growing retirement savings market.

Unaffiliated Distribution
Independent Broker-Dealers and Regional Firms.  The Company sells individual annuities, group retirement plans and life insurance through independent broker-dealers (including brokerage general agencies and producer groups in the Individual Products & Solutions - Life and NBSG segment) and regional firms in each state and the District of Columbia. The Company believes that it has developed strong broker-dealer relationships based on its diverse product mix, large selection of fund options and administrative technology. In addition to such relationships, the Company believes its financial strength and the Nationwide brand name are competitive advantages in these distribution channels. The Company regularly seeks to expand this distribution network.

Financial Institutions and Wirehouses.  The Company markets individual variable and fixed annuities (under its brand names and on a private label basis), private sector retirement plans and life insurance through financial institutions and wirehouses, consisting primarily of banks and their subsidiaries. The Company believes that it has competitive advantages in this distribution channel, including its expertise in training financial institution personnel to sell annuities, life insurance and pension products, its breadth of product offerings, its financial strength, the Nationwide brand name, and the ability to offer private label products.
Pension Plan Administrators.  The Company markets group retirement plans organized pursuant to IRC Section 401 and sponsored by employers as part of employee retirement programs through regional pension plan administrators. The Company also has linked pension plan administrators to the financial planning community to sell group pension products. The Company targets employers with 25 to 2,000 employees because it believes that these plan sponsors tend to require extensive record-keeping services from pension plan administrators and therefore are more likely to become long-term customers.

Life Insurance Specialists. The Company markets COLI and BOLI through life insurance specialists, which are firms that specialize in the design, implementation and administration of executive benefit plans.
Affiliated Distribution

NRS.  The Company markets various products and services to the public sector, primarily on a retail basis, through several sales organizations. The Company markets group variable annuities and fixed annuities as well as administration and record-keeping services to state and local governments for use in their IRC Section 457 and Section 401(a) retirement programs. The Company maintains endorsement arrangements with state and local government entities, including the National Association of Counties ("NACo") and The International Association of Fire Fighters ("IAFF").

NFN Producers.  NFN producers distribute Nationwide life insurance, annuity, mutual fund and group annuity products to individuals through Nationwide exclusive agents and independent agents. Nationwide agents sell traditional, universal and variable universal life insurance products and individual annuities through the licensed agency distribution force of NMIC. Nationwide agents primarily target the holders of personal automobile and homeowners' insurance policies issued by NMIC and affiliated companies.
Reinsurance

The Company follows the industry practice of reinsuring with other companies a portion of its life insurance and annuity risks in order to reduce net liability on individual risks, to provide protection against large losses, obtain greater diversification of risks and statutory capital relief. The maximum amount of individual ordinary life insurance retained by the Company on any one life is $10 million. The Company cedes insurance on both an automatic basis, whereby risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria, and on a facultative basis, whereby the reinsurer's prior approval is required for each risk reinsured.
The Company has entered into reinsurance contracts with certain unaffiliated reinsurers to cede a portion of its general account life, annuity and health business. Total amounts recoverable under these reinsurance contracts including ceded reserves, paid and unpaid claims, and certain other amounts totaled $684 million and $704 million as of December 31, 2012 and 2011, respectively. Under the terms of the contracts, specified assets are generally placed in trusts as collateral for the recoveries. The trust assets are invested in investment grade securities, the fair value of which must at all times be greater than or equal to 100% or 102% of the reinsured reserves, as outlined in each of the underlying contracts. Certain portions of the Company's variable annuity guaranteed benefit risks are also reinsured. These treaties reduce the Company's exposure to death benefit and income benefit guarantee risk in the Individual Products & Solutions - Annuity segment. The Company has no other material reinsurance arrangements with unaffiliated reinsurers.

The Company's only material reinsurance agreements with affiliates are the modified coinsurance agreements pursuant to which NLIC ceded to other members of Nationwide all of its accident and health insurance business not ceded to unaffiliated reinsurers, as described in Note 17 to the audited consolidated financial statements included in the F pages of this report.

Ratings
Ratings with respect to claims-paying ability and financial strength are one factor in establishing the competitive position of insurance companies. These ratings represent each agency's opinion of an insurance company's financial strength, operating performance, strategic position and ability to meet its obligations to policyholders. Such factors are important to policyholders, agents and intermediaries. They are not evaluations directed toward the protection of investors and are not recommendations to buy, sell or hold securities. Rating agencies utilize quantitative and qualitative analysis, including the use of key performance indicators, financial and operating ratios and proprietary capital models to establish ratings for the Company and certain subsidiaries. The Company's ratings are continuously evaluated relative to its performance as measured using these metrics and the impact that changes in the underlying business in which it is engaged can have on such measures. In an effort to minimize the adverse impact of this risk, the Company maintains regular communications with the rating agencies, performs evaluations utilizing its own calculations of these key metrics and considers such evaluation in the way it conducts its business.

Ratings are important to maintaining public confidence in the Company and its ability to market its annuity and life insurance products. Rating agencies continually review the financial performance and condition of insurers, including the Company. Any lowering of the Company's ratings could have an adverse effect on the Company's ability to market its products and could increase the rate of surrender of the Company's products. Both of these consequences could have an adverse effect on the Company's liquidity and, under certain circumstances, net income. NLIC and NLAIC each have financial strength ratings of "A+" (Superior) from A.M. Best Company, Inc. ("A.M. Best"). Their claims-paying ability/financial strength are rated "A1" (Good) by Moody's Investors Service, Inc. ("Moody's") and "A+" (Strong) by Standard & Poor's Rating Services ("S&P"). The Company's financial strength is also reflected in the ratings of its commercial paper, which is rated "AMB-1" by A.M. Best, "P-1" by Moody's and "A-1" by S&P.

These ratings are subject to ongoing review by A.M. Best, Moody's and S&P, and the maintenance of such ratings cannot be assured. If any rating is reduced from its current level, the Company's financial position and results of operations could be adversely affected.
Competition

The Company competes with many other insurers as well as non-insurance financial services companies, some of whom offer alternative products and, with respect to other insurers, have higher ratings than the Company. While no single company dominates the marketplace, many of the Company's competitors have greater financial resources and larger market share than the Company. Competition in the Company's lines of business primarily is based on price, product features, commission structure, perceived financial strength, claims-paying ability, customer and producer service, and name recognition.

Regulation
Regulation at State Level
NLIC and NLAIC, as with other insurance companies, are subject to regulation by the states in which they are domiciled and/or transact business. All states have enacted legislation that requires each insurance holding company and each insurance company in an insurance holding company system to register with the insurance regulatory authority of the insurance company's state of domicile and annually furnish financial and other information concerning the operations of companies within the holding company system that materially affect the operations, management or financial condition of the insurers within such system. Under such laws, a state insurance authority usually must approve in advance the direct or indirect acquisition of 10% or more of the voting securities of an insurance company domiciled in its state.

NLIC and NLAIC are subject to the insurance holding company laws in the State of Ohio. Under such laws, all transactions within an insurance holding company system affecting insurers must be fair and equitable, and each insurer's policyholder surplus following any such transaction must be reasonable in relation to the insurer's outstanding liabilities and adequate to its financial needs. The State of Ohio insurance holding company laws also require prior notice or regulatory approval of the change of control of an insurer or its holding company, material intercorporate transfers of assets within the holding company structure and certain other material transactions involving entities within the holding company structure.

NLIC and NLAIC are regulated and supervised in the jurisdictions in which they do business. Among other things, states regulate operating licenses; agent licenses; advertising and marketing practices; the form and content of insurance policies, including pricing; the type and amount of investments; statutory capital requirements; payment of dividends by insurance subsidiaries; assessments by guaranty associations; affiliate transactions and claims practices. The Company cannot predict the effect that any proposed or future legislation may have on the financial condition or results of operations of the Company.
Insurance companies are required to file detailed annual and quarterly statutory financial statements with state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such regulators at any time. In addition, insurance regulators periodically examine an insurer's financial condition, adherence to statutory accounting practices, and compliance with insurance department rules and regulations. Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or restructuring of insurance companies. Changes in regulations, or in the interpretation of existing laws or regulations, may adversely impact pricing, reserve adequacy or exposure to litigation and could increase the costs of regulatory compliance by the Company's insurance subsidiaries. Any proposed or future state legislation or regulations may negatively impact the Company's financial position or results of operations. Effective with the annual reporting period ending December 31, 2010, the National Association of Insurance Commissioners ("NAIC") adopted revisions to the Annual Financial Reporting Model Regulation, or the Model Audit Rule ("MAR"), related to auditor independence, corporate governance and internal control over financial reporting. The adopted revisions require that NLIC and NLAIC each file reports with state insurance departments regarding management's assessment of internal controls over financial reporting. The requirements of the revised MAR did not impact the Company's financial position or results of operations.
As part of their routine regulatory oversight process, state insurance departments periodically conduct detailed examinations of the books, records and accounts of insurance companies domiciled in their states. Such examinations generally are conducted in coordination with the insurance departments of other domestic states under guidelines promulgated by the NAIC. The most recently completed financial examination of NLIC and NLAIC was conducted by the Ohio Department of Insurance ("ODI") for the five-year period ended December 31, 2006 on behalf of itself and several other states. The examination was completed during the first quarter of 2008 and did not result in any significant issues or adjustments. The ODI has begun an exam of the five- year period ended December 31, 2011 on behalf of itself and several other states which is expected to be completed in 2013.
The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities through the 2008 tax year. The IRS is conducting an examination of the Company's U.S. income tax returns for the years 2009 through 2010. Any adjustments that may result from IRS examination of tax returns are not expected to have a material effect on the results of operations, cash flows or financial position of the Company.
State insurance regulatory authorities regularly make inquiries, hold investigations and administer market conduct examinations with respect to insurers' compliance with applicable insurance laws and regulations. NLIC and NLAIC are currently undergoing regulatory market conduct examinations in four states. NLIC and NLAIC continuously monitor sales, marketing and advertising practices and related activities of their agents and personnel and provide continuing education and training in an effort to ensure compliance with applicable insurance laws and regulations. There can be no assurance that any non-compliance with such applicable laws and regulations would not have a material adverse effect on the Company.
In December 2004, the NAIC adopted amendments to its Producer Licensing Model Act related to disclosure requirements with respect to compensation of insurance producers. Subsequently, related state legislation or regulations were adopted or proposed in some states. The most recent state to adopt compensation disclosure regulation is New York. Effective January 1, 2011, all insurance producers in New York must provide purchasers with disclosure about the compensation they are paid. The Company is not aware of other regulatory or legislative developments or proposals regarding producer compensation disclosure that would have a material impact on its operations. Although, some states have indicated they will continue to review producer compensation disclosure requirements, and additional changes could impact the Company.

Federal Initiatives

Although the U.S. federal government generally has not directly regulated the insurance business, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") expands the federal presence in insurance oversight. Title V includes two major insurance components: (1) the creation of a Federal Insurance Office within the Treasury Department with authority to preempt, under certain circumstances, state measures inconsistent with international agreements; and (2) the streamlining of state-level surplus lines and reinsurance regulation. Other titles under the Dodd-Frank Act that may impact insurance companies include Title II which provides an orderly liquidation authority relating to certain financial companies in default or in danger of default whose failure and resolution under otherwise applicable guidance would have serious adverse effects on U.S. financial stability and no private sector alternative is available to prevent default, Title VII which regulates certain over the counter derivatives contracts and the entities that enter into such contracts, and Title X which regulates consumer financial protection. The Dodd-Frank Act requires implementation by rule-making, which has started but is far from completion. The effects of the Dodd-Frank Act and regulations cannot be predicted. The following is a summary of certain aspects of the Dodd-Frank Act that may affect the Company. While its primary focus is on the banking sector, the legislation impacts insurers in a number of ways, including but not limited to:
•	Systemic Risk and Reporting. Under the Dodd-Frank Act, nonbank financial companies, including insurance companies and their holding companies that the newly-created Financial Stability Oversight Council ("FSOC") designates as systemically important will become subject to supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under heightened prudential standards. Proposed standards include (among others) risk-based capital requirements, leverage limits, liquidity requirements, risk management requirements, "living will" requirements, limitations on credit exposures, stress testing, early remediation and concentration limits. Criteria for designating nonbank financial companies as systemically important and the details of the heightened prudential standards and other regulations that will be applicable to such companies have been finalized. The FSOC can also recommend that a financial regulatory agency, including a state insurance regulator, adopt heightened standards with respect to financial activities or practices of the entities it regulates (irrespective if such entities have been designated as systemically important) and, if not adopted, such agency must justify such non-adoption. In addition, the new Office of Financial Research and Federal Insurance Office will collect information from insurers; although they are required to the extent possible to rely upon the reports of existing regulatory authorities.
•	Orderly Liquidation. The Dodd-Frank Act provides that, upon the recommendation of designated regulatory agencies and a systemic risk determination by the Secretary of the Treasury in consultation with the President of the U.S., a failing financial company can be precluded from ordinary resolution under the Bankruptcy Code or other bankruptcy regime and be resolved instead under the orderly liquidation authority provided for in the Dodd-Frank Act, with the Federal Deposit Insurance Corporation ("FDIC") acting as receiver. In such case, creditors and other stakeholders in such a company could be treated less favorably than under the Bankruptcy Code or such other normal bankruptcy regime. Holding companies and their non-insurance subsidiaries may be subject to this authority. Insurance companies are generally exempt from the liquidation authority, but the FDIC has "backup authority" to place an insurance company into orderly liquidation under state law if the state regulator has not done so within 60 days of a systemic risk determination.
•	Liquidation Fund Assessments. The Dodd-Frank Act creates an Orderly Liquidation Fund to help fund the cost of resolving failing financial companies under the orderly liquidation authority. Such fund would be funded by assessments on financial companies with $50 billion or more in assets– including, potentially, insurance companies and their holding companies. The size of an entity appears to be a major determinant as to the amount of any assessment, but other non-size risk factors are required to be taken into consideration. For insurance companies, contributions to state insurance guaranty funds must be considered.
•	The Volcker Rule. The Dodd-Frank Act contains a rule (the "Volcker Rule") which generally prohibits an insured depository institution, any company that controls an insured depository institution, and companies that are affiliated with any such insured depository institution, from (a) engaging in proprietary trading or (b) owning or sponsoring a hedge fund or private equity fund. In October 2011, the federal regulators proposed regulations implementing the statutory requirements of the Volcker Rule. Among other exceptions, the proposed regulations permitted a regulated insurance company and its affiliates to engage in proprietary trading so long as such activity is for the general account of such insurance company and so long as such activity complies with the insurance company investment laws of the state or jurisdiction in which the company is domiciled and the appropriate federal banking regulators, after consultation with the FSOC and the relevant state insurance commissioners, have not jointly determined that such laws are insufficient to protect the safety and soundness of the institution or the financial stability of the U.S.; however, the proposed regulations did not specifically permit investments by a regulated insurance company for its general account in hedge funds or private equity funds. The insurance industry, and Nationwide in particular, strongly objected to the failure of the banking regulators to recognize a broad exception for insurance companies due to the potentially negative impact not only to traditional fund investments but certain life insurance products (such as separate accounts) as well. The Volcker Rule became effective on July 21, 2012, but entities that are subject to the rule will not be required to bring their activities and investments into compliance with the rule until July 21, 2014, unless extended by the banking agencies. Given the wide-ranging and numerous responses to this proposed rule and the uncertainties of what a final rule may contain, it is not possible to assess the impact of the Volcker Rule on the Company and its affiliates, or on their investments or insurance products, at this time.

•	Bureau of Consumer Financial Protection. The Dodd-Frank Act creates the Bureau of Consumer Financial Protection as an independent agency within the Federal Reserve with the authority to adopt rules related to consumer financial products and services. Insurance products are specifically exempted from the Bureau's authority; however because the Bureau only recently commenced operations, effects of the exemption cannot be predicted.

Many policy questions are yet to be resolved—as mandatory studies are concluded and released and as the many federal agencies will need to implement the various reforms through rulemakings and other processes.

In view of recent events involving certain financial institutions and the financial markets, it is possible that there could be increased federal oversight responsibilities with respect to the business of insurance and thus the business of the Company. See also "Risk Factors—The recently enacted Dodd-Frank Act and certain other potential changes in federal laws and regulations may adversely affect the Company's business, results of operations and financial condition."
Potential future federal legislation, regulation, administrative policies and court decisions can also significantly and adversely affect certain areas of the Company's business, particularly the life insurance and annuity business. In addition to the laws and regulations discussed above, these areas include pension and employee welfare benefit plan regulation, additional financial services regulation and taxation. For example, the following events could adversely affect the Company's business:
•	Changes in Employee Retirement Income Security Act of 1974 (ERISA) that impact the sales of group annuities;
•	Changes in tax laws that reduce or eliminate the tax-deferred accumulation of earnings on the premiums paid by the holders of annuities and life insurance products, or that otherwise affect how the benefits provided by life insurance and annuity contracts are taxed; and modification of the federal estate tax. Effective January 1, 2013, a federal income surtax of 3.8% will be imposed on certain net investment income (including income from distributions from nonqualified annuity contracts) for individuals with a modified adjusted gross income in excess of a threshold amount (e.g., $250,000 for married persons who file jointly);
•	Changes in the availability of, or rules concerning the establishment and operation of, IRC Section 401, 403(b) and 457 plans or individual retirement accounts and/or individual retirement annuities; or
•	Changes in tax and ERISA regulations, such as the proposed regulations under development by the Labor Department that could alter the manner in which ERISA plans and individual retirement accounts may be marketed.

Regulation of Dividends and Other Payments

The payment of dividends by NLIC is subject to restrictions set forth in the insurance laws and regulations of the State of Ohio, its domiciliary state. The State of Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of (1) 10% of statutory-basis policyholders' surplus as of the prior December 31 or (2) the statutory-basis net income of the insurer for the prior year. NLIC's statutory capital and surplus as of December 31, 2012 was $3.8 billion, and statutory net income for the year ended December 31, 2012 was $764 million. During the year ended December 31, 2012, NLIC paid a cash dividend of $40 million to NFS. As of January 1, 2013, NLIC has the ability to pay dividends to NFS totaling $724 million without obtaining prior approval.

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. Earned surplus is defined under the State of Ohio insurance laws as the amount equal to the Company's unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer's policyholder surplus must be reasonable in relation to the insurer's outstanding liabilities and adequate for its financial needs. The payment of dividends by the Company may also be subject to restrictions set forth in the insurance laws of the state of New York that limit the amount of statutory profits on the Company's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its stockholders. The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses and dividends in the future.
Risk-Based Capital Requirements
In order to enhance the regulation of insurer solvency, the NAIC has adopted a model law to implement risk-based capital (RBC) requirements for life insurance companies. The requirements are designed to monitor capital adequacy and to raise the level of protection that statutory surplus provides for policyholders. The model law measures four major areas of risk facing life insurers: (1) the risk of loss from asset defaults and asset value fluctuation; (2) the risk of loss from adverse mortality (the relative incidence of death in a given time) and morbidity (the relative incidence of disability resulting from disease or physical impairment) experience; (3) the risk of loss from mismatching of asset and liability cash flow due to changing interest rates; and (4) business risks. Insurers having less statutory surplus than required by the RBC model formula will be subject to varying degrees of regulatory action depending on the level of capital inadequacy.
Based on the formula adopted by the NAIC, the total adjusted capital of NLIC and NLAIC as of December 31, 2012 exceeded the levels at which they would be required to take corrective action.

Assessments Against and Refunds to Insurers

Insurance guaranty association laws exist in each state, the District of Columbia, Guam, the U.S. Virgin Islands and the Commonwealth of Puerto Rico. Insurers doing business in any of these jurisdictions can be assessed for policyholder losses incurred by insolvent insurance companies. The amount and timing of any future assessment on or refund to NLIC's insurance subsidiaries under these laws cannot be reasonably estimated and are beyond the control of NLIC's insurance subsidiaries. A portion of the assessments paid by NLIC's insurance subsidiaries pursuant to these laws may be used as credits for a portion of NLIC's insurance subsidiaries' premium taxes. For the years ended December 31, 2012, 2011, and 2010, credits received by the Company were immaterial.

Annuity Sales Practices

The Company's annuity sales practices are subject to strict regulation. State insurance regulators are becoming more active in adopting and enforcing suitability standards with respect to sales of annuities, both fixed and variable. Any material change to the standards governing the Company's sales practices, including applicable state law and regulations, could affect the Company's business. In 2010, the NAIC amended the Suitability in Annuity Transactions Model Regulation ("SAT Model"). Prior versions of the SAT Model have been adopted in over 40 states. To date, the majority of states have adopted regulations that are substantially consistent with the amended 2010 SAT Model, portions thereof or some other form of annuity suitability requirements. The 2010 SAT Model places requirements regarding annuity suitability assessment, supervision and training upon insurance producers and insurance companies. As adopted in most jurisdictions, it also places ultimate liability upon issuing insurance companies for the suitable sale of all annuity contracts. The additional responsibilities and liabilities established under the 2010 SAT Model, which the states may choose to model their regulations upon, augment operational and compliance burdens for the Company, and create heightened risks for issuing insurers related to annuity contract transactions. Such regulations and responsibilities could increase the Company's operational costs or compliance costs or burdens, or expose the Company to increased liability if it violates such regulations and responsibilities.

Securities Laws

NLIC and NLAIC, and certain policies and contracts offered by these companies, are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission ("SEC") and under certain state securities laws. Certain separate accounts of NLIC and NLAIC are registered as investment companies under the Investment Company Act of 1940, as amended ("Investment Company Act"). Separate account interests under certain variable annuity contracts and variable insurance policies issued by NLIC and NLAIC are also registered under the Securities Act of 1933, as amended ("Securities Act"). NISC, a subsidiary of the Company, is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended ("Securities Exchange Act"), subject to the SEC's net capital rules and a member of, and subject to regulation by, the Financial Industry Regulatory Authority.
Nationwide Investment Advisor, a subsidiary of the Company, is an investment advisor registered under the Investment Advisors Act of 1940, as amended, and the Securities Act. The investment companies managed by this subsidiary are registered with the SEC under the Investment Company Act, and the shares of certain of these entities are qualified for sale in certain states and the District of Columbia.

All aspects of the investment advisory activities of NLIC are subject to applicable federal and state laws and regulations in the jurisdictions in which they conduct business. These laws and regulations primarily are intended to benefit investment advisory clients and investment company shareholders and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the transaction of business for failure to comply with such laws and regulations. In such event, the possible sanctions which may be imposed include the suspension of individual employees, limitations on the activities in which the investment advisor may engage, suspension or revocation of the investment advisor's registration as an advisor, censure and fines.

ERISA
On December 13, 1993, the U.S. Supreme Court issued its opinion in John Hancock Mutual Life Insurance Company v. Harris Trust and Savings Bank, holding that certain assets in excess of amounts necessary to satisfy guaranteed obligations held by Hancock in its general account under a participating group annuity contract are "plan assets" and therefore subject to certain fiduciary obligations under the ERISA. ERISA requires that fiduciaries perform their duties solely in the interest of ERISA plan participants and beneficiaries, and with the care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The Court imposed ERISA fiduciary obligations to the extent that the insurer's general account is not reserved to pay benefits under guaranteed benefit policies (i.e., benefits whose value would not fluctuate in accordance with the insurer's investment experience).

The U.S. Secretary of Labor issued final regulations on January 5, 2000, providing guidance for determining, in cases where an insurer issues one or more policies backed by the insurer's general account to or for the benefit of an employee benefit plan, which assets of the insurer constitute plan assets for purposes of ERISA and the IRC. The regulations apply only with respect to a policy issued by an insurer to an ERISA plan on or before December 31, 1998. In the case of such a policy, most provisions of the regulations became applicable on July 5, 2001. Generally, where the basis of a claim is that insurance company general account assets constitute plan assets, no person will be liable under ERISA or the IRC for conduct occurring prior to July 5, 2001. However, certain provisions under the final regulations are applicable as follows: (1) certain contract termination features became applicable on January 5, 2000 if the insurer engages in certain unilateral actions; and (2) the initial and separate account disclosure provisions became applicable July 5, 2000. New non-guaranteed benefit policies issued after December 31, 1998 subject the issuer to ERISA fiduciary obligations. Since the Company issues fixed group annuity contracts that are backed by its general account and used to fund employee benefit plans, the Company is subject to these requirements. See also "Risk Factors—Changes to regulations under ERISA could adversely affect the Company's distribution model by restricting the Company's ability to provide customers with advice."

Tax Matters
Life insurance products may be used to provide income tax deferral and income tax free death benefits; annuity contracts may be used to provide income tax deferral. The value of these benefits is related to the level of income tax and capital gains tax rates. Changes to the income tax rates and the capital gains tax rates can affect the value of these benefits, and therefore the desirability of those products.

The U.S. Congress periodically has considered possible legislation that, if enacted, could materially reduce or eliminate many of the tax advantages of purchasing and owning annuity and life insurance products. Recent legislative proposals have included provisions that, if enacted, would (a) disallow a portion of the income tax interest deduction for many businesses that own life insurance; (b) alter the calculation of a life insurance company's separate account dividends received deduction ("DRD"); (c) impose a "financial crisis responsibility fee" on certain insurance companies; and (d) impose additional information reporting requirements with respect to variable insurance products and resales of certain life insurance contracts. If these proposals or others of this type were enacted, the Company's sale of COLI, variable annuities, and variable life products could be adversely affected.
In addition, the President of the U.S. has made a proposal to impose a financial services responsibility fee upon depository institution holding companies with $50 billion or more in assets and nonbank financial firms subject to Federal Reserve supervision in order to recoup government contributions to the Troubled Asset Relief Program ("TARP") whether or not the firms applied for or received TARP funding. Likewise, nonfinancial firms that applied for or accepted TARP funding would not be subject to the proposed fee. The financial services industry remains opposed to the proposal which the Administration first announced in January 2010. Additional changes to the IRC to address the fiscal challenges currently faced by the federal government may also be made. These changes could include changes to the taxation of life insurance, annuities, mutual funds, retirement savings plans, and other investment alternatives offered by the Company. Such changes could have an adverse impact on the desirability of the products offered by the Company. See also "Risk Factors—Changes in tax laws could adversely affect the Company."

Employees

As of December 31, 2012, the Company had approximately 2,974 employees, none of which were covered by a collective bargaining agreement.

Risk Factors
Adverse capital and credit market conditions may significantly affect the Company's ability to meet liquidity needs and impact its capital position.
The capital and credit markets have been experiencing extreme volatility and disruption during the last several years. Recently, the volatility and disruption reached unprecedented levels. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers. While the capital and credit market conditions have improved, continuing market volatility suggests the markets remain fragile.

The Company needs liquidity to pay its operating expenses, interest on its debt and to replace certain maturing liabilities. The principal sources of the Company's liquidity are insurance premiums, annuity considerations, deposit funds and cash flow from its investment portfolio and assets. The investment portfolio consists mainly of cash or assets that are readily convertible into cash. Sources of liquidity also include a variety of short- and long-term instruments, including repurchase agreements, commercial paper, lines of credit, bank loans and long-term debt.

In the event current resources do not satisfy the Company's needs, the Company may have to seek additional financing. The availability of additional financing will depend on a variety of factors including market conditions, the availability of credit generally and specifically to the financial services industry, market liquidity, the Company's credit ratings, as well as the possibility that customers or lenders could develop a negative perception of the Company's long- or short-term financial prospects if it incurs large investment losses or if the level of business activity decreases. Similarly, the Company's access to funds may be impaired if regulatory authorities or rating agencies take negative actions against it. The Company's internal sources of liquidity may prove to be insufficient, and in such case, it may not be able to successfully obtain additional financing on favorable terms, or at all.
Disruptions, uncertainty or volatility in the capital and credit markets may also limit the Company's access to capital required to operate its business, most significantly its insurance operations. Such market conditions may limit the Company's ability to:
•	replace, in a timely manner, maturing liabilities;
•	satisfy statutory capital requirements;

•	generate fee income and market-related revenue to meet liquidity needs;
•	access the capital necessary to grow its business; and
•	sell certain assets if markets become inactive.

As such, the Company may be forced to issue shorter-term securities than it prefers, or bear an unattractive cost of capital, which could decrease the Company's profitability and significantly reduce its financial flexibility. The Company's results of operations, financial condition and cash flows could be materially adversely affected by disruptions in the financial markets.
Continued difficult conditions in the capital markets and the economy may adversely affect the Company's business, results of operations, financial condition and liquidity, and these conditions may not improve in the near-future.

The Company's business, financial condition, results of operations and the valuation and liquidity of some of its investments have been materially affected by conditions in the domestic and global capital markets and the economy generally, and these conditions may not improve in the near-future. As a result of the recent global financial crisis, the U.S., Europe and Asia entered a deep recession that persisted through June 2009, despite governmental intervention in the world's major economies. Although many economists believe the recent recession in the U.S. ended in 2009, the economic recovery has been slow, and the unemployment rate is expected to remain high for some time. In addition, concerns continue to persist over geopolitical issues, inflation, defaults by certain nations on their sovereign debt, the downgrade by S&P, a Standard & Poor's Financial Services LLC business, of U.S. Treasury securities, the availability and cost of credit, equity markets, the U.S. mortgage market and the real estate market in the U.S. Some U.S. economists believe that some level of deflation risk remains in the U.S. economy. These factors have contributed to increased market volatility and diminished expectations for the economy and the markets going forward.
Financial markets have recently been affected by concerns over U.S. fiscal policy, including uncertainty regarding automatic spending cuts that will become effective in March 2013 and the need to again raise the U.S. federal government's debt ceiling by May 2013 and reduce the federal deficit. These issues could, on their own, or combined with the slowing of the global economy generally, send the U.S. into a new recession, have severe repercussions to the U.S. and global credit and financial markets, further exacerbate concerns over sovereign debt of other countries and disrupt economic activity in the U.S. and elsewhere. All of these factors could affect the Company's ability to meet liquidity needs and obtain capital. In addition, a recession in the U.S. could adversely impact the demand for the Company's products, negatively impact earnings, adversely affect the performance of the Company's investments or result in impairments and could have a material adverse effect on the Company's business, results of operations and financial condition.
The initial problems arising in 2009 from the sub-prime segment of the residential mortgage-backed securities market spread to a broad range of mortgage- and asset-backed and other fixed income securities and to a wide range of financial institutions and markets, asset classes and sectors. As a result, the market for fixed income securities experienced decreased liquidity, increased price volatility, credit downgrade events and increased probability of default. Securities that are less liquid are more difficult to value and may be hard to sell. In addition, domestic and international equity and credit markets have also experienced increased volatility and turmoil, with companies, such as the Company, that have exposure to the real estate, mortgage and credit markets particularly affected. These events have had, and may continue to have, an adverse effect on the Company, in part because it has a large investment portfolio and also because difficult economic factors will adversely affect consumer demand for the Company's products. The Company's revenues are likely to decline in such circumstances, its profit margins could erode and its financial position could be adversely affected.
In addition, regulatory developments relating to the recent financial crisis may also significantly affect the Company's operations and prospects in ways that cannot be predicted. U.S. and overseas governmental or regulatory authorities, including the SEC, the Federal Reserve Board, the Office of the Comptroller of the Currency ("OCC") and the NAIC, are considering enhanced or new regulatory requirements intended to prevent future crises or otherwise stabilize the institutions under their supervision. New regulations will likely affect critical matters, including capital requirements, and published proposals by insurance regulatory authorities that could reduce the pressure on the Company's capital position may not be adopted or may be adopted in a form that does not afford as much capital relief as anticipated. If the Company fails to manage the impact of these developments effectively, its prospects, results and financial condition could be materially and adversely affected.

There can be no assurance that actions of the U.S. government, Federal Reserve Board and other governmental and regulatory bodies for the purpose of stabilizing the financial markets will achieve the intended effect.

In response to difficult capital markets and economic conditions, the U.S. government, Federal Reserve Board and other governmental regulatory bodies undertook several initiatives in an attempt to stabilize the capital markets and stimulate economic growth. Most of these initiatives have largely run their course or been discontinued. More relevant to the Company are the monetary policies implemented by the Federal Reserve Board and the implementation of the Dodd-Frank Act, which will significantly change financial regulation in the U.S. in a number of areas that could affect the Company. Given the large number of provisions of the Dodd-Frank Act that must be implemented through regulatory action and the delay with which some aspects of this implementation are taking place, the Company cannot predict what impact this could have on its business, results of operations and financial condition.
The Federal Reserve Board has taken a number of actions in recent years to spur economic activity by keeping interest rates low and may take further actions to influence interest rates in the future, which may have an impact on the pricing levels of risk-bearing instruments, and may adversely impact the level of product sales. There can be no assurance that these actions will have the intended effect or what impact, if any, these actions could have on the Company's business, results of operations and financial condition.
The Company cannot predict whether the funds made available by the U.S. federal government and its agencies, or other actions taken by the government, will stabilize or further revive the financial markets or harm them or, if the U.S. federal government decides to distribute additional amounts, either by Federal Reserve Board action or by Congressional appropriation, whether those additional actions will have positive or negative effects.
The choices made by the U.S. Treasury, the Federal Reserve Board and the FDIC in their distribution of funds under any future asset purchase programs, as well as any decisions made regarding the imposition of additional regulation on large financial institutions may have, over time, the effect of supporting or burdening some aspects of the financial services industry more than others. Some of the Company's competitors have received, or may in the future receive, benefits under one or more of the federal government's programs. This could adversely affect the Company's competitive position.
The downgrade of the U.S. Government's credit rating by S&P could adversely affect the Company.

On August 5, 2011, S&P lowered its long-term sovereign credit rating on the U.S. from "AAA" to "AA+" and on August 8, 2011 correspondingly lowered its long-term issuer credit ratings and issue ratings on certain government sponsored enterprises (including Fannie Mae and Freddie Mac), agencies, Federal Home Loan Banks and Federal Farm Credit

Banks (among others) from "AAA" to "AA+". In its press release, S&P expressed that the downgrade reflected its opinion that the budget plan to which Congress and the Obama administration recently agreed did not accomplish what would be necessary to stabilize the U.S. government's fiscal position and, more generally, that the effectiveness of U.S. policymaking and political institutions has proven ineffective at a time of severe fiscal and economic challenges. S&P also commented that the outlook on the U.S. ratings remained negative and further downgrades are possible within the next two years, absent agreement on proposed spending reductions and other negative trends. Further budget difficulties and any further downgrades by S&P or other Nationally Recognized Statistical Rating Organizations ("NRSROs") could have a material adverse effect on the capital and credit markets and the results of operations, financial condition and cash flows of the Company and its affiliates and subsidiaries as owners of U.S. government and agency securities and otherwise.

The impairment of other financial institutions could adversely affect the Company.
The Company has exposure to many different industries, issuers and counterparties, and routinely executes transactions in the financial services industry, including brokers and dealers, commercial banks, investment banks, hedge funds, other investment funds and other institutions. Many of these transactions expose the Company to credit risk in the event of default of the counterparty. In addition, with respect to secured transactions, the Company's credit risk may be exacerbated when the collateral held by the Company cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to it. The Company also has exposure to these issuers in the form of holdings in unsecured debt instruments, derivative transactions and stock investments of these issuers. There can be no assurance that any such realized losses or impairments to the carrying value of these assets would not materially and adversely affect the Company's business, financial position and results of operations.

The impact of sustained or significant deterioration in economic conditions on the Company and its customers and vendors could adversely affect the Company's business.
The Company is exposed to risks associated with the potential financial instability of the Company's customers, many of whom may be adversely affected by the volatile conditions in the financial markets. As a result of uncertainties with respect to financial institutions and the global credit markets, increases in energy costs, and other macro-economic challenges currently affecting the economy of the U.S. and other parts of the world, customers may experience serious cash flow problems and other financial difficulties. As a result, they may modify, delay, or cancel plans to purchase the Company's products, may make changes in the mix of products purchased that are unfavorable to the Company or may surrender (in the case of annuities) contracts early, imposing greater liquidity needs on the Company earlier than the Company expected. Additionally, if customers are not successful in generating sufficient revenue or are precluded from securing financing, they may not be able to pay, or may delay payment of, premiums and other amounts that are owed to the Company. Any liability of current or potential customers to pay the Company for its products may adversely affect the Company's earnings and cash flow.
In addition, the Company is susceptible to risks associated with the potential financial instability of the vendors on which the Company relies to provide services or to whom the Company delegates certain functions. The same conditions that may affect the Company's customers also could adversely affect the Company's vendors, causing them to significantly and quickly increase their prices or reduce their output. The Company's business depends on the Company's ability to perform, in an efficient and uninterrupted fashion, the Company's necessary business functions, and any interruption in the services provided by third parties could also adversely affect the Company's cash flow, profitability, and financial condition.

The Company is exposed to significant financial and capital markets risk (including equity markets risk), which may adversely affect its access to capital, results of operations, financial condition and liquidity, and the Company's net investment income can vary from period to period.
The Company is exposed to significant financial and capital markets risk, including changes in interest rates, credit spreads, equity prices, real estate values, foreign currency exchange rates, domestic and foreign market volatility, the performance of the economy in general, the performance of the specific obligors included in its portfolio and other factors outside the Company's control. Such factors and the following economic and interest rate risks could lead to uncertainty or volatility in the capital and credit markets generally which may limit the Company's access to capital required to operate its business.
The Company's exposure to interest rate risk relates to the market price and cash flow variability associated with changes in interest rates. The Company's investment portfolio contains interest rate sensitive instruments, such as bonds and derivatives, which may be adversely impacted by changes in interest rates from governmental monetary policies, domestic and international economic and political conditions, and other factors beyond its control. The recent financial crisis, and related volatility in equity, bond and real estate values, may result in a protracted economic slowdown. This may lead to a prolonged deflationary period, accompanied by a sustained period of very low interest rates. U.S. long-term interest rates remain at relatively low levels by historical standards. During periods of low or declining interest rates, as cash becomes available from premiums on insurance and annuity policies and from the maturity, redemption or sale of existing securities or from other sources, the yield on the new investments purchased will be lower than that on existing investments, thus lowering the average yield that the Company earns on its investment portfolio. Conversely, inflation may increase and interest rates may suddenly spike, which could have a material affect on the Company's results of operations, insofar as inflation may affect interest rates. A rise in interest rates would negatively impact the net unrealized position of the Company's investment portfolio, particularly on interest sensitive instruments such as bonds, which typically decrease in value during periods of rising interest rates. Although the Company seeks to carefully measure and manage its interest rate risk positions, the Company's estimate of its liability cash flow profile may be inaccurate, and it might need to sell assets during a period of rising or falling interest rates in order to cover any such liability, which could adversely affect the Company's financial position and results of operations.

The Company's exposure to credit spreads relates primarily to market price and cash flow variability associated with changes in credit spreads. A widening of credit spreads would increase unrealized losses in the investment portfolio and, if issuer credit spreads increase as a result of fundamental credit deterioration, would likely result in higher other-than-temporary impairments. Credit spread tightening will reduce net investment income associated with new purchases of fixed maturities. In addition, market volatility can make it difficult to value certain of the Company's securities if trading becomes less frequent. As such, valuations may include assumptions or estimates that may have significant period-to-period changes from market volatility, which could have a material adverse effect on the Company's results of operations or financial condition. Securities market volatility, changes in interest rates, changes in credit spreads and defaults, a lack of pricing transparency, market liquidity, declines in equity prices, and the strengthening or weakening of foreign currencies against the U.S. dollar, individually or in tandem, could have a material adverse effect on the Company's results of operations, financial condition or cash flows through realized losses, impairments and changes in unrealized positions.

The Company's exposure to equity risk relates primarily to the potential for lower earnings associated with certain of the Company's insurance businesses, such as variable annuities, where fee income is generally earned based upon the fair value of the assets under management. In addition, certain of the Company's annuity products offer guaranteed benefits, which increase the Company's potential benefit exposure and statutory reserve and capital requirements should equity markets decline, which could deplete capital. Increased reserve and capital requirements could lead to rating agency downgrades.

The Company's insurance and investment products are sensitive to interest rate fluctuations and expose the Company to the risk that falling interest rates or credit spreads will reduce the Company's margin, or the difference between the returns earned on the investments that support the obligations under these products and the amounts that must be paid to policyholders and contractholders. Because the Company may reduce the interest rates credited on most of these products only at limited, pre-established intervals, and because some contracts have guaranteed minimum interest crediting rates, declines in interest rates may adversely affect the profitability of these products.

There may be economic scenarios, including periods of rising interest rates, which could increase life insurance policy loan and surrender and withdrawal activity in a given period. Such situations could result in cash outflows requiring that the Company sell investments at a time when the prices of those investments are adversely affected, which may result in realized investment losses. Unanticipated withdrawals and terminations may also cause the Company to accelerate the amortization of DAC and/or value of business acquired ("VOBA"), which reduces net income.
As of December 31, 2012, the Company does not hold any European sovereign debt or material investment exposure in Greece, Ireland, Italy, Portugal or Spain.
For additional information on the Company's derivative programs in place to mitigate these risks, see Note 7 to the audited consolidated financial statements included in the F pages of this report.
The determination of the amount of allowances and impairments taken on the Company's investments are judgmental and could materially impact its results of operations or financial position.
The determination of the amount of allowances and impairments vary by investment type and is based on the Company's periodic evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. Management updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised. Market volatility can make it more difficult to value the Company's securities if trading in such securities becomes less frequent. In addition, a forced sale by holders of large amounts of a security, whether due to insolvency, liquidity or other issues with respect to such holders, could result in declines in the price of a security. There can be no assurance that management has accurately assessed the level of impairments taken and allowances reflected in the financial statements. Furthermore, additional impairments may need to be taken or allowances provided for in the future. Historical trends may not be indicative of future impairments or allowances.
Management considers a wide range of factors about an investment's issuer and uses its best judgment in evaluating the cause of the decline in the fair value of the investment and in assessing the prospects for recovery. Inherent in management's evaluation of an investment are assumptions about the operations of the issuer and its future earnings potential.
The collectability and value of a mortgage loan are based on the ability of the borrower to repay and/or the value of the underlying collateral. Many of the Company's commercial mortgage loans are structured with balloon payment maturities, exposing the Company to risks associated with the borrowers' ability to make the balloon payment or refinance the property.
The Company actively monitors the credit quality of its mortgage loans to support the development of the valuation allowance. This monitoring process includes quantitative analyses which facilitate the identification of deteriorating loans, and qualitative analyses which consider other factors relevant to the borrowers' ability to repay. Loans with deteriorating credit fundamentals are identified for special surveillance procedures and are categorized based on the severity of their deterioration and management's judgment as to the likelihood of loss.
Mortgage loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.
When management determines that a loan is impaired, a provision for the loss is established equal to the difference between the carrying value and either the fair value of the collateral or the present value of expected future cash flows discounted at the loan's market interest rate.
In addition to the loan-specific reserves, the Company maintains a non-specific reserve for losses developed based on loan surveillance categories and property type classes and reflects management's best estimate of probable credit losses inherent in the portfolio as of the balance sheet date but not yet attributable to specific loans. Management's periodic evaluation of the adequacy of the non-specific reserve is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower's ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors.
For additional information on the Company's impairment review process, see Note 2 to the audited consolidated financial statements included in the F pages of this report.
Guarantees within certain of the Company's insurance subsidiaries' products that protect policyholders against significant downturns in equity markets may decrease the Company's earnings, increase the volatility of the Company's results if hedging or risk management strategies prove ineffective, result in higher hedging costs and expose the Company to increased counterparty risk.
Certain of the Company's insurance subsidiaries' variable annuity products include guaranteed benefits. The Company's insurance subsidiaries provide five primary guarantee types of variable annuity contracts: (1) GMDB; (2) guaranteed minimum accumulation benefits ("GMAB"); (3) guaranteed minimum income benefits ("GMIB"); (4) guaranteed lifetime withdrawal benefits ("GLWB"); and (5) a hybrid guarantee with GMAB and GLWB. Periods of significant and sustained downturns in equity markets, increased equity volatility, and/or reduced interest rates could result in an increase in the valuation of the future policy benefit or policyholder account balance liabilities associated with such products, resulting in a reduction to net income. The Company's insurance subsidiaries use derivative instruments to attempt to mitigate the liability exposure and the volatility of net income associated with these liabilities, and while the Company believes that these and other actions have mitigated the risks related to these benefits, the Company's insurance subsidiaries remain liable for the guaranteed benefits in the event that reinsurers or derivative counterparties are unable or unwilling to pay. In addition, the Company's insurance subsidiaries are subject to the risk that hedging and other risk management procedures prove ineffective or that unanticipated policyholder behavior or mortality, combined with adverse market events, produces economic losses beyond the scope of the risk management techniques employed. These, individually or collectively, may have a material adverse effect on net income, financial condition or liquidity. The Company's insurance subsidiaries are also subject to the risk that the cost of hedging these guaranteed minimum benefits increases as implied volatilities increase and/or interest rates decrease, resulting in a reduction to net income.

Some of the Company's investments are relatively illiquid and are in asset classes that have been experiencing significant market valuation fluctuations.

The Company holds certain investments that may lack liquidity, such as certain fixed maturity securities (privately placed bonds and structured securities based upon residential or commercial mortgage loans or trust preferred securities); mortgage loans; policy loans; equity real estate, including real estate joint ventures; and other limited partnership interests. In recent years, even some of the Company's very high quality investments experienced reduced liquidity during periods of market volatility or disruption.

If the Company requires significant amounts of cash on short notice in excess of normal cash requirements or is required to post or return collateral in connection with the investment portfolio, derivatives transactions or securities lending activities, the Company may have difficulty selling these investments in a timely manner, be forced to sell them for less than the Company otherwise would have been able to realize, or both.

The Company does not have the intent to sell, nor is it more likely than not that it will be required to sell debt securities in an unrealized loss position. Investment losses, however, may be realized to the extent liquidity needs require the disposition of debt securities in unfavorable interest rate, liquidity or credit spread environments. Some provisions of the Dodd-Frank Act may lower prices for certain fund investments by forcing them to be sold over a relatively short period of time.

The Company has exposure to mortgage-backed securities, which could cause declines in the value of its investment portfolio.
Securities and other capital markets products connected to residential mortgage lending, particularly those backed by non-agency loans, have become less liquid. Recently, markets for these securities have been more volatile, especially for investments backed by subprime and Alt-A mortgage loans. The value of the Company's investments in mortgage-backed securities may be negatively impacted by an unfavorable change in or increased uncertainty regarding delinquency rates, foreclosures, home prices and refinancing opportunities. Further deterioration in the performance of the residential mortgage sector could cause declines in the value of that portion of the Company's investment portfolios.
In addition, other types of mortgage-backed securities, including commercial mortgage-backed securities, may deteriorate due to prevailing market conditions, and such deterioration could cause declines in the value of the Company's investment portfolio. Weakness in commercial real estate fundamentals, along with a decrease in the overall liquidity and availability of capital, has led to a very difficult refinancing environment and an increase in the overall delinquency rates on commercial mortgages in the commercial mortgage-backed securities market. Difficult conditions in the global financial markets and the overall economic downturn would put additional pressure on these fundamentals through rising vacancies, falling rent rates and falling property values. The extent and duration of any future market or sector decline are unknown, as is the potential impact of such a decline on the Company's investment portfolio.
Defaults on commercial mortgage loans and volatility in performance may adversely affect the Company's results of operations and financial condition.
Commercial mortgage loans could face heightened delinquency and default risk due to recent economic conditions and the resulting adverse impacts on the obligors of these loans. In addition, future refinancing risks could be experienced for many commercial mortgage loans. As such, these conditions could lead to declining values on certain of such instruments. The performance of the Company's commercial mortgage loan investments, however, may fluctuate in the future. An increase in the default rate of the Company's commercial mortgage loan investments or a borrower's inability to refinance or pay off its loan at maturity could have an adverse effect on its results of operations and financial condition. If these loans are not refinanced or paid in full at maturity, the Company's mortgage loan investments could be adversely affected. Any geographic or sector concentration of the Company's commercial mortgage loans may have adverse effects on its investment portfolios and, consequently, on its results of operations or financial condition. While the Company seeks to mitigate this risk by having a broadly diversified portfolio, events or developments that have a negative effect on any particular geographic region or sector may have a greater adverse effect on its investment portfolios to the extent that the portfolio is concentrated.

The Company's investments are reflected within the financial statements utilizing different accounting bases. Accordingly, the Company values investments at both cost and fair value, which may be significantly different, in the Company's financial statements.
The Company's investments primarily consist of fixed maturity securities, short-term investments, mortgage loans, policy loans and alternative investments. On the basis of U.S. generally accepted accounting principles ("GAAP"), the carrying value of such investments is as follows:

•	Fixed maturity securities, except those considered trading securities, are primarily classified as available-for-sale and are reported at their fair value. Unrealized gains and losses on these securities are recorded as a separate component of other comprehensive income or loss, net of policyholder related amounts and deferred income taxes.

•	Short-term investments include investments with remaining maturities of one year or less at the time of acquisition and are reported at fair value.

•	Mortgage loans are recorded at unpaid principal balance, adjusted for any unamortized premium or discount, deferred fees or expenses, and valuation allowances.
•	Policy loans are carried at unpaid principal balances.
•	Alternative investments are generally reported based on the equity method of accounting.
Investments not carried at fair value in the Company's financial statements (principally mortgage loans and alternative investments) may have fair values which are substantially higher or lower than the carrying value reflected in the Company's financial statements. Each of such asset classes are regularly evaluated for impairment under the accounting guidance appropriate to the respective asset class.
The Company's valuation of fixed maturity securities may include methodologies, estimations and assumptions which are subject to differing interpretations and could result in changes to investment valuations that may materially adversely affect the Company's results of operations or financial condition.
Fixed maturity securities and certain other investments are reported at fair value on the balance sheet. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company categorizes these securities into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.
For additional information on the Company's fair value categories, see Note 2 to the audited consolidated financial statements included in the F pages of this report.
The determination of fair values by management in the absence of quoted market prices is based on: (1) the availability and quality of prices from independent pricing services; (2) valuation methodologies; and (3) assumptions deemed appropriate given the circumstances. The fair value estimates are made at a specific point in time, based on available market information and judgments about investments, including estimates of the timing and amounts of expected future cash flows and the credit standing of the issuer. The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts. During periods of market disruption including periods of significantly rising or high interest rates, rapidly widening credit spreads or illiquidity, it may be difficult to value certain of the Company's securities. There may be certain asset classes that were in active markets with significant observable data that become illiquid due to the financial environment. In such cases, more securities may fall to Level 3 and thus require more subjectivity and management judgment. As such, valuations may include inputs and assumptions that are less observable or require greater estimation, as well as valuation methods that require greater estimation, which could result in values that are different from the value at which the investments could ultimately be sold. Further, rapidly changing credit and equity market conditions could materially impact the valuation of securities as reported within the Company's consolidated financial statements and the period-to-period changes in value could vary significantly. Decreases in value may have a material adverse effect on the Company's results of operations or financial condition. For additional information on the Company's valuation methodology, see Overview—Fair Value Measurements.
Certain changes in accounting and/or financial reporting standards issued by the Financial Accounting Standards Board ("FASB"), the SEC, the NAIC, the Federal Reserve Board, state insurance departments or other standard-setting bodies could have a material adverse impact on the Company's financial position or results of operations.

The Company is subject to the application of GAAP, the principles of which are periodically revised and/or expanded. As such, the Company is required to adopt new or revised accounting and/or financial reporting standards issued by recognized accounting standard setters or regulators, including the FASB. It is possible that future requirements could change the Company's current application of GAAP, resulting in a material adverse impact on the Company's financial position or results of operations.

In addition, the Company's insurance subsidiaries are required to comply with statutory accounting principles ("SAP"). SAP and various components of SAP (such as actuarial reserve methodologies) are subject to review by the NAIC and its task forces and committees, as well as state insurance departments, in an effort to address emerging issues and otherwise improve or alter financial reporting. Various proposals are currently, or have been previously, pending before committees and task forces of the NAIC, some of which, if enacted, would negatively affect the Company's insurance subsidiaries. The NAIC is also currently working to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves and the accounting for such reserves. The Company cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect the Company's insurance subsidiaries. Calculations made in accordance with SAP govern the ability of the Company's insurance subsidiaries to pay dividends to their respective parent companies.
In addition, the NAIC Accounting Practices and Procedures Manual provides that state insurance departments may permit insurance companies domiciled therein to depart from SAP through prescribed practices or by granting them permitted practices. The Company cannot predict what permitted and prescribed practices any applicable state insurance department may allow or mandate in the future, nor can the Company predict whether or when the insurance departments of states of domicile of the Company's competitors may permit them to utilize advantageous accounting practices that depart from SAP. As of the date of this prospectus, no permitted practices are utilized by the Company's insurance subsidiaries. Moreover, although states generally defer to interpretations of the insurance department of the state of domicile with respect to regulations and guidelines, neither the action of the domiciliary state nor action of the NAIC is binding on a state. Accordingly, a state could choose to follow a different interpretation. The Company can give no assurances that future changes to SAP or components of SAP or the granting of permitted practices to the Company's competitors will not have a materially negative impact on the Company's financial condition or results of operations.
The amount of statutory capital that the Company's insurance subsidiaries have and the amount of statutory capital they must hold can vary significantly from time to time and is sensitive to a number of factors outside of the Company's control, including equity market and credit market conditions.
The Company conducts the vast majority of its business directly or through licensed insurance subsidiaries. Insurance regulators and the NAIC prescribe accounting standards and statutory capital and reserve requirements for the Company and its U.S. insurance subsidiaries. The NAIC has established regulations that provide minimum capitalization requirements based on risk-based capital, or RBC, formulas for both life and property and casualty companies. The RBC formula for life companies established capital requirements relating to insurance, business, asset and interest rate risks, including equity, interest rate, operational and management and expense recovery risks associated with life and annuity products that contain death benefits or certain living benefits.
In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the amount of statutory income or losses generated by the Company's insurance subsidiaries (which itself is sensitive to equity market and credit market conditions), the amount of additional capital they must hold to support their business growth, changes in equity market levels, the value of certain fixed maturity securities in their investment portfolios, the value of certain derivative instruments that do not get hedge accounting treatment, changes in interest rates and foreign currency exchange rates, as well as changes to the NAIC RBC formulas. Increases in the amount of required statutory reserves reduce the statutory surplus used in calculating the Company's insurance subsidiaries' RBC ratios.
The Company's insurance subsidiaries' statutory surplus and RBC ratios have a significant influence on their financial strength ratings, which, in turn, are important to their ability to compete effectively. To the extent that any of the Company's insurance subsidiaries' statutory capital resources are deemed to be insufficient to maintain a particular rating by one or more rating agencies, capital may need to be raised. If unable to raise additional capital in such a scenario, any ratings downgrade that followed could have a material adverse effect on the business, financial condition, results of operations and liquidity.

The Company is rated by S&P, Moody's and A.M. Best, and a decline in ratings could adversely affect the Company's operations.

Financial strength ratings, which various NRSROs publish as indicators of an insurance company's ability to meet contractholder and policyholder obligations, are important to maintaining public confidence in the Company's products, its ability to market its products and its competitive position. Downgrades in the Company's financial strength ratings or those of its insurance subsidiaries could have a material adverse effect on its financial condition and results of operations in many ways, including reducing new sales of insurance products, annuities and other investment products; adversely affecting the Company's relationships with its sales force and independent sales intermediaries; materially increasing the number or amount of policy surrenders and withdrawals by contractholders and policyholders; requiring the Company to reduce prices for many of its products and services to remain competitive; and adversely affecting the Company's ability to obtain reinsurance at reasonable prices or at all.
In addition to the financial strength ratings of the Company and its insurance subsidiaries, various NRSROs also publish credit ratings for NFS and several of its subsidiaries. Credit ratings are indicators of a debt issuer's ability to meet the terms of debt obligations in a timely manner and are important factors in the Company's overall funding profile and ability to access certain types of liquidity. Downgrades in the Company's credit ratings could have an adverse effect on its financial condition and results of operations in many ways, including adversely limiting the Company's access to capital markets, potentially increasing the cost of debt, and requiring the Company to post collateral.
See Business – Ratings for information on the Company's current financial strength ratings.

In view of the difficulties experienced recently by many financial institutions, including the Company's competitors in the insurance industry, the Company believes it is possible that the NRSROs will heighten the level of scrutiny that they apply to such institutions, will increase the frequency and scope of their credit reviews, will request additional information from the companies that they rate, and may adjust upward the capital and other requirements employed in the NRSRO models for maintenance of certain ratings levels.
On August 8, 2011, S&P lowered its long-term counterparty credit and financial strength ratings to "AA+" from "AAA" on the member companies of five U.S. life insurance groups. The rating actions on these groups followed the downgrade of the long-term sovereign credit rating on the U.S. to "AA+" from "AAA" as described above. S&P's press release related to the action stated that although S&P's view of these companies' credit profile had not changed, the rating action was based on the view that the U.S. credit rating constrains their financial strength rating on insurers and the high concentration of these companies' businesses and assets within the U.S. S&P also indicated that if it were to lower its rating on the U.S. again, they would likely take the same rating action on such insurers. It is possible that S&P or other NRSROs may take similar actions at any time and without notice with respect to other insurers and groups, including the Company and its affiliates and subsidiary insurance companies as investors in U.S. government and agency securities or otherwise.

The Company cannot predict what actions rating agencies may take, or what actions it may take in response to the actions of rating agencies, which could adversely affect its business. As with other companies in the financial services industry, the Company's ratings could be downgraded at any time and without any notice by any NRSRO.
If the Company's business does not perform well or if actual experience versus estimates used in valuing and amortizing DAC varies significantly, the Company may be required to accelerate the amortization of DAC, which could adversely affect the Company's results of operations or financial condition.
The Company's insurance subsidiaries incur significant costs in connection with acquiring new and renewal business. Those costs that vary with and primarily are related to the production of new and renewal business are deferred and referred to as DAC. The recovery of DAC is dependent upon the future profitability of the related business. The amount of future profit or margin primarily is dependent on investment returns in excess of the amounts credited to policyholders, mortality, morbidity, persistency (how long a contract stays with a company), interest crediting rates, dividends paid to policyholders, expenses to administer the business, creditworthiness of reinsurance counterparties and certain economic variables, such as inflation. Of these factors, the Company anticipates that investment returns are most likely to impact the rate of amortization of such costs. The aforementioned factors enter into management's estimates of gross profits, which generally are used to amortize such costs. If the estimates of gross profits were overstated, then the amortization of such costs would be accelerated in the period the actual experience is known or when estimates are reevaluated and would result in a charge to income. Significant or sustained equity market declines could result in an acceleration of amortization of DAC related to variable annuity and variable universal life contracts, resulting in a charge to operations. Such adjustments could have a material adverse effect on the Company's results of operations or financial condition. In October 2010, the FASB issued Accounting Standards Update ("ASU") 2010-26, which amends FASB Accounting Standards Codification ("ASC") 944, Financial Services—Insurance. This guidance amends Topic 944 by modifying the definition of the types of costs incurred by insurance entities that can be capitalized in the acquisition of new and renewal contracts. The Company adopted this guidance retrospectively, effective January 1, 2012, which resulted in a reduction to total equity of $569 million, net of taxes, as of December 31, 2009. See Critical Accounting Policies and Recently Issued Accounting Standards—Deferred Policy Acquisition Costs for Investment and Universal Life Insurance Products.

Deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts could have a material adverse impact on the Company's results of operations or financial condition.
The process of calculating reserve amounts for a life insurance organization involves the use of a number of assumptions, including those related to persistency, mortality, morbidity and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts). Actual results could differ significantly from those assumed. As such, significant deviations from one or more of these assumptions could result in a material adverse impact on the Company's results of operations or financial condition.
The Company's insurance subsidiaries are subject to extensive regulations designed to benefit or protect policyholders rather than the Company.

The Company's insurance subsidiaries are subject to extensive state regulatory oversight in the jurisdictions in which they do business as well as to federal oversight in some aspects of the Company's business. State insurance regulators and the NAIC continually reexamine existing laws and regulations and may impose changes in the future that put further regulatory burdens on insurers and that may have an adverse effect on the Company's business, financial condition, results of operations and liquidity. This regulatory oversight and various proposals at the state and federal level could in the future adversely affect its ability to sustain adequate returns in certain lines of business. The Company's business could be adversely affected by changes in state law relating to licensing, regulation of premium rates, asset and reserve valuation requirements, enterprise risk management, surplus limits, limitations on investments, accounting standards and RBC requirements and, at the federal level, by laws and regulations that may affect certain aspects of the insurance industry, including proposals for preemptive federal regulation. A portion of the Company's business is subject to regulation with respect to policy rates and related matters. Assessments are also levied against the Company as a result of participation in various types of state guaranty associations, state insurance pools for the uninsured and other arrangements.
Changes in regulations or in the interpretation of existing laws or regulations may adversely impact pricing, reserve adequacy or exposure to litigation and could increase the costs of regulatory compliance by the Company's insurance subsidiaries. Any proposed or future state legislation or regulations, as well as proposed or future federal legislation or regulations, may negatively impact the Company's financial position or results of operations. Any such regulation is aimed at benefiting or protecting policy holders, rather than the Company's insurance subsidiaries.
Although the federal government generally has not directly regulated the insurance business in the past, certain federal initiatives can have an impact on the Company's business. Current and proposed measures that may significantly affect the insurance business include proposals to create an optional federal charter for insurers or to supervise insurance holding companies at a federal level, limitations on antitrust immunity, minimum solvency requirements, health care reform, systemic risk regulation and grant of resolution authority to a federal agency, uniform market conduct standards, credit for reinsurance initiatives and other proposals at the federal level to replace or streamline state regulatory processes.
Currently the U.S. federal government does not directly regulate the business of insurance. However, the Dodd-Frank Act allows federal regulators to compel state insurance regulators to liquidate an insolvent insurer under some circumstances if the state regulators have not acted within a specific period. It also establishes the Federal Insurance Office within the Department of the Treasury, which has the authority to participate in the negotiations of international insurance agreements with foreign regulators for the U.S., as well as to collect information about the insurance industry and recommend prudential standards. While not having a general supervisory or regulatory authority over the business of insurance, the director of this office will perform various functions with respect to insurance (other than health insurance), including serving as a non-voting member of the FSOC and making recommendations to the FSOC regarding insurers to be designated for more stringent regulation. The director is also required to submit a report to Congress regarding how to modernize and improve the system of insurance regulation in the U.S., including by increasing national uniformity through either a federal charter or effective action by the states. The FSOC may recommend that state insurance regulators or other regulators apply new or heightened safeguards for activities or practices the Company and other insurers or other financial services companies engage in that could create or increase the risk that significant liquidity, credit or other problems spread among financial companies. The Company cannot predict whether any such recommendations will be made or their effect on the Company's business, results of operations, cash flows or financial condition.

Federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include financial services regulation, securities regulation, derivatives regulation, mortgage regulation, pension regulation, health care regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct and indirect federal regulation of insurance have been proposed from time to time, including proposals for the establishment of an optional federal charter for insurance companies.

See Regulation—Regulation at State Level for a general description of the regulation of the Company.

Changes in state insurance regulations regarding suitability of annuity product sales may affect the Company's operations and its profitability.
The Company's annuity sales practices are subject to strict regulation. State insurance regulators are becoming more active in adopting and enforcing suitability standards with respect to sales of annuities, both fixed and variable. Any material change to the standards governing the Company's sales practices, including applicable state laws and regulations, could affect the Company's business. See Description of Business—Annuity Sales Practices.
The Dodd-Frank Act and certain other potential changes in federal laws and regulations may adversely affect the Company's business, results of operations and financial condition.
In July 2010 Congress passed, and the President signed, the Dodd-Frank Act. Policy and rule-making conducted after the enactment of the Dodd-Frank Act has and will continue to significantly change financial regulation in several ways. At this time, the Company cannot predict the impact this financial reform legislation will have on the Company's business, results of operations, or financial condition. The full impact of the Dodd-Frank Act on the Company will not be determined until the numerous regulations required by the act are finalized. However, the Company anticipates that Nationwide's business and operations will be affected in at least the following ways:

•	Nationwide (including the Company) may become subject to new or increased capital requirements.
•	Nationwide (including the Company) may be exposed to increased oversight, including new required reporting, due to the creation of new federal agencies (e.g., the Dodd-Frank Act created the FSOC, Office of Financial Research and the Federal Insurance Office).

•	In April 2012, the FSOC adopted final rules setting forth the process it will follow and the criteria it will use to assess whether a non-bank financial company should be subject to enhanced supervision by the Federal Reserve Board as a non-bank systemically important financial institution ("SIFI"). The FSOC will follow a three-stage process. In Stage 1, a set of uniform quantitative metrics will be applied to a broad group of non-bank financial companies in order to identify non-bank financial companies for further evaluation. If the Company meets the total consolidated assets threshold and at least one of the other five quantitative thresholds used in the first stage, the FSOC will continue with two stages of further analysis using additional sources of data and qualitative and quantitative factors. In addition, FSOC has reserved the authority under Title I of the Dodd-Frank Act to designate a non-bank financial company as a SIFI even if the company does not exceed the Stage 1 thresholds.
•	Under the orderly liquidation authority set forth in Title II of the Dodd-Frank Act, the FDIC, as receiver of a covered financial company, succeeds to the rights, title, powers and privileges of the covered financial company and its stockholders, members, directors and officers and may take over and operate the company with all the powers of shareholders, members, directors and officers. The FDIC has the power to liquidate the covered financial company through the sale of assets, or transfer of assets to a bridge financial company, to merge the company with another company or transfer assets and liabilities, to pay valid obligations that come due to the extent funds are available, to terminate rights and claims of stockholders and creditors (except their right to payment, resolution, or other satisfaction of their claims in accordance with the provisions of Title II) and to determine and pay claims. To the extent Nationwide or any of its affiliates is a stockholder or creditor in a firm that becomes a covered financial company in receivership, they could become subject to a termination of rights or claims consistent with the provisions of Title II by the FDIC. If NLIC becomes a covered financial company, its creditors would become subject to FDIC's orderly liquidation authority under Title II and, therefore, subject to termination of rights similar to a liquidation of depository institutions under the Federal Deposit Insurance Act. While the FDIC has backup authority to initiate a liquidation of an insurance company that is a covered financial company if a state insurance department fails to act within 60 days of a determination triggering orderly liquidation procedures, the FDIC's authority is limited to standing in the place of the state insurance department and to filing the appropriate judicial action in the appropriate state court to place the insurer into orderly liquidation under the laws and requirements of the state. Under Ohio law, the Company's insurance subsidiaries would therefore be subject to receivership or liquidation by the Ohio Department of Insurance pursuant to Ohio insurance law. As a financial company with total consolidated assets of equal to or greater than $50 billion, Nationwide could become subject to a risk based assessment to pay in full the obligations issued by the FDIC as receiver to the Secretary of the Treasury. The FDIC must impose assessments on a graduated basis according to a risk matrix. In recommending and establishing a risk matrix, the FSOC and the FDIC must consider, among other factors, assessments imposed upon on a financial company or affiliate that is an insured depository institution pursuant to the Federal Deposit Insurance Act, a member of the Securities Investor Protection Corporation pursuant to the Securities Investors Protection Act or an insurance company assessed pursuant to state law to cover the cost of state insolvency proceedings. Thus, any assessment imposed upon Nationwide under Title II would need to consider a risk matrix recognizing assessments imposed upon insurance subsidiaries of the Company by a state insurance guaranty fund or upon Nationwide Bank as a member of the FDIC.
•	Nationwide's investment activities in connection with its own accounts, including its general account, may become subject to new limitations or restrictions applicable to depository institution holding companies under the Volcker Rule or be impacted by market changes as a result of such limitations or restrictions.
•	The provisions of the Dodd-Frank Act may adversely affect the Company's ability to engage in various derivatives transactions of the type the Company has found useful in the past, including by reducing the availability of such products, their cost to the Company and will likely increase the amount and nature of margin/collateral the Company must maintain with respect to such transactions. Specifically, under existing central clearing arrangements in the market, the central clearinghouse, and its members, typically reserve the right to unilaterally increase the amount of margin/collateral required to be maintained from time to time, and during times of market volatility or stress tend to exercise such right. In the event the Company is required to agree to such terms in order to continue to execute derivative transactions, it could have an adverse impact on the Company's finances and liquidity, especially during times of market stress and volatility.
•	Additionally, under the Dodd-Frank Act, most banking institutions (with which the Company enters into a substantial portion of its derivatives) will be required to conduct at least a portion of their traditional over-the-counter derivatives businesses outside their depositary institutions. The affiliates through which these institutions will conduct such over-the-counter derivatives businesses might be less creditworthy than the depository institutions themselves, and "netting" of counterparty exposures across such affiliates and their related banks will not be allowed, potentially affecting the credit risk these counterparties pose to the Company and the degree to which the Company is able to enter into transactions with these counterparties.
•	The definitions of ‘swap' and ‘security-based swap' under final regulations issued under the Dodd-Frank Act are extremely broad and, when applied literally, could encompass a number of arrangements that have not traditionally been viewed as part of the over-the-counter derivatives market, such as various insurance products offered by the Company. It is uncertain at this time what impact the Dodd-Frank Act may have on the Company's traditional insurance or annuity business.
•	The new derivatives regulatory scheme under the Dodd-Frank Act may generally increase the costs of hedging, which would impact the Company's derivatives activities. Nationwide's investment activities utilize derivatives with respect to the Company's own accounts as well as in connection with benefits offered with the Company's variable insurance products. The Company cannot predict the effect the new regulatory regime will have on the Company's hedging costs, hedging strategy or implementation thereof or whether the Company will need, or choose, to increase or change the composition of the risks the Company does not hedge.
•	The Company's offerings of BOLI policies may be subject to new limitations on bank purchases of such products that result from rule-making related to such products or enforcement actions that affect individual banks or regulations or guidelines limiting the amount of BOLI.
•	Increased standards of care for broker dealers may affect pricing and compliance burdens, as well as third-party distribution of the Company's variable insurance products.
•	Increased rule-making by state agencies to improve the regulation of sales to seniors may result in increased compliance burdens on the Company's operations and distribution of insurance products.
Moreover, the Dodd-Frank Act potentially affects such a wide range of the activities and markets in which the Company engages and participates that it may not be possible to anticipate all of the ways in which it could affect the Company. For example, many of the Company's methods for managing risk and exposures are based upon the use of observed historical market behavior or statistics based on historical models. Historical market behavior may be altered by the enactment of the Dodd-Frank Act. As a result of this enactment and otherwise, these methods may not fully predict future exposures, which could be significantly greater than the Company's measures indicate.

Litigation or regulatory actions could have a material adverse impact on the Company.

See Note 16 to the Company's audited consolidated financial statements included in the F pages of this report for a description of litigation and regulatory actions and the related notes thereto included elsewhere in this prospectus for a description of litigation and regulatory actions. These and future litigation or regulatory matters may negatively affect the Company by resulting in the payment of substantial awards or settlements, increasing legal and compliance costs, requiring the Company to change certain aspects of its business operations, diverting management attention from other business issues, causing significant harm to the Company's reputation with customers, making it more difficult to retain current customers and recruit and retain employees and agents.

A large scale pandemic, the continued threat of terrorism and ongoing military and other actions may result in decreases in the Company's net income, revenue and assets under management and may adversely impact its investment portfolio.

A large scale pandemic, the continued threat of terrorism within the U.S. and abroad, ongoing military and other actions, and heightened security measures in response to these types of threats may cause significant volatility and declines in the U.S., European and other securities markets, loss of life, property damage, additional disruptions to commerce and reduced economic activity. Actual terrorist attacks could cause a decrease in the Company's net income and/or revenue as a result of decreased economic activity and/or payment of claims. In addition, some of the assets in the Company's investment portfolio may be adversely affected by declines in the securities markets and economic activity caused by a large scale pandemic, the continued threat of terrorism, ongoing military and other actions and heightened security measures. Moreover, any significant short term increase in mortality experience versus the Company's projections as a result of such events or otherwise could cause benefit payments to exceed established projection reserves. As a result, the Company could require significant amounts of cash to pay claims on short notice and in excess of normal cash requirements. In the case of such an event, the Company may have difficulty selling assets in a timely manner, be forced to sell them for less than the Company otherwise would have been able to realize, or both.

The Company cannot predict whether or the extent to which industry sectors in which it maintains investments may suffer losses as a result of potential decreased commercial and economic activity, how any such decrease might impact the ability of companies within the affected industry sectors to pay interest or principal on their securities, or how the value of any underlying collateral might be affected.

Although the Company does not believe that a large scale pandemic, other catastrophic mortality event or the continued threat of terrorist attacks will have any material impact on its financial strength or performance, it can offer no assurances that this threat, future terrorist-like events in the U.S. and abroad, or military actions by the U.S. will not have a material adverse impact on its financial condition or results of operations.

The Company operates in a highly competitive industry, which can significantly impact operating results.
See Business - Competition for a description of competitive factors affecting the Company. The Company's revenues and profitability could be impacted negatively due to competition.

The Company faces a risk of non-availability and increased cost of reinsurance, which could materially affect its ability to write new business and its results of operations.
Market conditions beyond the Company's control determine the availability and cost of the reinsurance protection it purchases. The Company can offer no assurances that reinsurance will remain continuously available to it to the same extent and on the same terms and rates as are currently available. If the Company is unable to maintain its current level of reinsurance or purchase new reinsurance protection in amounts that it considers sufficient and at prices that it considers acceptable, the Company would either have to be willing to accept an increase in its net exposures or reduce its insurance writings. A significant reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on the Company's results of operations and financial condition. In addition, many reinsurers have included terrorism exclusions in their reinsurance agreements and reinsurance coverage from the federal government under the Terrorism Risk Insurance Program Reauthorization Act of 2007 is also limited. To the extent that the underlying policies that the Company is issuing do not include terrorist exclusions, the Company may have to accept the added exposure or reduce its writings of such business unless it is able to obtain terrorism coverage in its ceded reinsurance coverages.
Changes in tax laws could adversely affect the Company.
See Regulation—Tax Matters for a general description of the changes in tax laws.
Changes to regulations under ERISA could adversely affect the Company's distribution model by restricting the Company's ability to provide customers with advice.
The prohibited transaction rules of ERISA and the IRC generally restrict the provision of investment advice to ERISA plans and participants and Individual Retirement Account ("IRAs") owners if the investment recommendation results in fees paid to the individual advisor, his or her firm or their affiliates that vary according to the investment recommendation chosen. In October 2011, the Department of Labor ("DOL") issued final regulations which provide limited relief from these investment advice restrictions. If no additional relief is provided regarding these investment advice restrictions, the ability of the Company's affiliated broker-dealers and their registered representatives to provide investment advice to ERISA plans and participants, and with respect to IRAs, could be restricted. Also, the fee and revenue arrangements of certain advisory programs may be required to be revenue neutral, resulting in potential lost revenues for these broker-dealers and their affiliates.
Other proposed investment advice regulatory initiatives under ERISA also may negatively impact the current business model of the Company's broker-dealers. In particular, the DOL issued a proposed regulation in October 2010 that would, if adopted as proposed, significantly broaden the circumstances under which a person or entity providing investment advice with respect to ERISA plans or IRAs would be deemed a fiduciary under ERISA or the IRC. If adopted, the proposed regulations may make it easier for the DOL in enforcement actions, and for plaintiff's attorneys in ERISA litigation, to attempt to extend fiduciary status to advisors who would not be deemed fiduciaries under current regulations. In September 2011, the DOL announced it will re-propose these fiduciary definition regulations, and a new proposal is expected in 2013.
In addition, the DOL has issued a number of regulations recently that increase the level of disclosure that must be provided to plan sponsors and participants. The participant disclosure requirements were issued in final form in October 2010 and are currently effective, and the regulations which require service providers to disclose fee and other information to plan sponsors are also currently effective. These ERISA disclosure requirements will likely increase the Company's regulatory and compliance burden, resulting in increased costs.

Unauthorized data access and other security breaches could have an adverse impact on the Company's business and reputation.
Security breaches and other improper accessing of data in the Company's facilities, networks or databases could result in loss or theft of data and information or systems interruptions that may expose it to liability and have an adverse impact on its business. Moreover, any compromise of the security of the Company's data could harm its reputation and business. There can be no assurances that the Company will be able to implement security measures to prevent such security breaches.
Losses due to system failures or physical locations being unavailable to conduct business could have an adverse impact on the Company's business and reputation.

Network, utility, telecommunications, hardware and/or software failures could prevent the Company from conducting its business for a sustained period of time. The Company's facilities could be inaccessible due to a disaster or natural catastrophe.
Consolidation of distributors of insurance products may adversely affect the insurance industry and the profitability of the Company's business.
The Company distributes many of the Company's individual products through other financial institutions such as banks and broker–dealers. An increase in bank and broker–dealer consolidation activity could increase competition for access to distributors, result in greater distribution expenses and impair the Company's ability to expand the Company's customer base. Consolidation of distributors and/or other industry changes may also increase the likelihood that distributors will try to renegotiate the terms of any existing selling agreements to terms less favorable to the Company.
PROPERTIES
Pursuant to an arrangement between NMIC and certain of its subsidiaries, during 2012 the Company leased on average approximately 533,774 square feet of office space in the three building home office complex and in other offices in central Ohio. The Company believes that its present and planned facilities are adequate for the anticipated needs of the Company.
LEGAL PROCEEDINGS
See Note 16 to the audited consolidated financial statements included in the F pages of this report for a discussion of legal proceedings.

MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

There is no established public trading market for NLIC's shares of common stock. All 3,814,779 issued and outstanding shares of NLIC's common stock are owned by NFS. NLIC did not repurchase any shares of its common stock or sell any unregistered shares of its common stock during 2012.
NLIC paid a cash dividend of $40 million to NFS during 2012. NLIC did not pay any dividends or return capital to NFS during 2011 and 2010.

NLIC currently does not have a formal dividend policy.
See Business – Regulation – Regulation of Dividends and Other Payments for information regarding dividend restrictions.
SELECTED CONSOLIDATED FINANCIAL DATA

Years ended or as of December 31,
(in millions)	2012	2011	2010	2009	2008
Statements of Operations Data:
Total revenues	$ 4,456	$ 2,208	$ 3,254	$ 3,469	$ 2,117
Net income (loss)	$ 600	$ (422)	$ 159	$ 263	$ (876)
Net income (loss) attributable to NLIC	$ 661	$ (366)	$ 219	$ 315	$ (804)
Balance Sheets Data:
Total assets	$120,170	$111,986	$106,550	$98,113	$90,803
Long-term debt	$ 1,038	$ 991	$ 978	$ 706	$ 706
Shareholder's equity	$ 6,384	$ 5,197	$ 5,234	$ 4,397	$ 2,642
On December 31, 2009, NLIC merged with its affiliate, Nationwide Life Insurance Company of America and subsidiaries ("NLICA"), with NLIC as the surviving entity. The results of operations for NLICA and its subsidiaries for 2009 and all prior years are reflected as though the companies were combined for all periods presented. Additionally, in October 2010, the FASB issued ASU 2010-26, which amends FASB ASC 944, Financial Services – Insurance. The amended guidance modifies the definition of the types of costs incurred by insurance entities that can be capitalized in the acquisition of new and renewal insurance and investments contracts. All prior year balances reflect the change in accounting principle.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND FINANCIAL DISCLOSURE
Forward Looking Information

The information included herein contains certain forward-looking statements with respect to the results of operations and businesses of the Company. Whenever used in this report, words such as "anticipate," "estimate," "expect," "intend," "plan," "believe," "project," "target," and other words of similar meaning are intended to identify such forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities:

(i)	the potential impact on the Company's reported operations and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the FASB, the SEC or other standard-setting bodies;
(ii)	tax law changes impacting the tax treatment of life insurance and investment products;
(iii)	modification of the federal estate tax;
(iv)	heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors;
(v)	adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments; and regulatory changes resulting from sales practice investigations and/or claims handling and escheat investigations;
(vi)	failure to expand distribution channels in order to obtain new customers or failure to retain existing customers;

(vii)	changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees; an acceleration of the amortization of DAC and/or VOBA; a reduction in separate account assets or a reduction in the demand for the Company's products; increased liabilities related to living benefits and death benefit guarantees;

(viii)	reduction in the value of the Company's investment portfolio as a result of changes in interest rates, yields and liquidity in the market as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, affecting the market generally and companies in the Company's investment portfolio specifically; increased liabilities related to living benefits and death benefit guarantees; corresponding impact on the ultimate realizability of deferred tax assets;
(ix)	general economic and business conditions, including capital and credit market conditions, which are less favorable than expected;
(x)	competitive, regulatory or tax changes that affect the cost of, or demand for, the Company's products;
(xi)	unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations;
(xii)	deviations from assumptions regarding future persistency, mortality (including as a result of the outbreak of a pandemic illness), morbidity and interest rates used in calculating reserve amounts and in pricing the Company's products;
(xiii)	adverse litigation results and/or resolution of litigation and/or arbitration, investigation and/or inquiry results that could result in monetary damages or impact the manner in which the Company conducts its operations;
(xiv)	adverse consequences, including financial and reputation costs, regulatory problems and potential loss of customers resulting from failure to meet privacy regulations and/or protect the Company's customers' confidential information.
(xv)	actions of regulatory authorities under the Dodd-Frank Act and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms;
(xvi)	uncertainty about the effectiveness of the U.S. government's programs to stabilize the financial system or the promulgation of additional regulations;

(xvii)	realized losses with respect to impairments of assets in the investment portfolio of the Company;
(xviii)	exposure to losses related to variable annuity guarantee benefits, including from significant and sustained downturns or extreme volatility in equity markets;
(xix)	concerns over U.S. fiscal policy and the "fiscal cliff" in the U.S., as well as rating agency downgrades of U.S. Treasury securities;
(xx)	uncertainty about the effectiveness of governmental and regulatory actions to stabilize the financial system, the imposition of fees relating thereto, or the promulgation of additional regulation;
(xxi)	unfavorable changes in the market value of securities held in the Company's investment portfolio; and
(xxii)	defaults on commercial mortgages and volatility in their performance.

Overview

Following is management's discussion and analysis of the financial condition and results of operations of the Company for the three years ended December 31, 2012. This discussion should be read in conjunction with the audited consolidated financial statements and related notes beginning on page F-1 of this report.

See Business – Overview for a description of the Company and its ownership structure.
See Business – BusinessSegments for a description of the components of each segment and a description of management's primary profitability measure.
Revenues and Expenses
The Company earns revenues and generates cash primarily from policy charges, life insurance premiums and net investment income. Policy charges include asset fees, which are earned primarily from separate account values generated from the sale of individual and group variable annuities and life insurance products; cost of insurance charges earned on all life insurance products except traditional, which are assessed on the amount of insurance in force in excess of the related policyholder account value; administrative fees, which include fees charged per contract on a variety of the Company's products and premium loads on universal life insurance products; and surrender fees, which are charged as a percentage of premiums withdrawn during a specified period for annuity and certain life insurance contracts. Net investment income includes earnings on investments supporting fixed annuities, the MTN program and certain life insurance products, and earnings on invested assets not allocated to product segments, all net of related investment expenses. Other income includes asset fees, administrative fees, commissions and other income earned by subsidiaries of the Company that provide administrative, marketing and distribution services.
Management makes decisions concerning the sale of invested assets based on a variety of market, business, tax and other factors. All realized gains and losses generated by these sales, and changes in the valuation allowance not related to specific mortgage loans are reported in net realized investment gains and losses. Also included in net realized investment gains and losses are changes in the fair values of derivatives qualifying as fair value hedges and the related changes in the fair values of hedged items; the ineffective, or excluded, portion of cash flow hedges; changes in the fair values of derivatives that do not qualify for hedge accounting treatment; change in fair value of living benefit embedded derivatives; and periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment. All charges related to other-than-temporary impairments of available-for-sale securities and other investments are reported in other-than-temporary impairment losses.

The Company's primary expenses include interest credited to policyholder accounts, life insurance and annuity benefits, amortization of DAC and general business operating expenses. Interest credited principally relates to individual and group fixed annuities, funding agreements backing the MTN program and certain life insurance products. Life insurance and annuity benefits include policyholder benefits in excess of policyholder accounts for universal life and individual deferred annuities and net claims and provisions for future policy benefits for traditional life insurance products and immediate annuities.
The Company regularly evaluates and adjusts the DAC balance when actual gross profits in a given reporting period vary from management's initial estimates, with a corresponding charge or credit to current period earnings. This process is referred to by the Company as a "true-up", which generally is performed, and the resulting impact recognized, on a quarterly basis. Additionally, the Company regularly evaluates its assumptions regarding the future estimated gross profits used as a basis for amortization of DAC and adjusts the total amortization recorded to date by a charge or credit to earnings if evidence suggests that these future assumptions and estimates should be revised. The Company refers to this process as "unlocking", which generally is performed on an annual basis with any corresponding charge or credit reflected in the second quarter. In addition, the Company regularly monitors its actual experience and evaluates relevant internal and external information impacting its assumptions and may unlock more frequently than annually if such information and analysis warrants.
Profitability
The Company's profitability largely depends on its ability to effectively price and manage risk on its various products, administer customer funds and control operating expenses. Lapse rates on existing contracts also impact profitability. The lapse rate and distribution of lapses affect surrender charges and impact DAC amortization assumptions when lapse experience changes significantly.
In particular, the Company's profitability is driven by fee income on separate account products, general and separate account asset levels, and management's ability to manage interest spread income. While asset fees are largely at guaranteed annual rates, amounts earned vary directly with the underlying performance of the separate accounts. Interest spread income is comprised of net investment income, excluding any applicable allocated charges for invested capital, less interest credited to policyholder accounts. Interest spread income can vary depending on crediting rates offered by the Company; performance of the investment portfolio, including the rate of prepayments; changes in market interest rates and the level of invested assets; the competitive environment; and other factors.
In addition, life insurance profits are significantly impacted by mortality, morbidity and persistency experience. Asset impairments and the tax position of the Company also impact profitability.
Cumulative Effect of Adoption of Accounting Principle

In October 2010, the FASB issued ASU 2010-26, which amends FASB ASC 944, Financial Services – Insurance. The amended guidance modifies the definition of the types of costs incurred by insurance entities that can be capitalized in the acquisition of new and renewal insurance and investment contracts. Under the amended guidance, acquisition costs are to include only those costs that are directly related to the successful acquisition of new and renewal insurance and investment contracts. The methods and assumptions used to amortize and assess recoverability of DAC were not impacted as a result of adopting this guidance. The Company adopted this guidance retrospectively, effective January 1, 2012, which resulted in a reduction to total equity of $569 million, net of taxes, as of December 31, 2009.

In March 2010, the FASB issued ASU 2010-11 which clarifies the scope exception for embedded credit derivatives. The Company adopted this guidance effective July 1, 2010 and elected fair value treatment for synthetic collateralized debt obligations. The adoption of this guidance resulted in a cumulative effect adjustment of $9 million decrease, net of taxes, to retained earnings with a corresponding increase to accumulated other comprehensive income.
Fair Value Measurements
As described in Note 2 to the audited consolidated financial statements included in the F pages of this report, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources while unobservable inputs reflect the Company's view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. In determining fair value, the Company uses various methods including market, income and cost approaches.
The Company categorizes its financial assets and liabilities into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities and mutual funds where the value per share (unit) is determined and published daily and is the basis for current transactions (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Company categorizes financial assets and liabilities recorded at fair value in the consolidated balance sheets as Level 1, Level 2 or Level 3 depending on the observability of inputs used to measure fair value.
The Company reviews its fair value hierarchy classifications for financial assets and liabilities quarterly. Changes in observability of significant valuation inputs identified during these reviews may trigger reclassifications. Reclassifications are reported as transfers at the beginning of the period in which the change occurs.
Investments
The following table summarizes the sources used in determining the fair values of fixed maturity securities as of the dates indicated:

	December 31, 2012	December 31, 2011
Independent pricing services	86%	84%
Pricing matrices	10%	9%
Broker quotes	3%	4%
Internal pricing models	-	1%
Other sources	1%	2%
Total	100%	100%
As of December 31, 2012, Level 3 investments comprised 4% of total investments measured at fair value compared to 5% as of December 31, 2011.
For additional information on the inputs the Company uses in the determination of the fair value of financial assets and liabilities, see Note 2 to the audited consolidated financial statements included in the F pages of this report.
Credit Risk Associated with Derivatives
The Company periodically evaluates the risks within the derivative portfolios due to credit exposure. When evaluating this risk, the Company considers several factors which include, but are not limited to, the counterparty risk associated with derivative receivables, the Company's own credit as it relates to derivative payables, the collateral thresholds associated with each counterparty, and changes in relevant market data in order to gain insight into the probability of default by the counterparty. In addition, the effect the Company's exposure to credit risk could have on the effectiveness of the Company's hedging relationships is considered. As of December 31, 2012 and 2011, the impact of the exposure to credit risk on the fair value measurement of derivatives and the effectiveness of the Company's hedging relationships was immaterial.

As of December 31, 2012 and 2011, the Company held cash collateral from derivative counterparties of $798 million and $1.0 billion, respectively. The Company did not hold securities as off-balance sheet collateral as of December 31, 2012 and 2011. As of December 31, 2012 and 2011, the Company had posted cash collateral of $228 million and $223 million, respectively, and pledged securities with a fair value of $148 million and $152 million, respectively, with derivative counterparties. There are no contingent features associated with the Company's derivative instruments which would require additional collateral to be pledged to counterparties.

Future Policy Benefits and Claims

The fair value measurements for future policy benefits and claims relate to embedded derivatives associated with contracts with living benefits (GMABs, GLWBs) and indexed products. Related derivatives are internally valued. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivative incorporate numerous assumptions including, but not limited to, mortality, lapse, equity index volatility, wait period (the number of years the policyholder is assumed to wait prior to beginning withdrawals once eligible), efficiency of benefit utilization (the percent of the maximum permitted withdrawal that a policyholder takes) and non-performance risk (the risk that the liability will not be fulfilled and affects the value at which the liability is transferred).

See Note 7 to the audited consolidated financial statements included in the F pages of this report for a discussion of the net realized gains recognized on living benefit embedded derivatives.
Critical Accounting Policies and Recently Issued Accounting Standards
The consolidated financial statements were prepared in accordance with GAAP. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions affecting the amounts reported in the financial statements and accompanying notes.
The Company's most critical estimates include, but are not limited to, those used to determine the following: the balance and amortization of DAC, investment impairment losses, valuation allowances for mortgage loans, certain investment and derivative valuations, future policy benefits and claims liabilities including the valuation of embedded derivatives resulting from living benefit guarantees on variable annuity contracts, goodwill, provision for income taxes and valuation of deferred tax assets. Actual results may differ significantly from those estimates.
Note 2 and Note 3 to the audited consolidated financial statements included in the F pages of this report provide a summary of significant accounting policies and a discussion of recently issued accounting standards, respectively.

Deferred Policy Acquisition Costs for Investment and Universal Life Insurance Products
Investment and universal life insurance products.  For certain investment and universal life insurance products, DAC is amortized with interest over the lives of the policies in relation to the present value of estimated gross profits, which is determined primarily from projected interest margins, policy charges and net realized investment gains and losses, less policy benefits and other expenses. The DAC asset related to investment and universal life insurance products is adjusted to reflect the impact of unrealized gains and losses on available-for-sale securities with the corresponding adjustment recorded in accumulated other comprehensive income. This adjustment to DAC represents the change in amortization that would have been required as a charge or credit to operations had such unrealized amounts been realized. DAC for investments and universal life insurance products is subject to recoverability testing in the year of policy issuance and DAC for universal life insurance products is also subject to loss recognition testing at the end of each reporting period.
The assumptions used in the estimation of gross profits are based on the Company's current best estimates of future events and are reviewed as part of an annual process during the second quarter. During the annual process, the Company performs a comprehensive study of assumptions, including mortality and persistency studies, maintenance expense studies and an evaluation of projected general and separate account investment returns. The most significant assumptions that are involved in the estimation of future gross profits include future net separate account investment performance, surrender/lapse rates, interest margins, renewal premiums and mortality. Quarterly, consideration is given as to whether adjustments to these assumptions are necessary. The Company uses a reversion to the mean process to determine the assumption for the future net separate account investment performance. This process assumes different performance levels over the next three years such that the separate account mean return measured from the anchor date to the end of the life of the product equals the long-term assumption. The Company's long-term assumption for net separate account investment performance is approximately 7% growth per year.

Changes in assumptions can have a significant impact on the amount of DAC reported for investment and universal life insurance products and their related amortization patterns. In the event actual experience differs from assumptions or future assumptions are revised, the Company is required to record an increase or decrease in DAC amortization expense, which could be significant.
For variable annuity products, the DAC balance is sensitive to the effects of changes in the Company's estimates of gross profits, primarily due to the significant portion of the Company's gross profits that are dependent upon the rate of return on assets held in separate accounts. This rate of return influences fees earned by the Company from these products and costs incurred by the Company associated with minimum contractual guarantees, as well as other sources of future expected gross profits. The Company's current long-term assumption for net separate account investment performance is approximately 7% growth per year. In its ongoing evaluation of this assumption, the Company monitors its historical experience, market information and other relevant trends. To demonstrate the sensitivity of both the Company's variable annuity product DAC balance, which was approximately $2.0 billion in aggregate at December 31, 2012, and related amortization, a 1% increase (to 8%) or decrease (to 6%) in the long-term assumption for net separate account investment performance would result in an approximately $5 million net increase or net decrease, respectively, in DAC amortization over the following year. The information provided above considers only changes in the assumption for long-term net separate account investment performance and excludes changes in other assumptions used in the Company's evaluation of DAC.
During 2012, the Company incurred additional DAC amortization of $50 million as a result of the annual comprehensive review of model assumptions, as well as a deviation from equity market performance as compared to assumed net separate account returns. The updated assumptions were primarily related to actual gross profits and the inforce block of business deviating from expectations, renewal premiums, general account margins and lapses.
The pre-tax positive (negative) impact on the Company's assets and liabilities as a result of the unlocking of assumptions during the year ended December 31, 2012 was as follows:

(in millions)	DAC	VOBA	Unearned Revenue Reserves	Sales Inducement Assets	Total
Segment:
Individual Products & Solutions - Annuity	$(12)	$–	$ –	$(2)	$(14)
Individual Products & Solutions - Life and NBSG	(38)	8	17	–	(13)
Total	$(50)	$8	$17	$(2)	$(27)
During 2011, the Company recognized a reduction in DAC amortization of $135 million as a result of the annual comprehensive review of model assumptions. The updated assumptions related to interest spread, mortality, maintenance expense and market performance assumptions. The 2011 reduction in DAC amortization reflects the impact of the retrospective change in accounting principle described in Note 2 of the audited consolidated financial statements included in the F pages of this report.

The pre-tax positive (negative) impact on the Company's assets and liabilities as a result of the unlocking of assumptions during the year ended December 31, 2011 was as follows:

(in millions)	DAC	VOBA	Unearned Revenue Reserves	Sales Inducement Assets	Total
Segment:
Individual Products & Solutions - Annuity	$100	$ –	$ –	$4	$104
Retirement Plans	4	–	–	–	4
Individual Products & Solutions - Life and NBSG	31	16	(17)	–	30
Total	$135	$16	$(17)	$4	$138
During 2010, the Company unlocked model assumptions in conjunction with its annual comprehensive review. The unlocked assumptions primarily related to lapse assumptions in the Individual Products & Solutions - Annuity segment, market performance assumptions in the Retirement Plans segment, and mortality, lapse and market performance assumptions in the Individual Products & Solutions - Life and NBSG segment. The 2010 increase in DAC amortization reflects the impact of the retrospective change in accounting principle described in Note 2 of the audited consolidated financial statements included in the F pages of this report.

The pre-tax positive (negative) impact on the Company's assets and liabilities as a result of the unlocking of assumptions during the year ended December 31, 2010 was as follows:

(in millions)	DAC	VOBA	Unearned Revenue Reserves	Sales Inducement Assets	Total
Segment:
Individual Products & Solutions - Annuity	$ 4	$ –	$–	$–	$ 4
Retirement Plans	4	–	–	–	4
Individual Products & Solutions - Life and NBSG	(17)	13	1	–	(3)
Total	$ (9)	$13	$1	$–	$ 5
Traditional life insurance products.  DAC is amortized with interest over the premium-paying period of the related policies in proportion to premium revenue recognized. These assumptions are consistent with those used in the calculation of liabilities for future policy benefits at issuance. DAC is evaluated for recoverability at the time of policy issuance, and loss recognition testing is conducted each reporting period.

Results of Operations

2012 Compared to 2011
The following table summarizes the Company's consolidated results of operations for the years ended:

(in millions)	December 31, 2012	December 31, 2011[1]	Change
Revenues:
Policy charges:
Asset fees	$ 771	$ 724	6%
Cost of insurance charges	478	472	1%
Administrative fees	375	259	45%
Surrender fees	46	51	(10%)
Total policy charges	1,670	1,506	11%
Premiums	635	531	20%
Net investment income	1,825	1,844	(1%)
Net realized investment losses	350	(1,609)	NM
Other-than-temporary impairment losses
Total other-than-temporary impairment losses	(67)	(162)	(59%)
Non-credit portion of loss recognized in other comprehensive income	36	95	(62%)
Net other-than-temporary impairment losses recognized in operations	(31)	(67)	(54%)
Other revenues	7	3	133%
Total revenues	$4,456	$ 2,208	102%
Benefits and expenses:
Interest credited to policyholder accounts	$1,038	$ 1,033	–
Benefits and claims	1,227	1,062	16%
Policyholder dividends	54	67	(19%)
Amortization of deferred policy acquisition costs	575	65	NM
Interest expense	68	70	(3%)
Other expenses, net of deferrals	795	760	5%
Total benefits and expenses	$3,757	$ 3,057	23%
Income (loss) before federal income taxes and noncontrolling interests	$ 699	$ (849)	NM
Federal income tax expense (benefit)	99	(427)	NM
Net income (loss)	$ 600	$ (422)	NM
Less: Loss attributable to noncontrolling interest, net of tax	61	56	9%
Net income (loss) attributable to NLIC	$ 661	$ (366)	NM
[1]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.

The Company recorded net income for the year ended December 31, 2012 compared to a net loss in 2011 primarily due to increases in net realized investment gains and policy charges. Higher amortization of DAC and benefits and claims offset the overall increase.
During 2012, the Company recognized net realized investment gains on living benefit embedded derivatives, net of economic hedging, of $568 million, pre-tax. These net realized gains were driven by the impact of favorable basis mismatches between participant accounts and the hedge indices, as well as living benefit reserve updates reflecting favorable policyholder behavior. Additionally, the Company recorded net realized investment losses of $129 million, pre-tax, on interest rate swaps utilized as economic hedges designed to protect statutory capital attributable to the decline of key interest rates in 2012.
Higher administrative and asset fees drove the increase in policy charges. Administrative fees improved due to growth of the Lifetime Income contract rider ("L.inc") product, as well as a favorable unlock of assumptions related to the unearned revenue liability during 2012 compared to an unfavorable unlock in 2011. Asset fees increased due to higher average separate account values (up 9%) in the Individual Products & Solutions - Annuity segment.
Higher amortization of DAC was primarily due to net realized investment gains on living benefit embedded derivatives, net of economic hedging in 2012, which increased amortization of DAC by $325 million, pre-tax. Additionally, an unfavorable DAC unlock of $50 million, pre-tax, during 2012 compared to a favorable DAC unlock of $135 million, pre-tax, during 2011 resulted in higher amortization. Refer to Critical Accounting Polices and Recently Issued Accounting Standards for a description of the DAC unlocks.
Benefits and claims increased primarily due to higher life-contingent immediate annuity reserves attributable to new premium growth and reserve increases related to higher deferral of L.inc product administration fees. The increase was partially offset by lower GMDB claims expense related to the impact of favorable equity market performance on reserves.

2011 Compared to 2010

The following table summarizes the Company's consolidated results of operations for the years ended:

(in millions)	December 31, 2011[1]	December 31, 2010[1]	Change
Revenues:
Policy charges:
Asset fees	$ 724	$ 655	11%
Cost of insurance charges	472	476	(1%)
Administrative fees	259	209	24%
Surrender fees	51	59	(14%)
Total policy charges	1,506	1,399	8%
Premiums	531	484	10%
Net investment income	1,844	1,825	1%
Net realized investment losses	(1,609)	(236)	NM
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(162)	(394)	(59%)
Non-credit portion of loss recognized in other comprehensive income	95	174	(45%)
Net other-than-temporary impairment losses recognized in operations	(67)	(220)	(70%)
Other income	3	2	50%
Total revenues	$ 2,208	$3,254	(32%)
Benefits and expenses:
Interest credited to policyholder accounts	$ 1,033	$1,056	(2%)
Benefits and claims	1,062	873	22%
Policyholder dividends	67	78	(14%)
Amortization of deferred policy acquisition costs	65	299	(78%)
Interest expense	70	55	27%
Other expenses, net of deferrals	760	722	5%
Total benefits and expenses	$ 3,057	$3,083	(1%)

(Loss) income before federal income taxes and noncontrolling interests	$ (849)	$ 171	NM
Federal income tax (benefit) expense	(427)	12	NM
Net (loss) income	$ (422)	$ 159	NM
Less: Net loss attributable to noncontrolling interest	56	60	(7%)
Net (loss) income attributable to NLIC	$ (366)	$ 219	NM
[1]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
The Company recorded a net loss for the year ended December 31, 2011 compared to net income in 2010 primarily due to increases net realized investment losses and benefits and claims. Lower other-than-temporary impairment losses, higher policy charges and lower amortization of DAC offset the overall decline.
During 2011, the Company recorded an increase in net realized investment losses of $912 million, pre-tax on interest rate swaps utilized as economic hedges designed to protect statutory capital attributable to the declining interest rate environment in 2011. Additionally, the Company recognized an increase in net realized investment losses on living benefit embedded derivatives, net of economic hedging, of $372 million, pre-tax. These net realized losses primarily were driven by market volatility.
Benefits and claims increased primarily due to reserve increases related to the growth in sales of the L.inc and universal life insurance no-lapse guarantee products. Additionally, market volatility increased reserves on GMDB contracts and higher life-contingent immediate annuity reserves related to new premium further contributed to the increase in benefits and claims.
Other-than-temporary impairment losses improved $153 million, pre-tax due to lower impairments on fixed maturity securities and commercial mortgage loans. As credit markets have stabilized, cash flows generated from structured securities have also stabilized resulting in reduced impairments. Lower commercial mortgage loan impairments are attributed to improved performance of the underlying collateral of the mortgage loans.

Higher asset and administrative fees drove the increase in policy charges primarily in the Individual Products & Solutions - Annuity segment. Asset fees increased due to higher average separate account values (up 12%). Administrative fees improved due to growth in sales of L.inc product new business.
Lower amortization of DAC primarily was due to a favorable DAC unlock of $163 million, pre-tax during 2011 compared to an unfavorable DAC unlock of $11 million, pre-tax during 2010. Refer to Critical Accounting Polices and Recently Issued Accounting Standards for a description of the DAC unlocks. Higher net realized investment losses on living benefit embedded derivatives in 2011 lowered amortization of DAC by $86 million, pre-tax. Additionally, lower gross profits further contributed to the decline in amortization of DAC during 2011.
Business Segments
Individual Products & Solutions - Annuity
2012 Compared to 2011
The following table summarizes selected financial data for the Company's Individual Products & Solutions - Annuity segment for the years ended:

(in millions)	December 31, 2012	December 31, 2011[1]	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 642	$ 593	8%
Administrative fees	229	160	43%
Surrender fees	28	28	–
Total policy charges	899	781	15%
Premiums	334	234	43%
Net investment income	551	527	5%
Other revenues	(124)	(59)	110%
Total revenues	$1,660	$1,483	12%
Benefits and expenses:
Interest credited to policyholder accounts	$ 375	$ 374	–
Benefits and claims	595	476	25%
Amortization of deferred policy acquisition costs	185	80	131%
Other expenses, net of deferrals	285	269	6%
Total benefits and expenses	$1,440	$1,199	20%
Pre-tax operating earnings	$ 220	$ 284	(23%)
[1]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
Pre-tax operating earnings decreased for the year ended December 31, 2012 compared to 2011 due to an increase in benefits and claims, higher amortization of DAC and lower other revenues, partially offset by increased policy charges and premiums.
The increase in benefits and claims was attributable to higher life-contingent immediate annuity reserves of $102 million related to new premium growth (refer to further premium discussion below) and reserve increases of $83 million related to higher deferral of L.inc product administration fees. The increase was partially offset by lower GMDB claims expense of $63 million related to the impact of favorable equity market performance on reserves.
An unfavorable DAC unlock in 2012 of $12 million compared to a favorable DAC unlock of $100 million in 2011 resulted in an increase to amortization of DAC of $112 million. Refer to Critical Accounting Polices and Recently Issued Accounting Standards for a description of DAC unlocks.
Other revenues declined due to an increase in net realized losses of $72 million on derivatives associated with the Company's economic hedging program for GMDB contracts.
Higher administrative and asset fees drove the increase in policy charges. Administrative fees increased $69 million primarily due to growth of L.inc product. Asset fees increased due to higher average separate account values (up 9%).
Increased sales of life-contingent immediate annuities generated higher premiums of $100 million during 2012.

2011 Compared to 2010

The following table summarizes selected financial data for the Company's Individual Products & Solutions - Annuity segment for the years ended:

(in millions)	December 31, 2011[1]	December 31, 2010[1]	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 593	$ 525	13%
Administrative fees	160	91	76%
Surrender fees	28	30	(7%)
Total policy charges	781	646	21%
Premiums	234	209	12%
Net investment income	527	569	(7%)
Other revenues	(59)	(82)	(28%)
Total revenues	$1,483	$1,342	11%
Benefits and expenses:
Interest credited to policyholder accounts	$ 374	$ 391	(4%)
Benefits and claims	476	354	34%
Amortization of deferred policy acquisition costs	80	192	(58%)
Other expenses, net of deferrals	269	244	10%
Total benefits and expenses	$1,199	$1,181	2%
Pre-tax operating earnings	$ 284	$ 161	76%
[1]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.

Pre-tax operating earnings increased for the year ended December 31, 2011 compared to 2010 due to higher policy charges and lower amortization of DAC, partially offset by higher benefits and claims.
Higher administrative and asset fees drove the increase in policy charges. Administrative fees increased $69 million due to growth in sales of L.inc product new business. Average equity market growth and positive net cash flows improved asset fees by $68 million as average separate account values grew 12%.
A favorable DAC unlock in 2011 lowered amortization of DAC by $121 million. Refer to Critical Accounting Polices and Recently Issued Accounting Standards for a description of DAC unlocks.
The increase in benefits and claims was attributable to higher guaranteed benefit expense of $57 million related to growth in L.inc product new business. Additionally, market volatility increased reserves on GMDB contracts by $40 million (offset by economic hedging gains of $31 million included in other revenues) and higher life-contingent immediate annuity reserves of $32 million related to new premium further contributed to the increase in benefits and claims.

Retirement Plans
2012 Compared to 2011
The following table summarizes selected financial data for the Company's Retirement Plans segment for the years ended:

(in millions)	December 31, 2012	December 31, 2011[1]	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 85	$ 88	(3%)
Administrative fees	8	7	14%
Surrender fees	1	1	–
Total policy charges	94	96	(2%)
Net investment income	736	715	3%
Total revenues	$830	$811	2%
Benefits and expenses:
Interest credited to policyholder accounts	$457	$441	4%
Amortization of deferred policy acquisition costs	14	11	27%
Other expenses, net of deferrals	163	166	(2%)
Total benefits and expenses	$634	$618	3%
Pre-tax operating earnings	$196	$193	2%
[1]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
Pre-tax operating earnings were up slightly for the year ended December 31, 2012 compared to 2011.
Interest spread income increased primarily due to a 7% increase in the average general account assets as compared to the prior year.
2011 Compared to 2010
The following table summarizes selected financial data for the Company's Retirement Plans segment for the years ended:

(in millions)	December 31, 2011[1]	December 31, 2010[1]	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 88	$ 89	(1%)
Administrative fees	7	8	(13%)
Surrender fees	1	1	0%
Total policy charges	96	98	(2%)
Net investment income	715	691	3%
Total revenues	$811	$789	3%
Benefits and expenses:
Interest credited to policyholder accounts	$441	$424	4%
Amortization of deferred policy acquisition costs	11	9	22%
Other expenses, net of deferrals	166	165	1%
Total benefits and expenses	$618	$598	3%
Pre-tax operating earnings	$193	$191	1%
[1]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.

Pre-tax operating earnings were up slightly for the year ended December 31, 2011 compared to 2010.
Interest spread income increased primarily due to a 4% increase in the average general account assets as compared to the prior year.

Individual Products & Solutions - Life and NBSG
2012 Compared to 2011
The following table summarizes selected financial data for the Company's Individual Products & Solutions - Life and NBSG segment for the years ended:

(in millions)	December 31, 2012	December 31, 2011[1]	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 44	$ 43	2%
Cost of insurance charges	478	472	1%
Administrative fees	137	92	49%
Surrender fees	18	22	(18%)
Total policy charges	677	629	8%
Premiums	301	297	1%
Net investment income	536	533	1%
Total revenues	$1,514	$1,459	4%
Benefits and expenses:
Interest credited to policyholder accounts	$ 199	$ 198	1%
Benefits and claims	615	598	3%
Policyholder dividends	54	67	(19%)
Amortization of deferred policy acquisition costs	150	75	100%
Other expenses, net of deferrals	255	238	7%
Total benefits and expenses	$1,273	$1,176	8%
Pre-tax operating earnings	$ 241	$ 283	(15%)
[1]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
The decrease in pre-tax operating earnings for the year ended December 31, 2012 compared to 2011 was due to higher amortization of DAC and an increase in benefits and claims, partially offset by increased policy charges.
An unfavorable DAC unlock in 2012 of $38 million compared to a favorable DAC unlock of $31 million in 2011 resulted in an increase to amortization of DAC of $69 million. Refer to Critical Accounting Polices and Recently Issued Accounting Standards for a description of DAC unlocks.
The increase in benefits and claims is due to higher mortality in the variable life insurance business.
Higher policy charges was primarily driven by a favorable unlock of assumptions related to the unearned revenue liability during 2012 compared to an unfavorable unlock in 2011, which resulted in an increase to policy charges of $34 million. Refer to Critical Accounting Polices and Recently Issued Accounting Standards for a description of the unlock.

2011 Compared to 2010

The following table summarizes selected financial data for the Company's Individual Products & Solutions - Life and NBSG segment for the years ended:

(in millions)	December 31, 2011[1]	December 31, 2010[1]	Change
Results of Operations
Revenues:
Policy charges:
Asset fees	$ 43	$ 41	5%
Cost of insurance charges	472	476	(1%)
Administrative fees	92	107	(14%)
Surrender fees	22	28	(21%)
Total policy charges	629	652	(4%)
Premiums	297	275	8%
Net investment income	533	510	5%
Total revenues	$1,459	$1,437	2%
Benefits and expenses:
Interest credited to policyholder accounts	$ 198	$ 199	(1%)
Benefits and claims	598	524	14%
Policyholder dividends	67	78	(14%)
Amortization of deferred policy acquisition costs	75	136	(45%)
Other expenses, net of deferrals	238	237	–
Total benefits and expenses	$1,176	$1,174	–
Pre-tax operating earnings	$ 283	$ 263	8%
[1]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.

The increase in pre-tax operating earnings for the year ended December 31, 2011 compared to 2010 was due to lower amortization of DAC, higher interest spread income and higher premiums, partially offset by higher benefits and claims and lower policy charges.
Lower amortization of DAC primarily was attributable to a favorable DAC unlock of $36 million in 2011 compared to an unfavorable unlock of $22 million in 2010. Refer to Critical Accounting Polices and Recently Issued Accounting Standards for a description of the DAC unlocks.
Interest spread income increased primarily due to 4% growth in average general account assets during 2011 driven by continued growth of the fixed universal life insurance business.
Premiums improved during 2011 due to fewer ceded premiums on new traditional life insurance products.
The decrease in policy charges was driven by an unfavorable unlock of assumptions related to administration fees during 2011. Refer to Critical Accounting Polices and Recently Issued Accounting Standards for a description of the unlock.
Growth in universal life insurance no-lapse guarantee products and updates to benefit ratio assumptions increased benefits and claims.

Corporate and Other
2012 Compared to 2011
The following table summarizes selected financial data for the Company's Corporate and Other segment for the years ended:

(in millions)	December 31, 2012	December 31, 2011[1]	Change
Results of Operations
Operating revenues:
Net investment income	$ 2	$ 69	(97%)
Other revenues	22	(1)	NM
Total operating revenues	$ 24	$ 68	(65%)
Benefits and operating expenses:
Interest credited to policyholder accounts	$ 7	$ 20	(65%)
Interest expense	68	70	(3%)
Other expenses, net of deferrals	31	33	(6%)
Total benefits and operating expenses	$ 106	$ 123	(14%)
Pre-tax operating loss	$ (82)	$ (55)	49%
Add: non-operating net realized investment gains (losses)[2]	459	(1,546)	NM
Add: non-operating other-than-temporary impairment losses	(31)	(67)	(54%)
Add: adjustment to amortization of DAC and other related to net realized investment gains and losses	(243)	115	NM
Add: net loss attributable to noncontrolling interest	(61)	(56)	9%
Income (loss) from continuing operations before federal income tax benefit	$ 42	$(1,609)	(103%)
[1]	Prior year results reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
[2]	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
The Company recorded a larger pre-tax operating loss during the year ended December 31, 2012 compared to 2011 due to lower interest spread income, partially offset by higher other revenues.
Lower net investment income is primarily due to lower yields on the investment portfolio and higher losses on low-income-housing tax credits as a result of new deals in 2012. Additionally, the decrease was partially offset by lower interest spread losses on MTNs of $7 million due to maturities of $292 million during 2012. As of December 31, 2012 the Company had no outstanding MTNs.
Higher other revenues were driven by valuation gains on synthetic collateralized debt obligations of $15 million in 2012.
Higher non-operating realized investment gains were attributable to net realized investment gains on living benefit embedded derivatives, net of economic hedging, of $568 million. Additionally, the Company recorded net realized investment losses of $129 million on interest rate swaps utilized as economic hedges designed to protect statutory capital attributable to the decline of key interest rates in 2012.
Non-operating other-than-temporary impairment losses were favorably impacted by fewer mortgage loan impairments and mortgage loan recoveries in 2012.
Higher net gains on living benefit embedded derivatives, net of economic hedging, during 2012 resulted in an unfavorable adjustment to amortization of DAC and other related to net realized investment gains and losses.
See Note 6 of the audited consolidated financial statements included in the F pages of this report, for additional information on net realized investment gains and losses and other-than-temporary impairment losses.

2011 Compared to 2010

The following table summarizes selected financial data for the Company's Corporate and Other segment for the years ended:

(in millions)	December 31, 2011[2]	December 31, 2010[2]	Change
Statements of Operations Data
Operating revenues:
Net investment income	$ 69	$ 55	25%
Other revenues	(1)	25	NM
Total operating revenues	$ 68	$ 80	(15%)
Benefits and operating expenses:
Interest credited to policyholder accounts	$ 20	$ 42	(52%)
Interest expense	70	55	27%
Other expenses, net of deferrals	33	19	74%
Total benefits and operating expenses	$ 123	$ 116	6%
Pre-tax operating loss	$ (55)	$ (36)	53%
Add: non-operating net realized investment losses[1]	(1,546)	(177)	NM
Add: non-operating total other-than-temporary impairment losses	(67)	(220)	(70%)
Add: adjustment to amortization of DAC and other related to net realized investment gains and losses	115	48	NM
Add: net loss attributable to noncontrolling interest	(56)	(60)	(7%)
Loss from continuing operations before federal income tax benefit	$(1,609)	$(445)	NM
[1]	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
[2]	The balances reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.

The Company recorded a larger pre-tax operating loss during the year ended December 31, 2011 compared to 2010 due to lower other revenues and higher interest expense. The declines were partially offset by improved interest spread income.
Lower other revenues were driven by gains on sale of commercial mortgage loans held for sale of $14 million and valuation gains on synthetic collateralized debt obligations of $10 million in 2010.
Interest expense increased $15 million due to interest payments made in 2011 on a variable funding surplus note issued by an indirect wholly-owned subsidiary of NLIC on December 31, 2010 and borrowings on a line of credit agreement with NLIC's parent company, NFS. See Liquidity and Capital Resources for additional details.
Interest spread income increased due to higher asset volume as proceeds from borrowings on a line of credit agreement with NFS were invested in fixed maturity securities during 2011. Additionally, lower interest spread losses on MTNs of $16 million contributed to the increase due to declining asset volume as a result of note maturities of $504 million during 2011.
Higher non-operating realized investment losses were attributable to increased losses of $912 million on interest rate swaps utilized as statutory capital hedges attributable to the declining interest rate environment. Additionally, the Company recognized higher net realized investment losses on living benefit embedded derivatives, net of economic hedging, of $372 million.
Non-operating other-than-temporary impairment losses were favorably impacted by stabilized credit markets in 2011.
Higher net losses on living benefit embedded derivatives during 2011 favorably impacted the adjustment to amortization of DAC and other related to net realized investment gains and losses.

See Note 6 of the audited consolidated financial statements included in the F pages of this report, for additional information on net realized investment gains and losses and other-than-temporary impairment losses.
Liquidity and Capital Resources
Liquidity and capital resources demonstrate the overall financial strength of the Company and its ability to generate cash flows from its operations and borrow funds at competitive rates to meet operating and growth needs.

The Company's capital structure consists of long-term debt and shareholder's equity. The following table summarizes the Company's capital structure, as of the dates indicated:

(in millions)	December 31, 2012	December 31, 2011[1]	December 31, 2010[1]
Long-term debt	$1,038	$ 991	$ 978
Shareholder's equity, excluding accumulated other comprehensive income	5,132	4,511	4,877
Accumulated other comprehensive income	1,252	686	357
Total shareholder's equity	$6,384	$5,197	$5,234
Total capital	$7,422	$6,188	$6,212
[1]	The balances reflect a change in accounting principle, as described in Note 2 of the audited consolidated financial statements included in the F pages of this report.
A primary liquidity concern with respect to annuity and life insurance products is the risk of early policyholder withdrawal. The Company attempts to mitigate this risk by offering variable products where the investment risk is transferred to the policyholder, charging surrender fees at the time of withdrawal for certain products, applying a market value adjustment to withdrawals for certain products in the Company's general account and monitoring and matching anticipated cash inflows and outflows.

For individual annuity products, surrender charges generally are calculated as a percentage of deposits and are assessed at declining rates during the first seven years after a deposit is made.
For group annuity products, surrender charge amounts and periods can vary significantly depending on the terms of each contract and the compensation structure for the producer. Generally, surrender charge percentages for group products are less than individual products because the Company incurs lower expenses at contract origination for group products. In addition, the majority of general account group annuity reserves are subject to a market value adjustment at withdrawal.
Life insurance policies are less susceptible to withdrawal than annuity products because policyholders generally must undergo a new underwriting process and may incur a surrender fee in order to obtain a new insurance policy.
The short-term and long-term liquidity requirements of the Company are monitored regularly to match cash inflows with cash requirements. The Company reviews its short-term and long-term projected sources and uses of funds and the asset/liability, investment and cash flow assumptions underlying these projections. The Company periodically makes adjustments to its investment policies to reflect changes in short-term and long-term cash needs and changing business and economic conditions.
Given the Company's historical cash flows from operating and investing activities and current financial results, management of the Company believes that cash flows from operating activities over the next year will provide sufficient liquidity for the operations of the Company and sufficient funds for interest payments.
Short-Term Debt

The Company classifies debt as short-term if the maturity date at inception is less than one year and all other debt instruments as long-term.
The following table summarizes short-term debt and weighted average annual interest rates, as of the dates indicated:

(in millions)	December 31, 2012	December 31, 2011
$600 million commercial paper program (0.29% and 0.30%, respectively)	$ 300	$ 300
$600 million promissory note and line of credit (1.90% and 1.73%, respectively)	$ –	$477
Total short-term debt	$ 300	$ 777
In March 2012, NLIC entered into an agreement with the FHLB that allows the Company access to borrow up to $250 million and expires on March 21, 2013. The Company had $10.2 billion in eligible collateral and no amounts outstanding under the agreement as of December 31, 2012. Additionally, as part of the agreement, NLIC purchased $25 million in capital stock with the FHLB.
In May 2011, NMIC, NFS, and NLIC entered into a $600 million revolving variable rate credit facility upon expiration of its existing facility of the same amount. The new facility matures on May 6, 2015 and is subject to various covenants, as defined in the agreement. NLIC had no amounts outstanding under the facility as of December 31, 2012 and 2011.

In April 2011, the Company entered into a $600 million unsecured revolving promissory note and line of credit agreement with its parent company, NFS. Outstanding principal balances of the line of credit bear interest at the rate of six-month U.S. LIBOR plus 1.25%. Interest is due and payable as of the last day of each interest period, as defined in the agreement, while there are outstanding principal balances. As of December 31, 2012, the agreement was cancelled with no outstanding balance. NLIC had a weighted average of $375 million of the line of credit outstanding during 2012. During 2012, $475 million was the maximum amount outstanding.
The Company has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program. The maximum amount available under the agreement is $350 million. The borrowing rate on this program is equal to one-month U.S. LIBOR. The Company had no amounts outstanding under this agreement as of December 31, 2012 and 2011.
The terms of each debt instrument contain various restrictive covenants, including, but not limited to, minimum statutory surplus and minimum net worth requirements, and maximum debt to tangible net worth requirements, as defined in the agreements. The Company was in compliance with all covenants as of December 31, 2012 and 2011.
The amount of interest paid on short-term debt was $6 million in 2012, $5 million in 2011 and immaterial in 2010.

Long-Term Debt

The following table summarizes long term debt, as of the dates indicated:

(in millions)	December 31, 2012	December 31, 2011
8.15% surplus note, due June 27, 2032, payable to NFS	$ 300	$ 300
7.50% surplus note, due December 17, 2031, payable to NFS	300	300
6.75% surplus note, due December 23, 2033, payable to NFS	100	100
Variable funding surplus note, due December 31, 2040	297	285
Other	41	6
Total long-term debt	$ 1,038	$ 991
On December 31, 2010, Olentangy Reinsurance, LLC, a special purpose financial captive insurance subsidiary of NLAIC domiciled in the State of Vermont, issued a variable funding surplus note due on December 31, 2040 to Nationwide Corporation, a majority-owned subsidiary of NMIC. The note is redeemable in full or partial amount at any time subject to proper notice and approval. A redemption premium shall be payable if the note is redeemed on or prior to the third anniversary date of the note's issuance. The note bears interest at the rate of three-month U.S. LIBOR plus 2.80% payable quarterly. Olentangy Reinsurance, LLC agrees to draw down or reduce principal amounts in accordance with the terms outlined in the purchase agreement. The maximum amount outstanding under the agreement is $313 million in 2016. The Company made interest payments on this surplus note totaling $10 million and $9 million for the years ending December 31, 2012 and 2011, respectively. Any payment of interest or principal on the note requires the prior approval of the State of Vermont.
The Company made interest payments to NFS on surplus notes totaling $54 million for the years ended December 31, 2012, 2011 and 2010. Payments of interest and principal under the notes require the prior approval of the ODI.

Guarantees

See Note 6 to the audited consolidated financial statements included in the F pages of this report for a description of the potential impact on liquidity of the Company's Low-Income-Housing Tax Credit Funds.

Contractual Obligations and Commitments

The following table summarizes the Company's contractual obligations and commitments as of December 31, 2012 expected to be paid in the periods presented. Payment amounts reflect the Company's estimate of undiscounted cash flows related to these obligations and commitments. Balance sheet amounts were determined in accordance with GAAP and may differ from the summation of undiscounted cash flows. The most significant difference relates to future policy benefits for life and health insurance, which include discounting.

	Payments due by period					Amount per balance sheet
(in millions)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Debt [1]:
Short-term	$ 301	$ –	$ –	$ –	$ 301	$ 300
Long-term	63	127	127	1,886	2,203	1,038
Subtotal	$ 364	$ 127	$ 127	$ 1,886	$ 2,504	$ 1,338
Purchase and lending commitments:
Fixed maturity securities	33	–	–	–	33	–
Mortgage loans	63	–	–	–	63	–
Limited partnerships[2]	75	–	–	–	75	–
Subtotal	$ 171	$ –	$ –	$ –	$ 171	$ –
Future policy benefits and claims[3,4,5,6]:
Fixed annuities and fixed option of variable annuities	1,377	2,722	2,184	4,968	11,251	9,559
Life insurance	790	1,603	1,588	17,895	21,876	9,604
Single premium immediate annuities	355	658	556	3,308	4,877	2,750
Group pension deferred fixed annuities	1,394	2,522	2,071	11,501	17,488	13,628
Funding agreements and accident & health insurance[9]	495	–	25	–	520	613
Subtotal	$4,411	$7,505	$6,424	$37,672	$56,012	$36,154
Cash collateral[7,8]:
Cash collateral on securities lending	133	–	–	–	133	133
Cash collateral on derivative transactions	798	–	–	–	798	798
Subtotal	$ 931	$ –	$ –	$ –	$ 931	$ 931
Total	$5,877	$7,632	$6,551	$39,558	$59,618	$38,423
[1]	No contractual provisions exist that could create, increase or accelerate those obligations presented. The amount presented includes contractual principal payments and interest based on rates in effect at December 31, 2012.
[2]	Primarily related to investments in low-income-housing tax credit partnerships. Call dates for the obligations presented are either date or event specific. For date specific obligations, the Company is required to fund a specified amount on a stated date provided there are no defaults under the agreement. For event specific obligations, the Company is required to fund a specified amount of its capital commitment when properties in a fund become fully stabilized. For event specific obligations, the call date of these commitments may extend beyond one year but has been reflected in payments due in less than one year due to the call features. The Company's capital typically is called within one to four years, depending on the timing of events.
[3]	A significant portion of policy contract benefits and claims to be paid do not have stated contractual maturity dates and may not result in any ultimate payment obligation. Amounts reported represent estimated undiscounted cash flows out of the Company's general account related to death, surrender, annuity and other benefit payments under policy contracts in force at December 31, 2012. Separate account payments are not reflected due to the matched nature of these obligations and because the contract owners bear the investment risk of such deposits. Estimated payment amounts were developed based on the Company's historical experience and related contractual provisions. Significant assumptions incorporated in the reported amounts include future policy lapse rates (including the impact of customer decisions to make future premium payments to keep the related policies in force); coverage levels remaining unchanged from those provided under contracts in force at December 31, 2012; future interest crediting rates; and estimated timing of payments. Actual amounts will vary, potentially by a significant amount, from the amounts indicated due to deviations between assumptions and actual results and the addition of new business in future periods.
[4]	Contractual provisions exist which could adjust the amount and/or timing of those obligations reported. Key assumptions related to payments due by period include customer lapse and withdrawal rates (including timing of death), exchanges to and from the fixed and separate accounts of the variable annuities, claim experience with respect to guarantees, and future interest crediting level. Assumptions for future interest crediting levels were made based on processes consistent with the Company's past practices, which are at the discretion of the Company, subject to guaranteed minimum crediting rates in many cases and/or subject to contractually obligated increases for specified time periods. Many of the contracts with potentially accelerated payments are subject to surrender charges, which are generally calculated as a percentage of deposits made and are assessed at declining rates during the first seven years after a deposit is made. Amounts disclosed include an estimate of those accelerated payments, net of applicable surrender charges. See Note 2 to the audited consolidated financial statements included in the F pages of this report for a description of the Company's method for establishing life and annuity reserves in accordance with GAAP.
[5]	Certain assumptions have been made about mortality experience and retirement patterns in the amounts reported. Actual deaths and retirements may differ significantly from those projected, which could cause the timing of the obligations reported to vary significantly. In addition, contractual surrender provisions exist on an immaterial portion of these contracts that could accelerate those obligations presented. Amounts disclosed do not include an estimate of those accelerated payments. Most of the contracts with potentially accelerated payments are subject to surrender charges, which are generally calculated as a percentage of the commuted value of the remaining term certain benefit payments and are assessed at declining rates during the first seven policy years.
[6]	Contractual provisions exist that could increase those obligations presented. The process for determining future interest crediting rates as described in Note 5 above was used to develop the estimates of payments due by period.
[7]	Since the timing of the return of collateral is uncertain, these obligations have been reflected in payments due in less than one year.
[8]	The table above excludes certain derivative liabilities. For more information on these instruments see Characteristics of Interest Rate Sensitive Financial Instruments. Embedded derivatives on guaranteed benefit annuity programs are included in future policy benefits and claims in the table above.
[9]	Health reserves are immaterial and are reflected in the less than one year column.

Investments
General

The Company's assets are divided between separate account and general account assets. As of December 31, 2012, $71.4 billion (59%) of the Company's total assets were held in separate accounts compared to $65.2 billion (58%), as of December 31, 2011 and $48.7 billion (41%) were held in the Company's general account compared to $46.8 billion (42%), as of December 31, 2011, including $40.3 billion of general account investments compared to $37.7 billion as of December 31, 2011.

Separate account assets primarily consist of investments made with deposits from the Company's variable annuity and variable life insurance business. Most separate account assets are invested in various mutual funds. After deducting fees or expense charges, the investment performance in the Company's separate account assets is passed through to the Company's customers. See Note 6 to the audited consolidated financial statements included in the F pages of this report for further information regarding the Company's investments.

The following table summarizes the Company's consolidated general account investments by asset category, as of the dates indicated:

	December 31, 2012		December 31, 2011
(in millions)	Carrying value	% of total	Carrying value	% of total
Fixed maturity securities, available-for-sale	31,811	79%	29,201	78%
Mortgage loans, net of allowance	5,827	14%	5,748	15%
Policy loans	980	2%	1,008	3%
Short-term investments	1,034	3%	1,125	3%
Other investments	639	2%	586	1%
Total	$40,291	100%	$37,668	100%

Available-for-Sale Securities
The following table summarizes amortized cost, gross unrealized gains and losses, and fair value of available-for-sale securities, as of the dates indicated:

(in millions)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2012
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$ 476	$ 121	$ –	$ 597
Obligations of states and political subdivisions	1,722	281	1	2,002
Debt securities issued by foreign governments	98	20	–	118
Corporate public securities	16,152	1,891	33	18,010
Corporate private securities	4,216	392	19	4,589
Residential mortgage-backed securities	4,506	267	106	4,667
Commercial mortgage-backed securities	1,219	133	15	1,337
Collateralized debt obligations	393	28	86	335
Other asset-backed securities	140	17	1	156
Total fixed maturity securities	$28,922	$3,150	$261	$31,811
Equity securities	15	5	–	20
Total available-for-sale securities	$28,937	$3,155	$261	$31,831
December 31, 2011
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$ 506	$ 124	$ –	$ 630
Obligations of states and political subdivisions	1,501	177	–	1,678
Debt securities issued by foreign governments	102	18	–	120
Corporate public securities	14,132	1,336	111	15,357
Corporate private securities	3,998	327	27	4,298
Residential mortgage-backed securities	5,280	255	311	5,224
Commercial mortgage-backed securities	1,347	64	32	1,379
Collateralized debt obligations	410	17	125	302
Other asset-backed securities	201	16	4	213
Total fixed maturity securities	$27,477	$2,334	$610	$29,201
Equity securities	19	2	1	20
Total available-for-sale securities	$27,496	$2,336	$611	$29,221

Refer to Note 6 to the audited consolidated financial statements included in the F pages of this report for additional information regarding the nature of the Company's portfolio of available-for-sale securities and the methodology and inputs used in evaluating whether the securities are other-than-temporarily impaired.
Collateral Exposure

The Company's portfolio of residential mortgage-backed securities is comprised of investments securitized by the cash flows of mortgage loans with four primary collateral characteristics: government agency, prime, Alt-A and sub-prime. In general, recent market activity has negatively impacted the valuation of securities containing Alt-A and sub-prime collateral.
The Company considers Alt-A collateral to be mortgages whose underwriting standards do not qualify the mortgage for prime financing terms. Typical underwriting characteristics that cause a mortgage to fall into the Alt-A classification may include, but are not limited to, inadequate loan documentation of a borrower's financial information, debt-to-income ratios above normal lending limits, loan-to-value ("LTV") ratios above normal lending limits that do not have primary mortgage insurance, a borrower who is a temporary resident, and loans securing non-conforming types of real estate. Alt-A mortgages are generally issued to borrowers having higher Fair Isaac Credit Organization (FICO) scores, and the lender typically charges a slightly higher interest rate for such mortgages.

The Company considers sub-prime collateral to be mortgages that are first or second-lien mortgage loans issued to borrowers that cannot qualify for prime or Alt-A financing terms, as demonstrated by recent delinquent rent or housing payments or substandard FICO scores. The Company considers prime collateral to be mortgages whose underwriting standards qualify the mortgage for regular conforming or jumbo loan programs. In addition, government agency collateral is considered to be mortgages securitized by government agencies both implicitly and explicitly backed by the full faith and credit of the U.S. Government.

The following table summarizes the distribution by collateral classification of the Company's general account residential mortgage-backed securities as of December 31, 2012:

(in millions)	Amortized cost	Fair value	% of fair value total
Government agency	$2,257	$2,462	53%
Prime	751	766	16%
Alt-A	1,027	994	21%
Sub-prime	471	445	10%
Total	$4,506	$4,667	100%
The following table summarizes the distribution by rating (based on the Company's standard rating) and origination year, respectively, of the Company's general account residential mortgage-backed securities as of December 31, 2012:

	Alt-A			Sub-prime
(in millions)	Amortized cost	Fair value	% of fair value total	Amortized cost	Fair value	% of fair value total
AAA	$ –	$ –	–	$ 10	$ 10	2%
AA	22	23	2%	38	38	9%
A	18	18	2%	47	47	11%
BBB	38	39	4%	48	46	10%
BB and below	949	914	92%	328	304	68%
Total	$1,027	$994	100%	$471	$445	100%
Pre-2005	$ 230	$235	24%	$270	$246	55%
2005	461	449	45%	109	108	24%
2006	194	179	18%	79	76	17%
2007	142	131	13%	11	13	3%
2011	–	–	–	2	2	1%
Total	$1,027	$994	100%	$471	$445	100%
The following table summarizes the distribution by collateral classification of the Company's general account residential mortgage-backed securities as of December 31, 2011:

in millions	Amortized cost	Fair value	% of fair value total
Government agency	$2,690	$2,916	56%
Prime	942	899	17%
Alt-A	1,220	1,048	20%
Sub-prime	428	361	7%
Total	$5,280	$5,224	100%

The following table summarizes the distribution by rating (based on the Company's standard rating) and origination year, respectively, of the Company's general account residential mortgage-backed securities as of December 31, 2011:

	Alt-A			Sub-prime
(in millions)	Amortized cost	Fair value	% of fair value total	Amortized cost	Fair value	% of fair value total
AAA	$ –	$ –	–	$ 34	$ 33	9%
AA	44	41	4%	81	76	21%
A	41	41	4%	35	33	9%
BBB	106	108	10%	68	59	16%
BB and below	1,029	858	82%	210	160	45%
Total	$1,220	$1,048	100%	$428	$361	100%
Pre-2005	$ 322	$ 320	31%	$302	$254	70%
2005	506	437	42%	48	44	12%
2006	221	161	15%	63	46	13%
2007	171	130	12%	13	15	4%
2011	–	–	–	2	2	1%
Total	$1,220	$1,048	100%	$428	$361	100%
The following table summarizes the distribution of the Company's general account commercial mortgage-backed securities, collateralized debt obligations and other asset-backed securities collateral by collateral classification and rating (based on the Company's standard rating), as of the dates indicated:

	Amortized cost				Fair value
(in millions)	AAA	AA	A and below	Total	AAA	AA	A and below	Total
December 31, 2012:
Commercial mortgage-backed securities	$546	$245	$428	$1,219	$607	$269	$461	$1,337
Collateralized debt obligations	36	51	306	393	36	52	247	335
Credit cards	6	64	–	70	6	69	–	75
Aviation	–	–	36	36	–	–	40	40
Franchise/business loans	–	–	9	9	–	–	9	9
Student loans	–	5	–	5	–	4	–	4
Manufactured housing	–	1	3	4	–	1	3	4
Other	–	–	16	16	–	–	24	24
Total	$588	$366	$798	$1,752	$649	$395	$784	$1,828
December 31, 2011:
Commercial mortgage-backed securities	$685	$140	$522	$1,347	$724	$142	$513	$1,379
Collateralized debt obligations	55	66	289	410	59	64	179	302
Credit cards	6	62	–	68	6	66	–	72
Aviation	–	–	41	41	–	–	43	43
Franchise/business loans	–	–	54	54	–	–	51	51
Student loans	5	–	–	5	5	–	–	5
Tobacco	–	–	7	7	–	–	6	6
Manufactured housing	–	2	3	5	–	2	3	5
Other	–	3	18	21	–	4	27	31
Total	$751	$273	$934	$1,958	$794	$278	$822	$1,894
Mortgage Loans, Net of Allowance
As of December 31, 2012, general account mortgage loans were $5.8 billion (14%) of the carrying value of consolidated general account investments compared to $5.7 billion (15%) as of December 31, 2011. Commercial mortgage loans represent 100% of the total mortgage loan portfolio as of December 31, 2012. Commitments to fund mortgage loans of $63 million were outstanding as of December 31, 2012 compared to $22 million as of December 31, 2011.

The table below summarizes the carrying values of mortgage loans by regional exposure and property type, as of the dates indicated:

(in millions)	Office	Warehouse	Retail	Apartment	Hotel	Other	Total
December 31, 2012
Mortgage loans:
New England	$ 59	$ 17	$ 21	$ 4	$ 18	$ –	$ 119
Middle Atlantic	163	180	379	143	–	6	871
East North Central	163	134	378	271	40	21	1,007
West North Central	3	62	31	68	14	–	178
South Atlantic	97	253	695	217	17	49	1,328
East South Central	32	21	135	97	9	–	294
West South Central	36	89	197	140	–	–	462
Mountain	85	108	114	145	–	–	452
Pacific	235	296	326	225	69	9	1,160
Total amortized cost	$873	$1,160	$2,276	$1,310	$167	$ 85	$5,871
Total valuation allowance	$ (11)	$ (14)	$ (9)	$ (2)	$ (8)	$ –	$ (44)
Total mortgage loans, net of allowance							$5,827
December 31, 2011
Mortgage loans:
New England	$ 62	$ 18	$ 27	$ –	$ 18	$ –	$ 125
Middle Atlantic	161	219	291	57	–	7	735
East North Central	88	146	421	254	40	21	970
West North Central	3	56	58	69	32	–	218
South Atlantic	102	284	643	231	19	–	1,279
East South Central	24	30	132	83	10	–	279
West South Central	37	116	211	144	31	–	539
Mountain	90	103	130	122	–	67	512
Pacific	208	315	332	179	112	5	1,151
Total amortized cost	$775	$1,287	$2,245	$1,139	$262	$100	$5,808
Total valuation allowance	$ (12)	$ (15)	$ (15)	$ (3)	$ (15)	$ –	$ (60)
Total mortgage loans, net of allowance							$5,748
As of December 31, 2012, the Company's largest exposure to any single borrower, region and property type was 2%, 23% and 39%, respectively, of the Company's general account mortgage loan portfolio compared to 1%, 22% and 39%, respectively, as of December 31, 2011.
As of December 31, 2012 and 2011, the Company's mortgage loans classified as delinquent, foreclosed and restructured were immaterial as a percentage of the total mortgage loan portfolio.

Credit Quality Information

Given the current market environment, the Company considers mortgage loans that are backed by hotel, industrial and office collateral to be higher-risk property types. Hotels have room rates that are short-term in length and can be adjusted quickly, which has generally led to higher levels of defaults and loss-severity. For the warehouse and office property types (particularly flex office), downsizing and consolidation of space has resulted in lower occupancies; which, along with high tenant improvement and leasing commission costs for re-tenanting space, have put pressure on cash-flows resulting in lower DSC and higher LTV ratios.
With regard to the other remaining property types (apartment, retail and other), the Company also considers mortgage loans to be high-risk if their collateral characteristics include, but are not limited to: LTV ratios greater than 90%, low debt service coverage ratios, increases in vacancies or concessions, falling rental rates, and other loan specific characteristics that could indicate additional risk.

The following table provides relevant asset quality information on these high-risk categories of mortgage loans, as of the dates indicated:

(in millions)	Hotel	Warehouse	Office	Other high-risk	Total Portfolio	% of total
December 31, 2012
Total valuation allowance	$ 8	$ 14	$ 11	$ 6	$ 44	89%
Refinanced loans[1]	$ 23	$ 320	$ 89	$ 45	$ 850	56%
Modified loans[2]	$ 63	$ 24	$ 3	$ –	$ 94	96%
December 31, 2011
Total valuation allowance	$ 15	$ 15	$ 12	$ 12	$ 60	90%
Refinanced loans[1]	$ 25	$ 305	$ 119	$ 40	$ 823	59%
Modified loans[2]	$ 68	$ 2	$ 23	$ 23	$ 202	57%

[1]	Includes all loans refinanced at any time during the term of the loan.

[2]	Includes all loans modified at any time during the term of the loan.
As noted above, an individual mortgage loan's LTV ratio is an additional indicator of risk and the calculation of this ratio utilizes certain assumptions and estimates made by the Company. The LTV ratio is calculated as a ratio of the amortized cost of the subject loans to the fair value of the underlying real estate collateral. The collateral value component is determined based on the Company's view of normalized property operating income for the real estate divided by the prevailing market capitalization rates. In determining the normalized property operating income, the Company relies upon the most recent property operating statement information, and makes certain assumptions of future property rental income, property expenses, and expectations for vacancies, among other items.

The Company's practice is to obtain updated property operating statements at least on an annual basis. The Company performs an annual internal valuation of each property, based on these property operating statements. The Company's practice is to obtain external appraisals during the initial underwriting of the loan.

The following table represents the amortized cost (excluding valuation allowances) and average LTV ratio of mortgage loans considered high-risk by property region, as of the dates indicated:

	Hotel		Warehouse		Office		Other high–risk
(in millions)	Amortized cost	Average LTV	Amortized cost	Average LTV	Amortized cost	Average LTV	Amortized cost	Average LTV
December 31, 2012
New England	$ 18	80%	$ 17	71%	$ 59	66%	$ –	–
Middle Atlantic	–	–	180	67%	163	71%	3	73%
East North Central	40	72%	134	65%	163	65%	32	81%
West North Central	14	61%	62	72%	3	27%	19	93%
South Atlantic	17	71%	253	70%	97	60%	97	96%
East South Central	9	82%	21	70%	32	79%	6	81%
West South Central	–	–	89	69%	36	64%	–	–
Mountain	–	–	108	71%	85	77%	30	92%
Pacific	69	70%	296	66%	235	61%	16	94%
Total	$ 167	71%	$ 1,160	68%	$ 873	66%	$ 203	91%
December 31, 2011
New England	$ 18	92%	$ 18	59%	$ 62	77%	$ –	–
Middle Atlantic	–	–	219	65%	161	68%	12	63%
East North Central	40	73%	146	65%	88	57%	54	91%
West North Central	32	93%	56	71%	3	31%	39	94%
South Atlantic	19	69%	284	71%	102	59%	108	98%
East South Central	10	88%	30	69%	24	64%	9	96%
West South Central	31	105%	116	70%	37	67%	13	88%
Mountain	–	–	103	76%	90	85%	20	100%
Pacific	112	83%	315	66%	208	61%	35	93%
Total	$262	85%	$ 1,287	68%	$ 775	66%	$ 290	94%

The Company's practice is to put a mortgage loan on non-accrual status whenever the facts and circumstances of the individual borrower or the property's performance indicate that the Company is not likely to collect future payments. The facts and circumstances which would lead to this decision would include, but not be limited to, the borrower missing a payment, the borrower is not expected to be able to remedy missed payments in a timely manner based upon the property's cash flows, or if the Company is informed by the borrower that they will not be able to make future payments for verifiable reasons.

Interest received on non-accrual status mortgage loans is included in net investment income in the period received. Interest income on performing mortgage loans is recognized over the life of the loan using the effective-yield method.

For additional information on the Company's valuation allowance on mortgage loans, see Note 2 to the audited consolidated financial statements included in the F pages of this report.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Market Risk Sensitive Financial Instruments

The Company is subject to potential fluctuations in earnings and the fair value of certain of its assets and liabilities, as well as variations in expected cash flows due to changes in market interest rates and equity prices. The following discussion focuses on specific interest rate, foreign currency and equity market risks to which the Company is exposed and describes strategies used to manage these risks. This discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks to which the Company is exposed.
Interest Rate Risk
Fluctuations in interest rates can impact the Company's earnings, cash flows and the fair value of its assets and liabilities. In a declining interest rate environment, the Company may be required to reinvest the proceeds from maturing and prepaying investments at rates lower than the overall portfolio yield, which could reduce future interest spread income. In addition, minimum guaranteed crediting rates on certain life and annuity contracts could prevent the Company from lowering its interest crediting rates to levels commensurate with prevailing market interest rates, resulting in a reduction to the Company's interest spread income. The average crediting rate for fixed annuity products during 2012 was 3.17% and 3.48% for the Individual Products & Solutions - Annuity and Retirement Plans segments, respectively (compared to 3.44% and 3.61%, respectively, during 2011), well in excess of guaranteed rates.
The Company mitigates this risk by managing the maturity and interest-rate sensitivities of assets to be consistent with those of liabilities. In recent years, management has taken actions to address low interest rate environments and the resulting impact on interest spread margins, including reducing commissions on fixed annuity sales, launching new products with new guaranteed rates, discontinuing the sale of its leading annual reset fixed annuities and invoking contractual provisions that limit the amount of variable annuity deposits allocated to the guaranteed fixed option. In addition, the Company adheres to a strict discipline of setting interest crediting rates on new business at levels adequate to provide returns consistent with management expectations.
A rising interest rate environment could also result in a reduction of interest spread income or an increase in policyholder surrenders. Existing general account investments supporting annuity liabilities had a weighted average maturity of approximately 8 years as of December 31, 2012. Therefore, a change in portfolio yield will lag changes in market interest rates. This lag increases if the rate of prepayments of securities slows. To the extent the Company sets renewal rates based on current market rates, this will result in reduced interest spreads. Alternatively, if the Company sets renewal crediting rates while attempting to maintain a desired spread from the portfolio yield, the rates offered by the Company may be less than new money rates offered by competitors. This difference could result in an increase in surrender activity by policyholders. If unable to fund surrenders with cash flow from operations, the Company might need to sell assets, which likely would have declined in value due to the increase in interest rates. The Company mitigates this risk by offering products that assess surrender charges and/or market value adjustments at the time of surrender, and by managing the maturity and interest-rate sensitivities of assets to approximate those of liabilities.

The Company offers a variety of variable annuity programs with guaranteed minimum balance or guaranteed withdrawal benefits, and options are utilized to economically hedge a portion of these products. See Equity Market Risk for further explanation.
Asset/Liability Management Strategies to Manage Interest Rate Risk
The Company employs an asset/liability management approach tailored to the specific requirements of each of its products. Each line of business has an investment policy based on its specific characteristics. The policy establishes asset maturity and duration, quality and other relevant guidelines.

An underlying pool or pools of investments support each general account line of business. These pools consist of whole assets purchased specifically for the underlying line of business. In general, assets placed in any given portfolio remain there until they mature (or are called), but active management of specific securities and sectors may result in portfolio turnover or transfers among the various portfolios.

Investment strategies are executed by dedicated investment professionals based on the investment policies established for the various pools. To assist them in this regard, they receive periodic projections of investment needs from each line's management team. Line of business management teams, investment portfolio managers and finance professionals periodically evaluate how well assets purchased and the underlying portfolio match the underlying liabilities for each line. In addition, sophisticated Asset/Liability Management models are employed to project the assets and liabilities over a wide range of interest rate scenarios to evaluate the efficacy of the strategy for a line of business.
Using this information, in conjunction with each line's investment strategy, actual asset purchases or commitments are made. In addition, plans for future asset purchases are formulated when appropriate. This process is repeated frequently so that invested assets for each line match its investment needs as closely as possible. The primary objectives are to ensure that each line's liabilities are invested in accordance with its investment strategy and that over or under investment is minimized.

As part of this process, the investment portfolio managers provide each line's management team with forecasts of anticipated rates that the line's future investments are expected to produce. This information, in combination with yields attributable to the line's current investments and its investment "rollovers," gives the line management team data to use in computing and declaring interest crediting rates for their lines of business.

There are two approaches to developing investment policies:
•	For liabilities where cash flows are not interest sensitive and the credited rate is fixed (e.g., immediate annuities), the Company attempts to manage risk with a combination cash matching/duration matching strategy. Duration is a measure of the sensitivity of price to changes in interest rates. For a rate movement of 100 basis points, the fair value of liabilities with a duration of 5 years would change by approximately 5%. For this type of liability, the Company generally targets an asset/liability duration mismatch of -0.25 to +0.50 years. In addition, the Company attempts to minimize asset and liability cash flow mismatches, especially over the first five years. However, the desired degree of cash matching is balanced against the cost of cash matching.
•	For liabilities where the Company has the right to modify the credited rate and policyholders also have options, the Company's risk management process includes modeling both the assets and liabilities over multiple stochastic scenarios. The Company considers a range of potential policyholder behavior as well as the specific liability crediting strategy. This analysis, combined with appropriate risk tolerances, drives the Company's investment policy.

Use of Derivatives to Manage Interest Rate Risk
The Company uses interest rate contracts, primarily interest rate swaps, to reduce or alter interest rate exposure arising from mismatches between assets and liabilities. In the case of interest rate swaps, the Company enters into a contractual agreement with a counterparty to exchange, at specified intervals, the difference between fixed and variable rates of interest, calculated on a reference notional amount.
Interest rate swaps are used by the Company in association with fixed and variable rate investments to achieve cash flow streams that support certain financial obligations of the Company and to produce desired investment returns. As such, interest rate swaps are generally used to convert fixed rate cash flow streams to variable rate cash flow streams or vice versa. The Company also enters into interest rate swap transactions which are structured to provide a hedge against the negative impact of higher interest rates on the Company's capital position.

Characteristics of Interest Rate Sensitive Financial Instruments

The tables below provide information about the Company's financial instruments as of December 31, 2012 that are sensitive to changes in interest rates. Insurance contracts that subject the Company to significant mortality risk, including life insurance contracts and life-contingent immediate annuities are not included in the table.

	Estimated year of maturities/repayments
(in millions)	2013	2014	2015	2016	2017	There- after	Total	2012 Fair Value	2011 Fair Value
Assets
Fixed maturity securities:
Corporate bonds:
Principal	$1,335	$1,283	$1,087	$1,304	$1,541	$13,818	$20,368	$22,599	$19,655
Weighted average interest rate	5.45%	5.00%	4.37%	4.64%	4.21%	5.27%	5.09%
Mortgage and other asset- backed securities:
Principal	$ 3	$ 2	$ 10	$ 7	$ 53	$ 6,183	$ 6,258	$ 6,495	$ 7,118
Weighted average interest rate	4.70%	5.25%	12.20%	3.11%	3.13%	5.00%	4.99%
Other fixed maturity securities:
Principal	$ 58	$ 77	$ 124	$ 74	$ 12	$ 1,951	$ 2,296	$ 2,717	$ 2,428
Weighted average interest rate	5.24%	6.08%	5.49%	5.97%	7.55%	5.79%	5.78%
Mortgage loans:
Principal	$ 386	$ 465	$ 738	$ 771	$ 498	$ 3,011	$ 5,869	$ 5,988	$ 5,861
Weighted average interest rate	6.04%	5.82%	5.52%	5.82%	5.74%	5.26%	5.50%
Liabilities
Individual deferred fixed annuities:
Principal	$ 859	$ 937	$ 637	$ 555	$ 822	$ 1,945	$ 5,755	$ 5,888	$ 5,118
Weighted average crediting rate	2.96%	2.66%	2.63%	2.62%	2.64%	2.72%
Group pension deferred fixed annuities:
Principal	$1,377	$1,246	$1,120	$ 941	$ 857	$ 7,889	$13,430	$12,922	$12,004
Weighted average crediting rate	3.49%	3.40%	3.30%	3.21%	3.08%	2.96%
Funding agreements:
Principal	$ –	$ –	$ –	$ –	$ 25	$ –	$ 25	$ 25	$ 294
Weighted average crediting rate	–	–	–	–	–	–	–
Immediate annuities:
Principal	$ 150	$ 113	$ 82	$ 59	$ 42	$ 109	$ 555	$ 726	$ 576
Weighted average crediting rate	5.90%	5.93%	5.96%	6.01%	6.05%	6.09%
Short-term debt:
Principal	$ 300	$ –	$ –	$ –	$ –	$ –	$ 300	$ 300	$ 777
Weighted average interest rate	0.29%	–	–	–	–	–	0.29%
Long-term debt:
Principal	$ –	$ –	$ –	$ –	$ –	$ 997	$ 997	$ 1,323	$ 1,081
Weighted average interest rate	–	–	–	–	–	6.35%	6.35%

	Estimated year of maturities/repayments
(in millions, except settlement prices)	2013	2014	2015	2016	2017	There- after	Total	2012 Fair Value	2011 Fair Value
Derivative Financial Instruments
Interest rate swaps:
Pay fixed/receive variable:
Notional value	$ 2,456	$ 1,541	$ 735	$ 1,606	$ 878	$15,217	$22,433	$(1,915)	$(2,140)
Weighted average pay rate	1.23%	1.33%	1.98%	1.76%	1.02%	3.19%	2.62%
Weighted average receive rate[1]	0.30%	0.35%	0.33%	0.28%	0.47%	0.33%	0.33%
Pay variable/receive fixed:
Notional value	$ 2,371	$ 907	$ 835	$ 1,205	$ 213	$17,108	$22,639	$ 1,800	$ 2,161
Weighted average pay rate[1]	0.29%	0.31%	0.35%	0.27%	0.37%	0.33%	0.32%
Weighted average receive rate	1.52%	1.61%	2.71%	1.63%	2.40%	3.09%	2.77%
Pay fixed/receive fixed:
Notional value	$ 22	$ –	$ –	$ 48	$ –	$ 91	$ 161	$ (7)	$ 1
Weighted average pay rate	4.54%	–	–	4.73%	–	5.66%	5.23%
Weighted average receive rate	5.86%	–	–	6.16%	–	6.11%	6.09%
Credit default swaps sold:
Notional value	$ 10	$ –	$ –	$ –	$ –	$ –	$ 10	$ –	$ 1
Weighted average receive rate	1.39%	–	–	–	–	–	1.39%
Credit default swaps purchased:
Notional value	$ 15	$ –	$ –	$ –	$ –	$ 2	$ 17	$ –	$ (1)
Weighted average pay rate	1.75%	–	–	–	–	2.10%	1.79%
Total return swaps[2]:
Notional value	$ 3,064	$ –	$ –	$ –	$ –	$ –	$ 3,064	$ (28)	$ (27)
Embedded derivatives:
Notional value	$ –	$ –	$ –	$ –	$ –	$ –	$ –	$ (748)	$(1,905)
Option contracts
Long positions:
Contract amount/notional value	$ 2,174	$ 306	$ 167	$ 145	$ 438	$ 4,215	$ 7,445	$ 822	$ 1,004
Weighted average settlement price	$1,338.00	$1,347.00	$1,205.00	$1,418.00	$1,463.00	$ 41.00	$610.00
[1]	Variable rates are generally based on 1, 3 or 6-month U.S. LIBOR and reflect the effective rate as of December 31, 2012.

[2]	Total return swaps are based on the Europe, Australasia and Far East Index from Morgan Stanley Capital International (EAFE Index).

Additional information about the characteristics of the financial instruments and assumptions underlying the data presented in the table on the proceding page are as follows:

Mortgage-backed securities and other asset-backed securities: The year of maturity is determined based on the terms of the securities and the current estimated rate of prepayment of the underlying pools of mortgages or assets. The Company limits its exposure to prepayments by purchasing less volatile types of mortgage-backed securities and asset-backed securities investments.
Corporate bonds and other fixed maturity securities and mortgage loans: The maturity year is that of the security or loan.

Individual deferred fixed annuities: The maturity year is based on the expected date of policyholder withdrawal, taking into account actual experience, current interest rates and contract terms. Individual deferred fixed annuities are certain individual annuity contracts, which are also subject to surrender charges calculated as a percentage of the deposits made and assessed at declining rates during the first seven years after a deposit is made. Individual deferred fixed annuities included $0.7 billion of participating group annuity contracts in 2012 and 2011 were in contracts where the crediting rate is guaranteed for a set term. As of December 31, 2012, individual deferred fixed annuity general account liabilities totaling $4.7 billion ($4.4 billion in 2011) were in contracts where the crediting rate is reset periodically with portions resetting in each calendar quarter, and $604 million that reset annually in 2012 compared to $671 million in 2011. Individual fixed annuity policy reserves of $2.0 billion in 2012 and $1.5 billion in 2011 were in contracts that adjust the crediting rate every five years. Individual deferred fixed annuity policy reserves of $448 million in 2012 were in contracts that adjust the crediting rate every three years compared to $439 million in 2011. The average crediting rate is calculated as the difference between the projected yield of the assets backing the liabilities and a targeted interest spread. However, for certain individual deferred annuities the crediting rate is also adjusted to partially reflect current new money rates.

Group pension deferred fixed annuities: The maturity year is based on the expected date of policyholder withdrawal, taking into account actual experience, current interest rates and contract terms. Included were group annuity contracts representing $13.6 billion and $12.6 billion of general account liabilities as of December 31, 2012 and 2011, respectively, which are generally subject to market value adjustment upon surrender and which also may be subject to surrender charges. Of the total group deferred fixed annuity liabilities, $12.2 billion ($11.3 billion in 2011) were in contracts where the crediting rate is reset quarterly, $672 million ($593 million in 2011) were in contracts that adjust the crediting rate on an annual basis with portions resetting in each calendar quarter, and $703 million ($694 million in 2011) were in contracts where the crediting rate is reset annually on January 1.
Funding agreements: Funding agreements issued in conjunction with the MTN program where the crediting rate either is fixed for the term of the contract or is variable based on an underlying index. As of December 31, 2012 the Company had no outstanding MTNs. Beginning in 2012, funding agreements have been issued to the Federal Home Loan Bank of Cincinnati ("FHLB").

Immediate annuities: Non-life contingent contracts in payout status where the Company has guaranteed periodic payments, typically monthly, are included. The maturity year is based on the term of the contract.
Short-term debt and long-term debt: The maturity year is the stated maturity date of the obligation.

Derivative financial instruments: The maturity year is based on the terms of the related contract. Interest rate swaps include cross-currency interest rate swaps, which are used to reduce the Company's existing asset and liability foreign currency exposure. Cross-currency interest rate swaps in place against each foreign currency obligation hedge the Company against adverse currency movements with respect to both period interest payments and principal repayment. Underlying details by currency therefore have been omitted. Variable swap rates and settlement prices reflect rates and prices in effect as of December 31, 2012.

Foreign Currency Risk
As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. In an effort to mitigate this risk, the Company uses cross-currency swaps. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument generally offsets the changes in the functional-currency equivalent cash flows of the hedged item.

Credit Risk
The Company enters into credit derivative contracts, primarily credit default swaps, under which the Company buys and sells credit default protection on specific corporate creditors. These derivatives allow the Company to manage or modify its credit risk profile in general or its credit exposure to specific creditors.

Equity Market Risk

Asset fees calculated as a percentage of separate account assets are a significant source of revenue to the Company. As of December 31, 2012 and 2011, approximately 77% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets result in corresponding increases and decreases in the Company's separate account assets and asset fee revenue. In addition, a decrease in separate account assets may decrease the Company's expectations of future profit margins due to a decrease in asset fee revenue and/or an increase in guaranteed contract claims, which also may require the Company to accelerate amortization of DAC.

The Company's long-term assumption for net separate account returns is 7% annual growth. This analysis assumes no other factors change and that an unlocking of DAC assumptions would not be required. However, as it does each quarter, the Company would evaluate its DAC balance and underlying assumptions to determine the need for unlocking. The Company can provide no assurance that the experience of flat equity market returns would not result in changes to other factors affecting profitability, including the possibility of unlocking of DAC assumptions.
Many of the Company's individual variable annuity contracts offer GMDB features. A GMDB generally provides a benefit if the annuitant dies and the contract value is less than a specified amount, which may be based on premiums paid less amounts withdrawn or contract value on a specified anniversary date. A decline in the stock market causing the contract value to fall below this specified amount, which varies from contract to contract based on the date the contract was entered into as well as the GMDB feature elected, will increase the net amount at risk, which is the GMDB in excess of the contract value. This could result in additional GMDB claims.

To mitigate this risk, the Company implemented a GMDB economic hedging program for certain new and existing business. Prior to implementation of the GMDB hedging program in 2000, the Company managed this risk primarily by entering into reinsurance arrangements. The GMDB economic hedging program is designed to offset changes in the economic value of the designated GMDB. Currently the program shorts equity index futures, which provides an offset to changes in the value of the designated obligation. The futures are not designated as hedges and, therefore, hedge accounting is not applied. The Company's economic hedges and the GMDB policyholder liability are not perfectly offset. Therefore, the hedging activity is likely to lead to earnings volatility that would not exist if the GMDB policyholder liability was also on an economic basis. As of December 31, 2012 and 2011, the Company's net amount at risk was $585 million and $2.1 billion, respectively. As of December 31, 2012 and 2011, the Company's reserve for GMDB claims was $65 million and $80 million, respectively.

The Company issues variable annuity contracts through its separate accounts, for which investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. The Company also provides various forms of guarantees to benefit the related contractholders. The Company provides five primary guarantee types of variable annuity contracts: (1) GMDB; (2) GMIB; (3) GMAB; (4) GLWB; and (5) a hybrid guarantee with GMAB and GLWB.

The GMDB, offered on every variable annuity contract, provides a specified minimum return upon death. Many of these death benefits are spousal, whereby a death benefit will be paid upon death of the first spouse. The survivor has the option to terminate the contract or continue it by having the death benefit paid into the contract and having a second death benefit paid upon the survivor's death.
The GMAB, which was offered in the Company's Capital Preservation Plus product, is a living benefit that provides the contractholder with a guaranteed return of deposits, adjusted proportionately for withdrawals, after a specified time period (5, 7 or 10 years) selected by the contractholder at the issuance of the variable annuity contract. In some cases, the contractholder also has the option, after a specified time period, to drop the guarantee and continue the variable annuity contract without the GMAB. In general, the GMAB requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy.
The GLWB, offered in the Company's Lifetime Income product, is a living benefit that provides for enhanced retirement income security without the liquidity loss associated with annuitization. The withdrawal rates vary based on the age when withdrawals begin and are applied to a benefit base to determine the guaranteed lifetime income amount available to a contractholder. The benefit base is equal to the variable annuity premium at contract issuance and may increase as a result of a feature driven by account performance and policy duration. Lifetime Income is the only living benefit guarantee offered on new variable annuity contract sales.
The GMIB, which was offered with several variable annuity contracts, is a living benefit that provides the contractholder with a guaranteed annuitization stream of income.

Equity market risk management: These variable annuity products and related obligations expose the Company to various market risks, predominately interest rate and equity risk. Adverse changes in the equity markets or interest rate movements expose the Company to significant volatility. To mitigate these risks and hedge the guaranteed benefit obligations, the Company enters into a variety of derivatives including interest rate swaps, equity index futures, options and total return swaps.
Inflation

The rate of inflation did not have a material effect on the revenues or operating results of the Company during 2012, 2011, or 2010.
DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Directors of the Registrant
Name	Age	Date Service Began
Timothy G. Frommeyer	48	January 2009
Stephen S. Rasmussen	60	January 2009
Mark R. Thresher	56	January 2009
Kirt A. Walker	49	December 2009
Eric S. Henderson	50	March 2012
John L. Carter	48	February 2013

For biographical information on Messrs. Carter, Frommeyer, Henderson, Rasmussen, Thresher, and Walker, please see the information provided below in "Executive Officers of the Registrant."
Executive Officers of the Registrant
Name	Age	Position with NLIC
Stephen S. Rasmussen	60	NMIC Chief Executive Officer[1]
Kirt A. Walker	49	President and Chief Operating Officer
Patricia R. Hatler	58	Executive Vice President–Chief Legal and Governance Officer
Matthew Jauchius	43	Executive Vice President – Chief Marketing Officer
Michael C. Keller	44	Executive Vice President–Chief Information Officer
Gale V. King	45	Executive Vice President–Chief Administrative Officer
Mark R. Thresher	56	Executive Vice President
John L. Carter	48	Senior Vice President–Distribution and Sales
Timothy G. Frommeyer	48	Senior Vice President–Chief Financial Officer
Peter A. Golato	59	Senior Vice President–Nationwide Financial Network
Harry H. Hallowell	52	Senior Vice President–Chief Investment Officer
Eric S. Henderson	50	Senior Vice President–Individual Products and Solutions
Michael J. Mahaffey	40	Senior Vice President–Chief Risk Officer
Kai V. Monahan	45	Senior Vice President–Internal Audit
Steven C. Power	55	Senior Vice President–Nationwide Financial
Michael S. Spangler	46	Senior Vice President–President, Nationwide Investment Management Group
[1]	NMIC is our ultimate parent company; however, Mr. Rasmussen does not serve as NLIC's chief executive officer.
Business experience for each of the individuals listed in the previous table is set forth below:
Stephen S. Rasmussen has been the Nationwide enterprise chief executive officer since February 2009. He previously served as the President and Chief Operating Officer of NMIC and Executive Vice President of NLIC from September 2003 to February 2009. He has served as a director of NLIC since January 2009.
Kirt A. Walker has been President and Chief Operating Officer and a director of NLIC since December 2009. Previously, Mr. Walker was President and Chief Operating Officer–Nationwide Insurance of NMIC since March 2009. Prior to that time, he served as President, Nationwide Insurance Exclusive Operations of NMIC from November 2008 to March 2009; President, Nationwide Insurance Eastern Operations of NMIC from March 2006 to October 2008; and President, Allied Insurance of NMIC from September 2003 to February 2006. Mr. Walker has been with Nationwide since 1986.
Patricia R. Hatler has been Executive Vice President–Chief Legal and Governance Officer of NLIC since December 2004. Previously, Ms. Hatler served as Executive Vice President and General Counsel from October 2004 to December 2004.
Matthew Jauchius has been Executive Vice President–Chief Marketing Officer since August 2012. Prior to that time, he was Senior Vice President–Chief Marketing and Strategy Officer from December 2010 to August 2012 and Senior Vice President-Chief Strategy Officer, OCEO Administration from April 2009 to December 2010 and served as Vice President–
PCIO Strategy for NMIC from April 2007 to April 2009, and Vice President–Strategic Planning for NMIC from June 2006 to April 2007. Prior to that time, Mr. Jauchius was Associate Principal with McKinsey & Company from September 1998 to June 2006.
Michael C. Keller has been Executive Vice President–Chief Information Officer of NLIC since August 2001. Mr. Keller has been Executive Vice President–Chief Information Officer of several other Nationwide companies since June 2001.
Gale V. King has been Executive Vice President–Chief Administrative Officer of NLIC since February 2009. Previously, she was Senior Vice President–Property and Casualty Human Resources of NMIC from October 2003 to February 2009. Ms. King has been with Nationwide since 1983.
Mark R. Thresher has been Executive Vice President–Finance of NLIC since December 2009 and has served as a director of NLIC since January 2009. Prior to that time, he was President and Chief Operating Officer of NLIC from May 2004 to December 2009.
John L. Carter has been Senior Vice President–Distribution and Sales of NLIC and President of Nationwide Financial Distributors, Inc., as well as Senior Vice President of several other Nationwide companies, since November 2005. He has served as a director of NLIC since February 2013.

Timothy G. Frommeyer has been Senior Vice President–Chief Financial Officer of NLIC and several other Nationwide companies since November 2005, and has served as a director of NLIC since January of 2009.
Peter A. Golato has been Senior Vice President–Nationwide Financial Network of NLIC and several other Nationwide companies since September 2011,. He served as a director of NLIC from January 2009 to March 2012. Prior to that time, he served as Senior Vice President–Individual Protection Business Head of NLIC and several other Nationwide companies from May 2004 to September 2011.
Harry H. Hallowell has been Senior Vice President–Chief Investment Officer of NLIC since January 2010. Previously, Mr. Hallowell served as Senior Vice President and Treasurer of NLIC and several other Nationwide companies from January 2006 through December 2009.
Eric S. Henderson has been Senior Vice President–Individual Products and Solutions of NLIC and several other companies within Nationwide since September 2011. He has served as a director of NLIC since March 2012. Previously, Mr. Henderson served as Senior Vice President–Individual Investments Business Head from August 2007 to September 2011 and as Vice President and Chief Financial Officer–Individual Investments from August 2004 to August 2007.
Michael W. Mahaffey has been Senior Vice President–Chief Risk Officer of NLIC and several other Nationwide companies since November 2008. Prior to that time, he was Vice President–Enterprise Risk Management of NMIC from 2007 to 2008, and Associate Vice President–Enterprise Risk Management of NMIC from 2005 to 2007.
Kai V. Monahan has been Senior Vice President–Internal Audit of NLIC and several other Nationwide companies since November 2008. Previously, Mr. Monahan was a Partner in Ernst & Young's Business Risk Services practice from 2004 to 2008.
Steven C. Power has been Senior Vice President–Nationwide Financial since January 2010. Previously, Mr. Power was President and CEO of NatCity Investments, Inc., a wholly owned subsidiary of National City Corporation, from July 2004 to April 2009.
Michael S. Spangler has been Senior Vice President–Investment Management Group since May 2008. Previously, Mr. Spangler was Managing Director at Morgan Stanley from May 2004 to June 2008.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
Our mission is to create value for customers and businesses by protecting what is important to them, helping them build a secure financial future, and providing the best personalized customer experience through competitively priced, high quality products. We motivate our executives to achieve these goals, in part, by delivering direct rewards, including base salary, short-term and long-term incentives and other benefits and perquisites. Consistent with our pay for performance philosophy, we focus our compensation programs substantially upon sustained financial performance as well as overall customer satisfaction. Compensation levels will increase or decrease to the extent we meet our pre-established performance expectations. The discussion below is intended to show how:
•	our financial planning process leads to financial objectives;
•	we translate financial and individual objectives into incentive opportunities;
•	we consider individual performance and use other non-financial factors to create flexibility in our compensation programs; and
•	we think about both the level and form of these rewards, which we believe helps us to attract and retain the executive talent that is necessary to create stakeholder value.
NMIC Human Resources Committee
Our board relies on the human resources committee of the NMIC board of directors for compensation decisions. The NMIC human resources committee's primary purpose is to discharge the responsibilities of the NMIC board of directors as to the compensation of our executive officers and the executive officers of our parent company, subsidiaries and affiliates. Other duties of the NMIC human resources committee include carrying out the board of directors' oversight responsibilities by reviewing our human resources, compensation and benefit practices.
The operation of the NMIC human resources committee is outlined in a charter that has been adopted by the NMIC board of directors. The charter provides that the committee's duties include, among other things:

•	establishment of an overall compensation philosophy;
•	oversight and review of human resources programs for directors, executive officers and employees; and
•	responsibility for approval of salaries, incentive compensation plans and awards under such plans for certain executive officers, including those named in the "Summary Compensation Table for 2012," whom we refer to as the "named executive officers."
The NMIC human resources committee met seven times during 2012.
Compensation Consultants
The NMIC human resources committee has the sole authority to retain and terminate any consultant assisting in the evaluation of compensation and has the power to retain independent counsel, auditors or others to assist in the conduct of any investigation into matters within the NMIC human resources committee's scope of responsibilities. The NMIC human resources committee has retained Pearl Meyer & Partners, or "PM&P," to be its compensation consultant. PM&P consultants attend NMIC human resources committee meetings in order to provide information and perspective on competitive compensation practices and to raise issues management and/or the NMIC human resources committee should address. With committee concurrence, management, at times, directed PM&P to prepare additional materials in support of committee agendas, which included data, analysis and any supporting background material needed for the discussions. PM&P also recommended pay program and compensation changes. Upon request of the NMIC human resources committee, members of management also attended these meetings in order to provide information or expertise. When the NMIC human resources committee met in executive session, certain members of management and PM&P attended as needed.
Role of Executives in Establishing the Compensation of our Named Executive Officers
Our senior management reviews the compensation of all of our other executive officers annually. In addition, during 2012, the compensation of our named executive officers, Messrs. Walker, Frommeyer, Rasmussen, Carter and Henderson, was reviewed and approved by the NMIC human resources committee. Mr. Rasmussen's compensation was also reviewed and approved by the entire NMIC board of directors. The NMIC human resources committee's review and approval included the compensation targets, payments and individual performance contributions of our named executive officers.
Compensation Objectives and Philosophy
The NMIC human resources committee believes the compensation programs for executive officers should support our business strategies and operate within a market competitive framework. In addition, the NMIC human resources committee determines compensation based on our overall financial results, as well as individual and group contributions that help build value for stakeholders. Our compensation programs are designed to drive desired behaviors in our executive officers using a mix of compensation elements to satisfy the personal and financial needs of our current and future workforce given existing and forecasted business conditions and cost constraints. Our board of directors is committed to this compensation philosophy. The objectives of our compensation programs are to:
•	align the interests of executives with those of stakeholders;
•	maintain a strong link between pay and performance;
•	ensure an appropriate percentage of executive compensation is contingent upon both our performance and each executive officer's individual performance;
•	attract, retain and motivate top-caliber executive officers;
•	offer compensation that is competitive in level and form; and
•	motivate executive officers to focus on the customer experience.
The following table illustrates our primary compensation components and the intended links to our objectives:

Compensation element	Description	Links to objectives
Base Salary	Cash compensation that is a fixed component of total compensation.	• attract and retain top-caliber executive talent
• recognize executive officers' skills, competencies, experience and job responsibilities
• reward individual performance against pre-established objectives

Compensation element	Description	Links to objectives
• provide a competitive level of compensation for the day-to-day performance of typical job duties
Short-term Incentive	Cash payments awarded after the completion of a one-year performance period.	• reward executives for achieving objective annual performance goals
• recognize performance on individual objectives relative to the performance of other executive officers
Long-term Incentive	Cash awards based on performance over multiple years and subject to forfeiture.	• reward executives for sustained long-term performance
• retain and motivate executives to ensure business stability and success
• recognize the achievement of performance objectives that drive long-term success and financial stability and create value for our customers
• maintain a substantial portion of incentives earned in previous years at risk of forfeiture depending on future sustained financial growth
• create a link between Nationwide Financial Services, Inc., or "NFS," our direct parent company, and NMIC to better facilitate a shared business model
Perquisites and Executive Benefits	Includes pension plans, deferred compensation plans and personal perquisites.	• attract and retain top-caliber executive talent
• provide income after retirement and enable saving of income for retirement
Organizational Structure with Respect to Compensation Decisions
Our named executive officers provide services to other Nationwide companies in addition to NLIC. Decisions regarding their total compensation levels are made by the NMIC human resources committee based on their roles within NFS and NMIC, as applicable. The NMIC human resources committee does not consider the roles of named executive officers with respect to NLIC in determining total compensation. Instead, the portion of total compensation for our named executive officers paid by us was determined pursuant to a cost-sharing agreement among several Nationwide companies, which allocated the portion of compensation used to determine our named executive officers. The remainder of their compensation was allocated to and paid by other Nationwide companies according to the terms of the cost-sharing agreement.
Amounts we disclose in this prospectus reflect only compensation allocated to and paid by NLIC; however, performance is measured at the NFS and/or NMIC level, which includes NLIC performance, when determining compensation for our named executive officers. As a result, metrics and results discussed herein will refer to NFS or NMIC metrics and results as applicable. The methods we use for the allocation of compensation paid to our named executive officers varies by officer and the type of compensation and is discussed in more detail in "2012 Compensation Programs Design and Implementation."
Benchmarking and Compensation Target-Setting Process
The NMIC human resources committee uses competitive market data as an important tool to make decisions on compensation. The NMIC human resources committee compared our compensation practices to those of companies that compete with NMIC for customers, capital and/or executive officers, and are similar to NMIC or NFS in size, scope, and/or business focus. Our market data sources included:
•	companies in two peer groups that the NMIC human resources committee identified in order to provide a holistic view of the competitive market, consisting of:

❍	twenty-two companies in the insurance and broader financial services industry ("Industry Comparator Group"); and
❍	a general industry comparator group consisting of forty-five public companies above and below NMIC's Fortune 500 ranking ("Fortune Comparator Group," based on revenue); and
•	companies that participate in commercially available financial services industry and general industry compensation surveys.
The insurance companies in the Industry Comparator Group are:
•	Met Life, Inc.
•	Prudential Financial, Inc.
•	Hartford Financial Services
•	Lincoln National Corp.
•	Allstate Corp
•	Principal Financial Group, Inc.
•	Travelers Cos, Inc.
•	Genworth Financial, Inc.
•	AFLAC, Inc.
•	CNA Financial Corp
•	Unum Group
•	Chubb Corp
•	Progressive Corp-Ohio
The banks in the Industry Comparator Group are:
•	PNC Financial Services Group, Inc.
•	Sun Trust Banks, Inc.
•	State Street Corp
•	BB&T Corp
•	American Express Co.
•	Fifth Third Bancorp
•	KeyCorp
•	Northern Trust Corp
•	Comerica, Inc.
The surveys used to determine the financial services industry competitive market data are:
•	Diversified Insurance Study of Executive Compensation, Towers Watson, 2011
•	Towers Watson Global Financial Services Studies Executive Database, Towers Watson, 2011
•	US Property and Casualty Insurance Compensation Survey Report, Mercer HR Consulting, 2011
•	Financial services companies who participate in the Aon Hewitt Total Compensation Measurement (TCM) Executive Survey, 2011
The survey used to determine the general industry competitive market data is:
•	Towers Watson U.S. CDB General Industry Executive Database, Towers Watson, 2011
•	U.S. Mercer Benchmark Database – Executive, Mercer HR Consulting, 2011
•	Towers Watson General Industry Top Management Compensation Survey Report, 2011
The surveys cover companies comparable in size to NMIC and we did not rely on any one company or any single survey source. We used market data specific to the financial services industry, if available, for the named executive officers because the NMIC human resources committee believed it was appropriate to compare our positions to others that require similar skills, knowledge and experience. We used general industry data for positions requiring broad skills not unique to the financial services industry, such as the NMIC Chief Executive Officer and our Chief Financial Officer. Of the sources available to us, including proxy statements of other companies and commercially available surveys, we used the sources we believe have the best matches for our positions. We generally target pay at the market median because we believe such targets are necessary to compete for talent; however, when necessary to attract or retain exceptional talent or a unique skill set, we may target total compensation or an individual element of compensation above the median. Annually, we participate in a talent planning process to:
•	anticipate talent demands and identify implications;
•	identify critical roles;
•	conduct talent assessments; and
•	identify successors for critical roles.
The data gathered during this process helps us identify what we refer to as "benchmark plus" executives or roles for which we will manage total compensation up to the 75th percentile of the market data, primarily by increasing the short-term and long-term incentive targets as a percent of salary. These positions may be those that lead a new business initiative or lead a significant business or enterprise initiative that directly impacts core strategic initiatives identified in the overall Nationwide business strategy.
Actual pay is expected to vary based on actual results compared to goals. Executive officers can earn top-quartile pay for results exceeding the business plan and/or expectations with respect to individual performance objectives, and they can earn bottom-quartile pay for results not meeting acceptable performance standards.

The following table identifies the target compensation levels, a comparison of our target total compensation to the respective market target compensation level, and the rationale for providing total compensation at those levels.
Name	Targeted market positioning	Current positioning of incumbent executive	Rationale
Kirt A. Walker, President and Chief Operating Officer	Market median	Near median	This is a competitive level of compensation relative to the market data
Timothy G. Frommeyer, Senior Vice President—Chief Financial Officer	Up to the 75th percentile	Between median and 75th percentile	The complexity of Mr. Frommeyer's role as our Chief Financial Officer and board member and his responsibilities to the NMIC board of directors and many internal and external stakeholders led NMIC to apply benchmark plus principles and target his compensation at up to the 75th percentile, consistent with NMIC's talent management guidelines.
Stephen S. Rasmussen, NMIC Chief Executive Officer	Market median	Near median	Mr. Rasmussen assumed his role as the NMIC Chief Executive Officer in 2009. Accordingly, the NMIC human resources committee has moved his target compensation closer to the median over the last three years and believes this is a competitive level of compensation relative to the market data and Mr. Rasmussen's experience in his role.
John L. Carter, Senior Vice President—Distribution and Sales	Up to the 75th percentile	Above the 75th percentile	As President of NFS Distributors, Inc., Mr. Carter has led the development of a successful sales and distribution organization with a sales strategy predicated on a team-based sales approach unique in the financial services industry. This led NMIC to apply benchmark plus principles and target his compensation at up to the 75th percentile, consistent with NMIC's talent management guidelines. The market data for this role has been volatile and dropped from 2010 to 2011, which resulted in target total direct compensation above the market target for 2012.
Eric S. Henderson, Senior Vice President—Individual Products and Solutions	Market Median	Between 25th percentile and median	Mr. Henderson assumed an expanded role near the end of 2011.
The NMIC human resources committee determined the total compensation targets for the named executive officers, which are benchmarked to the competitive external market, as well as the individual elements that are distributed among base salary and short-term and long-term incentives. Annually, we review and may adjust targets for company and individual performance in order to recognize competitive market compensation and performance in determining the final compensation we deliver to executive officers. We have different review procedures depending on the level and role of the executive officer. For top-tier executive officers, including Messrs. Rasmussen and Walker, PM&P prepared an analysis of competitive market data that the NMIC human resources committee used in making compensation decisions. This provided an impartial frame of reference for these executive officers. For all other named executive officers, our internal compensation department analyzed the competitive market data and provided the information to senior management and the NMIC human resources committee for review and use in decision making. The following is an overview of these review procedures:
Kirt A. Walker
PM&P prepared a market analysis for Mr. Walker, our President and Chief Operating Officer, which included a summary of the 25th, median and 75th percentile market data and covered the following compensation elements: base salary, target short-term incentive opportunity and target total cash compensation, and target long-term incentive opportunity and target total direct compensation. The analysis took into account the size and complexity of his job, as measured by assets managed, compared to the market data. Other factors PM&P evaluated when determining individual competitiveness included:
•	the degree to which the market data consist of sources of executive talent for NMIC;
•	the comparability of Mr. Walker's job responsibilities to benchmark job responsibilities;
•	Mr. Walker's experience, tenure and performance; and
•	the responsibilities of Mr. Walker's position, internal equity and strategic importance to NMIC.
PM&P also presented an aggregate analysis of the competitiveness of all of Mr. Rasmussen's direct reports with respect to the market median, and the NMIC human resources committee considered this analysis in addition to Mr. Rasmussen's recommendation in approving Mr. Walker's base salary and 2012 target incentive levels.
Timothy G. Frommeyer, John L. Carter and Eric S. Henderson
The NMIC human resources committee reviewed a number of inputs with regard to Messrs. Frommeyer, Carter and Henderson, including:
•	their current compensation levels and relative market competitive pay levels;
•	the identification of Messrs. Frommeyer and Carter as occupying benchmark plus roles as well as summaries of their accomplishments and Mr. Henderson's accomplishments in 2011;
•	recommendations from Mr. Walker, for Messrs. Carter and Henderson, and from NMIC's Chief Financial Officer for Mr. Frommeyer, in considering 2012 base salary adjustments and incentive target levels; and
•	reviewed and approved Mr. Carter's sales incentive plan for 2012.
Stephen S. Rasmussen
For Mr. Rasmussen, the NMIC Chief Executive Officer, PM&P summarized the median market data for the position and explained any adjustments necessary to attain appropriately competitive compensation for each key element. For 2012, the NMIC human resources committee's final decision on pay targets was subject to the NMIC board of directors' assessment of Mr. Rasmussen's 2011 performance. PM&P provided recommendations for Mr. Rasmussen's 2012 compensation program and met with the NMIC human resources committee, which determined a recommendation for Mr. Rasmussen's compensation targets. The NMIC human resources committee's recommendation was reviewed and approved by the full NMIC board of directors.
Pay Mix
We compensate executive officers through a mix of base salary, short-term incentive, long-term incentive, benefit plans, perquisites and deferred compensation plans. The plans and the target opportunities for base salary and short-term and long-term incentives are reviewed annually by the NMIC human resources committee to ensure total compensation and the mix of pay elements are competitive and changes reflect both the competitive market data and individual performance. This ensures we continue to retain talent in key areas and provides a framework for recruiting new talent.
We determine an appropriate mix of pay elements by using the market data trends as a guideline. However, in practice, we may adjust individual components above or below the mix represented in the market data while maintaining the recommended target total compensation range. Some of the reasons we may deviate from the mix of elements represented in market data include:
•	recruiting needs based on compensation received by a candidate in previous positions;

•	year-to-year variation in the market data, indicating the market data may be volatile;
•	differences between the responsibilities of our position and the positions represented in the market data; and
•	a desire to change the alignment of our incentives between short-term and long-term goals for particular positions.
For 2012, the above analysis resulted in the following allocated target compensation levels for the named executive officers:
Name [1]	Base salary (percentage of target total compensation)	Target short-term incentive as a percent of base salary (percentage of target total compensation)	Target long- term incentive (percentage of target total compensation)	Total compensation target	Percentage of total target compensation attributed to target incentives
Kirt A. Walker	$415,450	80%	$450,000	$1,165,450	67%
	(33%)	(27%)	(40%)
Timothy G. Frommeyer	$245,140	65%	$ 67,943	$ 351,515	64%
	(36%)	(23%)	(41%)
Stephen S. Rasmussen	$190,300	150%	$991,230	$1,468,465	87%
	(13%)	(20%)	(67%)
John L. Carter	$205,740	125%	$278,625	$ 821,865	70%
	(30%)	(39%)	(31%)
Eric S. Henderson	$313,335	65%	$232,275	$ 706,485	61%
	(39%)	(25%)	(36%)
[1]	Dollar amounts shown represent the amounts allocated to us under the cost-sharing agreement. Percentages are calculated based on the total compensation elements, including unallocated amounts that are not shown in the table.
The elements summarized in the table above illustrate the following points relative to our executive compensation philosophy:
•	Consistent with market practices, a relatively small percentage of the total target compensation is distributed as base salary, as the NMIC human resources committee believes compensation should be delivered to our named executive officers based on performance.
•	A substantial percentage of the total target compensation is comprised of variable incentives, delivered through a mix of short-term incentive programs, which are more focused on short-term financial results, and long-term incentive programs, which are focused on achievements over multiple years and most closely align with building sustained value for our customers. The NMIC Chief Executive Officer's pay mix is more heavily weighted toward long-term incentives, consistent with his role.
The NMIC human resources committee exercised judgment and modified the above principles for Mr. Carter, in distributing a greater percentage of his variable compensation to short-term incentives, because his role is more heavily focused on current-year, or short-term, achievements, goals and objectives than other members of NFS's management team, which is consistent with the manner in which senior sales executives are paid in the market.

The table below identifies the percentage change in base salary, total target cash (which includes base salary and target short-term incentives), long-term incentive targets and total target direct compensation for the named executive officers in 2012 as compared to 2011. The table also sets forth the reasons for the changes. Actual base salary and incentive payments will also be influenced by changes in the allocation percentages, as discussed below in "2012 Compensation Programs Design and Implementation."
Name	Base salary change %	Total target cash change %	Long-term incentive target change %	Total target direct compensation change %	Rationale
Kirt A. Walker	5%	5%	9%	7%	Mr. Walker's performance was outstanding compared to his 2011 pre-established objectives. Adjustments to base salary and long-term incentive targets positioned his target total direct compensation near the median of the market data for his position.
Timothy G. Frommeyer	3%	3%	0%	2%	Mr. Frommeyer's performance was outstanding compared to his 2011 pre-established objectives with respect to his leadership in organizing his team around the operating plan and managing significant product and underwriting challenges. His team's engagement increased via his focus on talent management and development, and his contributions to keeping NFS on track from all financial and risk management aspects contributed to the NFS business' success.
Stephen S. Rasmussen	10%	10%	14%	13%	Mr. Rasmussen's pay increase is related in part to exceptional sustained performance and in part to market adjustment to intended positioning.
John L. Carter	3%	5%	9%	6%	Mr. Carter's performance was outstanding compared to his 2011 pre-established objectives with respect to exceeding his sales plan, expanding retention efforts and significantly improving associate engagement. Accordingly, Mr. Carter received a base salary increase as well as increases to his incentive targets.
Eric S. Henderson	6%	6%	11%	8%	Mr. Henderson's performance was very good compared to pre-established objectives with respect to meeting his financial goals, strategic initiatives, and a significant increase in customer enthusiasm.
2012 Compensation Programs Design and Implementation
We discuss the following items in this section:
•	what we intend to accomplish with our compensation programs;
•	how we determine the amount for each element of compensation; and
•	the impact of performance on compensation.
The principal components of 2012 compensation for our named executive officers are base salary and short-term and long-term incentives. Each component of compensation serves a different purpose, as discussed in "Compensation Objectives and Philosophy."
Base Salary
Our overall pay philosophy is to establish base salaries that are generally at the median of the companies represented in the market data. We typically base a departure from the median on factors such as incumbent experience and industry or functional expertise, scope of job responsibilities as compared to similar positions in the market, special retention needs and executive performance. In determining adjustments to the named executive officers' salaries for 2012, the NMIC human resources committee evaluated the following:
•	salaries for comparable positions in the marketplace, taking scope of responsibility into account;
•	NMIC and NFS's recent financial performance, both overall and with respect to key financial indicators;
•	the annual performance evaluation of each executive officer compared to previously established objectives; and

•	management recommendations.
Mr. Rasmussen's base salary was allocated to NFS using NFS's operating revenue as a percentage of NMIC's total operating revenue. We allocated 100% of the base salary for all other named executive officers to NFS since these named executive officers primarily support this business unit. Salary was further allocated to us as follows:
•	Base salaries for Messrs. Frommeyer and Rasmussen were allocated using a variety of different factors including policies in-force, new policy counts, premiums, commissions, time studies and revenue, excluding one-time, unusual or unrelated expenses.
•	Base salary for Mr. Walker was allocated using policy in-force counts from various NFS business segments.
•	Base salary for Mr. Carter was allocated using new policy counts and premium from various NFS business segments.
•	Base salary for Mr. Henderson was allocated using policy in-force counts from the Nationwide Financial Individual Products and Solutions business segment.
Base salary rates for the named executive officers increased by a weighted average of 7% in 2012. The NMIC human resources committee established unallocated base salary rates consistent with the philosophy, objectives and factors described above. The overall salary increase percentage reflects the impact of competitive market data and individual and company performance and enables us to maintain competitive salaries. Actual base salaries paid by us, which are reported in "Summary Compensation Table for 2012," also reflect changes in the allocation percentages from 2011 to 2012, for our named executive officers.
Short-term Incentive: Performance Incentive Plan and Sales Incentive Plan
In 2012, we used short-term incentive plans to provide a portion of at-risk pay to our named executive officers, which promoted our pay-for-performance philosophy. These plans provide participants with direct financial rewards in the form of short-term incentives the participants earn subject to the achievement of key financial and strategic objectives. Plan metrics vary based on each executive officer's role and are discussed in more detail below. The short-term incentive design fulfills the following objectives:
•	emphasizes a one-company culture while recognizing the need to maintain some business unit focus;
•	focuses on the Nationwide customer experience; and
•	aligns incentive plans between associates and management.
In 2012, the NMIC human resources committee set specific company performance measures; goals for threshold, plan and outstanding results; and weightings for each performance measure under each short-term incentive plan in which the named executive officers participate. The NMIC human resources committee approved a target short-term incentive award opportunity as a percentage of base salary for each participant and approved all payments made under these plans. We base our target incentive award opportunities on our executive officers' responsibilities, their value to us and the competitive market data for similar positions. The use of these market data is discussed in "Compensation Objectives and Philosophy."
We allocated short-term incentives for Messrs. Frommeyer and Rasmussen to NFS based on NFS's operating revenue as a percentage of NMIC's total operating revenue. We allocated 100% of the short-term incentives for the other named executive officers to NFS. Short-term incentives were further allocated to us using a variety of different factors including policies in-force, new policy counts, premiums, commissions, time studies and revenue, excluding one-time, unusual or unrelated expenses.
Performance Incentive Plan
We make annual payments to certain executive officers under the Performance Incentive Plan, or "PIP." In 2012, all of our named executive officers participated in the PIP, with the exception of Mr. Carter, who participated in the Sales Incentive Plan, or "SIP," for reasons discussed below. Under the PIP, the participant is assigned a target incentive amount representing a percentage of the participant's year-end base salary. The actual amount participants receive under the PIP will be a percentage of the target incentive depending on the achievement of specific business and individual performance objectives.
Our performance measures under the PIP are based on a broad series of key financial, business and strategic goals, as well as individual performance objectives. The specific measures vary by executive officer depending on individual positions and roles. We determine the short-term incentive performance metrics and weights after an analysis of NFS' financial and strategic goals and those of Nationwide, such as growth, profitability, capital efficiency and strategic objectives. When determining performance levels for the PIP payout scale, the NMIC human resources committee considered the probability of attaining performance levels, historical performance and payouts, industry and competitor outlooks, run rate trends and plan, and business mix and performance volatility. The maximum award is 200% of the target amount before individual adjustments.
The NMIC human resources committee authorizes the use of discretion by the NMIC Chief Executive Officer to adjust calculated incentive payments by up to plus or minus 25%. The NMIC Chief Executive Officer can use discretion if the calculated performance score does not reflect actual accomplishments. Factors the NMIC Chief Executive Officer may consider include, but are not limited to:
•	changes in industry and competitive conditions that occur after target setting;
•	execution and achievement of key performance indicators that have a longer-term financial impact;
•	performance on key performance indicators, such as customer experience, associate engagement and agency ratings, that may not be reflected in the financial results; and
•	achievement of financial results consistent with Nationwide's values.
Proposed adjustments greater than plus or minus 25% require the NMIC human resources committee's approval. For 2012, the NMIC Chief Executive Officer did not exercise discretion to adjust performance scores that ultimately determined the incentive pool.
The NMIC human resources committee may also adjust the actual performance results for one-time or unusual financial items that have impacted actual performance but which management believes should not be included to penalize or receive credit for incentive purposes. Examples may include, but are not limited to:
•	Gains and losses from the acquisition or divestiture of businesses and/or operations and related deferred costs;
•	Non-recurring, unanticipated tax adjustments; and
•	Errors and/or omissions during target calculations.
We define the financial goals used in the tables below as follows:
•	We define Consolidated Net Operating Income, or "CNOI,", as a non-GAAP financial measure which highlights NMIC's results from continuing operations. CNOI excludes the impact of realized gains and losses on sales of investments and hedging instruments, certain hedged items, other than temporary impairments, discontinued operations and extraordinary items, net of tax. These adjustments were approved by the NMIC human resources committee.
•	We determine direct written premium, or "DWP," growth by measuring the increase or decrease in the current performance year-ending Nationwide Insurance or Allied Insurance direct written premium over the prior performance year-ending Nationwide Insurance and Allied Insurance direct written premium, respectively, as a percentage.
•	We determine the change in number of relationships per household by taking the difference between the current performance year-ending relationships per household and the prior performance year-ending relationships per household, for certain pre-defined Nationwide Insurance and Allied Insurance products and lines of businesses.
•	We determine trade combined ratio by adding calendar year losses plus loss adjustment expenses plus dividends divided by net earned premium to statutory underwriting expenses divided by net written premiums.
•	We calculate NFS Return on Capital by dividing NFS net operating income for the year, excluding interest income on excess capital and adding back debt expense, by the total NFS GAAP equity plus long-term debt at the beginning of the year, excluding excess capital. Both the Nationwide Bank segment and the impact of medium-term notes, or"MTN," are excluded from this calculation.
•	NFS Sales: New and renewal production premiums and deposits, previously referred to as "sales," are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP, including sales as it relates to non-insurance companies. Management believes that the presentation of new and renewal production premiums and deposits enhances the understanding of the Company's business and helps depict longer-term trends that may not be apparent in the results of operations due to differences between the timing of sales and revenue recognition.
Life insurance premiums determined on a GAAP basis are significantly different than statutory premiums and deposits. On a GAAP basis, premiums for traditional life insurance products are generally recognized as revenue when due. For certain annuities with life contingencies, any excess of gross premium over the net premium is deferred and recognized with the amount of expected future benefits. In addition, many life insurance and annuity products involve an initial deposit or a series of deposits from customers. These deposits are accounted for as such on a GAAP basis and therefore are not reflected in the GAAP income statement. On a statutory basis, life insurance premiums are recognized as revenue over the premium paying period of the related policies. Annuity considerations are recognized as revenue when received. Health insurance premiums are earned ratably over the terms of the related insurance and reinsurance contracts or policies.
As calculated and analyzed by management, statutory premiums and deposits on individual and group annuities and life insurance products calculated in accordance with accounting practices prescribed or permitted by regulatory authorities and deposits on administration-only group retirement plans and the advisory services program are adjusted as described below to arrive at new and renewal production premiums and deposits.
We report new and renewal production premiums and deposits as net of internal replacements, which we believe provides a more meaningful disclosure of production in a given period. In addition, our definition of new and renewal production premiums and deposits excludes funding agreements issued under our MTN program; asset transfers associated with large case BOLI and large case retirement plan acquisitions; FHLB funding agreements; and deposits into Nationwide employee and agent benefit plans. Although these products contribute to asset and earnings growth, their production flows potentially can mask trends in the underlying business and thus do not provide meaningful comparisons and analyses. In addition, in 2012, management made an intentional decision to reduce variable annuity with living benefits sales. As such, the measure of NFS sales excludes variable annuity with living benefits sales in 2012, which more accurately represents the sales in NFS businesses targeted for growth in 2012.
For 2012, the NMIC human resources committee approved the following objectives and weights under the PIP for Messrs. Walker, Frommeyer, Rasmussen and Henderson. The target amounts for the PIP vary by executive officer. The final incentive payments were adjusted with approval of the NMIC human resources committee as described in "Determination of the Final Short-term Incentive Payments."
2012 PIP Metrics and Performance for Messrs. Walker, Frommeyer, Rasmussen and Henderson
	Weights (%)
Metric	Messrs. Walker and Henderson	Messrs. Frommeyer and Rasmussen	2012 established business goals	2012 incentive performance results[5]
Enterprise Consolidated Net Operating Income[1]	50	50.00	$ 1,003,000,000	$ 849,700,000
Customer Enthusiasm Index[2]	20	20.00	8.55	8.57
NI DWP Growth		5.00	1.43%	1.61%
Change in number of NI relationships per household		3.33	0.010	0.014
NI Trade Combined Ratio		1.67	102.5%	104.4%
Allied DWP Growth		2.50	4.15%	5.44%
Change in number of Allied relationships per household		0.83	0.014	0.029
Allied Trade Combined Ratio		1.67	101.2%	105.0%
NFS Return on Capital	15	7.50	9.17%	10.24%
NFS Sales[3]	15	7.50	$13,699,400,000	$15,173,600,000
Strategic Nonfinancial Objectives[4]		Up to +/- 25%	Discussed below in "Determination of the Final Short-term Incentive Payments"	+15.625% of final objective performance
[1]	Performance on CNOI of $350,000,000 must be achieved in order for payment to be earned on the customer enthusiasm and business unit metrics.
[2]	Mean customer satisfaction with NMIC on a scale of one to ten as determined by an external consultant.
[3]	Excluding variable annuities with living benefits
[4]	Applies to Mr. Rasmussen only.
[5]	These amounts are unaudited.
Sales Incentive Plan
Mr. Carter participated in the SIP in 2012. The primary focus of the SIP was on NFS business segment sales results, which represented 85% of Mr. Carter's total target incentive. Mr. Carter participated in the SIP rather than the PIP because he is the leader of the NFS sales organization, and because the SIP was designed with a primary emphasis on results that he directly influences. These metrics are consistent with prevalent practices for similar roles in the financial services industry. In addition, 15% of his 2012 scorecard had the same metrics under which we measure other members of NFS's management team under the PIP, thus maintaining alignment with NFS's overall financial goals. For 2012, his maximum award opportunity under the plan was 200% of his target amount. The NMIC Chief Executive Officer had the discretion to adjust scores for individual sales metrics by plus or minus 25%, subject to approval by the NMIC human resources committee of the final SIP payment. This discretion was not exercised in 2012. When determining the performance levels for the payout under the SIP, the planning process included consideration of the current plan year to new plan year rates of sales growth. We used a different incentive scale for each of our various business segments to reflect key differences among them, such as:
•	the competitive and market environment in which each business segment operates;
•	the outlook for sales growth of the industry and competitors;
•	the level of maturity of each business segment;
•	historical rates of sales growth; and
•	our expectation as to the difficulty of achieving the planned rates of sales growth in each business segment.
The following table sets forth the short-term incentive performance metrics and weights for the SIP. Mr. Carter's final incentive payment was adjusted with approval of the NMIC human resources committee as described in "Determination of the Final Short-term Incentive Payments."
2012 SIP Metrics and Performance for Mr. Carter
Performance Criteria	Weight (%)	2012 established goals	2012 incentive performance results[4]
Sales Metrics (weighted 85%) Individual Investments Group:
Variable Annuities LINC	4.25	$ 4,750,000,000	$ 3,003,800,000
Variable Annuities non LINC	12.75	$ 1,207,400,000	$ 1,223,200,00
SPIA	8.50	$ 428,000,000	$ 504,900,000
Fixed Annuities	4.25	$ 492,900,000	$ 1,397,600,000
Retirement Plans Group:
Private Sector 1st year	14.88	$ 1,320,800,000	$ 1,470,800,000
Private Sector Recurring	4.25	$ 3,739,900,000	$ 3,761,000,000
Public Sector	2.55	$ 4,351,900,000	$ 4,471,200,000
Individual Protection Group:
Total 1st year	14.88	$ 264,000,000	$ 260,400,000
Total Renewal	4.25	$ 846,500,000	$ 848,600,000
Corporate	1.70	$ 498,000,000	$ 722,000,000
Nationwide Funds Group
Funds	12.75	$ 550,000,000	$ 513,900,000
NFS and Enterprise Metrics (weighted 15%)
Enterprise Consolidated Net Operating Income[1]	7.50	$ 1,003,000,000	$ 849,700,000
Customer Enthusiasm Index (Mean Satisfaction with Company)[2]	3.00	8.55	8.57
NFS Return on Capital	2.25	9.17%	10.24%
NFS Sales[3]	2.25	$13,699,400,000	$15,173,600,000
[1]	Performance on CNOI of $350,000,000 must be achieved in order for payment to be earned on the customer enthusiasm, NFS return on capital, and NFS sales metrics.
[2]	Mean customer satisfaction on a scale of one to ten as determined by an external consultant.
[3]	Excluding variable annuities with living benefits
[4]	These amounts are unaudited
Determination of the Final Short-term Incentive Payments
To determine the 2012 short-term incentive compensation payments for our named executive officers, the NMIC human resources committee assessed each executive officer's performance under the PIP or SIP, as applicable, considering the measures in the tables above, as well as the executive officer's overall performance, our overall financial performance and management's assessment of performance on individual objectives. In assessing final performance for the PIP, the NMIC human resources committee reviewed actual performance relative to established goals and considered the following items: earnings quality, the level of catastrophic losses, industry results, achievement of strategic performance metrics, and business conditions and capital stewardship.

The NMIC human resources committee exercised its discretion to exclude the impacts of the acquisition of Harleysville Insurance Group and asbestos and environmental reserve strengthening for the determination of CNOI for incentive purposes. With exception of the exclusion of the Harleysville Insurance Group acquisition, this is consistent with prior year treatment of these items.
The actual amounts Messrs. Walker and Rasmussen receive under the PIP, and the amount Mr. Carter receives for the sales metrics under the SIP, will be a percentage of the target incentive depending solely on the achievement of the approved metrics and management's assessment of individual performance measures. For Messrs. Frommeyer, Carter and Henderson, incentive payments are made from a pool calculated by adding the total of all participants' incentive target amounts within an organizational unit. For Mr. Carter, only 15% of his target amount, the amount attributed to his NFS and enterprise metrics, contributed to this pool. The pool is multiplied by the overall performance score for the year and further adjusted, if applicable, at the discretion of the NMIC Chief Executive Officer and/or the NMIC human resources committee. This establishes the maximum amount we will pay to the participants in each pool, whether shared among participants or paid to a single individual. Senior management then reviewed each of the participants within this pool to evaluate personal performance and individual contributions relative to the other participants in the pool. To the extent management discretion is used to reduce or eliminate the award of a participant in the pool, the amount of incentive not awarded to that participant is included in the total amount available in the pool to be distributed to the other participants. For 2012, the NMIC Chief Executive Officer exercised his discretion to increase the payment by 6% as recommended by management under the PIP for Mr. Frommeyer based on individual and relative performance contributions, which was approved by the NMIC human resources committee.
For Mr. Rasmussen, the NMIC board of directors also considered non-financial objectives that were reviewed and discussed by the NMIC human resources committee and approved by the NMIC board. These non-financial objectives focused on the following three categories:
•	Delivering results through highly engaged associates, with regard to creating an engaging work experience by improving leadership effectiveness, establishment of a diverse pipeline for senior leadership talent, and ensuring qualified successors are identified for key management roles;
•	Enabling execution of Nationwide's strategy with accountability, with regard to the successful integration of Harleysville Insurance Group, customer satisfaction, growing and retaining relationships per household, strengthening distribution effectiveness, leveraging innovation as a competitive advantage, progress on executing critical business transformation programs and achieving marketing expense and full time equivalent benchmarks as well as identifying advertising return on investment benchmarks and achievement strategy; and
•	The accountability and transparency of Nationwide's governance, with regard to continuing board engagement with senior line and functional leaders, adhering to and reinforcing Nationwide's code of conduct, maintaining effective relationships with sponsor and community organizations, and maintaining quality communications with associates and key stakeholders.
Each independent director on the NMIC board of directors gave Mr. Rasmussen a rating on a twenty-point scale for each objective and an overall rating on the same scale. PM&P summarized the results and met with the chairwoman of the NMIC human resources committee to review the evaluation. PM&P then met with the NMIC human resources committee to discuss the ratings and arrive at an overall score to be recommended to and approved by the NMIC board of directors. This score was then applied as a modifier to his performance on financial results, and the resulting payment, which included a 15.625% increase to his payment based on financial objectives, was approved by the NMIC board of directors.
The resulting cash payouts for our named executive officers, which are shown in columns (d) and (g) of the "Summary Compensation Table for 2012," are as follows:
Name	Comparison of short-term incentive payment to target	Summary of rationale
Kirt A. Walker	111% of target	Performance compared to the PIP objectives
Timothy G. Frommeyer	106% of target	Performance compared to the PIP objectives and a discretionary adjustment based on very good performance on individual objectives
Stephen S. Rasmussen	120% of target	Performance compared to the PIP objectives as adjusted by the NMIC human resources committee, and further modified based on very good performance on pre-established strategic objectives
John L. Carter	119% of target	Performance compared to the SIP objectives
Eric S. Henderson	111% of target	Performance compared to the PIP objectives

Long-Term Incentives
In 2012, the NMIC human resources committee administered the Nationwide Long-Term Performance Plan, or "LTPP," to award long-term incentives to the named executive officers. Long-term incentive compensation constitutes a significant portion of an executive officer's total compensation package, consistent with our philosophy of emphasizing pay that is conditional or contingent on our performance. The LTPP is intended to accomplish the following objectives:
•	reward sustained long-term value creation with appropriate consideration of risk capacity, appetite and limits;
•	deliver market-competitive target compensation consistent with organizational performance; and
•	retain and motivate executives to ensure business stability and success.
We established long-term incentive targets in 2012 based on a review of relevant market data and/or comparisons to other business segment leaders. We described the target-setting process in "Benchmarking and Compensation Target-Setting Process."
In 2010, the NMIC board of directors requested a review of the design of Nationwide's long-term incentive plan metrics to determine whether it was consistent with Nationwide's mission and strategy as a mutual organization. A new plan design was proposed and approved for 2011 awards that measure performance over a three-year period, which is consistent with external market practices for mutual companies. The metrics used to measure performance are operating revenue growth and capital strength, and potential payments range from zero to two and one-half times the target amount.
The financial goals used in the LTPP are as follows:
•	Operating revenue growth, which is determined by comparing current performance year-ending operating revenue, net of interest credited, to prior performance year-ending operating revenue, net of interest credited. Operating revenue is a non-GAAP financial measure. Operating revenue excludes realized gains and losses on sales of investments and hedging instruments, discontinued operations and extraordinary items.
•	Capital strength, which is determined by combining our internal economic capital calculation (50%) and Standard & Poor's capital calculation (50%).
Performance on each metric is compared to a matrix where the x axis is capital strength and the y axis is operating revenue growth. A 1.0 score is awarded when operating revenue growth, net of interest credited, equals plan and capital strength equals a AA rating. The final score is determined at the intersection of the operating revenue growth and capital strength performance on the matrix. A final score is determined at the end of each year in the performance period based on the matrix approved for that year, and the final score at the end of the three-year period will be the average of the three annual scores. At its meeting on February 12, 2013, the NMIC human resources committee adjusted the x axis of the matrix so that a capital strength rating of AA+ would be required in order to achieve a 1.0 score on that metric, and excluded the 2012 revenues and capital from the Harleysville Insurance Group acquisition for incentive calculation purposes. These adjustments resulted in a final score of 2.27, which will be used for the first year of the 2012-2014 performance period and the second year of the 2011-2013 performance period.
The 2012 grants under this plan are reported in "Grants of Plan-Based Awards," and the first payments under this new design will be made following the conclusion of the 2011-2013 performance period.
Long-term Incentive Transition Program
Because awards under the new metrics will not be paid until 2014, the NMIC human resources committee approved a transition program to provide payments under the former plan following the 2011 and 2012 performance periods. Prior to 2011, our long-term awards were paid using a "banking" methodology, and when the plan was discontinued, participants had incentives earned under previous performance periods remaining in their banks, and subject to forfeiture, as we describe below. The transition program provides for payments to participants based on the participants' former banks and current long-term incentive targets, using the same calculation methodology that would have been in place if the plan had continued over the following two years. The last payments under the transition program have been made following the conclusion of the 2012 performance period, as we describe below, and no further payments will be made under the former plan.
The metric we used to measure long-term performance for purposes of the transition program was GAAP return on equity, or "GAAP ROE," which is calculated by dividing consolidated net income ("CNI") by beginning GAAP equity. The performance score was calculated by dividing GAAP ROE by a hurdle rate, which was the cost of capital. The final score was adjusted in accordance with the methodology approved by the NMIC human resources committee for 2008 unrealized losses because they were included in a prior performance period, Nationwide Indemnity reserve strengthening, an adjustment to exclude the impact of the statutory capital hedge from the performance score, and exclusion of the impact of the Harleysville Insurance Group acquisition. The calculations were reviewed and validated by the NMIC internal audit department in accordance with the NMIC human resources committee's direction.
If the final performance score for the year is equal to one, we will award the target incentive amount. If the performance score is less than one, then the incentive award will be less than target, and may be negative. If the performance score is greater than one, the incentive award will be greater than target, and the maximum award is two and one-half times the target amount. We add the award to, or subtract the award from, the opening balance of a bookkeeping account for the executive officer. We refer to the bookkeeping account as a "bank." The executive officer receives one-third of the positive bank balance, if any, as the long-term incentive payment. The target incentive award multiplied by the final performance score determined the current year award for transition program purposes.
The 2012 GAAP ROE award payments are based on performance, and all participants are subject to the same calculation. At its meeting on February 12, 2013, the NMIC human resources committee approved an adjusted final performance score of 1.39. These awards, of which one-third was distributed as a cash payment, are reported for the 2012 performance period in column (g) of the "Summary Compensation Table for 2012." The remaining bank balance is forfeited, and the transition program has ended.
Growth in Equity Awards
In 2010, certain senior executives, including all of our named executive officers, had 20% of their total long-term target measured on the growth in equity to be measured at the end of three-year cycles. Since the GAAP ROE metric is measured on an annual basis under the previous plan design, this additional metric was intended to encourage our most senior executives to consider our long-term viability rather than short-term performance, and to reestablish our capital base, which had declined due to unusual market conditions in 2008. The growth in equity score is calculated by dividing the December 31, 2012 ending GAAP equity, excluding the impact of the Harleysville Insurance Group acquisition, by the January 1, 2010 beginning GAAP equity. Following the conclusion of the 2010-2012 performance period, the NMIC human resources committee approved the final performance score of 1.27, which was multiplied by the target amounts. Resulting payments are reported in column (g) of the "Summary Compensation Table for 2012." This is the last payment under this metric given that our capital base has been reestablished at acceptable levels.
We allocated 100% of the long-term incentive payments for Messrs. Walker, Carter and Henderson to NFS. We allocated Messrs. Frommeyer's and Rasmussen's long-term incentive payments to NFS using operating revenue as a percentage of NMIC's operating revenue. Long-term incentives were further allocated to us using a variety of different factors including policies in-force, new policy counts, premiums, commissions, time studies and revenue, excluding one-time, unusual or unrelated expenses.
Clawback Policy
If we are required to prepare a material financial accounting restatement or to materially adjust the results of a metric used for funding incentive compensation plans, we may recover from any current or former person we determine to be an elected officer any amount in excess of what should have been paid, up to and including:
•	The amount of any short-term incentive award under the PIP, SIP or LTPP to the extent the restatement impacts the amount awarded;
•	The total amount of awards granted to the extent the restatement impacts the amounts that would have been granted, with such awards valued in good faith in the discretion of the NMIC board of directors, and;
•	Any other amount determined by the NMIC board of directors, in its sole discretion, to have been improperly awarded.
Recovery may, at the NMIC board of directors' discretion, be in the form of an adjustment to future incentive awards, as applicable.
Personal Benefits and Perquisites
We provide to our executive officers certain perquisites and other personal benefits, including health and welfare benefits, which are the same for all associates, and pension and savings plans, deferred compensation plans and personal perquisites we believe are consistent with market competitive practices. Incremental costs, as applicable, are included in columns (h) and (i) of the "Summary Compensation Table for 2012."

Termination Benefits and Payments
It is Nationwide's practice to provide severance agreements to the NMIC Chief Executive Officer and a limited number of senior executive officers, including most of the NMIC Chief Executive Officer's direct reports. Of our named executive officers, we have entered into severance agreements with Messrs. Rasmussen and Walker. We believe these agreements are a standard industry practice for these positions and are necessary to attract and retain executive officers at this level. The agreements provide certain protections to the executive officer with regard to compensation and benefits. In exchange for those protections, the executive officer agrees to keep our information confidential, agrees not to solicit our employees or customers and agrees not to compete with Nationwide. We provide additional information with respect to post-termination benefits provided under these severance agreements in "Potential Payments Upon Termination or Change of Control."
Certain termination-of-employment events may trigger post-termination payments and benefits in the event that a severance agreement does not apply to the payments and benefits. Those events include retirement, severance, termination for cause, death, disability and voluntary termination. The details of the benefits and payments made upon termination are also described in "Potential Payments Upon Termination or Change of Control."
Impact of Regulatory Requirements on Compensation
There were no regulatory requirements that influenced our compensation arrangements.
Conclusion
As discussed in "Compensation Objectives and Philosophy," we design our compensation programs to be competitive, to attract and retain top talent and to drive our performance, with the ultimate goal of increasing stakeholder and customer value. To attain these objectives, we compare ourselves to other companies that are similar to us in setting target pay opportunities and financial business goals. In 2012, the objectives for incentive purposes were established to reward value-creating performance and we awarded a substantial percentage of total compensation opportunity to our named executive officers in the form of pay-at-risk. Our business results produced payments under our short-term and long-term incentive plans for our named executive officers, rewarding our executive officers with reasonable actual pay relative to our 2012 performance, commensurate with our pay-for-performance philosophy.
Compensation Committee Interlocks and Insider Participation
Our board of directors does not have a compensation committee. All named executive officers' compensation decisions were approved by the NMIC Board of Directors or human resources committee. None of our executive officers served on the board of directors or compensation committee of another entity for which any member of the NMIC board of directors or compensation committee served as an executive officer.
Summary Compensation Table for 2012
The information set forth in the "Summary Compensation Table for 2012" and other related compensation tables reflect the allocation of compensation-related costs to us with respect to our named executive officers.
Name and principal position (a)	Year (b)	Salary (c)	Bonus (d)	Non-equity incentive plan compensation (g)	Change in pension value and non- qualified deferred compensation earnings[3] (h)	All other compensation (i)	Total (j)
Kirt A. Walker, President and Chief Operating Officer	2012	410,656		1,063,275 [2]	80,995	21,412 [4]	1,576,338
	2011	385,666	–	269,623	89,180	22,279	766,748
	2010	350,046	–	763,519	51,174	28,366	1,193,105
Timothy G. Frommeyer, Senior Vice President– Chief Financial Officer	2012	243,476	904 [1]	150,818 [2]	117,016	11,817 [5]	524,031
	2011	234,389	2,854	119,155	371,439	13,007	740,844
	2010	232,186	6,301	103,515	170,091	13,047	525,140
Stephen S. Rasmussen, NMIC Chief Executive Officer	2012	186,308		1,888,241 [2]	135,458	27,445 [6]	2,237,452
	2011	159,532	–	517,158	146,351	24,820	847,861
	2010	136,449	–	1,145,460	41,509	20,635	1,344,053

Name and principal position (a)	Year (b)	Salary (c)	Bonus (d)	Non-equity incentive plan compensation (g)	Change in pension value and non- qualified deferred compensation earnings[3] (h)	All other compensation (i)	Total (j)
John L. Carter, Senior Vice President- Distribution and Sales	2012	204,421		846,731 [2]	81,656	15,029 [7]	1,147,837
	2011	194,792	–	484,716	146,016	13,551	839,075
	2010	300,185	3,824	594,181	105,878	21,753	1,025,821
Eric S. Henderson, Senior Vice President– Individual Products and Solutions	2012	308,953	–	549,058 [2]	267,105	16,176 [8]	1,141,292
[1]	Represents the amount determined under the PIP and paid in 2013 for the 2012 performance year that was not attributable to the financial objectives under the plans.
[2]	Represents the amount determined under the PIP for Messrs. Walker, Frommeyer, Rasmussen and Henderson, and under the SIP for Mr. Carter, that was paid in 2013 for the 2012 performance year that was attributable to financial objectives, or for Mr. Rasmussen, financial and strategic objectives; the amount earned in 2012 for the GAAP ROE transition program award attributable to the 2012 performance year; and the amount earned in 2012 under the LTPP for the growth in equity award, and allocated to us pursuant to the cost-sharing agreement, as follows: Mr. Walker—$333,000 (PIP), $625,500 (GAAP ROE) and $104,775 (growth in equity); Mr. Frommeyer—$39,969 (PIP), $94,440 (GAAP ROE) and $16,409 (growth in equity); Mr. Rasmussen—$298,412 (PIP), $1,377,810 (GAAP ROE) and 212,019 (growth in equity); Mr. Carter—$400,444 (SIP), $387,289 (GAAP ROE) and $58,998 (growth in equity); and Mr. Henderson—$178,571 (PIP), $322,862 (GAAP ROE) and $47,625 (growth in equity). One-third of the GAAP ROE award was paid in cash, in addition to one-third of the opening bank balance, pursuant to a transition period during the implementation of a new long-term plan design. The remainder of the bank balance is forfeited.
[3]	Represents the change in pension value for all named executive officers. There were no above-market earnings on deferred compensation.
[4]	Includes tax grossups totaling $974 for amenities received at company events, a tax grossup in the amount of $730 for the company-paid cost of an executive physical and the contribution we made on behalf of Mr. Walker in the amount of $13,476 under the Nationwide Supplemental Defined Contribution Plan.
[5]	Includes a tax grossup in the amount of $801 for amenities received at a company event. Aggregate value of perquisites and personal benefits is less than $10,000.
[6]	Includes the value of amenities received at company events, and tax grossups totaling $234 for such amenities, the actual cost of tickets to a sporting event, the actual incremental cost of Mr. Rasmussen's personal use of the company plane in the amount of $14,200, the contribution we made on behalf of Mr. Rasmussen in the amount of $10,801 under the Nationwide Supplemental Defined Contribution Plan and the company-paid portion for parking expenses and automotive service in the executive parking garage. There were no deadhead flights in 2012.
[7]	Includes tax grossups totaling $97 for amenities received at company events and the contribution we made on behalf of Mr. Carter in the amount of $10,646 under the Nationwide Supplemental Defined Contribution Plan. Aggregate value of perquisites and personal benefits is less than $10,000.
[8]	Includes tax grossups totaling $1,291 for amenities received at company events and a grossup in the amount of $1,140 for the company-paid cost of an executive physical. Aggregate value of perquisites and personal benefits is less than $10,000.
Grants of Plan-Based Awards in 2012
		Estimated future payouts under non-equity incentive plan awards[1]
Name (a)	Grant date (b)	Threshold (c)	Target (d)	Maximum (e)
Kirt A. Walker	2/14/2012 [2,3]	$150,000	$300,000	$ 750,000
	2/14/2012 [4]	0	$450,000	$1,125,000
	2/14/2012 [5]	0	$450,000	$1,125,000
Timothy G. Frommeyer	2/14/2012 [2,3]	$ 19,216	$ 38,432	n/a
	2/14/2012 [4]	$ 0	$ 67,943	$ 169,857
	2/14/2012 [5]	$ 0	$ 67,943	$ 169,857
Stephen S. Rasmussen	2/14/2012 [2,3]	$143,468	$286,935	$ 717,338
	2/14/2012 [4]	$ 0	$991,230	$2,478,075
	2/14/2012 [5]	$ 0	$991,230	$2,478,075
John L. Carter	2/14/2012 [2,3]	$168,750	$337,500	$ 675,000
	2/14/2012 [4]	$ 0	$278,625	$ 696,563
	2/14/2012 [5]	$ 0	$278,625	$ 696,563

		Estimated future payouts under non-equity incentive plan awards[1]
Name (a)	Grant date (b)	Threshold (c)	Target (d)	Maximum (e)
Eric S. Henderson	2/14/2012 [2,3]	$80,438	$160,875	n/a
	2/14/2012 [4]	$ 0	$232,275	$580,688
	2/14/2012 [5]	$ 0	$232,275	$580,688
[1]	Values are the amounts allocated to us pursuant to the cost-sharing agreement.
[2]	We calculated thresholds for metrics other than CNOI separately after a $350,000,000 performance level was achieved on CNOI. Actual payment may be less than the amount shown.
[3]	Represents a PIP, or for Mr. Carter a SIP, award.
[4]	Represents a GAAP ROE award under the LTI transition program.
[5]	Represents an LTPP award using operating revenue growth and capital strength as metrics.
Short-term Incentive Compensation
On February 14, 2012, we granted short-term incentive award opportunities to our named executive officers. These earned 2012 short-term award opportunities are reflected in the "Summary Compensation Table for 2012" in columns (d) and (g).
The NMIC human resources committee uses short-term incentive plans and assesses individual overall performance, company financial performance and other goals, and distributes awards from the incentive pool pursuant to the PIP, or in the case of Mr.  Carter, the SIP.
The NMIC Chief Executive Officer may adjust payments under the PIP or SIP by up to plus or minus 25% subject to approval of the final payment by the NMIC human resources committee. Additionally, the NMIC human resources committee may adjust the actual performance results for one-time or unusual financial items that have impacted actual performance but which management believes they should not include to penalize or receive credit for incentive purposes.
The NMIC human resources committee exercised its discretion to exclude the impacts of the acquisition of Harleysville Insurance Group and environmental reserve strengthening for the determination of CNOI for incentive purposes.
For 2012, the objective performance criteria we used to measure performance under the PIP and SIP are discussed in "Compensation Discussion and Analysis."
In 2012, goals under the PIP were met at 106% to 120% of the target amount, including the adjustments approved by the NMIC human resources committee and a discretionary adjustment to Mr. Frommeyer's payment based upon individual objectives. The goals for Mr. Carter under the SIP were met at 119% of the target amount, including the adjustment made by the NMIC human resources committee to the NFS and NMIC portion of his scorecard. We discuss this in more detail in "Compensation Discussion and Analysis."
Long-term Incentive Compensation
On February 14, 2012, we granted long-term incentive target opportunities to all of our named executive officers.
The NMIC human resources committee granted target opportunities based on operating revenue growth and capital strength, to be measured at the end of a three-year period. Performance on each metric is compared to a matrix where the x axis is capital strength and the y axis is operating revenue growth. A final score is determined at the end of each year in the performance period based on the matrix approved for that year, and the final score at the end of the three-year period will be the average of the three annual scores. At their meeting on February 12, 2013, the NMIC human resources committee approved a score for the first year of the 2012-2014 performance period of 2.27 after adjusting the capital strength target level and excluding the 2012 revenues and capital from the Harleysville Insurance Group acquisition for incentive calculation purposes.
The NMIC human resources committee also established GAAP ROE target opportunities pursuant to a long-term incentive transition program. The performance score for GAAP ROE is calculated by dividing GAAP ROE by a hurdle rate, which is the cost of capital. We add the final award to, or subtract the award from, the opening balance of a bookkeeping account for the executive officer. We refer to the bookkeeping account as a "bank." The executive officer receives one-third of the positive bank balance, if any, as the long-term incentive payment. The final score was adjusted in accordance with the methodology approved by the NMIC human resources committee, as discussed in "Compensation Discussion and Analysis." No further payments will be made from the banks.

Pension Benefits for 2012
Name (a)	Plan name (b)	Number of years credited service (c)	Present value of accumulated benefit[1] (d)	Payments during last fiscal year (e)
Kirt A. Walker	Nationwide Retirement Plan	14	82,988	–
	Nationwide Supplemental Retirement Plan	14	138,361	–
Timothy G. Frommeyer	Nationwide Retirement Plan	25	578,778	–
	Nationwide Supplemental Retirement Plan	25	700,004	–
John L. Carter	Nationwide Retirement Plan	6	64,786	–
	Nationwide Supplemental Retirement Plan	6	347,682	–
Stephen S. Rasmussen	Nationwide Retirement Plan	14	32,401	–
	Nationwide Supplemental Retirement Plan	14	317,395	–
Eric S. Henderson	Nationwide Retirement Plan	25.8	790,509	–
	Nationwide Supplemental Retirement Plan	25.8	639,141	–
[1]	These amounts are unaudited.
The "Pension Benefits for 2012" table reports the years of credited service and the present value of accrued benefits under the Nationwide Retirement Plan, or "NRP," and the Nationwide Supplemental Retirement Plan, or "SRP," as of December 31, 2012. We discuss these plans in more detail below. The reported values are the present value of accrued benefits with benefit commencement occurring at normal retirement age, which is age sixty-five, payable as a life annuity. Optional payment forms are available with reduced payments. A full single lump sum payment option is not available.
Credited Service
The credited service reported in the "Pension Benefits for 2012" table represents complete years of credited service under the NRP and SRP; however, the NRP and the SRP provide for crediting of service in different ways. The NRP provides one month of credited service for each month a participant works, beginning with the participant's hire date. The SRP credits service based on the date an individual first becomes a participant. For details regarding how the SRP credits service, see the "Nationwide Supplemental Retirement Plan" section below. We provide no additional credited service under the NRP and the SRP to the named executive officers.
Present Value of Accumulated Benefits
The reported present values of accumulated benefits, which are payable as a life annuity, are based upon the benefit earned from service and compensation as of December 31, 2012. The present values assume the participant survives to, and commences his or her benefit at, the earliest age at which unreduced benefits are payable, which is age sixty-five.
We base the present value determinations on the measurement date, discount rate, and postretirement mortality in accordance with FASB ASC 715, Compensation-Retirement Benefits. For the December 31, 2012, and 2011 valuations, the discount rates used under this guidance were 4.05% and 4.10%, respectively. There is no mortality discount prior to age sixty-five in the values reported above. We also used the Pension Protection Act Mortality Table.
Pension plan compensation includes base salary and certain management incentives. We allocate benefit values based on the compensation reported in the "Summary Compensation Table for 2012," and reflect the arrangement under the cost sharing agreement. For Messrs. Rasmussen, Frommeyer, Carter, Henderson, and Walker, the pension benefit values reflect the cost allocated to us.
Qualified Pension Plans
Nationwide Retirement Plan
Nationwide maintains a qualified defined benefit plan called the Nationwide Retirement Plan, or the "NRP." In general, the named executive officers and other participants in the NRP will receive an annual retirement benefit under the NRP equal to the greater of the benefit calculated under the final average pay formula, if applicable, or the account balance formula. We describe these formulae below. Any participant, including a named executive officer, who we hired on or after January 1, 2002, will receive an annual retirement benefit under the NRP based solely on the account balance formula.

Participants become fully vested in the NRP after the completion of three years of service. The accrued benefit is payable as a life annuity. Optional payment forms are available, however, with reduced payments. A full, single lump sum payment option is not available.
The NRP allows a participant the option of receiving his or her benefit at any age, provided that he or she is vested when he or she leaves Nationwide. If a participant terminates his or her employment with Nationwide before age sixty-five, and decides to receive benefits before age sixty-five, the participant will receive an actuarially reduced monthly benefit amount to reflect the longer payout period due to early distribution. Prior to January 1, 2010, benefits for vested participants who we hired before January 1, 2002, and who terminated employment after age fifty-five, were eligible for a subsidized early retirement benefit. The subsidized early retirement benefit is reduced 1% per year from age sixty-five to age sixty-two and 5% per year from age sixty-two to age fifty-five.
Effective January 1, 2010, the NRP was amended to eliminate the subsidized early retirement benefit for those employees who were hired before January 1, 2002. If the age requirements are met, for these individuals, the NRP benefit upon termination of employment will be the greatest of the four following calculations: (i) the Final Average Pay (FAP) formula without the subsidized early retirement factor; (ii) the account balance formula at the time of termination of employment; (iii) the FAP formula benefit as of December 31, 2009, with the subsidized early retirement factor; or (iv) the account balance formula as of December 31, 2009.
Mr. Rasmussen is eligible for the subsidized early retirement benefits. Although we hired Messrs. Frommeyer, Henderson and Walker before January 1, 2002, they have not met the age requirement to be eligible for subsidized early retirement benefits. As a result, they are only eligible for actuarially reduced benefits upon termination. We hired Mr. Carter after January 1, 2002, and he is eligible only for an actuarially reduced benefit upon termination.
The NRP provides a pre-retirement death benefit payable to a participant's spouse. The NRP also provides for the funding of retiree medical benefits under Section 401(h) of the Internal Revenue Code.
The Final Average Pay Formula
We compute the FAP formula benefit as follows:
•	1.25% of the participant's final average compensation, as defined below, multiplied by the number of years of service, up to a maximum of thirty-five years subject to the limitations set forth in the Internal Revenue Code; plus
•	0.50% of the participant's final average compensation in excess of Social Security covered compensation, as defined below, multiplied by the number of years of service, up to a maximum of thirty-five years and subject to the limitations set forth in the Internal Revenue Code.
For services rendered prior to January 1, 1996, final average compensation is equal to the average of the highest three consecutive covered compensation amounts of the participant in the participant's last ten years of service. For services rendered on January 1, 1996, or later, final average compensation is equal to the average of the highest five consecutive covered compensation amounts of the participant in the participant's last ten years of service. The NRP defines covered compensation to mean all wages reported on a Form W-2 Wage and Tax Statement from any Nationwide company, plus compensation deferred under Sections 125, 132(f)(4) and 401(k) of the Internal Revenue Code and excluding:
•	severance pay and other amounts following the later of: (i) the pay period that includes the participant's date of termination, or (ii) the pay period in which the participant's date of termination is posted to Nationwide's payroll system;
•	a lump-sum payment for vacation days made upon termination of employment or pursuant to an election by the participant;
•	imputed income, executive officer perquisites and benefits paid under any long-term performance or equity plan;
•	income imputed to any participant as a result of the provisions of health or other benefits to members of the participant's household;
•	any payment made to a participant to offset the tax cost of other amounts Nationwide paid that are included in the participant's income for federal tax purposes;
•	any payment of deferred compensation made prior to the participant's severance date;
•	expense reimbursement or expense allowances including reimbursement for relocation expenses;
•	retention payments made on or after January 1, 2002;
•	all gross-up payments, including the related compensation payment, made on or after January 1, 2002; and
•	compensation earned following the date on which a participant's employment status changes from eligible to ineligible and during the period he or she is ineligible.

Covered compensation is subject to Internal Revenue Code limits and, for purposes of determining final average compensation, is calculated on a calendar-year basis.
Social Security covered compensation means the average of the Social Security wage bases in effect during the thirty-five-year period ending with the last day of the year that the participant attains Social Security retirement age. The portion of a participant's benefit attributable to years of service with certain Nationwide companies credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant's attainment of age sixty-five, whichever is later.
Account Balance Formula
For employees hired before January 1, 2002, benefits are the greater of the final average pay formula determination or the account balance formula, described below. We use the account balance formula to determine the retirement benefit under the NRP for all employees hired or rehired on or after January 1, 2002. The notional account under the account balance formula is comprised of the following components:
•	Opening Balance Amount: We determined the accrued benefit under the FAP formula as of December 31, 2001, and converted this accrued benefit into a lump sum that reflected the current value of that benefit; plus
•	Pay Credits: We add amounts to the account every pay period based on the participant's years of service and compensation. The pay credits range from 3% of pay if the participant has up to thirty-five months of service, plus 3% of pay over the Social Security wage base for the year in question, to 7% of pay for those with over twenty-two years of service, plus 4% of pay over the Social Security wage base for the year in question; plus
•	Interest Credits: We add interest amounts to the account on a biweekly basis based on the thirty-year United States Treasury bill rate in effect from the second month preceding the current quarter. The minimum interest rate is 3.25%.
Effective January 1, 2010, participants eligible for the FAP formula are not eligible to receive pay credits under the account balance formula after December 31, 2009; however, such participants do continue to receive interest credits on their account balance benefit.
Supplemental Defined Benefit Plan
NMIC maintains the Nationwide Supplemental Retirement Plan, or "SRP," an unfunded, nonqualified supplemental defined benefit plan. The SRP provides supplemental retirement benefits to individuals who are in an executive-level position and who are receiving compensation in excess of the limits set by Section 401(a)(17) of the Internal Revenue Code. An individual's participation in the SRP begins the first day of January of the calendar year following the date they meet the eligibility requirements. Participants receive the following benefits under the SRP:
•	1.25% of the participant's final average compensation, as defined in the "Qualified Pension Plans" section above, multiplied by the number of years of service, up to a maximum of forty years; plus
•	0.75% of the participant's final average compensation in excess of Social Security-covered compensation, as defined in "Qualified Pension Plans" above, multiplied by the number of years of service, up to a maximum of forty years; less
•	benefits the executive accrued under the NRP.
For purposes of the SRP, the definition of "covered compensation" is the same as described above in "Final Average Pay (FAP) Formula," without the Internal Revenue Code limits and including, at the time of deferral, any compensation that would be deferred pursuant to an individual compensation agreement with any Nationwide company.
To the extent permitted under the rules governing nondiscrimination for the NRP, all or a portion of the benefit under the SRP for participants who were fully vested on December 31, 2008, was transferred to the NRP. As a result, for most fully vested participants, a greater portion of their retirement benefit will be provided under the NRP.
In addition, the SRP provides all participants with a minimum benefit equal to the accrued benefit under the SRP as of December 31, 2007. For participants who first became eligible on or after January 1, 1999, and before January 1, 2007, benefits vest over a period of five years. Benefits vest for participants who first become eligible on or after January 1, 2007, over a period of 49 months. The vested percentage is based on the lesser of the participant's vested percentage in the NRP or the vested percentage pursuant to a specified vesting percentage schedule under the SRP.
For all individuals who are new participants on or after January 1, 2009, the SRP credits service by providing twelve months of credited service on the date they become a participant and credits twelve months of service for each subsequent calendar year only if the individual meets the eligibility requirements as of the last day of the calendar year. For individuals who were participants in the SRP before January 1, 2009, the SRP provides one month of credited service for each month the participant performs service, beginning on the participant's date of hire through December 31, 2007. After December 31, 2007, these participants received credits for twelve months of service for a calendar year only if the individual meets the SRP eligibility requirements as of the last day of the calendar year.
Effective January 1, 2010, the SRP no longer provides a subsidized early retirement benefit for participants whose benefit calculation includes months of credited service accrued or credited on or after January 1, 2010. For an affected participant, the SRP determines his or her benefit by providing the greatest of three benefit calculations:
•	his or her SRP benefit as of December 31, 2007, with the subsidized early retirement factors;
•	his or her total benefit as of December 31, 2009 minus the benefits accrued under the NRP at date of termination, with the subsidized early retirement factors; or
•	his or her SRP benefit without subsidized early retirement factors at the date of termination.
Nationwide Savings Plan
The Nationwide Savings Plan, or the "NSP," is a qualified profit-sharing plan that includes a qualified cash or deferred arrangement and covers eligible employees of participating Nationwide companies. Under the NSP, our named executive officers and other eligible participants may elect to contribute between 1% and 80% of their compensation to accounts established on their behalf. Participant contributions are in the form of voluntary, pre-tax salary deductions or after-tax "Roth 401(k)" salary deductions. Participants who reach the age of fifty during the plan year may also make "catch up" contributions for that year of up to $5,500 for 2012. Participating Nationwide companies make matching employer contributions for the benefit of their participating employees, at a rate of 50% of the first 6% of compensation deferred or contributed to the NSP by each employee. The NSP holds all amounts that the participants contribute in a separate account for each participant and invests the amounts in the available investment options chosen by the participant.
For purposes of the NSP, covered compensation includes all wages reported on a Form W-2 Wage and Tax Statement from any Nationwide company, plus compensation deferred under Sections 125, 132(f)(4) and 401(k) of the Internal Revenue Code and excludes:
•	severance pay and other amounts following the later of (i) the pay period that includes the participant's date of termination, and (ii) the pay period in which the participant's date of termination is posted to Nationwide's payroll system;
•	company car value or subsidy or reimbursement for loss of a company car;
•	a lump-sum payment for vacation days made upon termination of employment or pursuant to an election by the participant;
•	imputed income, executive officer perquisites and benefits paid under any long-term performance or equity plan;
•	income imputed to any participant as a result of the provision of health or other benefits to members of the participant's household;
•	any payment made to a participant to offset the tax cost of other amounts Nationwide paid that are included in the participant's income for federal tax purposes;
•	any payment of deferred compensation made prior to the participant's severance date or on account of a participant's severance date; and
•	expense reimbursement or expense allowances including reimbursement for relocation expenses.
Covered compensation is subject to Internal Revenue Code limits and is calculated on a calendar-year basis.
A participant is eligible to receive the value of his or her vested account balance upon termination of his or her employment. However, he or she may withdraw all or a part of the amounts credited to his or her account prior to termination, such as upon attainment of age fifty-nine and one-half years old. A participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals or after-tax contributions and earnings or losses on those deferrals or contributions, as applicable. Vesting in employer matching contributions and earnings or losses on those contributions occurs on a pro rata basis over a period of five years.
The NSP offers an automatic enrollment and automatic increase feature, which applies to participants contributing less than 12% of their compensation.

Nonqualified Deferred Compensation for 2012
Name (a)	Executive contributions in last fiscal year[1] (b)	Registrant contributions in last fiscal year[2] (c)	Aggregate earnings in last fiscal year[3] (d)	Aggregate withdrawals/ distributions[4] (e)	Aggregate balance at last fiscal year end[5] (f)
Kirt A. Walker	$65,705	$16,161	$108,720	$65,481	$1,138,575
Timothy G Frommeyer	–	$ 7,744	$ 4,654	$41,504	$ 110,901
Stephen S. Rasmussen	–	$12,866	$ 16,786	–	$ 134,577
John L. Carter	–	$10,009	$ 11,003	–	$ 263,310
Eric S. Henderson	–	$ 8,368	$ 1,656	–	$ 39,609
[1]	Amount represents voluntary deferrals to the Nationwide Individual Deferred Compensation Plan.
[2]	Amount represents company contributions to the Nationwide Supplemental Defined Contribution Plan.
[3]	Amount represents investment gain from applicable nonqualified deferred compensation plans attributable to all prior year deferrals in the plans. Investment gains or losses are attributable to the investment selections the executive officer makes. Executive officers may choose from approximately eighty investment options for the Nationwide Individual Deferred Compensation Plan and the Nationwide Supplemental Defined Contribution Plan, and from sixteen investment options for the Nationwide Economic Value Incentive Plan. The Nationwide Economic Value Incentive Plan is a terminated plan that provided for involuntarily deferred compensation we may still pay to an executive officer based on his or her distribution election. The executive officer may change his investment options once every five business days.
[4]	Amount represents distributions from the Nationwide Individual Deferred Compensation Plan.
[5]	Represents balances in the following plans: the Nationwide Individual Deferred Compensation Plan, the Nationwide Supplemental Defined Contribution Plan and the Nationwide Economic Value Incentive Plan.
Nonqualified Deferred Compensation Plans
Executive deferred compensation benefits are a key component of our total rewards philosophy. We provide competitive levels of deferred compensation benefits to attract and provide for long-term retention of key talent and to reward for long-term service. These benefits allow executives to prepare for retirement and make up for regulatory limits on qualified plans.
Nationwide Individual Deferred Compensation Plan
Under the "Nationwide Individual Deferred Compensation Plan," or "IDC Plan," eligible executives of participating Nationwide companies may elect to defer payment of compensation otherwise payable to them. Eligible executive officers may enter into deferral agreements in which they may annually elect to defer up to 80% of their salary and short-term incentive compensation they earn during the following year or performance cycle. Participants may also defer up to 80% of the long-term incentive compensation they earn during the following performance cycle. Deferral elections are effective prospectively. Amounts an executive officer defers under the IDC Plan are generally payable in cash in annual installments beginning in January of the calendar year immediately following the calendar year in which the executive officer terminates his or her employment, including due to the death of the participant. However, an executive officer may elect to receive payments after the expiration of the deferral period the executive officer elects, from one to ten years from the year in which the deferral of compensation applies. If the entire account balance is less than $25,000 at the time a payment is due, the entire account balance will be distributed, regardless of the distribution election on file. We credit individual accounts under the IDC Plan with deferral amounts and earnings or losses based on the net investment return on the participant's choice of investment measures offered under the IDC Plan. No guaranteed or above-market earnings are available under this plan. The plan restricts participants' changes in investment options to once every seven calendar days. Each participant is always fully vested in his or her accrued amount.
The IDC Plan permits a participant or beneficiary to take an unscheduled withdrawal from his or her account provided that such elective withdrawal applies only to amounts earned and vested, including earnings, on or before December 31, 2004, and any such withdrawal is subject to a 10% early withdrawal penalty.
Nationwide Supplemental Defined Contribution Plan
The Nationwide Supplemental Defined Contribution Plan, or "NSDC Plan," is an unfunded, nonqualified defined contribution supplemental benefit plan. The NSDC Plan provides benefits equal to employer matching contributions that would have been made for the participants under the Nationwide Savings Plan, or "NSP," but for the Internal Revenue Code's limitation on compensation that can be considered for deferrals to the NSP. Only executives of certain Nationwide companies whose annual compensation is in excess of the limit set forth in the Internal Revenue Code are eligible to participate in the NSDC Plan. The benefits under the plan vest after five years of participation.

For purposes of the NSDC Plan, "covered compensation" refers to covered compensation as defined in "Nationwide Savings Plan" above, without the Internal Revenue Code limits and including, at the time of deferral, any compensation that would be deferred pursuant to an individual compensation agreement with any Nationwide company. We credit individual accounts under the NSDC Plan with deferral amounts and earnings or losses based on the net investment return on the participant's choice of investment measures offered under the plan. No guaranteed or above-market earnings are available under this plan. Participants may change their investment options on a daily basis.
Payouts under the NSDC Plan are made as follows:
•	credits made for plan years prior to 1996, and earnings on those amounts, are paid in January of the year following the year the participant's employment terminates;
•	unless otherwise elected in accordance with the terms of the plan, credits made to the plan for plan years after 1995, and earnings on those amounts, are paid in 10 installments for participants who qualify for a benefit from the NRP and whose account balance exceeds $25,000, and in a single lump sum payment for all other participants.
Potential Payments Upon Termination or Change of Control
We have entered into agreements and maintain plans that require us to provide compensation to our named executive officers upon a termination of employment or for good reason following a substantial reorganization. The following narrative describes the payments and benefits the named executive officers could receive under these agreements and plans. The tables that follow reflect our estimate of the payments and benefits, to the extent allocable to us under the cost-sharing agreement, we would provide to each of our named executive officers under various termination scenarios or for good reason following a substantial reorganization. The amounts shown in the tables assume that terminations of employment and, as applicable, the change of control, occurred on December 31, 2012.
Payments and benefits that are generally available to all salaried employees, and that do not discriminate in favor of the executive officers, such as disability benefits, are not disclosed. Generally, the amounts shown are estimates and actual payments and benefits could be more or less than the amounts shown.
Payments Made Upon Standard Termination
General Termination Payments
Regardless of the manner in which an executive officer's employment terminates, he or she is entitled to receive the following amounts, which are earned during employment:
•	vested amounts contributed, plus related earnings under, the Nationwide Savings Plan, the Nationwide Individual Deferred Compensation Plan, and the Nationwide Supplemental Defined Contribution Plan;
•	amounts accrued and vested under the Nationwide Retirement Plan and the Nationwide Supplemental Retirement Plan; and
•	unused paid time off, up to specified limits and subject to certain limitations as specified within our paid time off plan.
Short-Term Incentive Awards
The effect of a termination of employment on certain executive officers' short-term incentives is controlled by the terms of either the PIP or the SIP, as applicable. Under these plans, unless otherwise provided by the NMIC human resources committee in connection with specified terminations of employment, we make a payment of a short-term incentive only if, and to the extent, the executive officer has attained the performance goals with respect to the related performance period, and only if we employ the executive officer through the end of the performance period. However, in the event an executive officer's employment terminates during the performance period due to death or disability, the executive officer or the executive officer's estate will receive a portion or all of the incentive as the NMIC human resources committee determines. In the event an executive officer's employment terminates during the performance period due to retirement or termination of the executive officer's employment without cause, the executive officer will remain eligible to receive a portion of the incentive based on the amount of time the executive officer was employed during the performance period and the executive officer's attainment of the performance goals for the performance period.
Nationwide Long-Term Performance Plan
The NMIC board of directors approved a new LTPP plan design for 2011 awards that measure performance over a three-year period. The design requires both revenue growth and capital strength in order for participants to receive payments, which will range from zero to two and one-half times the target amount. The first payments under this new design will be made following the conclusion of the 2011-2013 performance period. If a voluntary termination of employment or termination for cause occurs prior to the last day of the performance period, an executive officer's outstanding target award opportunities will be forfeited, otherwise the target award opportunity will be prorated based on the number of days worked in the performance period. Because the termination payment tables that follow assume that the named executive officers worked through the first and second years of the 2011-2013 performance period, and through the first year of the 2012-2014 performance period, the amounts shown in the tables relating to the operating revenue growth/capital strength awards under the LTPP reflect prorated opportunities for termination without cause or for good reason following a substantial reorganization or for termination due to death, disability or retirement, which would be paid after December 31, 2013 or 2014 (as applicable), based on actual performance. Performance was estimated for purposes of these tables.
A transition plan was also approved to provide payments from participants' remaining 2011 GAAP ROE opening bookkeeping entries, which we refer to as "bank balance(s)," adjusted based on performance in 2011 and 2012, including any potential payments made due to termination of employment.
We calculated 2012 GAAP ROE payments under the transition program, using the same methodology that would have been in place if the prior plan design had continued. Under the transition program, if a termination of employment occurred prior to the last day of the performance period, other than a termination due to death, disability or retirement, an executive officer's current-year target award opportunity was forfeited. However, if a voluntary termination or a termination without cause or due to a substantial reorganization occurred on the last day of the performance period, as we have assumed for our tables, the executive officer received one-third of the current year award multiplied by the performance score, plus one-third of the 2012 opening bank balance, which would have been paid in 2013. Accordingly, the amounts shown in the tables relating to GAAP ROE awards under the transition program, which reflect what would be paid following various termination scenarios, include the opening bank balance and the current year award opportunity amounts, based on actual 2012 performance results, earned under the transition program in 2012.
For performance periods 2010-2012, 20% of the total long-term incentive target opportunity for our executive officers was related to growth in equity measured using the change in equity over the three-year performance period. This amount will be fully payable at the end of each three-year performance period subject to continued employment with us. The first performance period ended December 31, 2011, and the last performance period ended December 31, 2012. We made no new grants using this metric in 2012.
If a termination of employment occurred (other than termination due to death, disability or retirement) prior to the last day of the three-year performance period, the portion of an executive officer's current-year long-term target award opportunity that is based on growth in equity was forfeited. In addition, if an executive officer's termination wass voluntary or for cause, any outstanding target award opportunities based on growth in equity was also be forfeited. However, if the Company terminated the executive officer without cause, the executive officer received any outstanding target award opportunities on a prorated basis, subject to actual performance, in the year following the year in which the termination occurred.
For a description of the retirement, death and disability provisions in the LTPP, see "Payments Made Upon Retirement" and "Payments Made Upon Death or Disability."
Severance Payments and Benefits
Those named executive officers who do not have a severance agreement participate in the Nationwide Severance Pay Plan. The plan is generally available to all of our salaried employees and provides for certain payments if an employee, including an executive officer, involuntarily leaves the company due to job elimination. The longer an executive officer works for us, the more the executive officer may be eligible to receive as severance pay benefits when the executive officer's employment ends. In order to receive payment under the Nationwide Severance Pay Plan, if eligible, the executive officer must sign a severance and release agreement. We generally calculate severance pay as one week for each year of service, not to exceed twenty-five weeks, with a minimum of two weeks. Years of service used to calculate the severance payment includes all types of service with us, including service with affiliates and subsidiaries, calculated through the last date of employment.
Certain severance agreement guidelines are applicable to our executive officers. The guidelines provide for severance benefits that may be available to executive officers in addition to the Nationwide Severance Pay Plan, assuming the executives signs the appropriate release. The guidelines allow management to offer the following when negotiating severance agreements with executive officers:
•	a lump-sum cash payment equal to six to twelve months, depending on the circumstances of departure, of the annual base salary in effect on the date of termination;

•	paid leave of absence of twenty-one days for executive officers over the age of forty to permit the executive officer time to seek legal advice regarding the terms of the severance agreement;
•	short-term incentive payments earned under the PIP, prorated to the date of termination;
•	up to one year of executive placement services, or a lump-sum payment of $6,800 in lieu of such services;
•	payout of the current year earned but unused paid time off; and
•	transfer of ownership of certain computer equipment, less any Nationwide-licensed software or operating system, to the executive officer.
Executive Severance Agreements
NMIC has entered into executive severance agreements with Messrs. Rasmussen, Carter, and Walker. The initial term of the agreement for Messrs. Rasmussen and Walker ended December 31, 2011, with automatic one-year renewals commencing on January 1, 2012, unless NMIC or the executive officer gives notice of nonrenewal. The initial term of the agreement for Mr. Carter will end on December 31, 2013, with automatic one-year renewals commencing on January 1, 2014, unless NMIC or the executive officer gives notice of nonrenewal.
The agreements provide that NMIC will pay salary, incentive compensation, and benefits as determined by NMIC's board of directors, or a committee thereof. The agreements also contain provisions related to certain payments and benefits NMIC would pay upon specified termination events, a portion of would be allocated to NLIC. The details of those provisions are set forth below in "Potential Payments Upon Termination or Change of Control."
The following description of Messrs. Rasmussen's , Carter's, and Walker's agreements and the amounts presented in the tables that follow are based on the terms of the agreements as they existed on December 31, 2012, and assume a termination of employment, and such triggering events as are contemplated by the executive severance agreements, occurred on December 31, 2012.
The executive severance agreements in effect as of December 31, 2012, for Messrs. Rasmussen, Walker, and Carter are substantially similar to each other. Each agreement contains material non-competition, non-solicitation and confidentiality provisions, which condition Nationwide's promises to pay severance on the executive officer's compliance with such provisions. The agreements also condition receipt of severance upon the execution of a binding release of NMIC and other related parties.
Under the executive severance agreements in effect as of December 31, 2012, upon a termination by NMIC without cause or a resignation for good reason after a substantial reorganization of NMIC, the following payments and benefits would be provided:
•	a lump-sum cash payment equal to one or two times, as applicable, the annual base salary in effect immediately before the termination, payable within 30 days following the executive's termination;
•	a lump-sum cash payment equal to one or two times, as applicable, the short-term incentive compensation that would have been earned pursuant to the PIP during the fiscal year in which the executive officer's termination date occurs payable based on actual performance over the full year, payable when annual bonuses are paid to our other executives;
•	a lump-sum cash payment equal to the cost, including a gross-up payment to cover income and FICA taxes on the payment, to the executive officer of continuing the medical and dental coverage under COBRA, or under the retiree medical provisions of the Company's medical plan, if applicable, for the executive officer, his spouse and dependents, for a specified period of time following the executive's termination date;
•	supplemental benefits equal to the benefits the executive officer would have been entitled to receive on the termination date under certain retirement and deferred compensation plans, had the executive officer been fully vested in those plans on the termination date, less any benefits the executive officer actually receives under those plans, paid at the time the executive's benefits are otherwise paid under the applicable plans;
•	in the event that the executive officer's termination date occurs within three years of the date on which the executive officer would have been first eligible to retire under the Nationwide Retirement Plan, a supplemental benefit equal to the benefits the executive officer would have received under the Nationwide Retirement Plan, the Nationwide Supplemental Retirement Plan and the Nationwide Excess Benefit Plan, had the executive officer earned service and age credit for the period ending on the earlier of three years after the executive officer's termination date or the earliest date the executive officer would have been eligible to retire under the Nationwide Retirement Plan and had the executive officer been fully vested under those plans, less any benefits the executive officer actually receives under those plans, paid at the time the executive's benefits are otherwise paid under the applicable plans;

•	a lump-sum cash payment equal to the matching contributions that the Company would have made for the executive officer under the Nationwide Savings Plan and the Nationwide Supplemental Defined Contribution Plan during the severance period defined in the agreement, as if the executive officer's contributions had continued in the same amount and at the same rate in effect immediately prior to the executive officer's termination date, payable within 30 days following the executive's termination date;
•	service and age credits for the purpose of eligibility under the Company's retiree medical plan, as if the executive officer had continued employment through the executive severance agreement's specified severance period;
•	the right to retain certain computer and office equipment and furniture used at the executive officer's home; and
•	amounts earned, accrued or owed but not paid and benefits owed under employee benefit plans and programs.
Whether a "substantial reorganization" has occurred will be determined by the board of directors of NMIC.
If the board of directors has determined that a substantial reorganization has occurred, it may establish a period of time during which the executive may terminate his employment if an event constituting "good reason" occurs. Under the severance agreements, the executive will have "good reason" to terminate his employment during the period established by the board of directors if any of the following events occur and remain uncured for 30 days after the executive's notice to NMIC of the event:
•	a material diminution in the executive's authority, duties or responsibilities, as reasonably determined by the board of directors of NMIC;
•	a material change in the geographic location at which the executive must perform services;
•	a material diminution in the executive's base salary, other than due to a change in base salary for all senior executives in NMIC; or
•	any action or inaction of NMIC that constitutes a material breach by the NMIC of the severance agreement.
Under the severance agreements, "cause" means any of the following:
•	the executive has been convicted of a felony;
•	the executive neglects, refuses or fails to perform his material duties to the NMIC, which failure has continued for a period of at least 30 days after notice from NMIC;
•	the executive engages in misconduct in the performance of his duties;
•	the executive engages in public conduct that is harmful to the reputation of NMIC;
•	the executive breaches his non-competition, non-disclosure or non-solicitation covenants; or
•	the executive breaches NMIC's written code of business conduct and ethics.
Payments Made Upon Retirement
If an executive officer were to retire on December 31, 2012, under the transition program, the executive officer would receive one-third of the 2012 GAAP ROE target award amount multiplied by the performance score, plus one-half of the 2011 opening bank balance, paid as a lump sum in the year following the year in which the termination occurs. For purposes of GAAP ROE transition program payments and growth in equity awards, retirement means a termination of employment on or after the date on which the executive officer has attained:
•	Normal Retirement Age;
•	age fifty-five and completed 180 months of vesting service; or
•	age sixty-two and completed sixty months of vesting service, as determined under the NRP.
For the growth in equity award, the executive officer will receive an amount equal to the total target incentive opportunity for 2010 multiplied by the applicable performance score based on growth in equity. For the 2011 and 2012 LTPP awards relating to operating revenue growth/capital strength, the executive officer will receive an amount equal to two-thirds of the total target incentive opportunity for the 2011-2013 performance period and one-third of the total target incentive opportunity for the 2012-2014 performance period multiplied by the respective performance scores paid in the year following the end of the performance periods. For purposes of operating revenue growth/capital strength awards, retirement means a termination of employment on or after the date on which the executive officer has attained:
•	Normal Retirement Age;
•	age fifty-five and completed 120 months of vesting service; or
•	age sixty-two and completed sixty months of vesting service,

as determined under the NRP.
The PIP and the SIP provide that if an executive officer retires, the executive officer will receive his or her short-term incentive compensation earned during the fiscal year in which termination occurs. The short-term compensation payment is prorated to reflect services performed through the date of employment termination and is based on actual performance for the year.
Payments Made Upon Death or Disability
If an executive officer dies or becomes disabled, in addition to any applicable benefits listed in "Payments Made Upon Standard Termination," the executive officer will receive benefits under our disability plan or payments under the Company's life insurance plan, as appropriate. In addition, under the PIP and the SIP, the executive officer will receive his or her short-term incentive compensation earned during the fiscal year in which the termination occurs. The short-term compensation payment is prorated to reflect services performed through the date of employment termination and is based on the actual performance for the year.
Under the LTPP and the LTPP transition program, if an executive officer's employment terminates due to death or disability, the LTPP provides for distribution of the bank balance in the manner described above under "Payments Made Upon Retirement" (except that in the case of death, distributions will be made to the executive officer's beneficiary).
Payments Made Upon a Change of Control or Termination Upon or Following a Change of Control
The PIP, the SIP, and the LTPP do not provide for special treatment of awards upon a change in control.
The following tables reflect our estimates of the allocated payments and benefits our named executive officers would have received in lump sum if a termination of employment or a change of control of NLIC or NMIC had occurred on December 31, 2012.
Kirt A. Walker
Benefits and payments upon termination	Voluntary termination	Termination without cause or for good reason following a substantial reorganization	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentives[1]	$333,000	$ –	$–	$ 333,000
Long-term incentives:
GAAP ROE awards[2]	355,117	355,117	–	514,113
Growth in Equity 10-12 awards[3]	104,775	104,775	–	104,775
Rev/Cap Strength 11-13 awards[4]	–	448,272	–	448,272
Rev/Cap Strength 12-14 awards[5]	–	212,979	–	212,979
Benefits and perquisites:
Life insurance proceeds	–	–	–	2,492,700
Cash severance[6]	–	1,662,600	–	–
Total compensation	$792,892	$2,783,743	$–	$4,105,839
[1]	Reflects the amount Mr. Walker would receive with respect to the 2012 short-term incentive payment under the PIP upon a termination of employment, except for cause, on December 31, 2012. The "Termination without cause or for good reason following a substantial reorganization" column does not include the 2012 short-term incentive opportunity as the severance agreement provides that the short-term incentive payment under the agreement is in lieu of the payments that would be made under the PIP. The amounts were not reduced to their present value.
[2]	Reflects the amount Mr. Walker would receive with respect to the GAAP ROE awards under the transition program upon a termination of employment, except for cause, on December 31, 2012. Mr. Walker would not have qualified for retirement under the transition program. Accordingly, the amounts shown for a voluntary termination or a termination without cause or due to substantial reorganization assume distribution of one-third of the current year award multiplied by the performance score, plus one-third of the 2012 opening bank balance, which would have been paid in 2013. The amounts shown for termination due to death, disability or retirement (not eligible) assume distribution of one-third of the 2012 GAAP ROE target award multiplied by the performance score, plus one-half of the 2011 opening bank balance, which would have been paid in 2013. The amounts were not reduced to their present value.
[3]	Reflects the amount Mr. Walker would receive with respect to 2010-2012 growth in equity awards under the LTPP upon termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), on December 31, 2012. No new growth in equity award opportunities were granted in 2012. For a voluntary termination or termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), outstanding target award opportunities multiplied by the performance score are fully payable at the end of the performance period and are distributed in the year following the year in which the termination occurs. Accordingly, the amounts shown assume distribution of the total outstanding award subject to performance, which would have been paid in 2013. The amounts were not reduced to their present value.
[4]	Reflects the amount Mr. Walker would receive with respect to the 2011-2013 operating revenue growth/capital strength awards under the LTPP upon termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), on December 31, 2012. Mr. Walker would not have qualified for retirement under the LTPP and would forfeit the operating revenue growth/capital strength target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause or due to substantial reorganization. Accordingly, the amounts shown assume a two-thirds distribution of the total 2011-2013 award using a performance score that was estimated as of December 31, 2012, which would have been paid in 2014. The amounts were not reduced to their present value.
[5]	Reflects the amount Mr. Walker would receive with respect to the 2012-2014 operating revenue growth/capital strength awards under the LTPP upon termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), on December 31, 2012. Mr. Walker would not have qualified for retirement under the LTPP and would forfeit the operating revenue growth/capital strength target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause or due to substantial reorganization. Accordingly, the amounts shown assume a one-third distribution of the total 2012-2014 award using a performance score that was estimated as of December 31, 2012, which would have been paid in 2015. The amounts were not reduced to their present value.
[6]	Includes lump-sum cash amounts equal to the sum of two times base salary; two times the 2012 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; two times the 2012 short-term incentive bonus; two times the annual COBRA rate, grossed up for FICA and income taxes, in effect at the time of termination for Mr. Walker and his family. The amounts were not reduced to their present value.
Timothy G. Frommeyer
Benefits and payments upon termination	Voluntary termination	Termination without cause	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentives	$ 40,873	$ 40,873	$–	$ 40,873
Long-term incentives:
GAAP ROE awards[1]	54,627	54,627	–	79,563
Growth in Equity 10-12 awards[2]	16,409	16,409	–	16,409
Rev/Cap Strength 11-13 awards[3]	–	73,835	–	73,835
Rev/Cap Strength 12-14 awards[4]	–	32,156	–	32,156
Benefits and perquisites:
Life insurance proceeds	–	–	–	821,659
Cash severance[5]	–	251,940	–	–
Total compensation	$111,909	$469,840	$–	$1,064,495
[1]	Reflects the amount Mr. Frommeyer would receive with respect to the GAAP ROE awards under the transition program upon a termination of employment, except for cause, on December 31, 2012. Mr. Frommeyer would not have qualified for retirement under the transition program. Accordingly, the amounts shown for a voluntary termination or a termination without cause or due to substantial reorganization assume distribution of one-third of the current year award multiplied by the performance score plus one-third of the 2012 opening bank balance, which would have been paid in 2013. The amounts shown for termination due to death, disability or retirement (not eligible) assume distribution of one-third of the 2012 GAAP ROE target award multiplied by the performance score, plus one-half of the 2011 opening bank balance, which would have been paid in 2013. The amounts were not reduced to their present value.
[2]	Reflects the amount Mr. Frommeyer would receive with respect to 2010-2011 growth in equity awards under the LTPP upon termination of employment, except for cause, on December 31, 2012. For a voluntary termination or termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), outstanding target award opportunities multiplied by the performance score are fully payable at the end of the performance period and are distributed in the year following the year in which the termination occurs. Accordingly, the amounts shown assume distribution of the total outstanding award subject to performance, which would have been paid in 2012. The amounts were not reduced to their present value.
[3]	Reflects the amount Mr. Frommeyer would receive with respect to the 2011-2013 operating revenue growth/capital strength awards under the LTPP upon a termination without cause, or for death, disability or retirement (not eligible), on December 31, 2012. Mr. Frommeyer would not have qualified for retirement under the LTPP and would forfeit the operating revenue growth/capital strength target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause. Accordingly, the amounts shown assume a two-thirds distribution of the total 2011-2013 award using a performance score that was estimated as of December 31, 2012, which would have been paid in 2014. The amounts were not reduced to their present value.
[4]	Reflects the amount Mr. Frommeyer would receive with respect to the 2012-2014 operating revenue growth/capital strength awards under the LTPP upon termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), on December 31, 2012. Mr. Frommeyer would not have qualified for retirement under the LTPP and would forfeit the operating revenue growth/capital strength target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause or due to substantial reorganization. Accordingly, the amounts shown assume a one-third distribution of the total 2012-2014 award using a performance score that was estimated as of December 31, 2012, which would have been paid in 2015. The amounts were not reduced to their present value.

[5]	Includes an estimate of the amount we would pay under the severance plan guidelines for executives described above. For purposes of this table, we assumed a payment based on twelve months of base salary and $6,800, in lieu of outplacement services.
Stephen S. Rasmussen
Benefits and payments upon termination	Voluntary termination	Termination without cause or for good reason following a substantial reorganization	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentive[1]	$ 345,039	$ –	$–	$ 345,039
Long-term incentives:
GAAP ROE awards[2]	733,855	733,855	–	1,025,916
Growth in Equity 10-12 awards[3]	212,019	212,019		212,019
Rev/Cap Strength 11-13 awards[4]	944,904	944,904	–	944,904
Rev/Cap Strength 12-14 awards[5]	469,135	469,135		469,135
Benefits and perquisites:
Life insurance proceeds	–	–	–	519,000
Cash severance[6]	–	1,093,434	–	–
Total compensation	$2,704,952	$3,453,347	$–	$3,516,013
[1]	Reflects the amount Mr. Rasmussen would receive with respect to the 2012 short-term incentive payment under the PIP upon a termination of employment, except for cause, on December 31, 2012. The "Termination without cause or for good reason following a substantial reorganization" column does not include the 2012 short-term incentive opportunity, as the severance agreement provides that the short-term incentive payment under the agreement is in lieu of the payment that would be made under the PIP. The amounts were not reduced to their present value.
[2]	Reflects the amount Mr. Rasmussen would receive with respect to the GAAP ROE awards under the transition program upon a termination of employment, except for cause, on December 31, 2012. Mr. Rasmussen would have qualified for retirement under the transition program. Accordingly, the amounts shown for a voluntary termination or a termination without cause or due to substantial reorganization assume distribution of one-third of the current year award plus one-third of the 2012 opening bank balance multiplied by the performance score, which would have been paid in 2013. The amounts shown for termination due to death, disability or retirement assume distribution of one-third of the 2012 GAAP ROE target award multiplied by the performance score, plus one-half of the 2011 opening bank balance, which would have been paid in 2013. The amounts were not reduced to their present value.
[3]	Reflects the amount Mr. Rasmussen would receive with respect to 2010-2012 growth in equity awards under the LTPP upon termination of employment, except for cause, on December 31, 2012. For a termination without cause or due to substantial reorganization, or for death, disability or retirement, outstanding target award opportunities multiplied by the performance score are fully payable at the end of the performance period and are distributed in the year following the year in which the termination occurs. Accordingly, the amounts shown assume distribution of the total outstanding award subject to performance, which would have been paid in 2013. The amounts were not reduced to their present value.
[4]	Reflects the amount Mr. Rasmussen would receive with respect to the 2011-2013 operating revenue growth/capital strength awards under the LTPP upon a termination of employment, except for cause, on December 31, 2012. Mr. Rasmussen would have qualified for retirement under the LTPP. Accordingly, the amounts shown assume a two-thirds distribution of the total 2011-2013 award using a performance score that was estimated as of December 31, 2012, which would have been paid in 2014. The amounts were not reduced to their present value.
[5]	Reflects the amount Mr. Rasmussen would receive with respect to the 2012-2014 operating revenue growth/capital strength awards under the LTPP upon termination without cause or due to substantial reorganization, or for death, disability or retirement, on December 31, 2012. Mr. Rassmussen would have qualified for retirement under the LTPP. Accordingly, the amounts shown assume a one-third distribution of the total 2012-2014 award using a performance score that was estimated as of December 31, 2012, which would have been paid in 2015. The amounts were not reduced to their present value.
[6]	Includes lump-sum cash amounts equal to the sum of two times base salary; three times the 2011 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; two times the 2011 short-term incentive bonus; three times the annual COBRA rate, grossed up for FICA and income taxes, in effect at the time of termination for Mr. Rasmussen and his family. The amounts were not reduced to their present value.

John L. Carter
Benefits and payments upon termination	Voluntary termination	Termination without cause or for good reason following a substantial reorganizationf	For cause termination	Death, disability, or retirement
Short-term incentives:
Sales Incentive[1]	$400,444	$ –	$–	$ 400,444
Long-term incentives:
GAAP ROE awards[2]	210,014	210,014	–	296,105
Growth in Equity 10-12 awards[3]	58,998	58,998		58,998
Rev/Cap Strength 11-13 awards[4]	–	278,010	–	278,010
Rev/Cap Strength 12-14 awards[5]	–	131,869	–	131,869
Benefits and perquisites:
Life insurance proceeds	–	–	–	1,714,500
Cash severance[6]	–	648,159	–	–
Total compensation	$669,456	$1,327,050	$–	$2,879,926
[1]	Reflects the amount Mr. Carter would receive with respect to the 2012 short-term incentive payment under the SIP upon a termination of employment, except for cause, on December 31, 2012. The "Termination without cause or for good reason following a substantial reorganization" column does not include the 2012 short-term incentive opportunity, as the severance agreement provides that the short-term incentive payment under the agreement is in lieu of the payment that would be made under the SIP. The amounts were not reduced to their present value.
[2]	Reflects the amount Mr. Carter would receive with respect to the GAAP ROE awards under the transition program upon a termination of employment, except for cause, on December 31, 2012. Mr. Carter would not have qualified for retirement under the transition program. Accordingly, the amounts shown for a voluntary termination or a termination without cause or due to substantial reorganization assume distribution of one-third of the current year award multiplied by the performance score plus one-third of the 2012 opening bank balance, which would have been paid in 2013. The amounts shown for termination due to death, disability or retirement (not eligible) assume distribution of one-third of the 2012 GAAP ROE target award multiplied by the performance score, plus one-half of the 2011 opening bank balance, which would have been paid in 2013. The amounts were not reduced to their present value.
[3]	Reflects the amount Mr. Carter would receive with respect to 2010-2012 growth in equity awards under the LTPP upon termination of employment, except for cause, on December 31, 2012. For a voluntary termination or termination without cause, or for death, disability or retirement (not eligible), outstanding target award opportunities multiplied by the performance score are fully payable at the end of the performance period and are distributed in the year following the year in which the termination occurs. Accordingly, the amounts shown assume distribution of the total outstanding award subject to performance, which would have been paid in 2013. The amounts were not reduced to their present value.
[4]	Reflects the amount Mr. Carter would receive with respect to the 2011-2013 operating revenue growth/capital strength awards under the LTPP upon a termination without cause, or for death, disability or retirement (not eligible), on December 31, 2012. Mr. Carter would not have qualified for retirement under the LTPP and would forfeit the operating revenue growth/capital strength target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause. Accordingly, the amounts shown assume a two-thirds distribution of the total 2011-2013 award using a performance score that was estimated as of December 31, 2012, which would have been paid in 2014. The amounts were not reduced to their present value.
[5]	Reflects the amount Mr. Carter would receive with respect to the 2012-2014 operating revenue growth/capital strength awards under the LTPP upon termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), on December 31, 2012. Mr. Carter would not have qualified for retirement under the LTPP and would forfeit the operating revenue growth/capital strength target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause. Accordingly, the amounts shown assume a one-third distribution of the total 2012-2014 award using a performance score that was estimated as of December 31, 2012, which would have been paid in 2015. The amounts were not reduced to their present value.
[6]	Includes lump-sum cash amounts equal to the sum of one times base salary; one times the 2011 matching amounts in the Nationwide Savings Plan and Nationwide Supplemental Defined Contribution Plan; one times the 2011 short-term incentive bonus; one times the annual COBRA rate, grossed up for FICA and income taxes, in effect at the time of termination for Mr. Carter and his family. The amounts were not reduced to their present value.

Eric S. Henderson
Benefits and payments upon termination	Voluntary termination	Termination without cause	For cause termination	Death, disability, or retirement
Short-term incentives:
Annual incentive	$178,571	$ 178,571	$–	$ 178,571
Long-term incentives:
GAAP ROE awards[1]	169,954	169,954	–	235,582
Growth in Equity 10-12 awards[2]	47,625	47,625	–	47,625
Rev/Cap Strength 11-13 awards[3]	–	226,907	–	226,907
Rev/Cap Strength 12-14 awards[4]	–	109,933	–	109,933
Benefits and perquisites:
Life insurance proceeds	–	–	–	1,519,212
Cash severance[5]	–	320,135	–	–
Total compensation	$396,150	$1,053,125	$–	$2,317,890
[1]	Reflects the amount Mr. Henderson would receive with respect to the GAAP ROE awards under the transition program upon a termination of employment, except for cause, on December 31, 2011. Mr. Henderson would not have qualified for retirement under the transition program. Accordingly, the amounts shown for a voluntary termination or a termination without cause or due to substantial reorganization assume distribution of one-third of the current year award plus one-third of the 2012 opening bank balance multiplied by the performance score, which would have been paid in 2013. The amounts shown for termination due to death, disability or retirement (not eligible) assume distribution of one-third of the 2012 GAAP ROE target award multiplied by the performance score, plus one-half of the 2011 opening bank balance, which would have been paid in 2013. The amounts were not reduced to their present value.
[2]	Reflects the amount Mr. Henderson would receive with respect to 2010-2012 growth in equity awards under the LTPP upon termination of employment, except for cause, on December 31, 2012. For a termination without cause, or for death, disability or retirement (not eligible), outstanding target award opportunities multiplied by the performance score are fully payable at the end of the performance period and are distributed in the year following the year in which the termination occurs. Accordingly, the amounts shown assume distribution of the total outstanding award subject to performance, which would have been paid in 2013. The amounts were not reduced to their present value.
[3]	Reflects the amount Mr. Henderson would receive with respect to the 2011-2013 operating revenue growth/capital strength awards under the LTPP upon a termination of employment, except for cause, on December 31, 2011. Mr. Henderson would not have qualified for retirement under the LTPP and would forfeit the operating revenue growth/capital strength target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause. Accordingly, the amounts shown assume a two-thirds distribution of the total 2011-2013 award using a performance score that was estimated as of December 31, 2012, which would have been paid in 2014. The amounts were not reduced to their present value.
[4]	Reflects the amount Mr. Henderson would receive with respect to the 2012-2014 operating revenue growth/capital strength awards under the LTPP upon termination without cause or due to substantial reorganization, or for death, disability or retirement (not eligible), on December 31, 2012. Mr. Henderson would not have qualified for retirement under the LTPP and would forfeit the operating revenue growth/capital strength target award opportunity granted in the year of termination unless termination is due to death or disability or if the termination is without cause. Accordingly, the amounts shown assume a one-third distribution of the total 2012-2014 award using a performance score that was estimated as of December 31, 2012, which would have been paid in 2015. The amounts were not reduced to their present value.
[5]	Includes an estimate of the amount we would pay under the severance plan guidelines for executives described above. For purposes of this table, we assumed a payment based on twelve months of base salary and $6,800, in lieu of outplacement services.
Director Compensation for 2012
We do not separately compensate members of our board of directors who are also our employees or employees of our affiliates, for their service on our board of directors. As Nationwide employees, our directors receive no additional compensation for service on our board of directors.
Compensation Policies and Practices as they Relate to Risk Management
We believe that our compensation programs do not provide incentives for excessive risk taking and do not lead to risks that are reasonably likely to have a material adverse effect on the company.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information regarding beneficial ownership as of March 1, 2013, of the holders of our common stock. Our directors and executive officers do not beneficially own any of our common stock.

Common Stock
The following table sets forth the number of issued and outstanding shares of our common stock owned by each person or entity known by us to be the beneficial owner of more than five percent of such common stock.
Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Nationwide Financial Services, Inc. 1 Nationwide Plaza Columbus, Ohio 43215	3,814,779 shares	100%
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
License to Use Nationwide Name and Service Marks
We have a license to use the "Nationwide" trade name and certain other service marks solely for the purpose of identifying and advertising our long-term savings and retirement business and related activities.
Nationwide Mutual Agents
NMIC allows us to distribute our variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through NMIC agents.
See Note 15 to the audited consolidated financial statements included in the F pages of this report for a discussion of related party transactions.
Policies and Procedures for Review and Approval of Related Person Transactions
We have a written conflict of interests policy that is administered by the Office of Ethics and Business Practices. All executive officers and directors are subject to the policy, which is designed to cover related persons transactions with executive officers, directors and their immediate family members. The policy prohibits:
•	using position at Nationwide or affiliation with any Nationwide company for personal gain or advantage;
•	any interest or association that interferes with independent exercise of judgment in the best interest of Nationwide; and
•	directly or indirectly having any position with or substantial interest in any business or property or engaging in any employment or other activity, which takes time and attention away from performance of Nationwide job duties.
We require our executive officers and directors to annually complete a conflict of interests certificate. This certificate requires the executive officers and directors to represent that they have read the conflict of interests policy and disclose any conflicts of interests. It also requires the completion of an outside business activities questionnaire. Each reported possible conflict of interest is reviewed by the Office of Ethics and Business Practices and addressed by appropriate action. The Office of Ethics and Business Practices submits an annual summary report covering each reported conflict of interest an executive officer or director reports and the disposition of each matter to the board of directors.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
Nationwide Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2012. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, in 2012 the Company changed its method of accounting for insurance contract acquisition costs and applied the new method retrospectively.

/s/ KPMG LLP
Columbus, Ohio
March 1, 2013

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES (a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Consolidated Statements of Operations
(in millions)

	Year ended December 31,
	2012	2011	2010
		(As Adjusted)	(As Adjusted)
Revenues
Policy charges	$ 1,670	$ 1,506	$ 1,399
Premiums	635	531	484
Net investment income	1,825	1,844	1,825
Net realized investment gains (losses)	350	(1,609)	(236)
Other-than-temporary impairment losses
Total other-than-temporary impairment losses	(67)	(162)	(394)
Non-credit portion of loss recognized in other comprehensive income	36	95	174
Net other-than-temporary impairment losses recognized in operations	(31)	(67)	(220)
Other revenues	7	3	2
Total revenues	$ 4,456	$ 2,208	$ 3,254

Benefits and expenses
Interest credited to policyholder account values	$ 1,038	$ 1,033	$ 1,056
Benefits and claims	1,227	1,062	873
Policyholder dividends	54	67	78
Amortization of deferred policy acquisition costs	575	65	299
Interest expense	68	70	55
Other expenses, net of deferrals	795	760	722
Total benefits and expenses	$ 3,757	$ 3,057	$ 3,083

Income (loss) before federal income taxes and noncontrolling interests	$ 699	$ (849)	$ 171
Federal income tax expense (benefit)	99	(427)	12
Net income (loss)	$ 600	$ (422)	$ 159
Less: Loss attributable to noncontrolling interest, net of tax	(61)	(56)	(60)
Net income (loss) attributable to Nationwide Life Insurance Company	$ 661	$ (366)	$ 219

See accompanying notes to consolidated financial statements and Note 2 for disclosure of the change in accounting principle.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Comprehensive Income (Loss)
(in millions)

	Year ended December 31,
	2012	2011	2010
		(As Adjusted)	(As Adjusted)
Net income (loss)	$ 600	$ (422)	$ 159

Other comprehensive income, net of tax
Changes in:
Net unrealized gains on available-for-sale securities	571	317	600
Net unrealized (losses) gains on derivatives used in cash flow hedging relationships	(5)	12	18
Total other comprehensive income, net of tax	$ 566	$ 329	$ 618
Total comprehensive income (loss)	$ 1,166	$ (93)	$ 777
Less: Comprehensive loss attributable to noncontrolling interests, net of tax	(61)	(56)	(60)
Total comprehensive income (loss) attributable to Nationwide Life Insurance Company	$ 1,227	$ (37)	$ 837

See accompanying notes to consolidated financial statements and Note 2 for disclosure of the change in accounting principle.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES (a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Consolidated Balance Sheets
(in millions, except for share and per share amounts)

December 31,
	2012	2011
		(As Adjusted)
Assets
Investments
Fixed maturity securities, available-for-sale	$ 31,811	$ 29,201
Mortgage loans, net of allowance	5,827	5,748
Policy loans	980	1,008
Short-term investments	1,034	1,125
Other investments	639	586
Total investments	$ 40,291	$ 37,668

Cash and cash equivalents	62	49
Accrued investment income	566	560
Deferred policy acquisition costs	3,249	3,487
Value of business acquired	224	238
Goodwill	200	200
Other assets	4,138	4,590
Separate account assets	71,440	65,194
Total assets	$ 120,170	$ 111,986

Liabilities and equity
Liabilities
Future policy benefits and claims	$ 36,154	$ 35,252
Short-term debt	300	777
Long-term debt	1,038	991
Other liabilities	4,507	4,230
Separate account liabilities	71,440	65,194
Total liabilities	$ 113,439	$ 106,444

Shareholder's equity
Common stock ($1 par value; authorized - 5,000,000 shares, issued and
outstanding - 3,814,779 shares)	$ 4	$ 4
Additional paid-in capital	1,718	1,718
Retained earnings	3,410	2,789
Accumulated other comprehensive income	1,252	686
Total shareholder's equity	$ 6,384	$ 5,197
Noncontrolling interest	347	345
Total equity	$ 6,731	$ 5,542
Total liabilities and equity	$ 120,170	$ 111,986

See accompanying notes to consolidated financial statements and Note 2 for disclosure of the change in accounting principle.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES (a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Consolidated Statements of Changes in Equity
(in millions)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total shareholder's equity	Non-controlling interest	Total equity

Balance as of December 31, 2009	$ 4	$ 1,718	$ 3,510	$ (266)	$ 4,966	$ 351	$ 5,317

Cumulative effect of adoption of accounting principle	-	-	(565)	(4)	(569)	-	(569)
Adjusted balance as of December 31, 2009	$ 4	$ 1,718	$ 2,945	$ (270)	$ 4,397	$ 351	$ 4,748

Cumulative effect of adoption of accounting principle	-	-	(9)	9	-	46	46
Comprehensive income (loss):
Net income (loss)	-	-	219	-	219	(60)	159
Other comprehensive income	-	-	-	618	618	-	618
Total comprehensive income (loss)	-	-	219	618	837	(60)	777
Change in noncontrolling interest	-	-	-	-	-	18	18

Balance as of December 31, 2010	$ 4	$ 1,718	$ 3,155	$ 357	$ 5,234	$ 355	$ 5,589

Comprehensive (loss) income:
Net loss	-	-	(366)	-	(366)	(56)	(422)
Other comprehensive income	-	-	-	329	329	-	329
Total comprehensive (loss) income	-	-	(366)	329	(37)	(56)	(93)
Change in noncontrolling interest	-	-	-	-	-	46	46

Balance as of December 31, 2011	$ 4	$ 1,718	$ 2,789	$ 686	$ 5,197	$ 345	$ 5,542

Cash dividend paid	-	-	(40)	-	(40)	-	(40)
Comprehensive income (loss):
Net income (loss)	-	-	661	-	661	(61)	600
Other comprehensive income	-	-	-	566	566	-	566
Total comprehensive income (loss)	-	-	661	566	1,227	(61)	1,166
Change in noncontrolling interest	-	-	-	-	-	63	63

Balance as of December 31, 2012	$ 4	$ 1,718	$ 3,410	$ 1,252	$ 6,384	$ 347	$ 6,731

See accompanying notes to consolidated financial statements and Note 2 for disclosure of the change in accounting principle.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES (a wholly-owned subsidiary of Nationwide Financial Services, Inc.)
Consolidated Statements of Cash Flows
(in millions)

	Year ended December 31,
	2012	2011	2010
		(As Adjusted)	(As Adjusted)
Cash flows from operating activities:
Net income (loss)	$ 600	$ (422)	$ 159
Adjustments to net income (loss):
Net realized investment (gains) losses	(350)	1,609	236
Net other-than-temporary impairment losses recognized in earnings	31	67	220
Interest credited to policyholder account values	1,038	1,033	1,056
Capitalization of deferred policy acquisition costs	(470)	(604)	(501)
Amortization of deferred policy acquisition costs	575	65	299
Amortization and depreciation	80	48	(2)
Deferred tax expense (benefit)	243	(482)	103
Changes in:
Policy liabilities	(548)	(608)	(579)
Derivatives, net	(490)	(364)	(254)
Other, net	(84)	(265)	(51)
Net cash provided by operating activities	$ 625	$ 77	$ 686

Cash flows from investing activities:
Proceeds from maturity of available-for-sale securities	$ 2,909	$ 2,705	$ 3,251
Proceeds from sales of available-for-sale securities	796	1,585	2,168
Purchases of available-for-sale securities	(5,167)	(6,176)	(5,910)
Proceeds from repayments of mortgage loans	1,048	1,124	996
Issuance and purchases of mortgage loans	(1,114)	(751)	(373)
Net decrease (increase) in short-term investments	98	(61)	(44)
Collateral (paid) received, net	(208)	359	(23)
Other, net	(12)	104	(29)
Net cash (used in) provided by investing activities	$ (1,650)	$ (1,111)	$ 36

Cash flows from financing activities:
Net change in short-term debt	$ (477)	$ 477	$ 150
Proceeds from issuance of long-term debt	13	13	272
Cash dividend paid to Nationwide Financial Services, Inc.	(40)	-	-
Investment and universal life insurance product deposits	5,566	5,314	4,540
Investment and universal life insurance product withdrawals	(4,063)	(5,024)	(5,405)
Other, net	39	(34)	9
Net cash provided by (used in) financing activities	$ 1,038	$ 746	$ (434)

Net increase (decrease) in cash and cash equivalents	$ 13	$ (288)	$ 288
Cash and cash equivalents, beginning of period	49	337	49
Cash and cash equivalents, end of period	$ 62	$ 49	$ 337

See accompanying notes to consolidated financial statements and Note 2 for disclosure of the change in accounting principle.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements

December 31, 2012, 2011 and 2010

(1)	Nature of Operations

Nationwide Life Insurance Company (“NLIC”, or collectively with its subsidiaries, “the Company”) was incorporated in 1929 and is an Ohio domiciled stock life insurance company.  The Company is a member of the Nationwide group of companies (“Nationwide”), which is comprised of Nationwide Mutual Insurance Company (“NMIC”) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. (“NFS”), a holding company formed by Nationwide Corporation (“Nationwide Corp.”), a majority-owned subsidiary of NMIC.

Wholly-owned subsidiaries of NLIC as of December 31, 2012 include Nationwide Life and Annuity Insurance Company (“NLAIC”) and Nationwide Investment Services Corporation (“NISC”).  NLAIC primarily offers universal life insurance, variable universal life insurance, term life insurance, corporate-owned life insurance (“COLI”) and individual annuity contracts on a non-participating basis.  NISC is a registered broker-dealer.

The Company is a leading provider of long-term savings and retirement products in the United States (“U.S.”).  The Company develops and sells a diverse range of products and services including individual annuities, private and public sector group retirement plans, investment products sold to institutions, life insurance and advisory services.

The Company sells its products through a diverse distribution network.  Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouse and regional firms, pension plan administrators and life insurance specialists.  Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. (“NRS”) and Nationwide Financial Network (“NFN”) producers, which includes the agency distribution force of the Company’s ultimate parent company, NMIC.

As of December 31, 2012 and 2011, the Company did not have a significant concentration of financial instruments in a single investee, industry or geographic region of the U.S.  Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region of the U.S. in which business is conducted that makes it overly vulnerable to a single event which could cause a severe impact to the Company’s financial position.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of NLIC and companies in which NLIC directly or indirectly has a controlling financial interest. The consolidated financial statements include majority-owned subsidiaries and consolidated variable interest entities (“VIEs”). All significant intercompany accounts and transactions have been eliminated.

Entities in which NLIC does not have a controlling interest, but the Company has significant influence over the operating and financing decisions and also certain other investments, are reported using the equity method.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The preparation of the consolidated financial statements in accordance with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Significant estimates include the balance and amortization of deferred policy acquisition costs (“DAC”), investment impairment losses, valuation allowances for mortgage loans, certain investment and derivative valuations, future policy benefits and claims including the valuation of embedded derivatives resulting from living benefit guarantees on variable annuity contracts,  goodwill, provision for income taxes and valuation of deferred tax assets.  Actual results could differ significantly from those estimates.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

Revenues and Benefits

Investment and universal life insurance products.  Investment products are long duration contracts which are not subject to significant mortality (the relative incidence of death in a given time) or morbidity (the relative incidence of disability resulting from disease or physical impairment) risk.  These include individual and group variable and fixed deferred annuities in the accumulation phase and certain annuities without life contingencies.  Universal life insurance products include long duration insurance contracts that do not have fixed or guaranteed terms.  These include universal life insurance, variable universal life insurance, COLI, bank-owned life insurance (“BOLI”) and other interest-sensitive life insurance policies.  Revenues for investment products and universal life insurance products consist of net investment income, surrender charges and other policy charges earned and assessed against policy account balances during the period.  Policy charges are assessed on a daily or monthly basis and recognized as revenue when assessed and earned.  Assessments for services provided in future periods are recorded as unearned revenue and recognized as revenue over the periods benefited.  Surrender charges are recognized as revenue upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include interest credited to policyholder accounts and benefits and claims incurred in the period in excess of related policyholder accounts.

Traditional life insurance products.  Traditional life insurance products include those products with fixed and guaranteed terms, primarily consisting of whole life insurance, term life insurance and certain annuities with life contingencies.  Premiums for traditional life insurance products are generally recognized as revenue when due.  For certain annuities with life contingencies, any excess of gross premium over the net premium is deferred and recognized with the amount of expected future benefits.  Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contract.  This association is accomplished through the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

Future Policy Benefits and Claims

Investment and universal life insurance products.  The Company calculates its liability for future policy benefits and claims for investment products in the accumulation phase and for universal life insurance policies as the policy accrued account balance, which represents participants’ net deposits plus investment performance and interest credited less applicable contract charges.

The Company offers certain universal life insurance, variable universal life insurance and variable annuity products with secondary guarantees, guaranteed minimum death benefits (“GMDB”), and guaranteed minimum income benefits (“GMIB”).  Liabilities for these guarantees are calculated by multiplying the current benefit ratio by the cumulative assessments recorded from contract inception through the balance sheet date less the cumulative secondary guarantee benefit payments plus interest.  The Company regularly evaluates its experience and assumptions and adjusts the benefit ratio as appropriate.  If experience or assumption changes result in a new benefit ratio, the reserves are adjusted to reflect the changes with a related charge or credit to other benefits and claims in the period of evaluation. Determination of the expected benefit payments and assessments are based on a range of scenarios and assumptions including those related to market rates of return and volatility, contract surrenders and mortality experience. The accounting for these guarantees impacts estimated gross profits used to calculate the balance and amortization of DAC, value of business acquired (“VOBA”) and unearned revenue reserves. Refer to Note 4 for discussion of these guarantees.

Guarantees to variable annuity contractholders can include a return of no less than total deposits made on the contract less any customer withdrawals, total deposits made on the contract less any customer withdrawals plus a minimum return, or the highest contract value on a specified anniversary date minus any customer withdrawals following the contract anniversary. In addition, these guarantees can include benefits payable in the event of death, upon annuitization, upon periodic withdrawal or at specified dates during the accumulation period. Refer to Note 4 for a discussion of these guarantees.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The Company’s guaranteed minimum accumulation benefit (“GMAB”) and guaranteed living withdrawal benefit (“GLWB”) are living benefit guarantees which represent embedded derivatives in variable annuity contracts that are required to be separated from, and valued apart from, the host variable annuity contracts.  The embedded derivatives are carried at fair value.  Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of net realized investment gains and losses.  The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivative incorporate numerous assumptions including, but not limited to, mortality, lapse rates, index volatility, wait period (the number of years the policyholder is assumed to wait prior to beginning withdrawals once eligible), efficiency of benefit utilization (the percent of the maximum permitted withdrawal that a policyholder takes) and non-performance risk (the risk that the liability will not be fulfilled and affects the value at which the liability is transferred).  The assumptions used to calculate the fair value of embedded derivatives are reviewed as part of an annual comprehensive study of assumptions during the second quarter.  Quarterly, consideration is given as to whether adjustments to these assumptions are necessary.

Traditional life insurance products.  The process of calculating reserve amounts for traditional life insurance products involves the use of a number of assumptions, including those related to persistency, mortality, morbidity, interest rates (the rates expected to be paid or received on financial instruments) and certain other expenses.

The liability for future policy benefits and claims for traditional life insurance policies was determined using the net level premium method with weighted average interest rates of 6.6% and estimates of mortality, morbidity, investment yields and persistency that were used or being experienced at the time the policies were issued with a provision for adverse deviation.

The liability for future policy benefits for certain annuities with life contingencies was calculated using the present value of future benefits and certain expenses discounted using weighted average interest rates of 5.6% with a provision for adverse deviation.

Reinsurance ceded

The Company cedes insurance to other companies in order to limit potential losses and to diversify its exposures. Such agreements do not discharge the original insurer from its primary obligation to the policyholder in the event the reinsurer is unable to meet the obligations it has assumed. Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts.  Assets and liabilities related to reinsurance ceded generally are reported in the consolidated balance sheets on a gross basis, separately from the related future policy benefits and claims of the Company.

Deferred Policy Acquisition Costs

The Company has deferred certain acquisition costs that are directly related to the successful acquisition of new and renewal insurance and investment contracts.  The methods and assumptions used to amortize and assess recoverability of the DAC balance depend on the type of product.

Investment and universal life insurance products.  For certain investment and universal life insurance products, DAC is amortized with interest over the lives of the policies in relation to the present value of estimated gross profits, which is determined primarily from projected interest margins, policy charges and net realized investment gains and losses, less policy benefits and other expenses. The DAC asset related to investment and universal life insurance products is adjusted to reflect the impact of unrealized gains and losses on available-for-sale securities with the corresponding adjustment recorded in accumulated other comprehensive income (“AOCI”). This adjustment to DAC represents the change in amortization that would have been required as a charge or credit to operations had such unrealized amounts been realized. DAC for investments and universal life insurance products is subject to recoverability testing in the year of policy issuance and DAC for universal life insurance products is also subject to loss recognition testing at the end of each reporting period.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The assumptions used in the estimation of gross profits are based on the Company’s current best estimates of future events and are reviewed as part of an annual process during the second quarter. During the annual process, the Company performs a comprehensive study of assumptions, including mortality and persistency studies, maintenance expense studies and an evaluation of projected general and separate account investment returns. The most significant assumptions that are involved in the estimation of future gross profits include future net separate account investment performance, surrender/lapse rates, interest margins, renewal premiums and mortality. Quarterly, consideration is given as to whether adjustments to these assumptions are necessary. The Company uses a reversion to the mean process to determine the assumption for the future net separate account investment performance. This process assumes different performance levels over the next three years such that the separate account mean return measured from the anchor date to the end of the life of the product equals the long-term assumption. The Company’s long-term assumption for net separate account investment performance is approximately 7% growth per year.

Changes in assumptions can have a significant impact on the amount of DAC reported for investment and universal life insurance products and their related amortization patterns. In the event actual experience differs from assumptions or future assumptions are revised, the Company is required to record an increase or decrease in DAC amortization expense, which could be significant.

Traditional life insurance.  DAC is amortized with interest over the premium-paying period of the related policies in proportion to premium revenue recognized. These assumptions are consistent with those used in the calculation of liabilities for future policy benefits at issuance. DAC is evaluated for recoverability at the time of policy issuance, and loss recognition testing is conducted each reporting period.

Refer to Note 5 for discussion regarding assumption changes impacting DAC amortization and related balances.

Investments

Purchases and sales of securities are recorded on the trade date. Realized gains and losses on sales of available-for-sale securities are recognized in income based on the specific identification method. Interest and dividend income is recognized when earned.

Available-for-sale securities.  Available-for-sale securities are reported at fair value, with unrealized holding gains and losses reported as a separate component of other comprehensive income, net of adjustments for DAC and other, future policy benefits and claims, policyholder dividend obligations and deferred federal income taxes.

To determine the fair value of securities for which market quotations are available, independent pricing services are most often utilized. For these securities, the Company obtains the pricing services’ methodologies, inputs and assumptions and classifies the investments accordingly in the fair value hierarchy.  As of December 31, 2012 and 2011, 86% and 84%, respectively, of fixed maturity securities were priced using independent pricing services.

A corporate pricing matrix or an internally developed pricing model is used in valuing certain corporate debt securities. The corporate pricing matrix is developed using private spreads for corporate securities with varying weighted average lives and credit quality ratings. The weighted average life and credit quality rating of a particular fixed maturity security to be priced using the corporate pricing matrix are important inputs into the model and are used to determine a corresponding spread that is added to the appropriate U.S. Treasury yield to create an estimated market yield for that security. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular security.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

Non-binding broker quotes are also utilized to determine the fair value of certain corporate debt, mortgage-backed and other asset-backed securities when quotes are not available from independent pricing services, corporate pricing matrix or internal pricing models. These securities are classified with the lowest priority in the fair value hierarchy as only one broker quote is ordinarily obtained, the investment is not traded on an exchange, the pricing is not available to other entities and/or the transaction volume in the same or similar investments has decreased. Inputs used in the development of prices are not provided to the Company by the brokers as the brokers often do not provide the necessary transparency into their quotes and methodologies. The Company performs reviews and tests to ensure that quotes are a reasonable estimate of the investments’ fair value at least annually. Price movements of broker quotes are subject to validation and require approval from the Company’s management. Management uses its knowledge of the investment and current market conditions to determine if the price is indicative of the investment’s fair value.

When the collectability of contractual interest payments on fixed maturity securities is considered doubtful, such securities are placed in non-accrual status and any accrued interest is excluded from investment income. These securities are not restored to accrual status until the Company determines that payment of future principal and interest is probable.

For investments in certain residential and commercial mortgage-backed securities, the Company recognizes income and amortizes discounts and premiums using the effective-yield method based on prepayment assumptions and the estimated economic life of the securities. When actual prepayments differ significantly from estimated prepayments, the effective-yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income in the period the estimates are revised. All other investment income is recorded using the effective-yield method without anticipating the impact of prepayments.

The Company periodically reviews its available-for-sale securities to determine if any decline in fair value to below amortized cost is other-than-temporary. Factors considered in determining whether a decline is other-than-temporary include the length of time a security has been in an unrealized loss position, the severity of the unrealized loss, reasons for the decline in value and expectations for the amount and timing of a recovery in fair value.

In assessing corporate debt securities for other-than-temporary impairment, the Company evaluates the ability of the issuer to meet its debt obligations, the value of the company or specific collateral securing the debt, the Company’s intent to sell the security and whether it is more likely than not the Company will be required to sell the security before the recovery of its amortized cost basis. The Company evaluates U.S. Treasury securities and obligations of U.S. Government corporations and agencies, obligations of states and political subdivisions, and debt securities issued by foreign governments for other-than-temporary impairment by examining similar characteristics.

When evaluating whether residential mortgage-backed securities, commercial mortgage-backed securities, collateralized debt obligations and other asset-backed securities are other-than-temporarily impaired, the Company examines characteristics of the underlying collateral, such as delinquency and default rates, the quality of the underlying borrower, the type of collateral in the pool, the vintage year of the collateral, subordination levels within the structure of the collateral pool, the quality of any credit guarantors, the Company’s intent to sell the security and whether it is more likely than not it will be required to sell the security before the recovery of its amortized cost basis.

The Company evaluates its intent to sell on an individual security basis. For all debt securities evaluated for other-than-temporary impairment (for which the Company does not have the intent to sell and it is not more likely than not that it will be required to sell the security before the recovery of its amortized cost basis), the Company considers the timing and present value of the cash flows. To the extent that the present value of cash flows generated by a debt security is less than the amortized cost, an other-than-temporary impairment is recognized through earnings.

Other-than-temporary impairment losses on securities (where the Company does not intend to sell the security and it is not more likely than not it will be required to sell the security prior to recovery of the security’s amortized cost basis) are bifurcated with the credit portion of the impairment loss being recognized in earnings and the non-credit loss portion of the impairment and any subsequent changes in the fair value of those debt securities being recognized in other comprehensive income, net of applicable taxes and other offsets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

It is reasonably possible that further declines in fair values of such investments, or changes in assumptions or estimates of anticipated recoveries and/or cash flows, may cause further other-than-temporary impairments in the near term, which could be significant.

Mortgage loans, net of allowance.  The Company holds commercial mortgage loans that are collateralized by properties throughout the U.S. These mortgage loans are further segregated into the following classes based on the unique risk profiles of the underlying property types: office, warehouse, retail, apartment and other.  Mortgage loans are carried at amortized cost less a valuation allowance.

As part of the underwriting process, specific guidelines are followed to ensure the initial quality of a new mortgage loan.  Third-party appraisals are generally obtained to support loaned amounts as the loans are usually collateral dependent.

The collectability and value of a mortgage loan are based on the ability of the borrower to repay and/or the value of the underlying collateral.  Many of the Company’s mortgage loans are structured with balloon payment maturities, exposing the Company to risks associated with the borrowers’ ability to make the balloon payment or refinance the property.

The Company actively monitors the credit quality of its mortgage loans to support the development of the valuation allowance.  This monitoring process includes quantitative analyses which facilitate the identification of deteriorating loans, and qualitative analyses, which consider other factors relevant to the borrowers’ ability to repay.  Loans with deteriorating credit fundamentals are identified through special surveillance procedures and are evaluated based on the severity of their deterioration and management’s judgment as to the likelihood of loss.

Mortgage loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  When management determines that a loan is impaired, a provision for loss is established equal to the difference between the carrying value and either the fair value of the collateral or the present value of expected future cash flows discounted at the loan’s market interest rate.  Loan-specific impairment reserve charges are recorded in other-than-temporary impairment losses. In the event a loan-specific impairment reserve charge is reversed, the recovery is recorded in other-than-temporary impairment losses.

In addition to the loan-specific reserves, the Company maintains a non-specific reserve based on loan surveillance categories and property type classes, which reflects management’s best estimate of probable credit losses inherent in the portfolio as of the balance sheet date but not yet attributable to specific loans.  Management’s periodic evaluation of the adequacy of the non-specific reserve is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. Non-specific reserve charges are recorded in net realized investment gains and losses.
Interest income on performing mortgage loans is recognized over the life of the loan using the effective-yield method. Loans in default or in the process of foreclosure are placed on non-accrual status. Interest received on non-accrual status mortgage loans is included in net investment income in the period received. Loans are considered delinquent when contractual payments are 90 days past due.

Policy loans.  Policy loans, which are collateralized by the related insurance policy, are carried at the outstanding principal balance and do not exceed the net cash surrender value of the policy. As such, no valuation allowance for policy loans is required.

Short-term investments.  Short-term investments consist of highly liquid mutual funds and government agency discount notes with maturities of twelve months or less at acquisition. The Company and various affiliates entered into agreements with Nationwide Cash Management Company (“NCMC”), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants.  Amounts on deposit with NCMC for the benefit of the Company are included in short-term investments on the consolidated balance sheets. The Company carries short-term investments at fair value.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

Other investments. Other investments consist primarily of equity method investments in joint ventures and partnerships, customer bank loans, equity securities, capital stock with the Federal Home Loan Bank of Cincinnati (“FHLB”) and trading securities.

Securities lending.  The Company has entered into securities lending agreements with a custodial bank whereby eligible securities are loaned to third parties, primarily major brokerage firms. These transactions are used to generate additional income on the securities portfolio. The Company is entitled to receive from the borrower any payments of interest and dividends received on loaned securities during the loan term. The agreements require a minimum of 102% of the fair value of loaned securities to be held as collateral. Cash collateral is invested by the custodial bank in investment-grade securities, which are included in the total investments of the Company. Periodically, the Company may receive non-cash collateral, which would be recorded off-balance sheet. The Company recognizes loaned securities in either available-for-sale or short-term investments. A securities lending payable is recorded in other liabilities for the amount of cash collateral received. Net income received from securities lending activities is included in net investment income.

Variable interest entities. In the normal course of business, the Company has relationships with VIEs.  If the Company determines that it has a variable interest and is the primary beneficiary, it consolidates the VIE.  This determination is based on a review of the entity’s contract and other deal related information, such as the entity's equity investment at risk, decision-making abilities, obligations to absorb economic risks and right to receive economic rewards of the entity. The Company is the primary beneficiary if the Company has the power to direct the activities of the VIE that most significantly impact the economic performance of the entity and the obligation to absorb losses or receive benefits from the entity that could be potentially significant to the VIE.

The majority of the VIEs consolidated by the Company are related to guarantees provided to limited partners related to the amount of tax credits that will be generated by the Low-Income-Housing Tax Credit Funds (“Tax Credit Funds”).  The results of operations and financial position of each VIE for which the Company is the primary beneficiary as well as the corresponding noncontrolling interests are recorded in the accompanying consolidated financial statements.  Ownership interests held by unrelated third parties in the consolidated VIEs are presented as noncontrolling interests in the equity section of the consolidated financial statements. Income (loss) attributable to noncontrolling interests is excluded from the net income (loss) attributable to NLIC on the consolidated statements of operations.

The Company invests in fixed maturity securities that could qualify as VIEs, including corporate securities, mortgage-backed securities and asset-backed securities.  The Company is not the primary beneficiary of these securities as the Company does not have the power to direct the activities that most significantly impact the entities’ performance.  The Company’s maximum exposure to loss is limited to the carrying values of these securities.  There are no liquidity arrangements, guarantees or other commitments by third parties that affect the fair value of the Company’s interest in these assets.  Refer to Note 6 for additional disclosures related to these investments.

The Company is not required, and does not intend, to provide financial or other support outside contractual requirements to any VIE.

Derivative Instruments

The Company uses derivative instruments to manage exposures and mitigate risks associated with interest rates, equity markets, foreign currency and credit.  These derivative instruments primarily include interest rate swaps, futures contracts and options.  Certain features embedded in the Company’s investments, indexed products and certain variable annuity contracts require derivative accounting. Refer to the prior discussion of Future Policy Benefits and Claims for a description of the valuation applicable to these products.  All derivative instruments are carried at fair value and are reflected as assets or liabilities in the consolidated balance sheets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

Fair value of derivative instruments is determined using various valuation techniques relying predominately on observable market inputs. These inputs include interest rate swap curves, credit spreads, interest rates, counterparty credit risk, equity volatility and equity index levels. In cases where observable inputs are not available, the Company will utilize non-binding broker quotes to determine fair value. These instruments are classified with the lowest priority in the fair value hierarchy. Price movements of broker quotes are subject to validation and require approval from the Company's management. Management uses models to internally value the instruments for comparison to the values received through broker quotes.

For derivatives that are not designated for hedge accounting, the gain or loss on the derivative is primarily recognized in net realized investment gains and losses.

For derivative instruments that are designated and qualify for fair value hedge accounting, the gain or loss on the derivative instrument as well as the hedged item, to the extent of the risk being hedged, are recognized in net realized investment gains and losses.

For derivative instruments that are designated and qualify for cash flow hedge accounting, the effective portion of the gain or loss on the derivative instrument is reported as a component of AOCI and reclassified into earnings in the same period or periods that the hedged transaction impacts earnings. The ineffective portion of the derivative’s change in value, if any, along with any of the derivative’s change in value that is excluded from the assessment of hedge effectiveness, are recorded in net realized investment gains and losses.

The Company’s derivative transaction counterparties are generally financial institutions. To reduce the credit risk associated with open contracts, the Company enters into master netting agreements which permit the closeout and netting of transactions with the same counterparty upon the occurrence of certain events. In addition, the Company attempts to reduce credit risk by obtaining collateral from counterparties. The determination of the need for and the levels of collateral vary based on an assessment of the credit risk of the counterparty. The Company accepts collateral in the form of cash and marketable securities.

The Company invests in certain structured securities that contain embedded credit derivatives.  These securities are referred to as synthetic collateralized debt obligations and have maturity dates ranging from one to ten years.  The credit derivatives embedded in these securities have not been separated from their host contracts for separate fair value reporting; rather, the Company has elected to carry the entire security at fair value with any changes in fair value included in net realized investment gains and losses.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. In determining fair value, the Company uses various methods including market, income and cost approaches.

The Company categorizes its fair value measurements into a three-level hierarchy based on the priority of the inputs to the valuation technique.  The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The Company categorizes assets and liabilities carried at fair value in the consolidated balance sheets as follows:

•
Level 1 – Unadjusted quoted prices accessible in active markets for identical assets or liabilities at the measurement date and mutual funds where the value per share (unit) is determined and published daily and is the basis for current transactions.

•
Level 2 – Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. Primary inputs to this valuation technique may include comparative trades, bid/asks, interest rate movements, U.S. Treasury rates, London Interbank Offered Rate (“LIBOR”), prime rates, cash flows, maturity dates, call ability, estimated prepayments, and/or underlying collateral values.

•
Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.  Inputs reflect management’s best estimate about the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs. Primary inputs to this valuation technique include broker quotes and comparative trades.

The Company reviews its fair value hierarchy classifications for assets and liabilities quarterly. Changes in observability of significant valuation inputs identified during these reviews may trigger reclassifications. Reclassifications are reported as transfers at the beginning of the period in which the change occurs.

Federal Income Taxes

The Company recognizes deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income or loss in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce a deferred tax asset to the amount expected to be realized. Interest expense and any associated penalties which relate to tax years still subject to review by the Internal Revenue Service (“IRS”) are recorded as income tax expense.

The Company provides for federal income taxes based on amounts the Company believes it will ultimately owe.  Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits.  In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to change the provision for federal income taxes recorded in the consolidated financial statements, which could be significant.

Tax reserves are reviewed regularly and are adjusted as events occur that management believes impact its liability for additional taxes, such as lapsing of applicable statutes of limitations, conclusion of tax audits or substantial agreement with taxing authorities on the deductibility/nondeductibility of uncertain items, additional exposure based on current calculations, identification of new issues, release of administrative guidance or rendering of a court decision affecting a particular tax issue.

NLIC files a separate consolidated federal income tax return, with its subsidiaries, and is eligible to join the NMIC consolidated tax return group in 2014.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of less than three months.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

Value of Business Acquired

As a result of the acquisition of Provident Mutual Life Insurance Company (“Provident”) in 2002 and the application of purchase accounting, the Company reports an intangible asset representing the fair value of the business in force and the portion of the purchase price that was allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts existing as of the closing date of the Provident acquisition.  The value assigned to VOBA was supported by an independent valuation study commissioned by the Company and executed by a team of qualified valuation experts, including actuarial consultants.

VOBA represents the actuarially-determined value of future cash flows for acquired insurance contracts. Expected future cash flows are determined based on projected future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, changes in reserves, operating expenses, investment income and other factors. Amortization of VOBA occurs with interest over the anticipated lives of the major lines of business to which it relates in relation to estimated gross profits, gross margins or premiums, as appropriate. VOBA is adjusted to reflect the impact of unrealized gains and losses on available-for-sale securities with the corresponding adjustment recorded in AOCI. This adjustment to VOBA represents the change in amortization that would have been required as a charge or credit to operations had such unrealized amounts been realized. In the event actual experience differs or assumptions are revised, an increase or decrease in VOBA amortization expense is recorded, which could be significant.

Goodwill

In connection with acquisitions of operating entities, the Company recognizes the excess of the purchase price over the fair value of net assets acquired as goodwill.  Goodwill is not amortized, but is evaluated for impairment at the reporting unit level annually.  Goodwill of a reporting unit is tested for impairment on an interim basis, in addition to the annual evaluation if an event occurs or circumstances change which would more likely than not reduce the fair value of a reporting unit below its carrying amount. If a reporting unit’s fair value is less than its carrying value, the Company will perform an impairment evaluation. This evaluation utilizes an income approach to develop the implied fair value. An impairment is recognized on a reporting unit for the amount that the carrying value of its goodwill exceeds the implied fair value of its goodwill.

The process of evaluating goodwill for impairment requires several judgments and assumptions to be made to determine the fair value of the reporting units, including the method used to determine fair value, discount rates, expected levels of cash flows, revenues and earnings, and the selection of comparable companies used to develop market-based assumptions.  The Company performed its 2012 annual impairment test and determined that no impairment was required.

Closed Block

In connection with the sponsored demutualization of Provident prior to its acquisition by the Company, Provident established a closed block for the benefit of certain classes of individual participating policies that had a dividend scale payable in 2001.  Assets were allocated to the closed block in an amount that produces cash flows which, together with anticipated revenues from closed block business, is reasonably expected to be sufficient to provide for (1) payment of policy benefits, specified expenses and taxes, and (2) the continuation of dividends throughout the life of the Provident policies included in the closed block based upon the dividend scales payable for 2001, if the experience underlying such dividend scales continues.

Assets allocated to the closed block benefit only the holders of the policies included in the closed block and will not revert to the benefit of the Company.  No reallocation, transfer, borrowing or lending of assets can be made between the closed block and other portions of the Company’s general account, any of its separate accounts, or any affiliate of the Company without the approval of the Pennsylvania Insurance Department and Ohio Department of Insurance (“ODI”).  The closed block will remain in effect as long as any policy in the closed block is in force.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

If, over time, the aggregate performance of the closed block assets and policies is better than was assumed in funding the closed block, dividends to policyholders will increase.  If, over time, the aggregate performance of the closed block assets and policies is less favorable than was assumed in the funding, dividends to policyholders could be reduced.  If the closed block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from the Company’s assets outside of the closed block, which are general account assets.

The assets and liabilities allocated to the closed block are recorded in the Company’s consolidated financial statements on the same basis as other similar assets and liabilities.  The carrying amount of closed block liabilities in excess of the carrying amount of closed block assets at the date Provident was acquired by the Company represents the maximum future earnings from the assets and liabilities designated to the closed block that can be recognized in income, for the benefit of stockholders, over the period the policies in the closed block remain in force.

If actual cumulative earnings exceed expected cumulative earnings, the expected earnings are recognized in income.  This is because the excess actual cumulative earnings over expected cumulative earnings, which represents undistributed accumulated earnings attributable to policyholders, is recorded as a policyholder dividend obligation.  Therefore, the excess will be paid to closed block policyholders as an additional policyholder dividend expense in the future unless it is otherwise offset by future performance of the closed block that is less favorable than originally expected.  If actual cumulative performance is less favorable than expected, actual earnings will be recognized in income.

The principal cash flow items that affect the amount of closed block assets and liabilities are premiums, net investment income, purchases and sales of investments, policyholder benefits, policyholder dividends, premium taxes and income taxes.  The principal income and expense items excluded from the closed block are management and maintenance expenses, commissions and net investment income and realized gains and losses on investments held outside of the closed block that support the closed block business, all of which enter into the determination of total gross margins of closed block policies for the purpose of the amortization of VOBA.  See Note 10 for further disclosure.

Separate Accounts

Separate account assets and liabilities represent contractholders’ funds that have been legally segregated into accounts with specific investment objectives.  In the separate account, investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder.  Separate account assets are primarily comprised of public, privately registered and non-registered mutual funds. Separate account assets are recorded at fair value based on the methodology that would be applicable to the underlying assets.  The value of separate account liabilities is set to equal the fair value for separate account assets.

Participating Business

Participating business, which refers to policies that participate in profits through policyholder dividends, represented approximately 5% of the Company’s life insurance in force in 2012 (5% in 2011 and 2010), 40% of the number of life insurance policies in force in 2012 (42% in 2011 and 45% in 2010).  The provision for policyholder dividends was based on then current dividend scales and has been included in future policy benefits and claims in the consolidated balance sheets.

Change in Accounting Principle

In October 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-26, which amends FASB Accounting Standards Codification (“ASC”) 944, Financial Services – Insurance. The amended guidance modifies the definition of the types of costs incurred by insurance entities that can be capitalized in the acquisition of new and renewal insurance and investment contracts. Under the amended guidance, acquisition costs are to include only those costs that are directly related to the successful acquisition of new or renewal insurance and investment contracts. The methods and assumptions used to amortize and assess recoverability of DAC were not impacted as a result of adopting this guidance. The Company adopted this guidance retrospectively, effective January 1, 2012, which resulted in a reduction to total equity of $569 million, net of taxes, as of December 31, 2009.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The Company adjusted the presentation of its consolidated financial statements and accompanying notes for all periods presented, to reflect the retrospective adoption of this change in accounting principle.

The following tables summarize the impact of the retrospective change in accounting principle on the consolidated statements of operations for the periods indicated:

Year ended December 31, 2011
(in millions)	As Originally Reported	As Adjusted	Effect of Change

Amortization of deferred policy acquisition costs	$ 76	$ 65	$ 11
Other expenses, net of deferrals	$ 620	$ 760	$ (140)
Federal income tax benefit	$ (382)	$ (427)	$ 45
Net loss attributable to Nationwide Life Insurance Company	$ (282)	$ (366)	$ (84)

Year ended December 31, 2010
(in millions)	As Originally Reported	As Adjusted	Effect of Change

Amortization of deferred policy acquisition costs	$ 396	$ 299	$ 97
Other expenses, net of deferrals	$ 592	$ 722	$ (130)
Federal income tax expense	$ 24	$ 12	$ 12
Net income attributable to Nationwide Life Insurance Company	$ 240	$ 219	$ (21)

The following table summarizes the impact of the retrospective change in accounting principle on the consolidated balance sheet as of the date indicated:

December 31, 2011
(in millions)	As Originally Reported	As Adjusted	Effect of Change

Deferred policy acquisition costs	$ 4,425	$ 3,487	$ (938)
Other assets1	$ 4,348	$ 4,590	$ 242
Other liabilities1	$ 4,316	$ 4,230	$ (86)
Retained earnings	$ 3,459	$ 2,789	$ (670)
Accumulated other comprehensive income2	$ 626	$ 686	$ 60

______________
1	Change relates to the Company’s net deferred tax liability position moving to a net deferred tax asset on the consolidated balance sheets.
2	Represents the adjustments to DAC related to unrealized gains and losses on securities available-for-sale.

Subsequent Events

The Company evaluated subsequent events through March 1, 2013, the date the consolidated financial statements were issued.

(3)	Recently Issued Accounting Standards

Adopted Accounting Standards

On January 1, 2012, the Company adopted ASU 2011-04, which amends existing guidance in ASC 820, Fair Value Measurements and Disclosures. The guidance in this ASU clarifies existing fair value measurement guidance and expands disclosures primarily related to Level 3 fair value measurements.  The adoption of this guidance resulted in increased disclosures only and had no impact on the Company’s consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

On January 1, 2012, the Company adopted ASU 2011-05, which amends existing guidance in ASC 220, Comprehensive Income. The amended guidance requires reporting entities to present net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements of net income and other comprehensive income. The Company elected two separate but consecutive statements of operations and comprehensive income and adopted ASU 2011-05 retrospectively.

On December 31, 2010, the Company adopted new disclosure requirements regarding the credit quality of its financing receivables (e.g., commercial mortgage loans) and the related allowance for credit losses within ASU 2010-20, which amends FASB ASC 310, Receivables. The adoption of this guidance resulted in increased disclosures only and had no impact on the Company's consolidated financial statements.

On January 1, 2010, the Company adopted ASU 2010-06, except for the new disclosure providing disaggregated information related to the activity in Level 3 fair value measurements, which the Company adopted effective January 1, 2011.

On July 1, 2010, the Company adopted ASU 2010-11, which clarifies the guidance and application of the scope exception for embedded credit derivatives contained within FASB ASC 815-15, Embedded Derivatives. This scope exception allows for embedded credit derivative features related only to the transfer of credit risk in the form of subordination of one financial instrument to another to not be subject to potential bifurcation and separate accounting.  The guidance also allowed companies to irrevocably elect to apply the fair value option to any investment in a beneficial interest in securitized financial assets.  The Company recorded an impact of adoption of $9 million, net of taxes, as a decrease to retained earnings with a corresponding increase to accumulated other comprehensive income on the consolidated statements of equity.

On January 1, 2010, the Company adopted guidance under FASB ASC 810, Consolidation, resulting in an increase to noncontrolling interest of $46 million on the consolidated statements of equity.  This guidance changes the consolidation guidance applicable to a VIE.  It also amends the guidance governing the determination of whether an entity is the VIE’s primary beneficiary (the reporting entity that must consolidate the VIE) by requiring a qualitative analysis rather than a quantitative analysis.

Pending Accounting Standards

In December 2011, the FASB issued ASU 2011-11, which expands the disclosure requirements within ASC 210-10, Balance Sheet – Offsetting.  The new disclosures require improved information about certain financial instruments and derivatives that are either offset in accordance with GAAP or subject to enforceable master offsetting arrangements irrespective of GAAP.  In January 2013, the FASB issued ASU 2013-01, which clarifies the scope of these disclosures. The Company will adopt both ASUs retrospectively for interim and annual periods beginning January 1, 2013.  The adoption of this guidance will result in increased disclosures only and will have no impact on the Company's consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which amends FASB ASC 220, Comprehensive Income.  The amended guidance requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by significant component.  For significant amounts reclassified into net income in their entirety in the same reporting period, the amended guidance also requires entities to present or disclose the effect of these reclassifications on line items of net income.  The amendments are effective prospectively for the Company’s annual and interim periods beginning January 1, 2013.  The adoption of this guidance will result in increased disclosure and may impact the presentation of the Company’s consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(4)	Certain Long-Duration Contracts

Variable Annuity Contracts

The Company issues variable annuity contracts through its separate accounts. Contractholder assets are invested in general and separate account investment options as directed by the contractholder.  The Company also provides various forms of guarantees to benefit the related contractholders.  The Company provides five primary guarantee types:  (1) GMDB; (2) GMIB; (3) GMAB; (4) GLWB; and (5) a hybrid guarantee with GMAB and GLWB.

The GMDB, offered on every variable annuity contract, provides a specified minimum return upon death.  Many of these death benefits are spousal, whereby a death benefit will be paid upon death of the first spouse.  The survivor has the option to terminate the contract or continue it by having the death benefit paid into the contract and having a second death benefit paid upon the survivor’s death.

The GMAB, which was offered in the Company’s Capital Preservation Plus product, is a living benefit that provides the contractholder with a guaranteed return of deposits, adjusted proportionately for withdrawals, after a specified time period (5, 7 or 10 years) selected by the contractholder at the issuance of the variable annuity contract.  In some cases, the contractholder also has the option, after a specified time period, to drop the guarantee and continue the variable annuity contract without the GMAB.  In general, the GMAB requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy.

The GLWB, offered in the Company’s Lifetime Income product, is a living benefit that provides for enhanced retirement income security without the liquidity loss associated with annuitization.  The withdrawal rates vary based on the age when withdrawals begin and are applied to a benefit base to determine the guaranteed lifetime income amount available to a contractholder.  The benefit base is equal to the variable annuity premium at contract issuance and may increase as a result of a feature driven by account performance and policy duration.  Lifetime Income is the only living benefit guarantee offered on new variable annuity contract sales.

The GMIB, which was offered with several variable annuity contracts, is a living benefit that provides the contractholder with a guaranteed annuitization stream of income.

The following table summarizes information regarding variable annuity contracts with guarantees invested in general and separate accounts, as of the dates indicated (a contract may contain multiple guarantees):

	December 31, 2012				December 31, 2011

	General	Separate	Net		General	Separate	Net
	account	account	amount	Average	account	account	amount	Average
(in millions)	value	value	at risk1	age2	value	value	at risk1	age2

GMDB:
Return of net deposits	$ 836	$14,963	$ 24	64	$ 999	$ 11,749	$ 175	63
Minimum return or anniversary contract value	2,048	29,787	561	68	2,233	28,754	1,882	67
Total GMDB	$ 2,884	$44,750	$ 585	66	$ 3,232	$ 40,503	$ 2,057	66

GMAB Return of net deposits	$ 165	$ 3,230	$ 12	64	$ 342	$ 4,138	$ 149	65
GLWB Minimum return or anniversary contract value	$ 128	$22,031	$ 613	65	$ 380	$ 17,533	$ 573	65
GMIB Minimum return or anniversary contract value	$ 49	$ 514	$ 1	65	$ 50	$ 556	$ 1	65

1	Net amount at risk is calculated on a policy-level basis and equals the respective guaranteed benefit less the account value (or zero if the account value exceeds the guaranteed benefit).
2	Represents the weighted average attained age of contractholders.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The following table summarizes the reserve balances for variable annuity contracts with guarantees, as of the dates indicated:

	December 31,	December 31,
(in millions)	2012	2011

GLWB	$ 600	$ 1,624
GMAB	$ 57	$ 218
GMDB	$ 65	$ 80
GMIB	$ 2	$ 3

Paid claims for GMDBs were $30 million and $40 million for the years ended December 31, 2012 and 2011, respectively.

Paid claims for GLWBs, GMABs and GMIBs were immaterial for the years ended December 31, 2012 and 2011.

The following table summarizes account balances of deferred variable annuity contracts with guarantees invested in separate accounts, as of the dates indicated:

	December 31,	December 31,
(in millions)	2012	2011

Mutual funds:
Bond	$ 5,634	$ 5,117
Domestic equity	35,277	31,618
International equity	2,614	2,447
Total mutual funds	$ 43,525	$ 39,182
Money market funds	1,225	1,321
Total1	$ 44,750	$ 40,503

1
Excludes $26.7 billion and $24.7 billion as of December 31, 2012 and 2011, respectively, of separate account assets not related to deferred variable annuity contracts with guarantees and are primarily attributable to retirement plan, variable universal life and COLI products.

The Company did not transfer any assets from the general account to the separate account to cover guarantees for any of its variable annuity contracts during the years ended December 31, 2012 and 2011.

Universal and Variable Universal Life Insurance Contracts

The Company offers certain universal life and variable universal life insurance products with secondary guarantees.  This no- lapse guarantee provides that a policy will not lapse so long as the policyholder makes minimum premium payments.   The reserve balances on these guarantees were $216 million and $162 million as of December 31, 2012 and 2011, respectively.  Paid claims on contracts maintained in force by these guarantees were immaterial for the years ended December 31, 2012 and 2011.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The following table summarizes information regarding universal and variable universal life insurance contracts with no-lapse guarantees invested in general and separate accounts, as of the dates indicated:

(in millions)	General account value	Separate account value	Adjusted insurance in force1	Average age2

December 31, 2012	$ 992	$ 328	$ 12,321	56
December 31, 2011	$ 843	$ 311	$ 9,777	58

1
The adjusted insurance in force is calculated on a policy-level basis and equals the respective guaranteed death benefit less the account value (or zero if the account value exceeds the guaranteed benefit).

2	Represents the weighted average attained age of contractholders.

(5)	Deferred Policy Acquisition Costs and Value of Business Acquired

Deferred Policy Acquisition Costs

The following table summarizes changes in the DAC balance, for the years ended:

	December 31,	December 31,	December 31,
(in millions)	2012	20111	20101

Balance at beginning of year	$ 3,487	$ 3,125	$ 3,107
Capitalization of DAC	470	604	501
Amortization of DAC, excluding unlocks	(525)	(200)	(290)
Amortization of DAC related to unlocks	(50)	135	(9)
Adjustments to DAC related to unrealized gains and losses on securities available-for-sale
	(133)	(177)	(184)
Balance at end of year	$ 3,249	$ 3,487	$ 3,125

1	The balances reflect a change in accounting principle, as described in Note 2.

During 2012, the Company incurred additional DAC amortization of $50 million related to the financial services operations as a result of the annual comprehensive review of model assumptions, as well as a deviation from equity market performance as compared to assumed net separate account returns.  The updated assumptions were primarily related to actual gross profits and the in force block of business deviating from expectations, renewal premiums, general account margins and lapses.

During 2011, the Company recognized a reduction in DAC amortization of $135 million related to the financial services operations as a result of the annual comprehensive review of model assumptions. The updated assumptions related to interest spread, mortality, maintenance expense and market performance assumptions. The 2011 reduction in DAC amortization reflects the impact of the retrospective change in accounting principle described in Note 2.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

Value of Business Acquired

The following table summarizes changes in the VOBA balance for the years ended:

	December 31,	December 31,	December 31,
(in millions)	2012	2011	2010

Balance at beginning of year	$ 238	$ 259	$ 277
Amortization of VOBA, excluding unlocks	(22)	(29)	(33)
Amortization of VOBA related to unlocks	8	16	13
Net realized gains on investments	2	2	1
Adjustments to VOBA related to unrealized gains and losses on securities
available-for-sale	(2)	(10)	1
Balance at end of year	$ 224	$ 238	$ 259

Interest on the unamortized VOBA balance (at interest rates ranging from 4.50% to 7.56%) is included in amortization and was $16 million, $17 million and $18 million during the years ended December 31, 2012, 2011 and 2010, respectively. Additionally, the VOBA gross carrying amount was $583 million and $585 million and accumulated amortization was $359 million and $347 million as of December 31, 2012 and 2011, respectively. The initial useful life related to the VOBA balances is 28 years.

Based on current assumptions, which are subject to change, the following table summarizes estimated amortization of VOBA for the next five years ended December 31:

(in millions)	VOBA

2013	$ 20
2014	$ 16
2015	$ 15
2016	$ 14
2017	$ 13

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(6)	Investments

Available-for-Sale Securities

The following table summarizes amortized cost, gross unrealized gains and losses and fair value of available-for-sale securities, as of the dates indicated:

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
(in millions)	cost	gains	losses	value

December 31, 2012
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies	$ 476	$ 121	$ -	$ 597
Obligations of states and political subdivisions	1,722	281	1	2,002
Debt securities issued by foreign governments	98	20	-	118
Corporate public securities	16,152	1,891	33	18,010
Corporate private securities	4,216	392	19	4,589
Residential mortgage-backed securities	4,506	267	106	4,667
Commercial mortgage-backed securities	1,219	133	15	1,337
Collateralized debt obligations	393	28	86	335
Other asset-backed securities	140	17	1	156
Total fixed maturity securities	$ 28,922	$ 3,150	$ 261	$ 31,811
Equity securities	15	5	-	20
Total available-for-sale securities	$ 28,937	$ 3,155	$ 261	$ 31,831

December 31, 2011
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies	$ 506	$ 124	$ -	$ 630
Obligations of states and political subdivisions	1,501	177	-	1,678
Debt securities issued by foreign governments	102	18	-	120
Corporate public securities	14,132	1,336	111	15,357
Corporate private securities	3,998	327	27	4,298
Residential mortgage-backed securities	5,280	255	311	5,224
Commercial mortgage-backed securities	1,347	64	32	1,379
Collateralized debt obligations	410	17	125	302
Other asset-backed securities	201	16	4	213
Total fixed maturity securities	$ 27,477	$ 2,334	$ 610	$ 29,201
Equity securities	19	2	1	20
Total available-for-sale securities	$ 27,496	$ 2,336	$ 611	$ 29,221

The fair value of the Company’s investments may fluctuate significantly in response to changes in interest rates, investment quality ratings and credit spreads.  The Company has the ability and intent to hold equity securities until recovery.  The Company does not have the intent to sell, nor is it more likely than not it will be required to sell debt securities in an unrealized loss position.  Investment losses, however, may be realized to the extent liquidity needs require the disposition of securities in unfavorable interest rate, liquidity or credit spread environments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The following table summarizes the amortized cost and fair value of fixed maturity securities, by maturity, as of December 31, 2012.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without early redemption penalties.

	Amortized	Fair
(in millions)	cost	value
Fixed maturity securities:
Due in one year or less	$ 1,394	$ 1,433
Due after one year through five years	7,316	7,993
Due after five years through ten years	8,295	9,283
Due after ten years	5,659	6,607
Subtotal	$ 22,664	$ 25,316
Residential mortgage-backed securities	4,506	4,667
Commercial mortgage-backed securities	1,219	1,337
Collateralized debt obligations	393	335
Other asset-backed securities	140	156
Total fixed maturity securities	$ 28,922	$ 31,811

The following table summarizes components of net unrealized gains and losses, as of the dates indicated:

	December 31,	December 31,
(in millions)	2012	2011

Net unrealized gains on available-for-sale securities, before adjustments, taxes and fair value hedging	$ 2,894	$ 1,725
Change in fair value attributable to fixed maturity securities designated in fair value
hedging relationships	(4)	(8)
Net unrealized gains on available-for-sale securities, before adjustments and taxes	$ 2,890	$ 1,717
Adjustment to DAC and VOBA1	(482)	(347)
Adjustment to future policy benefits and claims	(295)	(183)
Adjustment to policyholder dividend obligation	(177)	(132)
Deferred federal income tax expense	(672)	(362)
Net unrealized gains on available-for-sale securities	$ 1,264	$ 693

1	The 2011 balance reflects a change in accounting principle, as described in Note 2.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The following table summarizes the change in net unrealized gains and losses reported in accumulated other comprehensive income, for the years ended:

	December 31,	December 31,
(in millions)	2012	2011
Balance at beginning of year	$ 693	$ 376
Unrealized gains and losses arising during the period:
Net unrealized gains on available-for-sale securities before adjustments	990	896
Non-credit impairments and subsequent changes in fair value of those debt securities1	178	(11)
Net adjustments to DAC and VOBA2	(135)	(187)
Net adjustment to future policy benefits and claims	(112)	(210)
Net adjustment to policyholder dividend obligation	(45)	(42)
Related federal income tax expense	(308)	(147)
Change in unrealized gains on available-for-sale securities	$ 568	$ 299
Reclassification adjustment for net losses realized on available-for-sale securities, net of tax benefit ($2 and $10 as of December 31, 2012 and 2011, respectively)	(3)	(18)
Change in net unrealized gains on available-for-sale securities	$ 571	$ 317
Balance at end of year	$ 1,264	$ 693

1	The non-credit portion of other-than-temporary impairments was $(48) million and $(226) million as of December 31, 2012 and 2011, respectively.
2	The 2011 balance reflects a change in accounting principle, as described in Note 2.

The following table summarizes available-for-sale securities, by asset class, in a gross unrealized loss position based on the amount of time each type of security has been in an unrealized loss position, as well as the related fair value and number of securities, as of the dates indicated:

	Less than or equal to one year			More than one year			Total
		Gross	Number		Gross	Number		Gross	Number
	Fair	unrealized	of	Fair	unrealized	of	Fair	unrealized	of
(in millions, except number of securities)	value	losses	securities	value	losses	securities	value	losses	securities

December 31, 2012
Fixed maturity securities:
Corporate public securities	$ 710	$ 11	68	$ 150	$ 22	10	$ 860	$ 33	78
Residential mortgage-backed securities	89	2	12	1,029	104	190	1,118	106	202
Collateralized debt obligations	27	1	5	151	85	36	178	86	41
Other asset-backed securities	326	4	23	296	32	46	622	36	69
Total	$ 1,152	$ 18	108	$ 1,626	$ 243	282	$ 2,778	$ 261	390

December 31, 2011
Fixed maturity securities:
Corporate public securities	$ 1,460	$ 62	150	$ 309	$ 49	54	$ 1,769	$ 111	204
Residential mortgage-backed securities	278	9	52	1,339	302	240	1,617	311	292
Collateralized debt obligations	78	2	10	137	123	39	215	125	49
Other asset-backed securities	501	15	54	357	48	53	858	63	107
Total fixed maturity securities	$ 2,317	$ 88	266	$ 2,142	$ 522	386	$ 4,459	$ 610	652
Equity securities	7	1	10	-	-	31	7	1	41
Total	$ 2,324	$ 89	276	$ 2,142	$ 522	417	$ 4,466	$ 611	693

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The following table summarizes gross unrealized losses based on the ratio of fair value to amortized cost, for available-for-sale securities in an unrealized loss position, as of the dates indicated:

	December 31, 2012			December 31, 2011
	Less	More		Less	More
	than or	than		than or	than
	equal to	one		equal to	one
(in millions)	one year	year	Total	one year	year	Total

99.9% - 80.0%	$ 18	$ 85	$ 103	$ 83	$ 158	$ 241
Less than 80.0%
Residential mortgage-backed securities	-	50	50	-	191	191
Collateralized debt obligations	-	72	72	1	121	122
Other	-	36	36	5	52	57
Total	$ 18	$ 243	$ 261	$ 89	$ 522	$ 611

Residential mortgage-backed securities are assessed for impairment using default estimates based on loan level data, where available. Where loan level data is not available, a proxy based on collateral characteristics is used. The impairment assessment considers loss severity as a function of multiple factors, including unpaid balance, interest rate, mortgage insurance ratios, assessed property value at origination, change in property value, loan-to-value (“LTV”) ratio at origination and prepayment speeds. Cash flows generated by the collateral are then utilized, along with consideration for the issue’s position in the overall structure, to determine cash flows associated with the security.

Collateralized debt obligations are assessed for impairment using expected cash flows based on various inputs including default estimates based on the underlying corporate securities, historical and forecasted loss severities or other market inputs when recovery estimates are not feasible. When the collateral is regional bank and insurance company trust preferred securities, default estimates used to estimate cash flows are based on U.S. Bank Rating service data and broker research.

The Company believes the unrealized losses on these available-for-sale securities do not represent other-than-temporary impairments as the Company does not intend to sell the securities, it is not more likely than not that the Company will be required to sell the securities before recovery of their amortized cost basis or the present value of estimated cash flows is equal to or greater than the amortized cost basis of the securities.  These unrealized losses represent temporary fluctuations in non-credit factors that are not indicative of other-than-temporary impairment.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

Mortgage Loans, Net of Allowance

The following table summarizes the amortized cost of mortgage loans by method of evaluation for credit loss, and the related valuation allowances by type of credit loss, as of the dates indicated:

	December 31,	December 31,
(in millions)	2012	2011
Amortized cost:
Loans with non-specific reserves	$ 5,820	$ 5,672
Loans with specific reserves	51	136
Total amortized cost	$ 5,871	$ 5,808
Valuation allowance:
Non-specific reserves	$ 33	$ 33
Specific reserves	11	27
Total valuation allowance	$ 44	$ 60
Mortgage loans, net of allowance	$ 5,827	$ 5,748

The following table summarizes activity in the valuation allowance for mortgage loans, for the years ended:

	December 31,	December 31,
(in millions)	2012	2011
Balance at beginning of year	$ 60	$ 96
Current period provision	1	25
Recoveries1	(15)	(7)
Charge offs and other	(2)	(54)
Balance at end of year	$ 44	$ 60
__________

1	Includes recoveries on sales and increases in the valuations of loans with specific reserves.

The following table summarizes impaired mortgage loans by class, for the years ended:

(in millions)	Office	Warehouse	Retail	Apartment	Other	Total
December 31, 2012
Amortized cost	$ 13	$ 26	$ 12	$ -	$ -	$ 51
Specific reserves	(2)	(7)	(2)	-	-	$ (11)
Carrying value of impaired mortgage loans, net of allowance	$ 11	$ 19	$ 10	$ -	$ -	$ 40

December 31, 2011
Amortized cost	$ 8	$ 31	$ 20	$ -	$ 77	$ 136
Specific reserves	(1)	(9)	(8)	-	(9)	(27)
Carrying value of impaired mortgage loans, net of allowance	$ 7	$ 22	$ 12	$ -	$ 68	$ 109

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The following table summarizes average recorded investment and interest income recognized for impaired mortgage loans by class, for the years ended:

(in millions)	Office	Warehouse	Retail	Apartment	Other	Total
December 31, 2012
Average recorded investment	$ 9	$ 20	$ 11	$ -	$ 34	$ 74
Interest income recognized	$ 1	$ 2	$ 1	$ -	$ 6	$ 10

December 31, 2011
Average recorded investment	$ 7	$ 33	$ 23	$ 10	$ 91	$ 164
Interest income recognized	$ 1	$ 5	$ 3	$ -	$ 8	$ 17

As of December 31, 2012 and 2011, the Company’s mortgage loans classified as delinquent and/or in non-accrual status were immaterial in relation to the total mortgage loan portfolio.  The Company had no mortgage loans 90 days or more past due and still accruing interest.

Management evaluates the credit quality of individual mortgage loans and the portfolio as a whole through a number of loan quality measurements, including, but not limited to, LTV and debt service coverage (“DSC”) ratios. The LTV ratio is calculated as a ratio of the amortized cost of a loan to the estimated value of the underlying collateral. DSC is the amount of cash flow generated by the underlying collateral of the mortgage loan available to meet periodic interest and principal payments of the loan. This process identifies mortgage loans representing the lowest risk profile and lowest potential for loss and those representing the highest risk profile and highest potential for loss. These factors are updated and evaluated at least annually.

The following table summarizes the LTV ratio and DSC ratios of the mortgage loan portfolio, as of the dates indicated:

	LTV ratio				DSC ratio
(in millions)	Less than 80%	80% - less than 90%	90% or greater	Total	Greater than 1.10	1.00-1.10	Less than 1.00	Total
December 31, 2012:
Apartment	$ 1,119	$ 129	$ 62	$ 1,310	$ 1,303	$ 5	$ 2	$ 1,310
Warehouse	922	76	162	1,160	951	121	88	1,160
Office	776	55	42	873	783	16	74	873
Retail	1,940	250	86	2,276	2,139	92	45	2,276
Other	189	57	6	252	252	-	-	252
Total	$ 4,946	$ 567	$ 358	$ 5,871	$ 5,428	$ 234	$ 209	$ 5,871
Weighted-average DSC ratio	1.74	1.27	1.07	1.65	n/a	n/a	n/a	n/a
Weighted-average LTV ratio	n/a	n/a	n/a	n/a	66%	76%	96%	68%

December 31, 2011:
Apartment	$ 805	$ 245	$ 89	$ 1,139	$ 1,112	$ 23	$ 4	$ 1,139
Warehouse	1,015	123	149	1,287	1,153	53	81	1,287
Office	595	104	76	775	656	69	50	775
Retail	1,878	220	147	2,245	2,074	104	67	2,245
Other	172	63	127	362	284	11	67	362
Total	$ 4,465	$ 755	$ 588	$ 5,808	$ 5,279	$ 260	$ 269	$ 5,808
Weighted-average DSC ratio	1.77	1.29	1.15	1.64	n/a	n/a	n/a	n/a
Weighted-average LTV ratio	n/a	n/a	n/a	n/a	68%	81%	89%	69%

While the loan quality measurements contribute to management’s assessment of relative credit risk in the mortgage loan portfolio for the dates indicated based on underwriting criteria and ongoing assessment of the properties’ performance, management believes the amounts, net of valuation allowance, are collectible.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

Securities Lending

The fair value of loaned securities was $130 million and $103 million as of December 31, 2012 and 2011, respectively.  The Company received $133 million and $105 million of cash collateral on securities lending as of December 31, 2012 and 2011, respectively. The Company did not receive any non-cash collateral on securities lending as of the balance sheet dates.

Assets on Deposit and Pledged as Collateral

Available-for-sale securities with a carrying value of $9 million and $8 million were on deposit with various regulatory agencies as required by law as of December 31, 2012 and 2011, respectively. Additionally, available-for-sale securities with a carrying value of $73 million were pledged as collateral to secure recoveries under reinsurance contracts and other financing agreements as of December 31, 2012. The Company had no amount pledged as collateral as of December 31, 2011. These securities primarily are included in fixed maturity securities in the consolidated balance sheets.

Tax Credit Funds

The Company has sold $859 million and $796 million in Tax Credit Funds to unrelated third parties as of December 31, 2012 and 2011, respectively.  The Company has guaranteed cumulative after-tax yields to the third party investors ranging from 1.00% to 7.75% through periods ending in 2027.  The Company held immaterial reserves on these transactions as of December 31, 2012 and 2011.  These guarantees are in effect for periods of approximately 15 years each.  The Tax Credit Funds provide a stream of tax benefits to the investors that will generate a yield and return of capital.  If the tax benefits are not sufficient to provide these cumulative after-tax yields, the Company must fund any shortfall.  The maximum amount of undiscounted future payments that the Company could be required to pay the investors under the terms of the guarantees is $288 million.  The Company’s risks are mitigated in the following ways: (1) the Company has the right to buyout the equity related to the guarantee under certain circumstances, (2) the Company may replace underperforming properties to mitigate exposure to guarantee payments and (3) the Company oversees the asset management of the deals. The Company does not anticipate making any material payments related to the guarantees.

Consolidated VIEs

The Company has relationships with VIEs where the Company is the primary beneficiary.  Net assets of all consolidated VIEs totaled $347 million and $345 million as of December 31, 2012 and 2011, respectively, which was composed primarily of other long-term investments of $348 million and $310 million as of December 31, 2012 and 2011, respectively.  The Company’s general credit is not exposed to the creditors or beneficial interest holders of these consolidated VIEs.

During 2010, two Tax Credit Funds were consolidated as a result of the adoption of guidance under FASB ASC 810, Consolidation.  Previously, the Company was not deemed the primary beneficiary.  As the managing member of the Tax Credit funds, the Company has the power to direct the activities that most significantly impact the economic power of the entities and consolidated the funds.  The impact of consolidation was an increase to noncontrolling interest of $46 million.

Unconsolidated VIEs

In addition to the consolidated VIEs described above, the Company holds investments in VIEs where the Company is not the primary beneficiary, which are primarily investments in Tax Credit Funds without guarantees to limited partners. The carrying value of these investments was $222 million and $220 million as of December 31, 2012 and 2011, respectively. In addition, the Company has made commitments for further investments in these VIEs of $66 million and $131 million as of December 31, 2012 and 2011, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

Net Investment Income

The following table summarizes net investment income by investment type, for the years ended:
	December 31,	December 31,	December 31,
(in millions)	2012	2011	2010

Fixed maturity securities, available-for-sale	$ 1,506	$ 1,502	$ 1,474
Mortgage loans	366	370	396
Policy loans	53	56	55
Other	(45)	(34)	(41)
Gross investment income	$ 1,880	$ 1,894	$ 1,884
Investment expenses	55	50	59
Net investment income	$ 1,825	$ 1,844	$ 1,825

Net Realized Investment Gains and Losses

The following table summarizes net realized investment gains and losses, by source, for the years ended:

	December 31,	December 31,	December 31,
(in millions)	2012	2011	2010

Net derivative gains (losses)	$ 314	$ (1,636)	$ (385)
Realized gains on sales	48	64	176
Realized losses on sales	(23)	(45)	(43)
Other	11	8	16
Net realized investment gains (losses)	$ 350	$ (1,609)	$ (236)

Proceeds from the sale of available-for-sale securities were $796 million, $1.6 billion and $2.2 billion during the years ended December 31, 2012, 2011 and 2010, respectively.  Gross gains of $47 million, $50 million and $172 million and gross losses of $20 million, $39 million and $17 million were realized on sales of available-for-sale securities during the years ended December 31, 2012, 2011 and 2010, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

Other-Than-Temporary Impairment Losses

The following table summarizes other-than-temporary impairments, for the years ended:

		Included in other comprehensive income
(in millions)	Total		Net
December 31, 2012
Fixed maturity securities	$ 68	$ (36)	$ 32
Mortgage loans	(14)	-	(14)
Other	13	-	13
Other-than-temporary impairment losses	$ 67	$ (36)	$ 31

December 31, 2011
Fixed maturity securities	$ 135	$ (95)	$ 40
Mortgage loans	25	-	25
Other	2	-	2
Other-than-temporary impairment losses	$ 162	$ (95)	$ 67

December 31, 2010
Fixed maturity securities	$ 330	$ (174)	$ 156
Equity securities	5	-	5
Mortgage loans	59	-	59
Other-than-temporary impairment losses	$ 394	$ (174)	$ 220

The following table summarizes cumulative credit losses, for the years ended:

	December 31,	December 31,	December 31,
(in millions)	2012	2011	2010

Cumulative credit loss at beginning of year1	$ 328	$ 340	$ 417
New credit losses	18	8	31
Incremental credit losses	10	29	116
Losses related to securities included in the beginning balance sold or paid down during the period	(67)	(49)	(202)
Losses related to securities included in the beginning balance for which there was a change in intent	-	-	(22)
Cumulative credit loss at end of year1	$ 289	$ 328	$ 340

__________

1
Cumulative credit losses are defined as the amounts related to the Company's credit portion of the other-than-temporary impairment losses on debt securities that the Company does not intend to sell and it is not more likely than not the Company will be required to sell the security prior to recovery of the amortized cost basis.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(7)	Derivative Instruments

The Company is exposed to certain risks related to its ongoing business operations which are managed using derivative instruments.

Interest rate risk management.  The Company uses interest rate contracts, primarily interest rate swaps, to reduce or alter interest rate exposure arising from mismatches between assets and liabilities. In the case of interest rate swaps, the Company enters into a contractual agreement with a counterparty to exchange, at specified intervals, the difference between fixed and variable rates of interest, calculated on a reference notional amount.

Interest rate swaps are used by the Company in association with fixed and variable rate investments to achieve cash flow streams that support certain financial obligations of the Company and to produce desired investment returns. As such, interest rate swaps are generally used to convert fixed rate cash flow streams to variable rate cash flow streams or vice versa. The Company also enters into interest rate swap transactions which are structured to provide a hedge against the negative impact of higher interest rates on the Company’s capital position.

Equity market and interest rate risk management.  The Company has a variety of variable annuity products with guaranteed benefit features. These products and related obligations expose the Company to various market risks, primarily equity and interest rate risk. Adverse changes in the equity markets or interest rate movements expose the Company to significant volatility. To mitigate these risks and hedge the guaranteed benefit obligations, the Company enters into a variety of derivatives including interest rate swaps, equity index futures, options and total return swaps.

Foreign currency risk management.  As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. To mitigate this risk, the Company uses cross-currency swaps and futures. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument generally offsets the changes in the functional-currency equivalent cash flows of the hedged item.

Credit risk management.  The Company enters into credit derivative contracts, primarily credit default swaps, under which the Company buys and sells credit default protection on specific corporate creditors. These derivatives allow the Company to manage or modify its credit risk profile in general or its credit exposure to specific creditors.

Derivatives Qualifying for Hedge Accounting

The Company uses derivative instruments that are designated and qualify as fair value hedges in various financial transactions as follows:

•	interest rate swaps are used to hedge certain fixed rate investments such as mortgage loans and certain fixed maturity securities and

•	cross-currency swaps are used to hedge foreign currency-denominated fixed maturity securities.

The Company uses derivative instruments that are designated and qualify as cash flow hedges in various financial transactions as follows:

•	interest rate swaps are used to hedge cash flows from variable rate investments such as mortgage loans and certain fixed maturity securities and to hedge payments of certain liabilities and

•	cross-currency swaps are used to hedge interest payments and principal payments on foreign currency-denominated financial instruments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010
Derivatives Not Qualifying for Hedge Accounting

The Company uses derivatives not qualifying for hedge accounting in various financial transactions as follows:

•	futures, options, interest rate swaps and total return swaps are used to economically hedge certain guaranteed benefit obligations included in variable annuity products,

•	interest rate swaps, futures and options are used to economically hedge portfolio duration and other interest rate risks to which the Company is exposed,

•	cross-currency swaps and futures are used to economically hedge foreign currency-denominated assets and liabilities and

•	credit default swaps are used to either buy or sell credit protection on a specific creditor.

Credit Risk Associated with Derivatives Transactions

The Company periodically evaluates the risks within the derivative portfolios due to credit exposure.  When evaluating this risk, the Company considers several factors which include, but are not limited to, the counterparty credit risk associated with derivative receivables, the Company’s own credit as it relates to derivative payables, the collateral thresholds associated with each counterparty and changes in relevant market data in order to gain insight into the probability of default by the counterparty. In addition, the impact the Company’s exposure to credit risk could have on the effectiveness of the Company’s hedging relationships is considered.  As of December 31, 2012 and 2011, the impact of the exposure to credit risk on the fair value measurement of derivatives and the effectiveness of the Company’s hedging relationships was immaterial.

The following table summarizes the fair value and related notional amounts of derivative instruments, as of the dates indicated:

	Derivative assets		Derivative liabilities
(in millions)	Fair value	Notional	Fair value	Notional

December 31, 2012
Derivatives designated and qualifying as hedging instruments	$ 4	$ 79	$ 21	$ 192
Derivatives not designated as hedging instruments:
Interest rate contracts	$ 1,960	$ 21,216	$ 2,065	$ 23,746
Equity contracts	822	7,445	-	-
Total Return Swaps	4	1,513	32	1,551
Other derivative contracts	-	10	5	17
Total derivative positions1	$ 2,790	$ 30,263	$ 2,123	$ 25,506

December 31, 2011
Derivatives designated and qualifying as hedging instruments	$ 11	$ 145	$ 29	$ 310
Derivatives not designated as hedging instruments:
Interest rate contracts	$ 2,182	$ 21,732	$ 2,142	$ 20,955
Equity contracts	1,004	7,162	-	-
Total Return Swaps	10	892	37	2,409
Other derivative contracts	1	13	7	17
Total derivative positions1	$ 3,208	$ 29,944	$ 2,215	$ 23,691

_________
1 Derivative assets and liabilities are included in other assets and other liabilities, respectively, in the consolidated balance sheets.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The Company’s derivative positions, primarily offset by master netting agreements and collateral received from or posted with counterparties, resulted in immaterial net uncollateralized derivative asset and liability positions as of December 31, 2012 and 2011. As of December 31, 2012 and 2011, the Company held cash collateral from derivative counterparties of $798 million and $1.0 billion, respectively. The Company did not hold securities as off-balance sheet collateral as of December 31, 2012 and 2011. As of December 31, 2012 and 2011, the Company had posted cash collateral of $228 million and $223 million, respectively, and pledged securities with a fair value of $148 million and $152 million, respectively, with derivative counterparties.

The fair value of embedded derivatives on life and annuity programs was $748 million and $1.9 billion as of December 31, 2012 and 2011, respectively, which is included in future policy benefits and claims in the consolidated balance sheets.

The following table summarizes gains and losses for derivative instruments recognized in net realized investment gains and losses in the consolidated statements of operations, for the years ended:

	December 31,	December 31,	December 31,
(in millions)	2012	2011	2010
Derivatives designated and qualifying as hedging instruments	$ (1)	$ (4)	$ (9)
Derivatives not designated as hedging instruments:
Interest rate contracts	$ (125)	$ (44)	$ (39)
Equity contracts	(665)	(45)	(389)
Total return swaps	(343)	(17)	(136)
Other derivative contracts	(1)	(6)	(20)
Net interest settlements	53	34	16
Total derivative losses1	$ (1,082)	$ (82)	$ (577)
Change in embedded derivatives on guaranteed benefit annuity programs2	1,185	(1,674)	98
Other revenue on guaranteed benefit annuity programs	211	120	94
Change in embedded derivative liabilities and related fees	$ 1,396	$ (1,554)	$ 192
Net realized derivative gains (losses)	$ 314	$ (1,636)	$ (385)

_________
1
Included in total derivative losses are economic hedging losses of $827 million, gains of $1.0 billion, and losses of $347 million related to the guaranteed benefit annuity programs for the years ended December 31, 2012, 2011 and 2010, respectively.

2
As part of the Company’s annual comprehensive review of DAC model assumptions, all relevant assumptions impacting the fair value of embedded derivatives on guaranteed benefit annuity programs are also reviewed and updated. For the individual variable annuity business, the change in the embedded derivatives on guaranteed benefit annuity programs for the year ended December 31, 2012 includes updated assumptions in lapse, mortality, withdrawal behavior and benefit utilization. The change in embedded derivatives on guaranteed benefit annuity programs for the year ended December 31, 2011 includes updated assumptions in lapse, mortality and withdrawal behavior. Refer to Note 2 for further discussion of the annual review of DAC model assumptions.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(8)	Fair Value Measurements

The following table summarizes assets and liabilities measured at fair value on a recurring basis as of December 31, 2012:

(in millions)	Level 1	Level 2	Level 3	Total

Assets
Investments:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies	$ 592	$ 2	$ 3	$ 597
Obligations of states and political subdivisions	-	2,002	-	2,002
Debt securities issued by foreign governments	73	45	-	118
Corporate public securities	1	17,890	119	18,010
Corporate private securities	-	3,817	772	4,589
Residential mortgage-backed securities	484	4,173	10	4,667
Commercial mortgage-backed securities	-	1,335	2	1,337
Collateralized debt obligations	-	53	282	335
Other asset-backed securities	-	147	9	156
Total fixed maturity securities at fair value	$ 1,150	$ 29,464	$ 1,197	$ 31,811
Equity securities	-	12	8	20
Short-term investments	45	989	-	1,034
Trading securities	-	-	54	54
Total other investments at fair value	$ 45	$ 1,001	$ 62	$ 1,108
Investments at fair value	$ 1,195	$ 30,465	$ 1,259	$ 32,919
Derivative assets	-	1,968	822	2,790
Separate account assets	68,185	1,230	2,025	71,440
Assets at fair value	$ 69,380	$ 33,663	$ 4,106	$ 107,149

Liabilities
Future policy benefits and claims:
Living benefits	$ -	$ -	$ (657)	$ (657)
Indexed products	-	-	(91)	(91)
Total future policy benefits and claims	$ -	$ -	$ (748)	$ (748)
Derivative liabilities	-	(2,118)	(5)	(2,123)
Liabilities at fair value	$ -	$ (2,118)	$ (753)	$ (2,871)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The following table presents the rollforward of Level 3 assets and liabilities held at fair value on a recurring basis during the year ended December 31, 2012:

	Balance as of					Transfers	Transfers	Balance as of
	December 31,	Net gains (losses)				into	out of	December 31,
(in millions)	2011	In operations1	In OCI	Purchases	Sales	Level 3	Level 3	2012

Assets
Investments:
Fixed maturity securities:
Corporate private securities	$ 1,209	$ 2	$ 13	$ 69	$ (187)	$ 40	$ (374)	$ 772
Collateralized debt obligations	247	2	53	36	(56)	-	-	282
Other fixed maturity securities	135	-	11	2	(13)	11	(3)	143
Total fixed maturity securities at fair value2	$ 1,591	$ 4	$ 77	$ 107	$ (256)	$ 51	$ (377)	$ 1,197
Other investments at fair value	43	16	3	-	-	-	-	62
Derivative assets3	1,004	(353)	-	350	(179)	-	-	822
Separate account assets	1,952	73	-	-	-	-	-	2,025
Assets at fair value	$ 4,590	$ (260)	$ 80	$ 457	$ (435)	$ 51	$ (377)	$ 4,106

Liabilities
Future policy benefits and claims:
Living benefits	$ (1,842)	$ 1,185	$ -	$ -	$ -	$ -	$ -	$ (657)
Indexed products	(63)	(28)	-	-	-	-	-	(91)
Total future policy benefits and claims	$ (1,905)	$ 1,157	$ -	$ -	$ -	$ -	$ -	$ (748)
Derivative liabilities3	(6)	1	-	-	-	-	-	(5)
Liabilities at fair value	$ (1,911)	$ 1,158	$ -	$ -	$ -	$ -	$ -	$ (753)

__________
1
Net gains and losses included in operations are reported in net realized investment gains and losses, other-than-temporary impairment losses and interest credited to policyholder accounts. The net unrealized gains on separate account assets is attributable to contractholders and therefore is not included in the Company’s earnings. The change in unrealized gains (losses) in operations on assets and liabilities still held as of the end of the year was $16 million for other investments at fair value, $(257) million for derivative assets, $1.2 billion for future policy benefits and claims and $(1) million for derivative liabilities.

2	Non-binding broker quotes were utilized to determine fair value of $1.1 billion of total fixed maturity securities as of December 31, 2012.
3	Non-binding broker quotes were utilized to determine fair value of all Level 3 derivative assets and liabilities.

During the year ended December 31, 2012, transfers from Level 1 to Level 2 within the debt securities issued by foreign governments were $42 million. There were no transfers from Level 2 to Level 1 during the year ended December 31, 2012.

Transfers into and out of Level 3 during the year ended December 31, 2012 represent changes in the sources used to price certain securities and the Company’s assumptions related to the observability of certain inputs.

As discussed in Note 2, the valuation of embedded derivatives in living benefit guarantees incorporates many inputs, including significant unobservable inputs for mortality, lapse rates, wait period and benefit utilization. The Company derives these inputs, which vary widely by product, attained age, policy duration, benefits in the money and the existence of surrender charges, from current experience and industry data. The fair value for these benefits is calculated as the mean of discounted cash flows across numerous random scenarios, an approach that is commonly used by the insurance industry for this type of valuation. This process considers a broader range of assumptions than what would be found in a standard deterministic approach.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The following table summarizes significant unobservable inputs used for fair value measurements for living benefits liabilities classified as Level 3 as of December 31, 2012:

Unobservable Inputs	Range
Mortality	0.1%-8%2
Lapse	0%-35%
Wait period	0 yrs – 30 yrs3
Efficiency of benefit utilization1	70%-100%
Non-performance risk	See footnote 4
Index volatility	15%-25%

__________

1	The unobservable input is not applicable to GMABs.
2	Represents the mortality for the majority of business with living benefits, with policyholders ranging from 45 to 85.
3	A portion of the contractholders could never use the benefit, which would extend the range to an indeterminate period.
4
To reflect non-performance risk, benefits paid to policyholders are assumed to be reduced by 10% within the discounted cash flows projection whenever the S&P index is simulated to go below a certain threshold designed to represent non-performance.

The following changes in any of the significant unobservable inputs presented in the table above may result in a change in the fair value measurements of the living benefits liability:

Higher mortality rates tend to decrease the value of the liability and lower mortality rates tend to increase the value of the liability.

Higher lapse rates tend to decrease the value of the liability and lower lapse rates tend to increase the value of the liability.  Factors that impact the predicted lapse rate can include: age, policy duration, policy size, benefit in-the-moneyness and applicable surrender charges.  All else being equal, policies that are in-the-money will have lower lapse rates than policies that are out-of-the-money, and policies that have a surrender charge present will have lower lapse rates than policies without a surrender charge.

The assumed wait period and the efficiency of utilization determine the timing and amount of living benefits withdrawals.  These assumptions vary by the product type, age of the policyholder and policy duration.  Many products have a bonus feature which enhances the guarantee on every policy anniversary for the first ten years so long as withdrawals have not commenced.  All else being equal, policies commencing withdrawals at a time around the year ten bonus will have higher liability values than policies commencing withdrawals 20 years after issue or policies commencing withdrawals only one year after issue.  In addition, policies that are assumed to withdraw the maximum permitted amount will have a higher liability value than a policy that is assumed to withdraw less than the maximum allowed amount.

Higher non-performance risk tends to decrease the value of the liability and lower non-performance risk tends to increase the value of the liability.

Higher index volatility tends to increase the value of the liability and lower index volatility tends to decrease the value of the liability.

Separate Accounts

The Company’s separate account assets include an investment in a mutual fund with a non-readily determinable fair value. Net asset value has been used to estimate the fair value of this investment as a practical expedient. The investments are included in Level 3 as they may not be redeemed until a seven year guarantee period expires in 2016. The investment strategy of this fund is to build a portfolio where the assets shall be sufficient to achieve a target portfolio value by the end of the seven year guarantee period. The net asset value of this fund reported in separate account assets was $1.6 billion and $1.3 billion as of December 31, 2012 and 2011, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The following table summarizes assets and liabilities measured at fair value on a recurring basis as of December 31, 2011:

(in millions)	Level 1	Level 2	Level 3	Total

Assets
Investments:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies	$ 620	$ 6	$ 4	$ 630
Obligations of states and political subdivisions	-	1,678	-	1,678
Debt securities issued by foreign governments	120	-	-	120
Corporate public securities	1	15,239	117	15,357
Corporate private securities	-	3,089	1,209	4,298
Residential mortgage-backed securities	563	4,653	8	5,224
Commercial mortgage-backed securities	-	1,377	2	1,379
Collateralized debt obligations	-	55	247	302
Other asset-backed securities	-	209	4	213
Total fixed maturity securities at fair value	$ 1,304	$ 26,306	$ 1,591	$ 29,201
Equity securities	1	14	5	20
Short-term investments	23	1,102	-	1,125
Trading securities	-	-	38	38
Total other investments at fair value	$ 24	$ 1,116	$ 43	$ 1,183
Investments at fair value	$ 1,328	$ 27,422	$ 1,634	$ 30,384
Derivative assets	-	2,204	1,004	3,208
Separate account assets	62,242	1,000	1,952	65,194
Assets at fair value	$ 63,570	$ 30,626	$ 4,590	$ 98,786

Liabilities
Future policy benefits and claims:
Living benefits	$ -	$ -	$ (1,842)	$ (1,842)
Indexed products	-	-	(63)	(63)
Total future policy benefits and claims	$ -	$ -	$ (1,905)	$ (1,905)
Derivative liabilities	-	(2,209)	(6)	(2,215)
Liabilities at fair value	$ -	$ (2,209)	$ (1,911)	$ (4,120)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The following table presents the rollforward of Level 3 assets and liabilities held at fair value on a recurring basis during the year ended December 31, 2011:

	Balance as of					Transfers	Transfers	Balance as of
	December 31,	Net gains (losses)				into	out of	December 31,
(in millions)	2010	In operations1	In OCI	Purchases	Sales	Level 3	Level 3	2011

Assets
Investments:
Fixed maturity securities:
Corporate private securities	$ 1,161	$ (10)	$ 26	$ 161	$ (242)	$ 163	$ (50)	$ 1,209
Collateralized debt obligations	191	(2)	5	87	(34)	-	-	247
Other fixed maturity securities	143	5	4	57	(63)	4	(15)	135
Total fixed maturity securities at fair value	$ 1,495	$ (7)	$ 35	$ 305	$ (339)	$ 167	$ (65)	$ 1,591
Other investments at fair value	45	(4)	-	5	(3)	-	-	43
Derivative assets	211	131	-	719	(57)	-	-	1,004
Separate account assets	1,805	147	-	-	-	-	-	1,952
Assets at fair value	$ 3,556	$ 267	$ 35	$ 1,029	$ (399)	$ 167	$ (65)	$ 4,590

Liabilities
Future policy benefits and claims:
Living benefits	$ (168)	$ (1,674)	$ -	$ -	$ -	$ -	$ -	$ (1,842)
Indexed products	(58)	(5)	-	-	-	-	-	(63)
Total future policy benefits and claims	$ (226)	$ (1,679)	$ -	$ -	$ -	$ -	$ -	$ (1,905)
Derivative liabilities	(4)	(2)	-	-	-	-	-	(6)
Liabilities at fair value	$ (230)	$ (1,681)	$ -	$ -	$ -	$ -	$ -	$ (1,911)

__________

1
Net gains and losses included in operations are reported in net realized investment gains and losses, other-than-temporary impairment losses and interest credited to policyholder account values. The net unrealized gains on separate account assets is attributable to contractholders and therefore is not included in the Company’s earnings. The change in unrealized gains (losses) in operations on assets and liabilities still held at the end of the year was $(6) million for other investments at fair value, $154 million for derivative assets and $(1.7) million for future policy benefits and claims.

Transfers into and out of Level 3 during the year ended December 31, 2011 represent changes in the sources used to price certain securities. There were no significant transfers between Levels 1 and 2 during the year ended December 31, 2011, except certain separate accounts previously included in Level 2.

Fair Value Option

The Company assesses the fair value option election for newly acquired financial assets or liabilities on a prospective basis. Except for synthetic collateralized debt obligations, there are no material assets or liabilities for which the Company elected the fair value option.

Fair Value on a Nonrecurring Basis

The Company measures certain mortgage loans at fair value, or fair value of the collateral, on a non-recurring basis subsequent to their initial recognition, due to impairments or foreclosures recorded during the year. In determining the fair value for these mortgage loans, the Company primarily uses the direct capitalization method based on management’s view of current market capitalization rates.  Alternatively, the Company may use a discounted cash flow methodology or an independently provided appraisal of value.  Each of these methodologies is considered to represent a Level 3 fair value measurement.  Refer to Note 6 for further discussion of the carrying value of impaired mortgage loans.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

Financial Instruments Not Carried at Fair Value

The following table summarizes the carrying value and fair value of the Company’s financial instruments not carried at fair value as of the dates indicated.  The valuation techniques used to estimate these fair values are described below.

			December 31, 2012		December 31, 2011
	Carrying	Fair			Carrying	Fair
(in millions)	value	value	Level 2	Level 3	value	value

Assets
Investments:
Mortgage loans, net of allowance	$ 5,827	$ 5,988	$ -	$ 5,988	$ 5,748	$ 5,861
Policy loans	$ 980	$ 980	$ -	$ 980	$ 1,008	$ 1,008

Liabilities
Investment contracts	$ 20,123	$ 19,561	$ -	$ 19,561	$ 18,318	$ 17,992
Short-term debt	$ 300	$ 300	$ -	$ 300	$ 777	$ 777
Long-term debt	$ 1,038	$ 1,323	$ 1,282	$ 41	$ 991	$ 1,081

Mortgage loans, net of allowance.  The fair values of mortgage loans are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings.

Policy loans.  The carrying amount reported in the consolidated balance sheets approximates fair value.

Investment contracts.  For investment contracts without defined maturities, fair value is the amount payable on demand, net of surrender charges.  For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis.  Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

Short-term debt.  The carrying amount reported in the consolidated balance sheets approximates fair value.

Long-term debt.  The fair values for long-term debt are based on estimated market prices using observable inputs from similar debt instruments.

(9)	Goodwill

The following table summarizes changes in the carrying value of goodwill by segment for the years indicated:

(in millions)	Retirement Plans	Individual Products & Solutions - Life and NBSG	Total
Balance as of December 31, 2010	$ 25	$ 175	$ 200
Adjustments	-	-	-
Balance as of December 31, 2011	$ 25	$ 175	$ 200
Adjustments	-	-	-
Balance as of December 31, 2012	$ 25	$ 175	$ 200

The Company’s annual impairment testing did not result in any impairment on existing goodwill during 2012, 2011 and 2010.  As of the 2012, 2011 and 2010 annual impairment testing, the fair value of the reporting units with goodwill was in excess of the carrying value.  The goodwill balances as of December 31, 2012 and 2011 have not been previously impaired.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(10)	Closed Block

The amounts shown in the following tables for assets, liabilities, revenues and expenses of the closed block are those that enter into the determination of amounts that are to be paid to policyholders.

The following table summarizes financial information for the closed block, as of the dates indicated:

	December 31,	December 31,
(in millions)	2012	2011

Liabilities:
Future policyholder benefits	$ 1,732	$ 1,761
Policyholder funds and accumulated dividends	142	143
Policyholder dividends payable	24	27
Policyholder dividend obligation	198	156
Other policy obligations and liabilities	32	26
Total liabilities	$ 2,128	$ 2,113

Assets:
Fixed maturity securities, available-for-sale	$ 1,511	$ 1,424
Mortgage loans, net of allowance	183	210
Policy loans	164	170
Other assets	77	105
Total assets	$ 1,935	$ 1,909
Excess of reported liabilities over assets	193	204

Portion of above representing other comprehensive income:
Increase in unrealized gain on fixed maturity securities available-for-sale	$ 45	$ 42
Adjustment to policyholder dividend obligation	(45)	(42)
Total	$ -	$ -

Maximum future earnings to be recognized from assets and liabilities	$ 193	$ 204

Other comprehensive income:
Fixed maturity securities available-for-sale:
Fair value	$ 1,511	$ 1,424
Amortized cost	1,334	1,292
Shadow policyholder dividend obligation	(177)	(132)
Net unrealized appreciation	$ -	$ -

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The following table summarizes closed block operations for the years ended:

	December 31,	December 31,	December 31,
(in millions)	2012	2011	2010

Revenues:
Premiums	$ 73	$ 77	$ 83
Net investment income	98	102	101
Realized investment gains (losses)	1	(3)	(3)
Realized losses credited to policyholder benefit obligation	(5)	(1)	(1)
Total revenues	$ 167	$ 175	$ 180

Benefits and expenses:
Policy and contract benefits	$ 134	$ 145	$ 131
Change in future policyholder benefits and interest credited to
policyholder accounts	(27)	(35)	(23)
Policyholder dividends	50	55	56
Change in policyholder dividend obligation	(8)	(8)	(3)
Other expenses	1	1	1
Total benefits and expenses	$ 150	$ 158	$ 162

Total revenues, net of benefits and expenses, before federal income
tax expense	$ 17	$ 17	$ 18
Federal income tax expense	6	6	6
Revenues, net of benefits and expenses and federal income tax
expense	$ 11	$ 11	$ 12

Maximum future earnings from assets and liabilities:
Beginning of period	$ 204	$ 215	$ 227
Change during period	(11)	(11)	(12)
End of period	$ 193	$ 204	$ 215

Cumulative closed block earnings from inception through December 31, 2012, 2011 and 2010 were higher than expected as determined in the actuarial calculation.  Therefore, policyholder dividend obligations (excluding the adjustment for unrealized gains on available-for-sale securities) were $21 million, $23 million and $31 million as of December 31, 2012, 2011 and 2010, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(11)	Short-Term Debt

The Company classifies debt as short-term if the maturity date at inception is less than one year and all other debt instruments as long-term.

The following table summarizes short-term debt and weighted average annual interest rates, as of the dates indicated:

	December 31,	December 31,
(in millions)	2012	2011

$600 million commercial paper program (0.29% and 0.30%, respectively)	$ 300	$ 300
$600 million promissory note and line of credit (1.90% and 1.73%, respectively)	-	477
Total short-term debt	$ 300	$ 777

In March 2012, NLIC entered into an agreement with the FHLB that allows the Company access to borrow up to $250 million and expires on March 21, 2013. The Company had $10.2 billion in eligible collateral and no amounts outstanding under the agreement as of December 31, 2012. Additionally, as part of the agreement, NLIC purchased $25 million in capital stock with the FHLB.

In May 2011, NMIC, NFS, and NLIC entered into a $600 million revolving variable rate credit facility upon expiration of its existing facility of the same amount. The new facility matures on May 6, 2015 and is subject to various covenants, as defined in the agreement.  NLIC had no amounts outstanding under the facility as of December 31, 2012 and 2011.

In April 2011, the Company entered into a $600 million unsecured revolving promissory note and line of credit agreement with its parent company, NFS. Outstanding principal balances of the line of credit bear interest at the rate of six-month U.S. LIBOR plus 1.25%. Interest is due and payable as of the last day of each interest period, as defined in the agreement, while there are outstanding principal balances.  As of December 31, 2012, the agreement was cancelled with no outstanding balance.

The Company has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program.  The maximum amount available under the agreement is $350 million.  The borrowing rate on this program is equal to one-month U.S. LIBOR.  The Company had no amounts outstanding under this agreement as of December 31, 2012 and 2011.

The terms of each debt instrument contain various restrictive covenants, including, but not limited to, minimum statutory surplus and minimum net worth requirements, and maximum debt to tangible net worth requirements, as defined in the agreements.  The Company was in compliance with all covenants as of December 31, 2012 and 2011.

The amount of interest paid on short-term debt was $6 million in 2012, $5 million in 2011 and immaterial in 2010.

(12)	Long-Term Debt

The following table summarizes long-term debt, as of the dates indicated:

	December 31,	December 31,
(in millions)	2012	2011

8.15% surplus note, due June 26, 2032, payable to NFS	$ 300	$ 300
7.50% surplus note, due December 17, 2031, payable to NFS	300	300
6.75% surplus note, due December 23, 2033, payable to NFS	100	100
Variable funding surplus note, due December 31, 2040	297	285
Other	41	6
Total long-term debt	$ 1,038	$ 991

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

On December 31, 2010, Olentangy Reinsurance, LLC, a special purpose financial captive insurance subsidiary of NLAIC domiciled in the State of Vermont, issued a variable funding surplus note due on December 31, 2040 to Nationwide Corporation, a majority-owned subsidiary of NMIC.  The note is redeemable in full or partial amount at any time subject to proper notice and approval. A redemption premium shall be payable if the note is redeemed on or prior to the third anniversary date of the note’s issuance. The note bears interest at the rate of three-month U.S. LIBOR plus 2.80% payable quarterly. Olentangy Reinsurance, LLC agrees to draw down or reduce principal amounts in accordance with the terms outlined in the purchase agreement.  The maximum amount outstanding under the agreement is $313 million in 2016. The Company made interest payments on this surplus note totaling $10 million and $9 million for the years ending December 31, 2012 and 2011, respectively. Any payment of interest or principal on the note requires the prior approval of the State of Vermont.

The Company made interest payments to NFS on surplus notes totaling $54 million for the years ended December 31, 2012, 2011 and 2010. Payments of interest and principal under the notes require the prior approval of the ODI.

(13)	Federal Income Taxes

The following table summarizes the federal income tax expense (benefit) attributable to income (loss) before loss attributable to noncontrolling interests, for the years ended:

	December 31,	December 31,	December 31,
(in millions)	2012	20111	20101

Current tax (benefit) expense	$ (144)	$ 55	$ (91)
Deferred tax expense (benefit)	243	(482)	103
Total tax expense (benefit)	$ 99	$ (427)	$ 12

________
1	The balances reflect a change in accounting principle, as described in Note 2.

The following table summarizes how the total federal income tax expense (benefit) differs from the amount computed by applying the U.S. federal income tax rate to income (loss) before loss attributable to noncontrolling interests, for the years ended:

	December 31, 2012		December 31, 20111		December 31, 20101
(in millions)	Amount	%	Amount	%	Amount	%
Rate reconciliation:
Computed (expected tax expense (benefit))	$ 245	35%	$ (297)	35%	$ 59	35%
Dividends received deduction	(75)	(11)%	(99)	12%	(50)	(29)%
Impact of noncontrolling interest	21	3%	20	(3)%	21	12%
Tax credits	(85)	(12)%	(30)	3%	(27)	(16)%
Change in tax contingency reserve	(4)	(1)%	(15)	2%	(5)	(3)%
Other, net	(3)	-%	(6)	1%	14	8%
Total	$ 99	14%	$ (427)	50%	$ 12	7%

_________
1	The balances reflect a change in accounting principle, as described in Note 2.

The Company’s current federal income tax receivable was $61 million and $16 million as of December 31, 2012 and 2011, respectively.

Total federal income taxes (refunded) paid were $(95) million, $121 million, and $(35) million for the years ended December 31, 2012, 2011, and 2010, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

No material changes in estimated income tax expense were recorded in 2012 or 2010.  During 2011, the Company recorded a tax benefit of $10 million primarily related to differences between the 2010 estimated tax liability and the amounts reported on the Company’s 2010 tax return. These changes in estimates were primarily driven by the Company’s separate account dividends received deduction (“DRD”).

As of December 31, 2012, the Company has $87 million in low-income-housing credit carryforwards, which expire between 2024 and 2032, and $169 million in alternative minimum tax credit carryforwards, which have an unlimited carryforward. In addition, the Company has $32 million in foreign tax credit carryforwards which expire between 2019 and 2022. The Company expects to fully utilize all carryforwards.

The following table summarizes the tax effects of temporary differences that gave rise to significant components of the net deferred tax (liability) asset included in other assets in the consolidated balance sheets, as of the dates indicated:

	December 31,	December 31,
(in millions)	2012	20111

Deferred tax assets:
Future policy benefits and claims	$ 1,295	$ 1,193
Derivatives	94	574
Tax credit carryforwards	288	185
Other	478	330
Gross deferred tax assets	$ 2,155	$ 2,282
Valuation allowance	(18)	(18)
Net deferred tax assets	$ 2,137	$ 2,264

Deferred tax liabilities:
Deferred policy acquisition costs	$ (874)	$ (963)
Available-for-sale securities	(1,338)	(840)
Value of business acquired	(81)	(86)
Other	(158)	(148)
Gross deferred tax liabilities	$ (2,451)	$ (2,037)
Net deferred tax (liability) asset	$ (314)	$ 227

_________
1	The balances reflect a change in accounting principle, as described in Note 2.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized.  Valuation allowances are established when necessary to reduce the deferred tax assets to amounts expected to be realized.  The valuation allowance was $18 million as of December 31, 2012 and 2011.  There was no change in valuation allowance for the year ended December 31, 2012 or 2010, while there was a change of $6 million for the year ended December 31, 2011.   Based on management’s analysis, it is more likely than not that the results of future operations and the implementation of tax planning strategies will generate sufficient taxable income to enable the Company to realize the deferred tax assets for which the Company has not established valuation allowances.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The following table is a rollforward of the beginning and ending uncertain tax positions, including permanent and temporary differences, but excluding interest and penalties:

(in millions)	2012	2011	2010

Balance at beginning of period	$ 76	$ 119	$ 95
Additions for current year tax positions	(2)	9	18
Additions for prior years tax positions	25	-	19
Reductions for prior years tax positions	(63)	(52)	(13)
Balance at end of period	$ 36	$ 76	$ 119

The Company does not anticipate any significant changes to unrecognized tax benefits during the next twelve months.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions.  With few exceptions, the Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities through the 2008 tax year. The IRS is conducting an examination of the Company’s U.S. income tax returns for the years 2009 through 2010.  Any adjustments that may result from IRS examination of tax returns are not expected to have a material effect on the results of operations, cash flows or financial position of the Company.

(14)	Statutory Financial Information

Statutory Results

The Company’s life insurance subsidiaries are required to prepare statutory financial statements in conformity with the statutory accounting practices prescribed and permitted by insurance regulatory authorities, subject to any deviations prescribed or permitted by the applicable state department of insurance.  Statutory accounting practices focus on insurer solvency and materially differ from GAAP primarily due to charging policy acquisition and other costs to expense as incurred, establishing future policy benefits and claims reserves using different actuarial assumptions, excluding certain assets from statutory admitted assets; and valuing investments and establishing deferred taxes on a different basis.  The following table summarizes the statutory net income (loss) and statutory capital and surplus for the Company’s primary life insurance subsidiary for the years ended:

	December 31,	December 31,	December 31,
(in millions)	2012	2011	2010

Statutory net income (loss)
NLIC	$ 764	$ 18	$ 560
NLAIC	$ (65)	$ (61)	$ (50)

Statutory capital and surplus
NLIC	$ 3,837	$ 3,591	$ 3,686
NLAIC	$ 280	$ 302	$ 287

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

Dividend Restrictions

The payment of dividends by NLIC is subject to restrictions set forth in the insurance laws and regulations of the State of Ohio, its domiciliary state.  The State of Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of (1) 10% of statutory-basis policyholders’ surplus as of the prior December 31 or (2) the statutory-basis net income of the insurer for the prior year.   During the year ended December 31, 2012, NLIC paid a cash dividend of $40 million to NFS.  During the year ended December 31, 2011 and 2010, NLIC did not pay any dividends to NFS.  As of January 1, 2013, NLIC has the ability to pay dividends to NFS totaling $724 million without obtaining prior approval.

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus.  Earned capital and surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets.  Additionally, following any dividend, an insurer’s policyholder capital and surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs.  The payment of dividends by the Company may also be subject to restrictions set forth in the insurance laws of the state of New York that limit the amount of statutory profits on the Company’s participating policies (measured before dividends to policyholders) available for the benefit of the Company and its stockholders.

The Company currently does not expect such regulatory requirements to impair the ability to pay operating expenses and dividends in the future.

Regulatory Risk-Based Capital

The National Association of Insurance Commissioners’ (“NAIC”) Risk Based Capital (“RBC”) model law requires every insurer to calculate its total adjusted capital and RBC requirement to ensure insurer solvency. Regulatory guidelines provide for an insurance commissioner to intervene if the insurer experiences financial difficulty, as evidenced by a company’s total adjusted capital falling below established relationships to required RBC. The model includes components for asset risk, liability risk, interest rate exposure and other factors. The State of Ohio, where NLIC and NLAIC are domiciled, imposes minimum RBC requirements that are developed by the NAIC.  The formulas in the model for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk.  Regulatory compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level RBC, as defined by the NAIC.  Companies below specific trigger points or ratios are classified within certain levels, all of which require specified corrective action.  NLIC and NLAIC each exceeded the minimum RBC requirements for all periods presented herein.

(15)	Related Party Transactions

The Company has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations.  These include annuity and life insurance contracts, employee benefit plans, office space leases, and agreements related to reinsurance, cost sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing.  Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, the number of full-time employees, commission expense and other methods agreed to by the participating companies.

In addition, Nationwide Services Company, LLC (“NSC”), a subsidiary of NMIC, provides data processing, systems development, hardware and software support, telephone, mail and other services to the Company, based on specified rates for units of service consumed.  For the years ended December 31, 2012, 2011 and 2010, the Company made payments to NMIC and NSC totaling $283 million, $241 million and $250 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates.  Total account values of these contracts were $3.2 billion and $3.0 billion as of December 31, 2012 and 2011, respectively.  Total revenues from these contracts were $140 million, $148 million and $139 million for the years ended December 31, 2012, 2011 and 2010, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees.  Total interest credited to the account balances was $113 million, $122 million and $115 million for the years ended December 31, 2012, 2011 and 2010, respectively.  The terms of these contracts are materially consistent with what the Company offers to unaffiliated parties.

The Company leases office space from NMIC.  For the years ended December 31, 2012, 2011 and 2010, the Company made lease payments to NMIC of $15 million, $14 million and $20 million, respectively.  In addition, the Company leases office space to an affiliate of NMIC.

NLIC has a reinsurance agreement with NMIC whereby all of NLIC’s accident and health business not ceded to unaffiliated reinsurers is ceded to NMIC on a modified coinsurance basis.  Either party may terminate the agreement on January 1 of any year with prior notice.  Under a modified coinsurance agreement, the ceding company retains invested assets, and investment earnings are paid to the reinsurer.  Under the terms of NLIC’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer.  The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder.  The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties.  Revenues ceded to NMIC for the years ended December 31, 2012, 2011 and 2010 were $161 million, $203 million and $209 million, respectively, while benefits, claims and expenses ceded during these years were $167 million, $212 million and $241 million, respectively.

Funds of Nationwide Funds Group (“NFG”), an affiliate, are offered to the Company’s customers as investment options in certain of the Company’s products.  As of December 31, 2012 and 2011, customer allocations to NFG funds totaled $45.0 billion and $39.7 billion, respectively.  For the years ended December 31, 2012, 2011 and 2010, NFG paid the Company $144 million, $129 million and $103 million, respectively, for the distribution and servicing of these funds.

Amounts on deposit with NCMC for the benefit of the Company were $854 million and $994 million as of December 31, 2012 and 2011, respectively.

Refer to Note 12 for discussion of variable funding surplus note between Olentangy Reinsurance, LLC and Nationwide Corporation.

Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS.  Total commissions and fees paid to these affiliates for the years ended December 31, 2012, 2011 and 2010 were $54 million, $64 million and $61 million, respectively.

During 2012, the Company had no sales of commercial mortgage loans to NMIC. During 2011, the Company sold, at fair value, commercial mortgage loans with a carrying value of $41 million to NMIC.  The sale resulted in a net realized loss of $5 million in 2011.

The Company provides financing to Nationwide Realty Investors, LTD, a subsidiary of NMIC.  As of December 31, 2012 and 2011, the Company had notes receivable outstanding of $126 million and $148 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

(16)	Contingencies

Legal and Regulatory Matters

The Company is subject to legal and regulatory proceedings in the ordinary course of its business. The Company’s legal and regulatory matters include proceedings specific to the Company and other proceedings generally applicable to business practices in the industries in which the Company operates.  These matters are subject to many uncertainties, and given their complexity and scope, their outcomes cannot be predicted.  Regulatory proceedings could also affect the outcome of one or more of the Company’s litigation matters.   Furthermore, it is often not possible to determine the ultimate outcomes of the pending regulatory investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty.  Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs’ claims for liability or damages.  In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period.  In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available.  The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory matters is not likely to have a material adverse effect on the Company’s consolidated financial position.  Nonetheless, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that such outcomes could materially affect the Company’s consolidated financial position or results of operations in a particular quarter or annual period.

The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Department of Labor, the IRS and state insurance authorities.  Such regulatory entities may, in the normal course, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates.  The financial services industry has been the subject of increasing scrutiny in connection with a broad spectrum of regulatory issues; with respect to all such scrutiny directed at the Company and/or its affiliates, the Company is cooperating with regulators. The Company will cooperate with NMIC insofar as any inquiry, examination or investigation encompasses NMIC's operations.

In October 2012, NLIC and NLAIC entered into a Regulatory Settlement Agreement with the Florida Office of Insurance Regulation and twenty-one other state Departments of Insurance to resolve a multi-state market conduct exam regarding claim settlement practices.  The Regulatory Settlement Agreement applies prospectively and requires NLIC and NLAIC to adopt and implement additional procedures relating to the use of the Social Security Death Master File and identifying and locating beneficiaries once deaths are identified.  In October 2012, NLIC and NLAIC also entered into a Global Resolution Agreement to resolve the related unclaimed property audit.

Other jurisdictions may pursue similar investigations, examinations or inquires. The results of these investigations, examinations or inquiries could result in the payment or escheatment of unclaimed death benefits, and/or changes in the Company’s practices and procedures to its claims handling and escheat processes, all of which could impact claim payments and reserves and/or result in payment of investigation costs, fines or penalties.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

On November 20, 2007, NRS and NLIC were named in a lawsuit filed in the Circuit Court of Jefferson County, Alabama entitled Ruth A. Gwin and Sandra H. Turner, and a class of similarly situated individuals v Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc. and Fictitious Defendants A to Z. On March 12, 2010, NRS and NLIC were named in a Second Amended Class Action Complaint filed in the Circuit Court of Jefferson County, Alabama entitled Steven E. Coker, Sandra H. Turner, David N. Lichtenstein and a class of similarly situated individuals v. Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc, Alabama State Employees Association, Inc., PEBCO, Inc. and Fictitious Defendants A to Z claiming to represent a class of all participants in the Alabama State Employees Association, Inc. (“ASEA”) Plan, excluding members of the Deferred Compensation Committee, ASEA's directors, officers and board members, and PEBCO's directors, officers and board members. On October 22, 2010, the parties to this action executed a court approved stipulation of settlement that agreed to certify a class for settlement purposes only, that provided for payments to the settlement class, and that provided for releases, certain bar orders, and dismissal of the case.  The settlement fund has been paid out.  On December 6, 2011, the Court entered an Order that NRS owes indemnification to ASEA and PEBCO for only the Coker (Gwin) class action, and dismissed NLIC. The Company has resolved the indemnification claims of ASEA.  On February 15, 2013, the Court issued its Order determining the amount of fees due to PEBCO on its indemnification claim.  The Company has until March 29, 2013 to file a notice of appeal.  The Court has taken the matter under advisement. NRS continues to defend this case vigorously.

On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the U.S. District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company.  On November 18, 2009, the plaintiffs filed a sixth amended complaint amending the list of named plaintiffs and claiming to represent a class of qualified retirement plan trustees under Employee Retirement Income Security Act of 1974 (“ERISA”) that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks disgorgement of some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys' fees. On November 6, 2009, the Court granted the plaintiff's motion for class certification and certified a class of “All trustees of all employee pension benefit plans covered by ERISA which had variable annuity contracts with NFS and NLIC or whose participants had individual variable annuity contracts with NFS and NLIC at any time from January 1, 1996, or the first date NFS and NLIC began receiving payments from mutual funds based on a percentage of assets invested in the funds by NFS and NLIC, whichever came first, to the date of November 6, 2009”.  On October 21, 2010, the District Court dismissed NFS from the lawsuit.  On February 6, 2012, the Second Circuit Court of Appeals vacated the November 6, 2009 order granting class certification and remanded the case back to the District Court for further consideration. The plaintiffs have renewed their motion for class certification.  On December 18, 2012, the District Court heard oral argument on the motion for class certification.  NLIC continues to defend this lawsuit vigorously.

On June 8, 2011, NMIC and NLIC were named in a lawsuit filed in Court of Common Pleas, Cuyahoga County, Ohio entitled Stanley Andrews and Donald Clark, on their behalf and on behalf of the class defined herein v. Nationwide Mutual Insurance Company and Nationwide Life Insurance Company.  The complaint alleges that NMIC and NLIC have an obligation to review the Social Security Administration Death Master File database for all life insurance policyholders who have at least a 70% probability of being deceased according to actuarial tables.  The complaint further alleges that NMIC and NLIC are not conducting such a review.  The complaint seeks injunctive relief and declaratory judgment requiring NMIC and NLIC to conduct such a review, and alleges NMIC and NLIC have violated the covenant of good faith and fair dealing and have been unjustly enriched by not having conducted such reviews.  The complaint seeks certification as a class action.  NMIC and NLIC filed a motion to dismiss.  By order dated January 18, 2012, the State Court issued an order dismissing the lawsuit.   On January 30, 2012, plaintiffs filed their appeal.  On October 24, 2012, the Court of Appeals affirmed the dismissal.  On November 9, 2012, plaintiffs filed a petition for rehearing en banc.  On December 14, 2012, the Court of Appeals denied the petition for rehearing. Plaintiffs filed a notice of appeal to the Ohio Supreme Court on January 24, 2013. NMIC and NLIC have filed an opposition memorandum.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

In 2012 the Plaintiff, Debtor in Possession Lehman Brothers Special Financing, Inc., filed a class action suit in the United States Bankruptcy Court for the Southern District of New York seeking the recovery of nearly $3.0 billion in assets from all the named defendants including NLIC and NMIC. This litigation arises from two collateralized debt obligation transactions, 801 Grand and Alta, which resulted in payments to NLIC and NMIC. In 2008 the Plaintiff and its parent company, Lehman Brothers Holding, Inc. filed for bankruptcy which triggered an early termination of the above transactions. The Plaintiff seeks to have sums returned to the bankruptcy estate in addition to prejudgment interest and costs. The case is currently stayed and answers of defendants are due on March 5, 2013.

Tax Matters

The Company’s federal income tax returns are routinely audited by the IRS. The Company has established tax reserves as described in Note 2. The Company believes its tax reserves reasonably provide for potential assessments that may result from IRS examinations and other tax-related matters for all open tax years.

Indemnifications

In the normal course of business, the Company provides standard indemnifications to contractual counterparties. The types of indemnifications typically provided include breaches of representations and warranties, taxes and certain other liabilities, such as third party lawsuits. The indemnification clauses are often standard contractual terms and are entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Consequently, the maximum amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations.

(17)	Reinsurance

The following table summarizes the effects of reinsurance on life, accident and health insurance in force and premiums for the years ended:

	December 31,	December 31,	December 31,
(in millions)	2012	2011	2010

Premiums
Direct	$ 890	$ 832	$ 808
Assumed	-	-	5
Ceded	(255)	(301)	(329)
Net	$ 635	$ 531	$ 484

Life, accident and health insurance in force
Direct	$ 216,002	$ 209,732	$ 208,920
Assumed	5	5	10
Ceded	(59,895)	(60,499)	(64,755)
Net	$ 156,112	$ 149,238	$ 144,175

Total amounts recoverable under reinsurance contracts totaled $684 million, $704 million and $739 million as of December 31, 2012, 2011 and 2010, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010
(18)	Segment Information

Management views the Company’s business primarily based on its underlying products and uses this basis to define its four reportable segments:  Individual Products and Solutions-Annuity (formerly named Individual Investments), Retirement Plans, Individual Products and Solutions-Life and NBSG (formerly named Individual Protection) and Corporate and Other.

The primary segment profitability measure that management uses is a non-GAAP financial measure called pre-tax operating earnings (loss), which is calculated by adjusting income before federal income taxes to exclude: (1) net realized investment gains and losses, except for operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts); (2) other-than-temporary impairment losses; (3) the adjustment to amortization of DAC and VOBA related to net realized investment gains and losses; and (4) net loss attributable to noncontrolling interest.

Individual Products and Solutions-Annuity

The Individual Products & Solutions - Annuity segment consists of individual annuity products marketed under the Nationwide DestinationSM and other Nationwide-specific or private label brands.  Deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life.  In addition, deferred variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features, while deferred fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods. Immediate annuities differ from deferred annuities in that the initial premium is exchanged for a stream of income for a certain period or for the owner’s lifetime without future access to the original investment.    The majority of assets and recent sales for the Individual Products & Solutions - Annuity segment consist of deferred variable annuities.

Retirement Plans

The Retirement Plans segment is comprised of the Company’s private and public sector retirement plans business.  The private sector primarily includes Internal Revenue Code (“IRC”) Section 401 fixed and variable group annuity business, and the public sector primarily includes IRC Section 457 and Section 401(a) business in the form of full-service arrangements that provide plan administration and fixed and variable group annuities as well as administration-only business.

Individual Products and Solutions-Life and NBSG

The Individual Products & Solutions - Life and NBSG segment consists of life insurance products, including individual variable universal life, COLI and BOLI products; traditional life insurance products; and fixed universal life insurance products.  Life insurance products provide a death benefit and generally allow the customer to build cash value on a tax-advantaged basis.

Corporate and Other

The Corporate and Other segment includes non-operating realized gains and losses and related amortization, including mark-to-market adjustments on embedded derivatives, net of economic hedges, related to products with living benefits included in the Individual Products & Solutions - Annuity segment; other-than-temporary impairment losses and other revenues and expenses not allocated to other segments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

The following tables summarize the Company’s business segment operating results for the years ended:

	Individual		Individual Products
	Products and	Retirement	and Solutions-Life	Corporate
(in millions)	Solutions-Annuity	Plans	and NBSG	and Other	Total
December 31, 2012
Revenues:
Policy charges	$ 899	$ 94	$ 677	$ -	$ 1,670
Premiums	334	-	301	-	635
Net investment income	551	736	536	2	1,825
Non-operating net realized investment gains1	-	-	-	459	459
Other-than-temporary impairment losses	-	-	-	(31)	(31)
Other revenues2	(124)	-	-	22	(102)
Total revenues	$ 1,660	$ 830	$ 1,514	$ 452	$ 4,456

Benefits and expenses:
Interest credited to policyholder accounts	$ 375	$ 457	$ 199	$ 7	$ 1,038
Benefits and claims	595	-	615	17	1,227
Policyholder dividends	-	-	54	-	54
Amortization of DAC	185	14	150	226	575
Interest expense	-	-	-	68	68
Other operating expenses	285	163	255	92	795
Total benefits and expenses	$ 1,440	$ 634	$ 1,273	$ 410	$ 3,757

Income before federal income taxes
and noncontrolling interests	$ 220	$ 196	$ 241	$ 42	$ 699
Less: non-operating net realized investment gains1	-	-	-	(459)
Less: non-operating net other-than-temporary impairment losses	-	-	-	31
Less: adjustment to amortization of DAC and other related to net realized investment gains and losses	-	-	-	243
Less: net loss attributable to noncontrolling interest	-	-	-	61
Pre-tax operating earnings (loss)	$ 220	$ 196	$ 241	$ (82)

Assets as of year end	$ 58,707	$ 27,842	$ 25,301	$ 8,320	$ 120,170

_________
1	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
2	Includes operating items discussed above.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

	Individual		Individual Products
	Products and	Retirement	and Solutions-Life	Corporate
(in millions)	Solutions-Annuity	Plans	and NBSG	and Other	Total
December 31, 20113
Revenues:
Policy charges	$ 781	$ 96	$ 629	$ -	$ 1,506
Premiums	234	-	297	-	531
Net investment income	527	715	533	69	1,844
Non-operating net realized investment losses1	-	-	-	(1,546)	(1,546)
Other-than-temporary impairment losses	-	-	-	(67)	(67)
Other revenues2	(59)	-	-	(1)	(60)
Total revenues	$ 1,483	$ 811	$ 1,459	$ (1,545)	$ 2,208

Benefits and expenses:
Interest credited to policyholder accounts	$ 374	$ 441	$ 198	$ 20	$ 1,033
Benefits and claims	476	-	598	(12)	1,062
Policyholder dividends	-	-	67	-	67
Amortization of DAC	80	11	75	(101)	65
Interest expense	-	-	-	70	70
Other operating expenses	269	166	238	87	760
Total benefits and expenses	$ 1,199	$ 618	$ 1,176	$ 64	$ 3,057

Income (loss) before federal income taxes
and noncontrolling interests	$ 284	$ 193	$ 283	$ (1,609)	$ (849)
Less: non-operating net realized investment losses1	-	-	-	1,546
Less: non-operating net other-than-temporary impairment losses	-	-	-	67
Less: adjustment to amortization of DAC and other related to net realized investment gains and losses	-	-	-	(115)
Less: net loss attributable to noncontrolling interest	-	-	-	56
Pre-tax operating earnings (loss)	$ 284	$ 193	$ 283	$ (55)

Assets as of year end	$ 57,741	$ 25,114	$ 22,503	$ 6,628	$ 111,986

__________
1	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
2	Includes operating items discussed above.
3	The balances reflect a change in accounting principle, as described in Note 2.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2012, 2011 and 2010

	Individual		Individual Products
	Products and	Retirement	and Solutions-Life	Corporate
(in millions)	Solutions-Annuity	Plans	and NBSG	and Other	Total
December 31, 20103
Revenues:
Policy charges	$ 646	$ 98	$ 652	$ 3	$ 1,399
Premiums	209	-	275	-	484
Net investment income	569	691	510	55	1,825
Non-operating net realized investment losses1	-	-	-	(177)	(177)
Other-than-temporary impairment losses	-	-	-	(220)	(220)
Other revenues2	(82)	-	-	25	(57)
Total revenues	$ 1,342	$ 789	$ 1,437	$ (314)	$ 3,254

Benefits and expenses:
Interest credited to policyholder accounts	$ 391	$ 424	$ 199	$ 42	$ 1,056
Benefits and claims	354	-	524	(5)	873
Policyholder dividends	-	-	78	-	78
Amortization of DAC	192	9	136	(38)	299
Interest expense	-	-	-	55	55
Other operating expenses	244	165	237	76	722
Total benefits and expenses	$ 1,181	$ 598	$ 1,174	$ 130	$ 3,083

Income (loss) before federal income taxes
and noncontrolling interests	$ 161	$ 191	$ 263	$ (444)	$ 171
Less: non-operating net realized investment gains1	-	-	-	177
Less: non-operating net other-than-temporary impairment losses	-	-	-	220

Less: adjustment to amortization of DAC and other related to net realized investment gains and losses	-	-	-	(48)
Less: net loss attributable to noncontrolling interest	-	-	-	60
Pre-tax operating earnings (loss)	$ 161	$ 191	$ 263	$ (35)

Assets as of year end	$ 52,786	$ 25,502	$ 22,434	$ 5,828	$ 106,550

1	Excluding operating items (trading portfolio realized gains and losses, trading portfolio valuation changes and net realized gains and losses related to hedges on GMDB contracts).
2	Includes operating items discussed above.
3	The balances reflect a change in accounting principle, as described in Note 2.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule I                      Consolidated Summary of Investments – Other Than Investments in Related Parties

As of December 31, 2012 (in millions)

Column A	Column B	Column C	Column D
			Amount at
			which shown
			in the
		Fair	consolidated
Type of investment	Cost	value	balance sheet

Fixed maturity securities, available-for-sale:
Bonds:
U.S. Treasury securities and obligations of U.S. Government
corporations and agencies	$ 476	$ 597	$ 597
Obligations of states and political subdivisions	1,722	2,002	2,002
Debt securities issued by foreign governments	98	118	118
Public utilities	2,374	2,684	2,684
All other corporate	24,252	26,410	26,410
Total fixed maturity securities, available-for-sale	$ 28,922	$ 31,811	$ 31,811
Equity securities, available-for-sale:
Common stocks:
Industrial, miscellaneous and all other	$ 5	$ 8	$ 8
Nonredeemable preferred stocks	10	12	12
Total equity securities, available-for-sale	$ 15	$ 20	$ 20
Trading assets	49	54	54
Mortgage loans, net of allowance	5,871		5,827
Policy loans	980		980
Other investments	565		565
Short-term investments	1,034		1,034
Total investments	$ 37,436		$ 40,291

__________
1	Difference from Column B primarily is attributable to valuation allowances due to impairments on mortgage loans (see Note 6 to the audited consolidated financial statements).

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule III                      Supplementary Insurance Information

As of December 31, 2012, 2011 and 2010 and for each of the years then ended (in millions)

Column A	Column B	Column C	Column D	Column E	Column F
	Deferred	Future policy
	policy	benefits, losses,		Other policy
	acquisition	claims and	Unearned	claims and	Premium
Year: Segment	costs3	loss expenses	premiums1	benefits payable1	revenue
2012
IPS - Annuity	$ 2,110	$ 12,214			$ 334
Retirement Plans	168	13,628			-
IPS - Life and NBSG	1,442	9,564			301
Corporate and Other	(471)	748			-
Total	$ 3,249	$ 36,154			$ 635
2011
IPS - Annuity	$ 2,232	$ 12,550			$ 234
Retirement Plans	172	12,638			-
IPS - Life and NBSG	1,421	9,338			297
Corporate and Other	(338)	726			-
Total	$ 3,487	$ 35,252			$ 531
2010
IPS - Annuity	$ 1,761	$ 10,541			$ 209
Retirement Plans	172	11,874			-
IPS - Life and NBSG	1,354	9,163			275
Corporate and Other	(162)	1,098			-
Total	$ 3,125	$ 32,676			$ 484

Column A	Column G	Column H	Column I	Column J	Column K
	Net	Benefits, claims,	Amortization	Other
	investment	losses and	of deferred policy	operating	Premiums
Year: Segment	income2	settlement expenses	acquisition costs3	expenses2,3	written
2012
IPS - Annuity	$ 551	$ 970	$ 185	$ 285
Retirement Plans	736	457	14	163
IPS - Life and NBSG	536	868	150	255
Corporate and Other	2	24	226	160
Total	$ 1,825	$ 2,319	$ 575	$ 863
2011
IPS - Annuity	$ 527	$ 850	$ 80	$ 269
Retirement Plans	715	441	11	166
IPS - Life and NBSG	533	863	75	238
Corporate and Other	69	8	(101)	157
Total	$ 1,844	$ 2,162	$ 65	$ 830
2010
IPS - Annuity	$ 569	$ 745	$ 192	$ 244
Retirement Plans	691	424	9	165
IPS - Life and NBSG	510	801	136	237
Corporate and Other	55	37	(38)	131
Total	$ 1,825	$ 2,007	$ 299	$ 777

________

1	Unearned premiums and other policy claims and benefits payable are included in Column C amounts.
2
Allocations of net investment income and certain operating expenses are based on numerous assumptions and estimates, and reported segment operating results would change if different methods were applied.

3	The 2011 and 2010 balances reflect a change in accounting principle, as described in Note 2.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule IV                      Reinsurance

As of December 31, 2012, 2011 and 2010 and for each of the years then ended (in millions)

Column A	Column B	Column C	Column D	Column E	Column F
Percentage
		Ceded to	Assumed		of amount
	Gross	other	from other	Net	assumed
	amount	companies	companies	amount	to net

2012

Life, accident and health
insurance in force	$ 216,002	$ (59,895)	$ 5	$ 156,112	-

Premiums:
Life insurance 1	$ 701	$ (66)	$ -	$ 635	-
Accident and health insurance	189	(189)	-	-	-
Total	$ 890	$ (255)	$ -	$ 635	-

2011

Life, accident and health
insurance in force	$ 209,732	$ (60,499)	$ 5	$ 149,238	-

Premiums:
Life insurance 1	$ 596	$ (65)	$ -	$ 531	-
Accident and health insurance	236	(236)	-	-	-
Total	$ 832	$ (301)	$ -	$ 531	-

2010

Life, accident and health
insurance in force	$ 208,920	$ (64,755)	$ 10	$ 144,175	-

Premiums:
Life insurance 1	$ 570	$ (88)	$ 1	$ 483	0.2%
Accident and health insurance	238	(241)	4	1	NM
Total	$ 808	$ (329)	$ 5	$ 484	1.0%

__________

1	Primarily represents premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment and universal life insurance products.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule V                      Valuation and Qualifying Accounts

Years ended December 31, 2012, 2011, and 2010 (in millions)

Column A	Column B		Column C		Column D	Column E

	Balance at	Charged to		Charged to		Balance at
	beginning	costs and		other		end of
Description	of period	expenses		accounts	Deductions1	period

2012
Valuation allowances - mortgage loans	$ 60	$ 1		$ -	$ 17	$ 44

2011
Valuation allowances - mortgage loans	$ 96	$ 25		$ -	$ 61	$ 60

2010
Valuation allowances - mortgage loans	$ 77	$ 66		$ -	$ 47	$ 96

__________
1	Amounts generally represent payoffs, sales and recoveries.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

PART II
INFORMATION NOT REQUIRED IN A PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution
Not Applicable
Item 14.	Indemnification of Directors and Officers
Ohio's General Corporation Law expressly authorizes and Nationwide's Amended and Restated Code of Regulations provides for indemnification by Nationwide of any person who, because such person is or was a director, officer or employee of Nationwide, was or is a party, or is threatened to be made a party to:
•	any threatened, pending or completed civil action, suit or proceeding;
•	any threatened, pending or completed criminal action, suit or proceeding;
•	any threatened, pending or completed administrative action or proceeding;
•	any threatened, pending or completed investigative action or proceeding.
The indemnification will be for actual and reasonable expenses, including attorney's fees, judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by Ohio's General Corporation Law. Nationwide has been informed that in the opinion of the Securities and Exchange Commission, the indemnification of directors, officers or persons controlling Nationwide for liabilities arising under the Securities Act of 1933 ("Act") is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act. Nationwide and its directors, officers and/or controlling persons will be governed by the final adjudication of such issue. Nationwide will not be required to seek the court's determination if, in the opinion of Nationwide's counsel, the matter has been settled by controlling precedent.
However, the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is permitted.
Item 15.	Recent Sales of Unregistered Securities.
Not Applicable
Item 16.	Exhibits and Financial Statement Schedules
(a)	Exhibits
(1)	Not applicable
(2)	Articles of Merger of Nationwide Life Insurance Company of America with and into Nationwide Life Insurance Company effective December 31, 2009-filed previously on January 4, 2010, with N-4 Registration No. 333-164125.
(3)(i)	Amended Articles of Incorporation Nationwide Life Insurance Company-filed previously on October 2, 2008, with Pre-Effective Amendment No. 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.
(3)(ii)	Nationwide Life Insurance Company Amended and Restated Code of Regulations- filed previously on January 4, 2010, with N-4 Registration No. 333-164125.
(4)(i)	Individual Annuity Contract- filed previously as Exhibit 4(a) to Pre-Effective Amendment No. 1 to Form S-1, Commission File Number 333-49112, filed on February 9, 2001 and incorporated herein by reference.
(4)(ii)	Group Annuity Contract- filed previously as Exhibit 4(b) to Pre-Effective Amendment No. 1 to Form S-1, Commission File Number 333-49112, filed on February 9, 2001 and incorporated herein by reference.
(4)(iii)	Group Annuity Certificates- filed previously as Exhibit 4(c) to Pre-Effective Amendment No. 1 to Form S-1, Commission File Number 333-49112, filed on February 9, 2001 and incorporated herein by reference.
(5)	Opinion Regarding Legality - Attached hereto.
(6)	Not applicable
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(7)	Not applicable
(8)	None.
(9)	Not applicable
(10)	Tax Sharing Agreement dated as of January 2, 2009 between Nationwide Life Insurance Company and any corporation that is or may hereafter become a subsidiary of Nationwide Life Insurance Company - filed previously on March 27, 2012 with Post-Effective Amendment No. 17 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-49112.
(11)	Not applicable
(12)	Not applicable
(13)	Not applicable
(14)	Not applicable
(15)	Not applicable
(16)	Not applicable
(17)	Not applicable
(18)	Not applicable
(19)	Not applicable
(20)	Not applicable
(21)	Subsidiaries of the Registrant Attached hereto.
(22)	Not applicable
(23)(i)	Consent of Independent Registered Public Accounting Firm Attached hereto.
(23)(ii)	Consent of Counsel-Attached hereto as Exhibit 5.
(24)	Power of Attorney-Attached hereto.
(25)	Not applicable
(26)	Not applicable
(27)	Not applicable
(101.INS)	XBRL Instance Document - Attached hereto.
(101.SCH)	XBRL Taxonomy Extension Schema - Attached hereto.
(101.CAL)	XBRL Taxonomy Extension Calculation Linkbase - Attached hereto.
(101.DEF)	XBRL Taxonomy Extension Definition Linkbase - Attached hereto.
(101.LAB)	XBRL Taxonomy Extension Label Linkbase - Attached hereto.
(101.PRE)	XBRL Taxonomy Extension Presentation Linkbase - Attached hereto.
(b)	Financial Statement Schedules
Attached herein.
Item 17.	Undertakings
The undersigned registrant hereby undertakes:
(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officers or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such
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indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
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SIGNATURES
As required by the Securities Act of 1933, the Registrant certifies that it has caused this Registration Statement to be signed by the undersigned, duly authorized, in the City of Columbus, and State of Ohio, on March 28, 2013.
NATIONWIDE LIFE INSURANCE COMPANY
(Registrant)
By: /s/ JAMIE RUFF CASTO
Jamie Ruff Casto Attorney-in-Fact
As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on March 28, 2013.
KIRT A. WALKER
Kirt A. Walker, President and Chief Operating Officer, and Director
MARK R. THRESHER
Mark R. Thresher, Executive Vice President and Director
TIMOTHY G. FROMMEYER
Timothy G. Frommeyer, Senior Vice President-Chief Financial Officer and Director
ERIC S. HENDERSON
Eric S. Henderson, Senior Vice President - Individual Products & Solutions and Director
JOHN L. CARTER
John L. Carter, Senior Vice President - Distribution and Sales and Director
STEPHEN S. RASMUSSEN
Stephen S. Rasmussen, Director
By /s/ JAMIE RUFF CASTO
Jamie Ruff Casto Attorney-in-Fact
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